Filed pursuant to Rule 424(b)(3)
Registration No. 333-190698

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
SUPPLEMENT NO. 2, DATED JUNE 19, 2014,
TO THE PROSPECTUS, DATED JANUARY 7, 2014

This prospectus supplement, or this Supplement No. 2, is part of the prospectus of American Realty Capital Hospitality Trust, Inc., or the Company, dated January 7, 2014, or the Prospectus, as supplemented by Supplement No. 1, dated March 5, 2014, or Supplement No. 1. This Supplement No. 2 supplements, modifies, supersedes and replaces certain information contained in the Prospectus and Supplement No. 1 and should be read in conjunction with the Prospectus and Supplement No. 1. This Supplement No. 2 will be delivered with the Prospectus and Supplement No. 1. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 2 are to:

•	disclose operating information including the status of the offering, management updates and the shares currently available for sale;
•	update disclosure relating to investor suitability standards;
•	update disclosure relating to risk factors;
•	update disclosure relating to the macroeconomic environment and the industry overview;
•	update disclosure relating to management in light of recent changes;
•	update disclosure relating to our real estate investments;
•	update disclosure relating to our financial obligations;
•	update policies relating to money market investments;
•	update disclosure relating to experts;
•	update our prior performance information;
•	replace Appendix A — Prior Performance Tables;
•	replace Appendix C-1 — Subscription Agreement and Appendix C-2 — Multi-Offering Subscription Agreement;
•	attach an unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 and an unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 as Annex A;
•	attach the unaudited condensed consolidated financial statements of W2007 Grace I, LLC as of March 31, 2014 and December 31, 2013 and for the three months ended March 31, 2014 and 2013 as Annex B;
•	attach the consolidated financial statements of W2007 Grace I, LLC as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 as Annex C;
•	attach our Quarterly Report on Form 10-Q for the period ended March 31, 2014 as Annex D;
•	attach our Annual Report on Form 10-K for the year ended December 31, 2013 as Annex E.

This prospectus supplement contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect our expectations regarding future events. Except for historical information, the matters discussed in this prospectus supplement are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from our projections. Factors that may contribute to these differences include, but are not limited to, the following: whether and when the transaction contemplated by the Agreement (defined below) will be consummated; unexpected costs or unexpected liabilities that may arise from the transaction described in the Agreement, whether or not consummated; market and other expectations, objectives, intentions and other statements that are not historical facts; the inability to retain key personnel; the effects of economic conditions and disruptions in financial markets upon business and leisure travel and the hotel markets in which we invest; our liquidity and refinancing demands; our ability to obtain, refinance or extend maturing debt; our ability to maintain compliance with covenants contained in our debt facilities; increases in interest rates and operating costs, including insurance premiums and real property taxes; changes in real estate and zoning laws or regulations; and future regulatory or legislative actions that could adversely affect us.

Additional risks are discussed below and in our filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be attained. The forward-looking statements are made as of the date of this prospectus supplement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

“Hampton Inn,” “Hampton Hotels,” “Homewood Suites,” “Embassy Suites” and “Hilton Garden Inn” are each a registered trademark of Hilton Worldwide or one of its affiliates. All references below to “Hilton” mean Hilton Worldwide and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with the Company or its affiliates, or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by the Company and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to the Company or its affiliates shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Courtyard by Marriott,” “Fairfield Inn,” “Fairfield Inn & Suites,” “TownePlace Suites,” “Marriott,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with the Company and its affiliates or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by the Company and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to the Company shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hyatt,” “Hyatt House” and “Hyatt Place” are each a registered trademark of Hyatt Hotels Corporation or one of its affiliates. All references below to “Hyatt” mean Hyatt Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hyatt is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hyatt’s relationship with the Company or its affiliates, or otherwise. Hyatt is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by the Company and receives no proceeds from the offering. Hyatt has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hyatt of any franchise or other rights to the Company or its affiliates shall not be construed as any expression of approval or disapproval. Hyatt has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Holiday Inn” and “Holiday Inn Express” are each a registered trademark of Intercontinental Hotels Group or one of its affiliates. All references below to “Intercontinental” mean Intercontinental Hotels Group and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Intercontinental is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Intercontinental’s relationship with the Company or its affiliates, or otherwise. Intercontinental is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by the Company and receives no proceeds from the offering. Intercontinental has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Intercontinental of any franchise or other rights to the Company or its affiliates shall not be construed as any expression of approval or disapproval. Hyatt has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts initial public offering of up to 80.0 million shares of common stock on January 7, 2014 (excluding shares to be issued under the distribution reinvestment plan, or DRIP). On February 3, 2014, we satisfied the general escrow conditions of our initial public offering of common stock. On such date, we received and accepted aggregate subscriptions equal to the minimum of $2.0 million in shares of common stock, broke escrow and issued shares to AR Capital, LLC, the parent of our sponsor, in the amount of $0.5 million at a purchase price of $22.50 per share. Subscriptions from residents of Pennsylvania, Ohio and Washington will be held in escrow until we have received aggregate subscriptions of at least $100.0 million, $20.0 million and $20.0 million, respectively.

We will offer shares of our common stock until January 7, 2016, unless the offering is extended in accordance with the Prospectus, provided that the offering will be terminated if all 80.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to the DRIP for sale in our primary offering).

Management Updates

On May 23, 2014, Amy B. Boyle resigned from her roles as chief financial officer, treasurer and secretary of the Company, effective as of that same date. Ms. Boyle did not resign pursuant to any disagreement with the Company. Simultaneously with Ms. Boyle’s resignation, the Company’s board of directors appointed Nicholas Radesca to serve as the Company’s interim chief financial officer, treasurer and secretary. There are no related party transactions involving Mr. Radesca that are reportable under Item 404(a) of Regulation S-K. For a description of Nicholas Radesca’s experience, see his biography set forth in the second paragraph under “Prospectus Updates — Management” below.

Shares Currently Available for Sale

As of May 30, 2014, there are 0.5 million shares of our common stock outstanding. As of May 30, 2014, there are approximately 79.5 million shares of our common stock available for sale, excluding shares available under our DRIP.

PROSPECTUS UPDATES

Cover Page

The sixth paragraph on the cover page of the Prospectus is hereby replaced in its entirety with the following disclosure.

“OHIO, PENNSYLVANIA AND WASHINGTON INVESTORS:  The minimum closing amount is $2,000,000. Because the minimum closing amount is less than $200,000,000, you are cautioned to carefully evaluate this program’s ability to fully accomplish its stated objectives and inquire as to the current dollar volume of the program subscriptions. We will not release any proceeds for subscriptions from Ohio investors from escrow until we have $20,000,000 in aggregate subscriptions from other jurisdictions. We will not release any proceeds for subscriptions from Pennsylvania investors from escrow until we have $100,000,000 in aggregate subscriptions from other jurisdictions. We will not release any proceeds for subscriptions from Washington investors from escrow until we have $20,000,000 in aggregate subscriptions from other jurisdictions.”

Investor Suitability Standards

The section “Investor Suitability Standards — Massachusetts, Ohio, Oregon and New Mexico” on page ii of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Massachusetts

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A Massachusetts investor’s aggregate investment in this Program and in other illiquid direct participation programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools) may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

New Mexico and Ohio

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico and Ohio investor’s aggregate investment in us, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.

Oregon

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates also cannot exceed 10% of the Oregon resident’s net worth.”

The bullet point under the section “Investor Suitability Standards — New Jersey” on page ii of the Prospectus is hereby replaced in its entirety with the following disclosure.

“An investor who resides in the state of New Jersey must have either (i) a minimum liquid net worth of $100,000 and a minimum annual gross income of not less than $85,000 or (ii) a minimum liquid net worth of $350,000. Additionally, a New Jersey investor’s total investment in us, shares of our affiliates and other non-traded real estate investment trusts shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.”

Prospectus Summary

The second paragraph of the question “Who is your advisor and what will its responsibilities be?” on page 3 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Our advisor is responsible for making decisions regarding the selection and the negotiation of real estate investments. Our advisor recommends all investments and dispositions to our board of directors. Other major decisions to be approved by our advisor, subject to the direction of our board of directors, include decisions with respect to the retention of investment banks, marketing methods with respect to this offering, the termination of this offering, the initiation of a follow-on offering, mergers and other change-of-control transactions, and certain significant press releases. Messrs. Kahane, Jonathan P. Mehlman and Nicholas Radesca, who are executive officers of our company, act as executive officers of our advisor. Mr. Mehlman has 22 years of experience in the hospitality industry. Bruce D. Wardinski, a co-chief executive officer of our advisor, has over 26 years of experience in the hospitality industry.”

The second paragraph of the question “What is the experience of your advisor?” on page 4 of the Prospectus is hereby replaced in its entirety with the following disclosure.

“Mr. Wardinski has over 26 years of experience in the hospitality sector. Mr. Mehlman, our advisor’s executive vice president and chief investment officer, has 22 years of experience in the hospitality sector, and Mr. Kahane, our advisor’s co-chief executive officer and president, has 16 years of experience in the hospitality sector, while Mr. Radesca, our advisor’s interim chief financial officer, treasurer and secretary, has more than 20 years of experience in financial reporting and accounting.”

Risk Factors

The following disclosure is hereby added immediately after the risk factor “Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.” on page 55 of the Prospectus.

“Our earnings and FFO per share may decline as a result of the acquisition of the Portfolio.

Our earnings and FFO per share may decline as a result of, among other things, the acquisition of the Portfolio if we fail to achieve expected benefits and unanticipated costs relating to the transaction.

As a result of the additional indebtedness incurred to consummate the acquisition of the Portfolio, we may experience a potential material adverse effect on our financial condition and results of operations.

The consummation of the acquisition of the Portfolio is not subject to a financing condition. We plan to fund the purchase price through a combination of cash-on-hand, assumption of existing mezzanine and mortgage indebtedness, new mezzanine and mortgage financing, and issuance of preferred equity interests in two newly formed limited liability companies. Our incurrence of new indebtedness could have adverse consequences on our business, such as:

•	requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes and reduce cash for distributions;
•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;
•	increasing the costs of incurring additional debt;
•	increasing our exposure to floating interest rates;
•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;
•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•	restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our existing and future indebtedness;
•	exposing us to potential events of default (if not cured or waived) under covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results;
•	increasing our vulnerability to a downturn in general economic conditions; and
•	limiting our ability to react to changing market conditions in our industry.

The impact of any of these potential adverse consequences could have a material adverse effect on our results of operations, financial condition and liquidity.

The acquisition of the Portfolio may be delayed or we may fail to consummate the acquisition of the Portfolio, which could have a material adverse impact on our financial condition and results of operations.

The acquisition of the Portfolio is subject to a number of conditions which, if not satisfied or waived, would adversely impact our ability to complete the transaction, and unexpected delays in the consummation of the transaction could impact our ability to timely achieve benefits associated with the transaction.

The acquisition of the Portfolio is subject to certain closing conditions, including, among other things, entering into replacement franchise agreements for each Hotel and obtaining the consent of certain ground lessors for certain Hotels. There can be no assurance that any condition to the closing of the transaction will be satisfied or waived, if permitted, or that any event, development or change will not occur prior to the consummation of the acquisition of the Portfolio that would prevent us from completing the transaction, including, without limitation, litigation affecting the Portfolio. Therefore, there can be no assurance with respect to the timing of the closing of the transaction or whether the transaction will be completed on the currently contemplated terms, other terms or at all.

If the transaction is not completed for any reason, we may be subject to several risks, including, but not limited to, the following:

•	the requirement that, under certain circumstances, including if the Seller terminates the Agreement because we have breached the Agreement, we may be required to forfeit the $50 million deposit we made;
•	the incurrence of substantial legal, accounting, financial advisory and costs relating to the transaction that are payable whether or not the transaction is completed;
•	the focus of our management being directed toward the transaction and integration planning instead of other opportunities that could have been beneficial to us; and

If the transaction is not completed, these risks may materially adversely affect our business, financial condition, operating results, cash flows, including our ability to service debt and to make distributions to our stockholders.

If we are unable to successfully integrate the operations of the Portfolio, our business and financial results may be negatively affected.

The acquisition of the Portfolio poses risks associated with acquisition activities. Such risks include, without limitation, the following:

•	the inability to successfully integrate the operations, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the acquisition of the Portfolio within the anticipated timeframe or at all;
•	acquired properties may fail to perform as expected;
•	certain acquired properties are located in a new market where we face risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures;

•	diversion of our management’s attention away from other business concerns; and
•	the acquired properties may subject us to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities (i.e. if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow).

We cannot assure you that we will be able to complete the integration of the Portfolio without encountering difficulties or that any such difficulties will not have a material adverse effect on us. Failure to realize the intended benefits of the Portfolio Acquisition could have a material adverse effect on our financial condition and results of operations.

Our franchisors may require us to make capital expenditures pursuant to property improvement plans, or PIPs, and the failure to make the expenditures required under the PIPs or to comply with brand standards could cause the franchisors or hotel brands to terminate the franchise or management agreements.

Our franchisors may require that we make renovations to certain of our hotels in connection with revisions to our franchise or management agreements. In addition, upon regular inspection of our hotels, our franchisors and hotel brands may determine that additional renovations are required to bring the physical condition of our hotels into compliance with the specifications and standards each franchisor or hotel brand has developed. In connection with the acquisitions of hotels, franchisors and hotel brands may also require PIPs, which set forth their renovation requirements. If we do not satisfy the PIP renovation requirements, the franchisor or hotel brand may have the right to terminate the applicable agreement. In addition, if we default on a franchise agreement as a result of our failure to comply with the PIP requirements, in general, we will be required to pay the franchisor liquidated damages.

Funds spent to maintain licensed brand standards or the loss of a brand license would adversely affect our financial condition and results of operations.

Our hotels operate under licensed brands, either through management or franchise agreements with hotel brand companies that permit us to do so, and we anticipate that the hotels we acquire in the future also will operate under licensed brands. We are therefore subject to the risks inherent in concentrating our hotels in several licensed brands. These risks include reductions in business following negative publicity related to one of our licensed brands or arising from or after a dispute with a hotel brand company.

The maintenance of the brand licenses for our hotels is subject to the hotel brand companies’ operating standards and other terms and conditions. Hotel brand companies periodically inspect our hotels to ensure that we and our lessees and third-party management companies follow their standards. Failure by us, our TRS or a third-party management company to maintain these standards or other terms and conditions could result in a brand license being terminated. If a brand license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the hotel brand company for a termination payment, which will vary by hotel brand company and by hotel. As a condition of our continued holding of a brand license, a hotel brand company could also possibly require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. Nonetheless, we may risk losing a brand license if we do not make hotel brand company-required capital expenditures.

If a hotel brand company terminates the brand license, we may try either to obtain a suitable replacement brand or to operate the hotel without a brand license. The loss of a brand license could materially and adversely affect the operations or the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the hotel brand company. A loss of a brand license for one or more hotels could materially and adversely affect the revenues and earnings generated by our lodging sector.

Conditions of franchise agreements could adversely affect us.

Assuming the successful acquisition of the Portfolio, our lodging properties will be operated pursuant to agreements with nationally recognized franchisors, including Hilton Worldwide, Marriott International, Hyatt Hotels Corporation and Intercontinental Hotels Group. These agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a franchised hotel in order to maintain uniformity within the particular franchisor's system. These standards are subject to change, in some cases at the discretion of the franchisor, and may restrict our ability to make improvements or modifications to a hotel without the consent of the franchisor. Conversely, these standards may require us to make certain improvements or modifications to a hotel, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment.

These agreements also permit the franchisor to terminate the agreement in certain cases, such as a failure to pay royalties and fees or to perform covenants contained in the franchise agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the franchise without the consent of the franchisor or failure to comply with applicable law or maintain applicable standards in the operation and condition of the relevant hotel. If a franchise license terminates due to our failure to comply with the terms and conditions of the agreement, we may be liable to the franchisor for a termination payment. These payments vary. Also, these franchise agreements do not renew automatically. If we were to lose a franchise agreement, there is no assurance that we would be able to enter into an agreement with a different franchisor.

Due to restrictions in our hotel management agreements, franchise agreements, mortgage agreements and ground leases, we may not be able to sell our hotels at the highest possible price or at all.

Our current property management agreements are long-term and contain certain restrictions on selling our hotels, which may affect the value of our hotels. The property management agreements that we have entered into, and those we expect to enter into in the future, contain provisions restricting our ability to dispose of our hotels which, in turn, may have an adverse affect on the value of our hotels. Our hotel management agreements generally prohibit the sale of a hotel to:

•	certain competitors of the manager;
•	purchasers who are insufficiently capitalized; or
•	purchasers who might jeopardize certain liquor or gaming licenses.

In addition, our current hotel management agreements contain initial terms ranging from six to forty years and certain agreements have renewal periods of three to ten years which are exercisable at the option of the owner. Because our hotels would have to be sold subject to the applicable hotel management agreement, the term length of a hotel management agreement may deter some potential purchasers and could adversely impact the price realized from any such sale. To the extent we receive lower sale proceeds, we could experience a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to stockholders.”

The following disclosure is hereby added to the beginning of the section “Risk Factors — Lodging Industry Risks” on page 58 of the Prospectus.

“Our probable lack of diversification in property type and hotel brands increases the risk of investment.

Our primary area of investment is hotels and there is no limit on the number of properties of a particular hotel brand that we may acquire. Assuming that we successfully acquire the Portfolio, the majority of our hotels will be franchised with Hilton Worldwide, Marriott International, Inc., Hyatt Hotels Corporation, Intercontinental Hotels Group or their affiliates. The board reviews our properties and investments in terms of geographic and hotel brand diversification. Our profitability and our ability to diversify our investments, both geographically and by type of properties purchased, is limited by the amount of further funds at our disposal. If our assets become geographically concentrated, an economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make distributions.

Adverse trends in the hotel industry may impact our properties.

Our hotels are subject to all the risks and trends common to the hotel industry. Adverse trends in the hotel industry could adversely affect hotel occupancy and the rates that can be charged for hotel rooms. The success of our properties depends largely on the property operators’ ability to adapt to dominant trends in the hotel industry. These trends include greater competitive pressures, increased consolidation, a supply of hotel rooms that exceeds demand due to industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of its business, and trends in the hotel industry may affect our income and the funds we have available to distribute to our stockholders.”

Macroeconomic Environment

The following disclosure replaces in its entirety the disclosure under the section entitled “Business and Market Overview — Macroeconomic Environment” beginning on page 83 of the Prospectus.

“Declining unemployment — Private sector hiring has improved with employment growth for 43 consecutive months and small firms have begun to hire again.

Source: Federal Reserve Bank of St. Louis, as of April 2014

Low interest rates — In June 2013, the U.S. Federal Reserve reaffirmed its outlook on the economy and decided to keep the target range for the Federal Funds Rate at 0 to 0.25% and currently anticipates that exceptionally low levels for the federal funds rate are likely to be warranted at least through mid-2015. The Federal Reserve expects the economy to continue improving through 2015.

Federal Funds Rate

Source: Federal Reserve Bank of St. Louis, as of April 2014

Favorable Interest Rate Outlook: Historical Three-Month LIBOR / U.S. Ten-Year Treasury Yields

LIBOR and Treasury yields are currently very low and are projected to remain well below historical averages over the next several years.

Sources: FactSet and Bloomberg

Strong Growth Fundamentals in the Four Quadrants of Hospitality: GDP, Jobs, Housing and Consumer Confidence:

GDP Growth — The U.S. economy has been growing slowly with healthy growth expected.

Sources: Federal Reserve Bank of St. Louis, Macroeconomic Advisers (June 6, 2014)

Job Growth — Monthly job growth has been positive since the fourth quarter of 2010.

Source: Federal Reserve Bank of St. Louis

Note: Job growth in thousands

Recovering Existing Home Sales — The housing market continues to recover from its trough in 2008.

Sources: Federal Reserve Bank of St. Louis, National Association of Realtors

Note: Existing home sales in thousands

Rising Consumer Confidence:

Source: University of Michigan

Business Improvement — Corporate profit margins are still attractive. However, corporations do not yet have fully-restored confidence in the economy and do not feel they can aggressively invest in projects that will return attractive rates of return for their shareholders. This provides an opportunity for higher productivity and economic advancement moving forward.

Corporate Profits (After-Tax)

Source: Federal Reserve Bank of St. Louis, as of October 2013

Note: After tax profits as a % of U.S. GDP

Scarcity of Debt Capital — The scarcity of debt capital for real estate contributed to the lack of CMBS and CDO financing. We believe that this scarcity has caused the pricing for real estate debt to be at attractive levels.

U.S. CMBS Issuance

Source: Commercial Mortgage Alert’s “Summary of CMBS Issuance.”

Note: Dollars in billions

Limited Capital to Refinance Maturing Loans — Over the next five years, the market’s capacity to provide refinancing capital is likely to be much less than the increasing volume of maturing CRE loans. As illustrated in the chart below, we believe that the large volume of expected loan maturities over the next few years will provide unique investment opportunities for providers of debt capital. According to Trepp, LLC, over $66 billion of commercial real estate debt will mature in 2014, with approximately $387 billion of such debt scheduled to mature between 2014 and 2017.

Source: Trepp, LLC (July 2013)
Note: Dollars in billions”

Industry Overview

The following disclosure replaces in its entirety the disclosure under the section entitled “Business and Market Overview — Industry Overview” beginning on page 86 of the Prospectus.

“Hotel demand drivers are incredibly diverse, which makes overall changes in economic health (i.e., U.S. GDP growth) one of the best metrics for gauging the health of hotel demand.

Real U.S. GDP Growth vs. Hotel Demand

Sources: Federal Reserve Bank of St. Louis, U.S. Department of Commerce, and Smith Travel Research, as of April 2014

RevPAR Growth & U.S. GDP Growth

Growth in RevPAR has historically been closely correlated with growth in U.S. GDP. Lodging properties do not have a fixed lease structure, unlike other property types, and therefore rental rates on lodging properties can be determined on virtually a daily basis. As a result, lodging industry fundamentals tend to decline and also recover sharply and more quickly than other property types as economies enter, and exit, recessionary periods, respectively.

Sources: PKF Hospitality Research, LLC, Federal Reserve Bank of St. Louis, Macroeconomic Advisers (June 6, 2014)

Historical Occupancy Growth & Rate Growth

After over four years since the end of the economic recession, both occupancy and ADR have recovered close to the level reached in mid-2005, signaling strong hospitality fundamentals. The current cycle is shaping up like prior cycles in that, historically, rate growth has become the dominant contributor to RevPAR growth after 2.0 to 2.5 years from the trough of the cycle.

Source: Smith Travel Research, as April 2014

Lodging Industry in the Midst of Extended Recovery Cycle

Over the past three economic cycles, cumulative GDP growth for the 19 quarters following the trough has ranged from 27% – 40%. At the current cycle’s 19-quarter mark, cumulative GDP stands at 19%, which indicates a slower growing economy but also one with considerable upside going forward.

Source: Bloomberg

ADR Growth > Occupancy Growth

Occupancy at luxury, upper upscale, upscale and upper midscale hotels have surpassed each segment’s 15-year average, as well as the peak annual, occupancy achieved by each segment during the 2006 to 2007 period. Strong demand is expected to help lift ADR levels at hotels in the higher-priced chain scale segments moving forward.

Source: PKF Hospitality Research, LLC, Percent Change Annual 2013

ARC Hospitality Focus Segments: Strong Growth Over Next Four Years

Strong RevPAR outlook and demand growth in upper upscale, upscale and upper midscale hotels (ARC Hospitality focus segments) should support outsized property-level NOI growth for the foreseeable future.

Projected U.S. RevPAR Growth:

Source: PKF Hospitality Research, LLC

ARC Hospitality Focus Segments: Substantial Untapped Future Upside Driven by ADR

Nominal ADR is generally on par with prior peak across all chain scales. In the previous lodging cycle, peak nominal ADR surpassed prior cycle peak by 15% – 25%.

LTM Nominal ADR

	Peak (5/1/01)	Peak (9/1/08)	Difference	Current	Curr. Vs. Peak
Industry	$86	$108	25.7%	$111	2.9%
Upper Upscale	140	161	15.0%	161	(0.0%)
Upscale	100	121	20.5%	120	(0.3%)
Upper Midscale	75	90	18.3%	91	3.4%

Source: Smith Travel Research

Select-Service Acquisition Strategy

Our acquisition strategy is primarily focused in the select-service sub-sector of the hospitality industry. We may also focus on the full-service sub-sector. As evidenced below, there are over 5,600 select-service hotels across the United States, all operating under national brand affiliations. We intend to pursue these types of hotels as primary investment targets for our REIT.

Source: Smith Travel Research, as of April 2014

Supply & Demand Growth

The limited debt availability for new construction, coupled with the recent decline in industry and economic fundamentals are expected to limit new hotel room supply growth over the next several years. Moderate demand growth combined with limited increases in supply provide a positive backdrop for lodging fundamentals.

Source: Smith Travel Research, January 2014

Source: Smith Travel Research, PKF Hospitality Research, LLC

Few Construction Starts = Low Supply Growth

New hotel rooms under construction in the U.S. remain near historical lows, nearly 60% below 2007.

Source: Smith Travel Research

Increasing ADR Metrics

ADR and job growth have proven to be strongly correlated historically, and as such, the continued rebound of the job market is a positive for the U.S. lodging sector.

Source: Federal Reserve Bank of St. Louis, Smith Travel Research

Expanding RevPAR Metrics – The lodging cycle is experiencing a period of robust growth, as peak to trough cumulative RevPAR growth is expected to be outsized compared to prior cycles.

Sources: Federal Reserve Bank of St. Louis, Smith Travel Research, PKF Hospitality Research, LLC, Macroeconomic Advisers (June 6, 2014)

Potential Value Recovery Opportunities

The hotel sector is in the midst of a recovery from the most recent economic downturn. PKF Consulting USA, LLC, or PKF, has indicated that the NCREIF NPI Hotel Appreciation Sub-Index suggests that hotel values lag behind other major property types such as office, multifamily and retail in the level of recovery. The chart below depicts the value recovery rate across the hospitality industry as compared to other real estate sectors. The data indicates that lodging sector values remain approximately 27.4% below their peak prior to the downturn, while these other sectors have nearly achieved full recovery.

Source: PKF Hospitality Research, LLC

Annual Change in Net Operating Income in Hotel Sector

As illustrated in the following chart, the economic downturn generated the most substantial decline in lodging industry fundamentals over the past 75 years, which suggests significant potential for improvement as the economy continues to rebound. PKF estimated that hotel unit-level net operating incomes increased 12.7% and 10.2% year-over-year, in 2011 and 2012, respectively, and projects increases of 11.6% in 2013 and 17.7% in 2014.

Annual Change in Hotel Unit – Level Net Operating Income (Actual and Forecast)

Source: PKF Hospitality Research, LLC”

Management

The following disclosure replaces in its entirety the table under the section entitled “Management —  General — Executive Officers and Directors” on page 94 of the Prospectus.

“Name	Age	Position(s)
Nicholas S. Schorsch	53	Chairman of the Board of Directors
William M. Kahane	66	Director, Chief Executive Officer and President
Jonathan P. Mehlman	48	Executive Vice President and Chief Investment Officer
Nicholas Radesca	48	Interim Chief Financial Officer, Treasurer and Secretary
Stanley R. Perla	70	Independent Director
Abby M. Wenzel	53	Independent Director
P. Sue Perrotty	60	Independent Director”

The following disclosure replaces in its entirety Amy B. Boyle’s biography on pages 95 and 96 of the Prospectus under the heading “Management — General — Executive Officers and Directors.”

“Nicholas Radesca has served as the interim chief financial officer, treasurer and secretary of the Company, our advisor and our property manager since May 2014. Mr. Radesca has served as the chief financial officer and treasurer of American Energy Capital Partners, LP’s general partner since October 2013. Mr. Radesca has served as chief financial officer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager since January 2014. In addition, Mr. Radesca has served as chief financial officer of ARCT V, the ARCT V advisor and the ARCT V property manager since January 2014. Mr. Radesca has served as chief financial officer and treasurer of ARC RFT and the ARC RFT advisor since January 2013. Mr. Radesca has also served as chief financial officer and treasurer of BDCA and the BDCA advisor since February 2013. Mr. Radesca was appointed as secretary of BDCA in June 2013. Mr. Radesca has also served as the interim chief financial officer of ARC Global and ARC RCA, the ARC Global advisor, the ARC Global property manager, the ARC RCA advisor and the ARC RCA property manager since May 2014. Prior to joining American Realty Capital in December 2012, Mr. Radesca was employed by Solar Capital Management, LLC from March 2008 to May 2012, where he served as the chief financial officer and corporate secretary for Solar Capital Ltd. and its predecessor company, Solar Senior Capital Ltd., both of which are publicly traded business development companies. From 2006 to February 2008, Mr. Radesca served as the chief accounting officer at iStar, a publicly traded commercial REIT, where his responsibilities included overseeing accounting, tax and SEC reporting. Prior to iStar, Mr. Radesca served in various senior accounting and financial reporting roles at Fannie Mae, Del Monte Foods Company, Providian Financial Corporation and Bank of America. Mr. Radesca has more than 20 years of experience in financial reporting and accounting and is a licensed certified public accountant in New York and Virginia. Mr. Radesca holds a B.S. in accounting from the New York Institute of Technology and an M.B.A. from the California State University, East Bay.”

The following disclosure replaces in its entirety the table, and the paragraph immediately following such table, under the section entitled “Management — The Advisor” on page 102 of the Prospectus.

“Name	Age	Position(s)
William M. Kahane	66	Co-Chief Executive Officer and President
Bruce D. Wardinski	53	Co-Chief Executive Officer
Jonathan P. Mehlman	48	Executive Vice President and Chief Investment Officer
Nicholas Radesca	48	Interim Chief Financial Officer, Treasurer and Secretary

The backgrounds of Messrs. Kahane, Mehlman and Radesca are described in the “Management — General — Executive Officers and Directors” section of this prospectus. The background of Mr. Wardinski is described below.”

The following disclosure hereby replaces in its entirety the second sentence of the first paragraph under the section “Management — General — The Property Manager and the Sub-Property Manager” on page 104 of the Prospectus.

“Mr. Mehlman acts as chief investment officer and executive vice president of our property manager and Mr. Radesca acts as interim chief financial officer and executive vice president of our property manager.”

The reference to “Amy B. Boyle” in the first paragraph under the section “Management — General — Investment Decisions” on page 113 of the Prospectus is hereby replaced with “Nicholas Radesca.”

The following disclosure hereby replaces in its entirety the second to last sentence of the second paragraph under the section “Management — General — Certain Relationships and Related Transactions” on page 113 of the Prospectus.

“Nicholas Radesca is the interim chief financial officer, treasurer and secretary of our company and our advisor.”

Money Market Investments

The following disclosure hereby replaces the section “Money Market Investments” on pages 150 – 151 of the Prospectus.

“Investments in Money Market Funds and Liquid Marketable Securities

Pending the purchase of other permitted investments, or to provide a working capital reserve described above, we may temporarily invest up to 5% of the proceeds of the equity capital raise in accounts managed by an affiliate of our advisor, National Fund Advisors, LLC, or NFA, in connection with which NFA may receive customary fees. The independent directors of our board will review the terms and conditions of any engagement of NFA, as well as the parameters of any such working capital reserve.

In addition, we may temporarily invest in one or more unaffiliated money market mutual funds or directly in certificates of deposit, commercial paper, interest-bearing government securities and other short-term instruments. We intend to hold substantially all funds, pending our investment in real estate or real estate-related assets, in assets which will allow us to continue to qualify as a REIT. These investments will be liquid and provide for appropriate safety of principal, such as cash, cash items and government securities. Cash items include cash on hand, cash deposited in time and demand accounts with financial institutions, receivables which arise in our ordinary course of operation, commercial paper and certificates of deposit. Generally, government securities are any securities issued or guaranteed as to principal or interest by the United States federal government. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Taxation — REIT Qualification Tests” in this prospectus.”

Description of Real Estate Investments

The following disclosure hereby replaces the section “Description of Potential Real Estate Investments” beginning on page 171 of the Prospectus.

“DESCRIPTION OF REAL ESTATE INVESTMENTS

Acquisitions

We have acquired the following real estate investments through May 30, 2014:

Courtyard — Baltimore, Maryland

On March 21, 2014, we, through wholly owned subsidiaries of our operating partnership, purchased the fee simple interest in The Courtyard Inner Harbor Hotel, or the Courtyard Baltimore, located in the Inner Harbor of Baltimore, Maryland. The Courtyard Baltimore is a select-service hotel that opened in 2000 and contains 205 rooms and approximately 2,700 total square feet of meeting space. The Courtyard Baltimore underwent renovations of approximately $3.0 million in the first quarter of 2013. The hotel’s average occupancy rate, average daily rate, or ADR, RevPAR, rooms available and room revenue for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR	Rooms Available	Room Revenue (thousands)
Year Ended December 31, 2013	68.5%	$172.58	$118.18	74,825	$8,843
Year Ended December 31, 2012	69.9%	$161.00	$112.47	75,030	$8,439
Year Ended December 31, 2011	72.4%	$153.45	$111.07	74,825	$8,311
Year Ended December 31, 2010	69.1%	$153.57	$106.07	74,825	$7,937
Year Ended December 31, 2009	68.2%	$148.23	$101.12	74,825	$7,566

Courtyard — Providence, Rhode Island

On March 21, 2014, we, through wholly owned subsidiaries of our operating partnership, purchased the fee simple interest in The Courtyard Providence Downtown Hotel, or the Courtyard Providence. The Courtyard Providence is a select-service hotel that opened in 2000 and is located in downtown Providence, Rhode Island, in close proximity to transportation hubs. The Courtyard Providence contains 216 rooms and approximately 3,500 total square feet of meeting space. The property underwent renovations totaling approximately $1.0 million in the first quarter of 2013. The hotel’s average occupancy rate, ADR, RevPAR, rooms available and room revenue for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR	Rooms Available	Room Revenue (thousands)
Year Ended December 31, 2013	78.8%	$135.80	$106.95	78,840	$8,432
Year Ended December 31, 2012	75.3%	$129.70	$97.68	79,056	$7,723
Year Ended December 31, 2011	71.5%	$126.49	$90.43	78,840	$7,130
Year Ended December 31, 2010	72.7%	$124.62	$90.60	78,840	$7,143
Year Ended December 31, 2009	64.9%	$131.22	$85.19	78,840	$6,716

Homewood Suites — Stratford, Connecticut

On March 21, 2014, we, through wholly owned subsidiaries of our operating partnership, purchased the fee simple interest in The Homewood Suites which is located in Stratford, Connecticut, or the Homewood Suites Stratford. The Homewood Suites Stratford is a select-service hotel that opened in 2002 and is located in close proximity to New Haven, Connecticut. The property contains 135 rooms and approximately 1,100 total square feet of meeting space. The hotel’s average occupancy rate, ADR, RevPAR, rooms available and room revenue for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR	Rooms Available	Room Revenue (thousands)
Year Ended December 31, 2013	77.1%	$125.29	$96.54	49,275	$4,757
Year Ended December 31, 2012	78.1%	$121.18	$94.67	49,410	$4,678
Year Ended December 31, 2011	79.5%	$121.37	$96.46	49,275	$4,753
Year Ended December 31, 2010	74.6%	$122.94	$91.71	49,275	$4,519
Year Ended December 31, 2009	69.8%	$123.21	$86.01	49,275	$4,238

Georgia Tech Hotel & Conference Center — Atlanta, Georgia

On March 21, 2014, we, through wholly owned subsidiaries of our operating partnership, purchased the operating lease interest in The Georgia Tech Hotel & Conference Center, or the Georgia Tech Hotel, located in midtown Atlanta, Georgia. The Georgia Tech Hotel is a full-service hotel that opened in 2003 and contains 252 rooms and approximately 21,000 total square feet of meeting space. The property underwent renovations totaling approximately $1.2 million in the fourth quarter of 2012. The original lease term for the Georgia Tech Hotel was 30 years, commencing in 2003. The hotel’s average occupancy rate, ADR, RevPAR, rooms available and room revenue for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR	Rooms Available	Room Revenue (thousands)
Year Ended December 31, 2013	66.8%	$137.70	$91.94	91,980	$8,457
Year Ended December 31, 2012	70.4%	$136.36	$95.96	92,232	$8,851
Year Ended December 31, 2011	69.0%	$131.13	$90.42	91,980	$8,317
Year Ended December 31, 2010	68.3%	$127.39	$87.00	91,980	$8,002
Year Ended December 31, 2009	65.6%	$127.66	$83.74	91,980	$7,702

Hilton Garden Inn — Blacksburg, Virginia

On March 21, 2014, we, through wholly owned subsidiaries of our operating partnership, purchased interests in certain entities that retain a minority joint venture interest in The Hilton Garden Inn, located in Blacksburg,

Virginia, or the Hilton Garden Inn Blacksburg. The Hilton Garden Inn Blacksburg is a select-service hotel that contains 137 rooms and approximately 1,280 total square feet of meeting space. The property opened in 2009 and is located in close proximity to the campus of Virginia Tech University. The hotel’s average occupancy rate, ADR, RevPAR, rooms available and room revenue for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR	Rooms Available	Room Revenue (thousands)
Year Ended December 31, 2013	68.7%	$118.28	$81.30	50,005	$4,065
Year Ended December 31, 2012	65.8%	$115.52	$76.06	50,142	$3,814
Year Ended December 31, 2011	61.2%	$109.90	$67.21	50,005	$3,361
Year Ended December 31, 2010	58.8%	$108.01	$63.48	50,005	$3,175
Year Ended December 31, 2009	37.5%	$119.16	$44.62	19,591	$874

Westin — Virginia Beach, Virginia

On March 21, 2014, we, through wholly owned subsidiaries of our operating partnership, purchased interests in certain entities that retain a minority joint venture interest in The Westin Virginia Beach, located in Virginia Beach, Virginia, or the Westin Virginia Beach. The Westin Virginia Beach is a full-service hotel that opened in 2007 and contains 236 rooms and approximately 9,800 total square feet of meeting space. The hotel’s average occupancy rate, ADR, RevPAR, rooms available and room revenue for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR	Rooms Available	Room Revenue (thousands)
Year Ended December 31, 2013	69.9%	$130.11	$90.94	86,140	$7,833
Year Ended December 31, 2012	75.8%	$123.29	$93.44	86,376	$8,071
Year Ended December 31, 2011	75.0%	$116.53	$87.41	86,140	$7,529
Year Ended December 31, 2010	70.7%	$112.02	$79.20	86,140	$6,818
Year Ended December 31, 2009	68.5%	$110.82	$76.00	86,140	$6,542

Probable Acquisitions

On May 23, 2014, we, through a wholly owned subsidiary of our operating partnership, entered into a Real Estate Sale Agreement, or the Agreement, with certain entities, collectively the Sellers, affiliated with one or more Whitehall Real Estate Funds, an investment fund controlled by The Goldman Sachs Group, Inc., pursuant to which one or more of our subsidiaries will acquire the fee simple or leasehold interests held by the Sellers in 126 hotels described below (each herein referred to as a Hotel and collectively as the Portfolio).

We currently anticipate closing this transaction in the fourth quarter of 2014. Although we have entered into the Agreement relating to the acquisition of the Portfolio, there is no guarantee that we will be able to consummate the acquisition of the Hotels.

The Hotels are located in 35 states, operate under franchise agreements under the Hilton Worldwide, Marriott International, Hyatt Hotels Corporation and Intercontinental Hotels Group brands and comprise a total of 14,934 rooms. For the year ended December 31, 2013, no individual Hotel accounted for 5.0% or more of the Portfolio’s total net operating income. The Portfolio’s average occupancy rate, ADR, RevPAR, rooms available and room revenue for the past five years are as follows:

Period	Average Occupancy Rate	ADR	RevPAR	Rooms Available (thousands)	Room Revenue (millions)
Year Ended December 31, 2013	72.3%	$105.03	$75.91	5,450	$413.7
Year Ended December 31, 2012	70.9%	$102.16	$72.39	5,466	$395.7
Year Ended December 31, 2011	69.4%	$99.00	$68.74	5,451	$374.7
Year Ended December 31, 2010	66.3%	$97.30	$64.54	5,451	$351.9
Year Ended December 31, 2009	63.1%	$99.31	$62.70	5,452	$341.9

The Hotels were selected for potential acquisition because they each meet our investment criteria relating to location, market position and hotel condition. The Hotels are globally branded select-service and full-service hotels, and are located near landmarks such as corporate headquarters, colleges or universities, tourist attractions, airports, retail centers or convention centers. The Hotels are located in high barrier-to-entry markets with multiple demand generators and sustainable growth, and they are market share leaders in their respective locations. We believe each Hotel is currently well maintained, with minimum deferred maintenance or renovation required. The purchase price for the Hotels was determined based on a number of factors, including underwriting of historical and projected cash flow from the Hotel, discounted cash flow, internal rate of return and market comparable analyses, analyses of national comparable sales, inspection of each Hotel and its market, reviews of recent appraisal and loan documentation, as well as consultations with market experts such as brokers, appraisers, asset managers and the current property manager.

Real Estate Sale Agreement

The aggregate contract purchase price for the Portfolio is approximately $1.925 billion, exclusive of closing costs and subject to certain adjustments at closing. We anticipate funding approximately $271 million of the purchase price with cash-on-hand, funding approximately $976 million through the assumption of existing mezzanine and mortgage indebtedness, and funding approximately $227 million through additional mortgage and mezzanine financing. There can be no assurance that we will be able to assume such indebtedness, raise sufficient capital, secure alternative financing or secure additional financing on terms that we deem favorable or at all.

We anticipate that the remaining $451 million of the contract purchase price will be satisfied by the issuance of preferred equity interests in two newly-formed Delaware limited liability companies, ARC Hospitality Portfolio I Holdco, LLC and ARC Hospitality Portfolio II Holdco, LLC, each of which will be an indirect subsidiary of the Company and an indirect owner of the Portfolio. The holders of the preferred equity interests are entitled to monthly distributions at a rate of 7.50% per annum for the first 18 months following closing and 8.00% per annum thereafter. On liquidation, the preferred equity interests will be entitled to receive their original value (as reduced by redemptions) prior to any distributions being made to us or our stockholders. After the earlier to occur of either (i) the date of repayment in full of currently outstanding unsecured obligations of our operating partnership in the original principal amount of approximately $63 million or (ii) the date the gross amount of equity proceeds received by us exceeds $150 million, we will be required to use 35% of any equity offering proceeds to redeem the preferred equity interests at par, up to a maximum of $350 million for any 12-month period. We are also required in certain circumstances to apply debt proceeds to redeem the preferred equity interests at par. As of the end of the third year following the closing of the acquisition, we are required to have redeemed 50% of the preferred equity interests, and as of the end of the fourth year following the closing of the acquisition, we are required to redeem 100% of the preferred equity interests remaining outstanding at such time. In addition, we have the right, at its option, to redeem the preferred equity interests, in whole or in part, at any time at par. The holders of preferred equity interests will have certain customary consent rights over actions by us relating to the Portfolio. If we are unable to satisfy the redemptions requirements, the holders of preferred equity interests will have certain rights, including the ability to assume control of the operations of the Portfolio.

Pursuant to the terms of the Agreement, our obligation to consummate the acquisition of the Portfolio is subject to certain conditions customary to closing. Among other customary conditions, we must enter into replacement franchise agreements for each Hotel and we must obtain the consent of certain ground lessors for certain Hotels. On June 8, 2014, we made a $50 million customary earnest money deposit. This deposit was partially funded through a $45 million loan from one of our affiliates. The loan bears interest at a rate of 6.0% per annum and matures on May 27, 2015, however we have the right to extend the maturity date of the loan to May 27, 2016.

The Sellers have agreed to indemnify us against any losses incurred by us, to the extent that such losses arise out of breaches of their representations and warranties contained in the Agreement, breaches of certain covenants in the Agreement, and for any liabilities to third parties arising out of the use, operation or maintenance of the Hotels prior to the closing of the acquisition and, additionally, for any liabilities to any third parties arising out of the use, operation or maintenance of the Hotels prior to closing. The maximum aggregate liability of the Sellers pursuant to this indemnity is $30,000,000 and will only be paid if such losses exceed $10,000,000. We have agreed to indemnify the Sellers for any losses incurred by them, to the extent such losses arise out of breaches of our representations and warranties or certain covenants in the Agreement or certain other events for which buyers may typically indemnify sellers in connection with the sales of similar hotel properties and, additionally, for any liabilities to any third parties arising out of the use, operation or maintenance of the Hotels subsequent to closing of the acquisition. The Agreement contains customary representations and warranties by the Sellers.

Financial Obligations

MD/RI Loan

On March 21, 2014, we, through indirect wholly owned subsidiaries of our operating partnership, obtained a loan, or the MD/RI Loan, from German American Capital Corporation, or the Lender, in the amount of $45.5 million, secured by mortgages on the Courtyard Baltimore and the Courtyard Providence. The MD/RI Loan provides for monthly interest payments only with all principal outstanding being due on the maturity date, April 6, 2019. The MD/RI Loan bears interest at a stated fixed rate of 4.30% per annum.

The MD/RI Loan may not be prepaid prior to January 6, 2019, other than in respect of certain limited exceptions set forth in the loan agreement. The MD/RI Loan may be prepaid in whole without penalty or fee at any time from and after January 6, 2019. Also, the MD/RI Loan may be defeased in whole or in part from and after the earlier to occur of (i) March 21, 2017 and (ii) the second anniversary following the securitization of the MD/RI Loan upon at least 30 days prior notice to Lender provided that certain customary documentation and other requirements are met. In the event of a default, the lender has the right to exercise its remedies under the MD/RI Loan, including the right to accelerate the payment on any unpaid principal amount of the MD/RI Loan and/or foreclose on the properties.

Our operating partnership (together with AR Capital, LLC and certain individuals) has guaranteed (x) any losses that Lender may incur as a result of the occurrence of certain bad acts of the borrowers, operating lessees and/or our operating partnership, and (y) the payment of the MD/RI Loan upon the occurrence of certain other significant events, including bankruptcy and transfers in violation of the MD/RI Loan documents. Additionally, we (together with AR Capital, LLC and certain individuals) have agreed to indemnify Lender against any environmental liability Lender may incur resulting from environmental issues at the Courtyard Baltimore or the Courtyard Providence.

Fee and Leasehold Assets Note

On March 21, 2014, we, through our operating partnership, executed a promissory note, or the Fee and Leasehold Assets Note, in favor of BCC, the owner of 40% of the membership interests of the Sub-Property Manager, in the amount of approximately $58.1 million. The Fee and Leasehold Assets Note bears interest at a fixed rate of 6.8% per annum, with interest payable monthly in arrears beginning on April 1, 2014; provided that we may defer any interest amounts due on a monthly payment date occurring prior to July 7, 2014, or the Defer Period; provided, further, that we shall pay to BCC all accrued but unpaid interest outstanding on the first monthly payment date to occur after the Defer Period. The entire principal balance, together with all accrued and unpaid interest thereon, if any, is fully due and payable on the earlier of (i) within 10 business days after the date that we raise $150.0 million in our initial public offering and (ii) March 21, 2024. On the First Anniversary, an additional $3.0 million is due on the loan. If the Fee and Leasehold Assets Note has not been repaid prior to the First Anniversary, the Fee and Leasehold Assets Note will be amended and restated such that the principal balance is increased by $3.0 million; and on the Second Anniversary, an additional $0.5 million is due on the loan, if the Fee and Leasehold Assets Note has not been repaid prior to the Second Anniversary, the Fee and Leasehold Assets Note will be amended and restated such that the principal balance is increased by $0.5 million, in each case with interest payable from the date of the respective amendment and restatement of the Fee and Leasehold Assets Note. If the Fee and Leasehold Assets Note is repaid before the First Anniversary, the additional $3.0 million will be due on the First Anniversary and the additional $0.5 million will be due on the Second Anniversary. If the Fee and Leasehold Assets Note is repaid between the First Anniversary and the Second Anniversary, the additional $0.5 million will be due on the Second Anniversary.

JV Note

On March 21, 2014, we, through our operating partnership, executed another promissory note, or the JV Note, in favor of BCC in the amount of $5.0 million. The JV Note bears interest at a fixed rate of 6.8% per annum, with interest payable monthly in arrears beginning on April 1, 2014; provided, that we may defer any interest amounts due during the Defer Period; provided, further, that we shall pay to BCC all accrued but unpaid interest outstanding on the first monthly payment date to occur after the Defer Period. The entire principal balance, together with all accrued and unpaid interest thereon, if any, is fully due and payable on the earlier of (i) within 10 business days after the date that we raise $150.0 million in our initial public offering and (ii) March 21, 2024.

Crestline Note

On March 21, 2014, we, through our operating partnership, executed another promissory note, or the Crestline Note, in favor of the Sub-Property Manager in the amount of approximately $1.78 million. The proceeds of the Crestline Note will be used to make certain improvements and upgrades to certain of our properties. The Crestline Note bears interest at a fixed rate of 4.5% per annum, with interest payable quarterly in arrears. The entire principal balance, together with all accrued and unpaid interest thereon, if any, is fully due and payable on March 21, 2019.”

Portfolio Mortgage Loan

In connection with the proposed acquisition of the Portfolio, we expect to assume from W2007 Equity Inns Realty, LLC and W2007 Equity Inns Realty, L.P., as borrowers, the obligations under a mortgage loan agreement, or the Portfolio Mortgage Loan, with German American Capital Corporation in the amount of $865.0 million, secured by mortgages on the Hotels. The Portfolio Mortgage Loan matures on May 1, 2016, subject to three (one-year) extension rights which, if all three are exercised, result in an outside maturity date of May 1, 2019 and has an interest rate of (i) for a LIBOR loan, LIBOR plus 3.30%, or the LIBOR Rate, and (ii) for a prime rate loan, the sum of the “Prime Rate” published in the Wall Street Journal plus the difference (expressed as a number of basis points) between (A) the sum of the LIBOR Rate, minus (B) the Prime Rate. The Portfolio Mortgage Loan is fully prepayable with certain prepayment penalties prior to May 1, 2015 and prepayable at par after May 1, 2015.

Portfolio Mezzanine Loan

In connection with the proposed acquisition of the Portfolio, we expect to assume from WNT Mezz I, LLC the obligations under a mezzanine loan agreement, or the Portfolio Mezzanine Loan, with German American Capital Corporation in the amount of $111.0 million, secured by a pledge of equity in the owner of the Hotels. The Mezzanine Loan matures on May 1, 2016, subject to three (one-year) extension rights which, if all three are exercised, result in an outside maturity date of May 1, 2019. The Mezzanine Loan has an interest rate of: (i) for a LIBOR loan, LIBOR plus 5.7705%, and (ii) for prime rate loans, the sum of the Prime Rate, plus the difference (expressed as a number of basis points) between (A) LIBOR plus 5.7705%, minus (B) the Prime Rate. The Mezzanine Loan is fully prepayable with certain prepayment penalties prior to May 1, 2015 and prepayable at par after May 1, 2015.

Prior Performance Summary

The following disclosure hereby replaces in its entirety the section “Prior Performance Summary” contained on pages 175 – 186 of the Prospectus.

“PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane, the principals of our sponsor. While our targeted investment focus will primarily be on freestanding, commercial real estate properties, these prior real estate programs have a targeted investment focus primarily on commercial real estate, specifically net lease properties. In connection with ARCT’s internalization and listing on The NASDAQ Global Select Market in March 2012, Mr. Kahane has resigned from the various officer positions he held with the sponsor and its affiliates. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see section entitled “Risk Factors — Risks Related to an Investment in American Realty Capital Hospitality Trust, Inc.” in this prospectus. We are a company with a limited operating history, which makes our future performance difficult to predict.” The information summarized below is current as of December 31, 2013 (unless specifically stated otherwise) and is set forth in greater detail through the year ended December 31, 2013, in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such report. We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar investment strategies or objectives as ours, such entities may be in competition with us for the investments we make. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first program) to December 31, 2013, affiliates of our advisor have sponsored 15 public programs, all of which had raised funds as of December 31, 2013. From August 2007 (inception of the first public program) to December 31, 2013, our public programs, which include our company, ARCT, ARCT III, ARCT IV, PE-ARC, ARC-HT, ARCT V, NYRT, DNAV, ARCG, ARCP, ARC RCA, RFT, ARC HT II, PE-ARC II and ARC Global had raised $14.0 billion from 238,250 investors in public offerings. The public programs purchased 4,121 properties with an aggregate purchase price of $17.7 billion in 49 states, Washington D.C. and the Commonwealth of Puerto Rico and the United Kingdom. The investment objectives of each of these public programs are substantially identical to our investment objectives of (1) paying attractive and stable cash distributions, (2) preserving and returning stockholders’ capital contributions and (3) realizing appreciation in the value of our investments.

The following table details the percentage of properties located in the following states and U.S. territories as well as the United Kingdom based on purchase price:

State/Possession/Country	Purchase Price%
Alabama	2.1%
Alaska	0.0%
Arizona	1.4%
Arkansas	1.0%
California	5.1%
Colorado	1.8%
Connecticut	0.5%
Delaware	0.0%
District of Columbia	0.0%
Florida	4.5%
Georgia	5.3%
Idaho	0.3%

State/Possession/Country	Purchase Price%
Illinois	6.0%
Indiana	3.4%
Iowa	0.9%
Kansas	1.4%
Kentucky	1.5%
Louisiana	1.1%
Maine	0.3%
Maryland	1.5%
Massachusetts	1.2%
Michigan	2.7%
Minnesota	1.1%
Mississippi	1.4%
Missouri	2.6%
Montana	0.1%
Nebraska	0.6%
Nevada	0.7%
New Hampshire	0.3%
New Jersey	2.2%
New Mexico	0.5%
New York	15.1%
North Carolina	3.1%
North Dakota	0.3%
Ohio	4.0%
Oklahoma	0.9%
Oregon	0.9%
Pennsylvania	4.5%
Commonwealth of Puerto Rico	0.4%
Rhode Island	0.3%
South Carolina	2.3%
South Dakota	0.1%
Tennessee	1.7%
Texas	8.6%
United Kingdom	0.4%
Utah	0.5%
Vermont	0.1%
Virginia	1.9%
Washington	0.8%
West Virginia	0.4%
Wisconsin	2.0%
Wyoming	0.1%
100%

The properties are used by our tenants in the following industries based on purchase price:

Industry	Purchase Price%
Advertising	0.0%
Aerospace	1.0%
Agricultural Products & Services	0.1%
Auto Manufacturer	0.2%
Auto Retail	1.2%
Auto Services	0.6%
Casual Dining	4.1%
Consulting	0.1%
Consumer Goods	0.2%
Consumer Products	5.6%
Contract Research	0.1%
Discount Retail	5.0%
Distribution	0.3%
Diversified Industrial	0.7%
Education	0.0%
Family Dining	2.3%
Financial Services	2.4%
Fitness	0.1%
Food Storage	0.0%
Foot Apparel	0.1%
Freight	5.1%
Gas/Convenience	1.4%
Government Services	1.7%
Haircare Services	0.0%
Healthcare	13.1%
Heavy Equipment	0.1%
Home Maintenance	1.8%
Hotel	0.8%
Information and communications	0.1%
Insurance	3.1%
Jewelry	0.4%
Manufacturing	0.7%
Marine Products	0.0%
Media	0.2%
Medical Office	0.1%
Motor Cycle	0.1%
Office	10.0%
Oil/Gas	0.3%
Packaging	0.1%
Parking	0.0%
Pharmacy	6.7%
Printing Services	0.0%
Professional Services	0.4%
Publishing	0.1%
Quick Service Restaurant	7.1%
Refrigerated Warehousing	1.0%

Industry	Purchase Price%
Residential	0.2%
Restaurant	1.0%
Restaurant — Casual Dining	0.0%
Restaurant — Quick Service	0.2%
Retail	8.7%
Retail — Department Stores	1.0%
Retail — Discount	0.0%
Retail — Hobby/books/music	0.0%
Retail — Home furnishings	0.1%
Retail — Sporting Goods	0.2%
Retail — Wholesale	0.1%
Retail Banking	4.9%
Specialty Retail	2.0%
Storage Facility	0.0%
Supermarket	1.7%
Technology	0.8%
Telecommunications	0.4%
Transportation	0.0%
Travel Centers	0.1%
Utilities	0.1%
100.0%

The purchased properties were 24.3% new and 75.7% used, based on purchase price. As of December 31, 2013, two of the purchased properties are under construction. As of December 31, 2013, three properties had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, incorporated on August 17, 2007, was a Maryland corporation that qualified as a REIT. ARCT was formed to acquire a diversified portfolio of commercial real estate, primarily freestanding single-tenant properties net leased to credit worthy tenants on a long-term basis. In January 2008, ARCT commenced an initial public offering on a “best efforts” basis to sell up to 150.0 million shares of common stock, excluding 25.0 million shares issuable pursuant to a distribution reinvestment plan, offered at a price of $10.00 per share, subject to certain volume and other discounts. In March 2008, ARCT commenced real estate operations. ARCT’s initial public offering closed in July 2011 having raised $1.7 billion in gross proceeds from the sale of 179.4 million shares of common stock and having incurred, cumulatively to that date, $198.0 million in offering costs, commissions and dealer manager fees for the sale of its common stock. ARCT operated as a non-traded REIT through February 29, 2012. Effective as of March 1, 2012, ARCT internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCP became a self-administered REIT managed full-time by its own management team, or the Internalization. Concurrent with the Internalization, ARCT listed its common stock on The NASDAQ Global Select Market under the symbol “ARCT”, or the Listing. In connection with the Listing, ARCT offered to purchase up to $220.0 million in shares of common stock from its stockholders, pursuant to a modified “Dutch Auction” cash tender offer, or the Tender Offer. As a result of the Tender Offer, in April 2012, ARCT had purchased 21.0 million shares of its common stock at a purchase price of $10.50 per share, for an aggregate cost of $220.0 million, excluding fees and expenses relating to the

Tender Offer. On September 6, 2012, ARCT entered into an Agreement and Plan of Merger with Realty Income Corporation, a Maryland corporation and its subsidiary, which was subsequently amended on January 6, 2013. The merger was approved by both companies’ boards of directors and was subsequently approved by both companies’ stockholders on January 16, 2013. The merger closed on January 22, 2013, pursuant to which ARCT merged with and into a subsidiary of Realty Income Corporation and trading of ARCT’s shares was suspended at market close on that date. As of December 31, 2012, ARCT had total real estate investments, at cost, of $2.2 billion, comprised of 515 properties.

New York REIT, Inc.

New York REIT, Inc. (formerly American Realty Capital New York Recovery REIT, Inc.), or NYRT, a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. NYRT was incorporated on October 6, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. NYRT filed its initial registration statement with the SEC on November 12, 2009 and became effective on September 2, 2010. NYRT had received aggregate gross offering proceeds of $17.0 million from the sale of 2.0 million shares from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act). On December 15, 2011, NYRT exercised its option to convert all its outstanding preferred shares into 2.0 million shares of common stock on a one-to-one basis. As of February 28, 2014, NYRT had received aggregate gross proceeds of $1.7 billion which includes the sale of 169.7 million shares in its public offering, $17.0 million from its private offering and $32.2 million from its distribution reinvestment plan. As of February 28, 2014, there were 175.1 million shares of NYRT common stock outstanding, including restricted stock, converted preferred shares, and shares issued under its distribution reinvestment plan. As of February 28, 2014, NYRT had total real estate-related assets of $2.1 billion, comprised of 23 properties and one preferred equity investment. As of December 31, 2013, NYRT had incurred, cumulatively to that date, $174.9 million in selling commissions, dealer manager fees and offering costs for the sale of its common stock and $26.5 million for acquisition costs related to its portfolio of properties. On April 15, 2014, NYRT listed its common stock on the New York Stock Exchange under the symbol “NYRT,” or the NYRT Listing. In connection with the NYRT Listing, NYRT commenced a tender offer to purchase up to 23,255,814 shares of its common stock at a purchase price of $10.75 per share for an aggregate cost of approximately $250.0 million, excluding fees and expenses relating to the tender offer. As a result of the Tender Offer, in May 2014, NYRT had purchased 14,156,294 shares of its common stock at a purchase price of $10.75 per share, for an aggregate cost of approximately $152.2 million, excluding fees and expenses relating to the Tender Offer. On June 19, 2014, the closing price per share of common stock of NYRT was $11.82.

Phillips Edison — ARC Shopping Center REIT, Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PE-ARC was incorporated on October 13, 2009 and qualified as a REIT beginning with the taxable year ended December 31, 2010. PE-ARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PE-ARC invests primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of February 28, 2014, PE-ARC had received aggregate gross offering proceeds of $1.8 billion which includes the sale of 176.9 million shares of common stock in its public offering and $30.6 million from its distribution reinvestment program. As of February 28, 2014, PE-ARC had acquired 87 properties and had total real estate investments at cost of $1.3 billion. As of December 31, 2013, PE-ARC had incurred, cumulatively to that date, $185.1 million in offering costs for the sale of its common stock and $25.0 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and became effective on February 18, 2011. As of

February 28, 2014, ARC HT had received aggregate gross offering proceeds of $1.8 billion which includes the sale of 174.4 million shares in its public offering and $69.1 million from its distribution reinvestment plan. As of February 28, 2014, ARC HT had acquired 120 healthcare-related properties, for a purchase price of $1.8 billion. As of December 31, 2013, ARC HT had incurred, cumulatively to that date, $197.5 million in offering costs for the sale of its common stock and $26.5 million for acquisition costs related to its portfolio of properties. On April 7, 2014, ARC HT listed its common stock on The NASDAQ Global Select Market under the symbol “HCT,” or the HCT Listing. In connection with the HCT Listing, HCT commenced a tender offer to purchase up to 13,636,364 shares of its common stock at a purchase price of $11.00 per share for an aggregate cost of approximately $150.0 million, excluding fees and expenses relating to the tender offer. As a result of the Tender Offer, in May 2014, HCT had purchased 13,636,363 shares of its common stock at a purchase price of $11.00 per share, for an aggregate cost of $150.0 million, excluding fees and expenses relating to the Tender Offer. On June 1, 2014, HCT entered into an Agreement and Plan of Merger with Ventas, Inc., a Delaware corporation and its subsidiary. The merger has been approved by both companies’ boards of directors but is subject to stockholder approval. The merger is expected to close in the fourth quarter of 2014. On June 19, 2014, the closing price per share of common stock of ARC HT was $10.85.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was organized on July 29, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2012. ARC RCA filed its registration statement with the SEC on September 14, 2010 and became effective on March 17, 2011. As of February 28, 2014, ARC RCA had received aggregate gross proceeds of $153.2 million which includes the sale of 15.3 million shares in its public offering and $1.0 million from its distribution reinvestment plan. As of February 28, 2014, ARC RCA had acquired three properties for a purchase price of $107.6 million. As of December 31, 2013, ARC RCA has incurred, cumulatively to that date, $14.9 million in offering costs for the sale of its common stock and $2.0 million for acquisition costs related to its portfolio of properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC DNAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC DNAV was incorporated on September 10, 2010 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013, ARC DNAV filed its registration statement with the SEC on October 8, 2010 and became effective on August 15, 2011. As of February 28, 2014, ARC DNAV had received aggregate gross proceeds of $21.1 million which includes the sale of 2.1 million shares in its public offering and $0.5 million from its distribution reinvestment plan. As of February 28, 2014, ARC DNAV had acquired 13 properties with total real estate investments, at cost, of $32.8 million. As of December 31, 2013, ARC DNAV had incurred, cumulatively to that date, $6.1 million in offering costs from the sale of its common stock and $0.9 million for acquisition costs related to its portfolio of properties.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, was the seventh publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and became effective on March 31, 2011. As of February 28, 2013, ARCT III had received aggregate gross proceeds of $1.8 billion which includes the sale of 174.0 million shares in its public offering and $31.9 million from its distribution reinvestment plan. As of February 28, 2013, ARCT III owned 533 single-tenant, freestanding properties and had total real estate investments, at cost, of $1.7 billion. As of December 31, 2012, ARCT III had incurred, cumulatively to that date, $196.5 million in offering costs for the sale of its common stock and $40.8 million for acquisition costs related to its portfolio of properties. On December 17, 2012, ARCT III and ARCP entered into an Agreement and Plan of Merger under which ARCP acquired all of the outstanding shares of ARCT III. The merger was approved by the independent members of both companies’ boards of directors and was subsequently approved by both companies’ stockholders on February 26, 2013. On February 26, 2013, ARCP stockholders approved the issuance of common stock in connection with the merger and ARCT III stockholders approved the merger. The merger closed on February 28, 2013, pursuant to which ARCT III merged with and into a subsidiary of ARCP. On March 1, 2013, in connection with the merger, ARCT III stockholders received their respective cash or stock consideration from ARCP, as elected, pursuant to terms of the Agreement and Plans of Merger on March 1, 2013.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. On September 6, 2011, ARCP completed its initial public offering of 5.6 million shares of common stock. ARCP’s common stock is traded on The NASDAQ Capital Market under the symbol “ARCP.” On November 2, 2011, ARCP completed an underwritten follow-on offering of 1.5 million shares of common stock. In addition, on November 7, 2011, ARCP closed on the underwriters’ overallotment option of an additional 0.1 million shares of common stock. On June 18, 2012, ARCP closed its secondary offering of 3.3 million shares of common stock. In addition, on July 9, 2012, ARCP closed on the underwriters’ overallotment option of an additional 0.5 million shares of common stock. On January 29, 2013, ARCP completed an underwritten public follow-on offering of 1.8 million shares of common stock and an additional 270,000 shares of common stock for the overallotment option of the underwriters. In January 2013, ARCP commenced its “at the market” equity offering under which ARCP has issued 553,300 shares of common stock. On February 28, 2013, ARCT III merged with and into a subsidiary of ARCP, pursuant to the Agreement and Plan of Merger entered into on December 17, 2012, under which ARCP acquired all of the outstanding shares of ARCT III. On March 1, 2013, in connection with the merger, ARCT III stockholders received, pursuant to terms of the Agreement and Plan of Merger, their respective cash or stock consideration from ARCP, as elected. On June 7, 2013, ARCP completed two private placement transactions through which it issued approximately 29.4 million shares of common stock and approximately 28.4 million shares of Series C convertible preferred stock. On November 12, 2013, ARCP closed on the two previously announced private placement transactions for the sale and issuance of approximately 15.1 million shares of common stock and approximately 21.7 million shares of a new Series D Cumulative Convertible Preferred Stock. Following the closing of ARCP’s merger with CapLease, Inc., ARCP converted all outstanding Series C Shares into shares of common stock. Pursuant to the limit in the Series C Articles Supplementary on the number of shares of common stock that could be issued upon conversion of Series C Shares, on November 12, 2013, ARCP converted 1.1 million Series C Shares into 1.4 million shares of common stock.

In aggregate, through February 28, 2014, ARCP has received 1.5 billion of proceeds from the sale of common and convertible preferred stock. As of February 28, 2014, ARCP owned 3,771 buildings, including properties purchased by ARCT III, freestanding properties and real estate investments, at a purchase price of 8.2 billion. On May 28, 2013, ARCP and CapLease, Inc., or CapLease, entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of CapLease. The merger was approved by both companies’ boards of directors and CapLease’s stockholders and closed on November 5, 2013. On July 1, 2013, ARCT IV and ARCP entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of ARCT IV. The merger was approved by both companies’ boards of directors and ARCT IV's stockholders and closed on January 3, 2014. Effective as of January 8, 2014, ARCP internalized the management services previously provided by American Realty Capital Advisors, LLC and its affiliates, as a result of which ARCP became a self-administered REIT managed full-time by its own management team. On October 22, 2013, ARCP entered into an Agreement and Plan of Merger with Cole Real Estate Investments, Inc., or Cole, under which ARCP subsequently acquired all of the outstanding shares of Cole. The merger was approved by both companies’ boards of directors and stockholders and closed on February 7, 2014. On June 19, 2014, the closing price per share of common stock of ARCP was $12.17.

American Realty Capital Global Trust, Inc.

American Realty Capital Global Trust, Inc., or ARC Global, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARC Global was incorporated on July 13, 2011 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013.

ARC Global filed its registration statement with the SEC on October 27, 2011, which was declared effective by the SEC on April 20, 2012. As of February 28, 2014, ARC Global received aggregate gross proceeds of $455.6 million which includes the sale of 45.7 million shares in its public offering and $2.3 million from its distribution reinvestment plan. As of February 28, 2014, ARC Global had acquired 42 properties with an aggregate base purchase price of $361.1 million. As of December 31, 2013, ARC Global had incurred, cumulatively to that date, $20.5 million in offering costs for the sale of its common stock and $8.0 million for acquisition costs related to its property acquisitions.

American Realty Capital Trust IV, Inc.

American Realty Capital Trust IV, Inc., or ARCT IV, a Maryland corporation, was the tenth publicly offered REIT sponsored by American Realty Capital. ARCT IV was incorporated on February 14, 2012 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2012. ARCT IV filed its registration statement with the SEC on March 22, 2012, which was declared effective by the SEC on June 8, 2012. As of December 31, 2013, ARCT IV had received aggregate gross proceeds of $1.8 billion which includes the sale of 70.2 million shares in its public offering and $21.0 million under its distribution reinvestment plan. As of December 31, 2013, ARCT IV owned 1,231 freestanding properties at an aggregate purchase price of $2.2 billion. As of December 31, 2013, ARCT IV had incurred, cumulatively to that date, $197.1 million in offering costs for the sale of its common stock and $55.7 million for acquisition costs related to its portfolio of properties. On July 1, 2013, ARCT IV and ARCP entered into an Agreement and Plan of Merger under which ARCP subsequently acquired all of the outstanding shares of ARCT IV. The merger was approved by both companies’ boards of directors and was subsequently approved by ARCT IV's stockholders on January 3, 2014. The merger closed on January 3, 2014, pursuant to which ARCT IV merged with and into a subsidiary of ARCP.

American Realty Capital Healthcare Trust II, Inc.

American Realty Capital Healthcare Trust II, Inc., or ARC HT II, a Maryland corporation, is the eleventh publicly offered REIT sponsored by American Realty Capital. ARC HT II was incorporated on October 15, 2012 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013. ARC HT II filed its registration statement with the SEC on October 31, 2012, which was declared effective by the SEC on February 14, 2013. As of February 28, 2014, ARC HT II received aggregate gross proceeds of $402.5 million from the sale of 16.1 million shares in its public offering and $2.5 million from its distribution reinvestment plan. As of February 28, 2014, ARC HT II had acquired ten properties with a purchase price of $64.6 million. As of December 31, 2013, ARC HT II had incurred, cumulatively to that date, $24.8 million in offering costs for the sale of its common stock and $0.7 million for acquisition costs related to its portfolio of properties.

ARC Realty Finance Trust, Inc.

ARC Realty Finance Trust, Inc., or ARC RFT, a Maryland corporation, is the twelfth publicly offered REIT sponsored by American Realty Capital. ARC RFT was incorporated on November 15, 2012 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013. ARC RFT filed its registration statement publicly with the SEC on January 22, 2013, which was declared effective by the SEC on February 12, 2013. As of February 28, 2014, ARC RFT received aggregate gross proceeds of $57.5 million from the sale of 2.3 million shares in its public offering and $0.3 million from its distribution reinvestment plan. As of February 28, 2014, ARC RFT’s investments, at amortized cost, were $35.9 million. As of December 31, 2013, ARC RFT had incurred, cumulatively to that date, $5.9 million in offering costs for the sale of its common stock.

American Realty Capital Trust V, Inc.

American Realty Capital Trust V, Inc., or ARCT V, a Maryland corporation, is the thirteenth publicly offered REIT sponsored by American Realty Capital. ARCT V was incorporated on January 22, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013. ARCT V filed its registration statement publicly with the SEC on March 6, 2013, which was declared effective by the SEC on April 4, 2013. As of February 28, 2014, ARCT V received aggregate gross proceeds of $1.6 billion from the sale of 62.1 million shares in its public offering and $30.6 million from its distribution reinvestment plan. As of February 28, 2014, ARCT V owned 284 freestanding properties at an aggregate purchase price of $1.4 billion. As of December 31, 2013, ARCT V had incurred, cumulatively to that date, $174.0 million in offering costs for the sale of its common stock and $26.9 million for acquisition costs related to its portfolio of properties.

Phillips Edison — ARC Grocery Center REIT II, Inc.

Phillips Edison — ARC Grocery Center REIT II, Inc., or PE-ARC II, a Maryland corporation, is the fourteenth publicly offered REIT sponsored by American Realty Capital. PE-ARC II was incorporated on June 5, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2013. PE-ARC II filed its registration statement with the SEC on August 13, 2013, which was declared effective by the SEC on November 25, 2013. As of February 28, 2014, PE-ARC II received aggregate gross proceeds of $45.4 million from the sale of 1.8 million shares in a private placement. As of February 28, 2014, PE-ARC II had not acquired any properties. As of December 31, 2013, PE-ARC II had incurred, cumulatively to that date, $1.9 million in offering costs for the sale of its common stock.

Business Development Corporation of America

The American Realty Capital group of companies also has sponsored Business Development Corporation of America, or BDCA, a Maryland corporation. BDCA was organized on May 5, 2010 and is a publicly offered specialty finance company which has elected to be treated as a business development company under the Investment Company Act. As of February 28, 2014, BDCA had raised gross proceeds of $883.2 million which includes the sale of 80.3 million shares in its public offering and $17.5 million from its distribution reinvestment plan. As of February 28, 2014, BDCA’s investments, at amortized cost, were $1.1 billion. As of December 31, 2013, BDCA had incurred, cumulatively to that date, $67.2 million in offering costs for the sale of its common stock.

American Energy Capital Partners, LP

The American Realty Capital group of companies also has sponsored American Energy Capital Partners, LP, or AEP, a Delaware limited partnership. AEP is American Realty Capital’s first oil and gas limited partnership and was organized on October 30, 2013. AEP was formed to acquire, develop, operate, produce and sell working and other interests in producing and non-producing oil and natural gas properties located onshore in the United States. AEP filed a registration statement with the SEC on December 13, 2013 which has yet to be declared effective. As of February 28, 2014, AEP had received an initial capital contribution of $1,000 and had raised no gross proceeds from its initial public offering. As of February 28, 2014, AEP had made no investments. As of February 28, 2014, AEP had yet to incur any offering costs for the sale of its limited partner interests.

American Realty Capital New York City REIT, Inc.

American Realty Capital New York City REIT, Inc., or ARC NYCR, a Maryland corporation, is the sixteenth publicly offered REIT sponsored by American Realty Capital. ARC NYCR was incorporated on December 19, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2014. ARC NYCR filed its registration statement with the SEC on February 26, 2014, which was declared effective by the SEC on April 24, 2014. As of January 2, 2014, ARC NYCR received aggregate gross proceeds of $0.2 million from the sale of 8,888 shares in a private placement. As of January 2, 2014, ARC NYCR had not acquired any properties. As of January 2, 2014, ARC NYCR had incurred, cumulatively to that date, $0.2 million in offering costs for the sale of its common stock.

United Development Funding Income Fund V

United Development Funding Income Fund V, or UDF V, a Maryland corporation, is the seventeenth publicly offered REIT co-sponsored by American Realty Capital and UDF Holdings L.P. UDF V was incorporated on October 1, 2013 and intends to elect and qualify to be taxed as a REIT beginning with the taxable year ended December 31, 2014 or the first year during which UDF V commences real estate operations. UDF V filed its registration statement with the SEC on February 26, 2014, which has not yet been declared effective by the SEC. UDF V was formed to generate current interest income by investing in secured loans and producing profits from investments in residential real estate.

Liquidity of Public Programs

In order to assist FINRA members in complying with FINRA Rule 2310(b)(3)(D), in this section we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor, which for this purpose excludes ARCP, a REIT that is and always has been listed on a national securities exchange, commencing with the NASDAQ Capital Market and, subsequently, the NASDAQ Global Select Market. Through December 31, 2013, American Realty Capital has sponsored the following other public programs (excluding ARCP): ARCT, NYRT, PE-ARC, ARC HT, ARC RCA, ARC DNAV, ARCT III, ARC Global, ARCT IV, ARC HT II, ARCT V, ARC RFT, BDCA, PE-ARC II and ARC NYCR.

ARCT was a non-traded REIT until March 1, 2012, when it listed its shares of common stock on The NASDAQ Global Select Market. ARCT’s prospectus for its initial public offering provided that it would seek to consummate a listing of shares of its common stock on a national securities exchange by the tenth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARCT achieved a listing on a national securities exchange within the time it contemplated to do so. Additionally, ARCT III was a non-traded REIT until February 28, 2013, when it merged with and into ARCP. ARCT III’s prospectus for its initial public offering provided that ARCT III would seek to consummate a sale or merger by the fifth anniversary of the termination of its initial public offering. By merging with and into ARCP, ARCT III achieved a sale or merger within the time it contemplated to do so. Further, ARCT IV was a non-traded REIT until January 3, 2014, when it merged with and into ARCP. ARCT IV’s prospectus for its initial public offering provided that ARCT IV would seek to consummate a sale or merger by the sixth anniversary of the termination of its initial public offering. By merging with and into ARCP, ARCT IV achieved a sale or merger within the time it contemplated to do so. Additionally, ARC HT was a non-traded REIT until April 7, 2014, when it listed its shares of common stock on The NASDAQ Global Select Market. ARC HT’s prospectus for its initial public offering provided that it would seek to consummate a listing of its common stock on a national securities exchange by the eighth anniversary of the commencement of its initial public offering. By listing its common stock on The NASDAQ Global Select Market, ARC HT achieved a listing on a national securities exchange within the time it contemplated to do so. Further, NYRT was a non-traded REIT until April 15, 2014, when it listed its shares of common stock on the New York Stock Exchange. NYRT’s prospectus for its initial public offering provided that it would seek to consummate a listing of its common stock on a national securities exchange by the fifth anniversary of the termination of its initial public offering. By listing its common stock on the New York Stock Exchange, NYRT achieved a listing on a national securities exchange within the time it contemplated to do so. PE-ARC’s prospectus for its initial public offering provided that PE-ARC would seek to consummate a sale or merger by the fifth anniversary of the termination of its initial public offering. PE-ARC completed its offering on February 7, 2014.

The prospectus for each of these other public and programs states a date or time period by which it may be liquidated or engage in another liquidity event. Further, PE-ARC and ACRT V have completed their primary offering stages. ARC DNAV, ARC Global, ARC RFT, ARC HT II, BDCA and PE-ARC II are in their offering and acquisition stages. Other than ARCT, ARCT III and ARCT IV, none of these public programs have reached the stated date or time period by which they may be liquidated or engage in another liquidity event.

Adverse Business Developments and Conditions

The net losses incurred by the public and non-public programs are primarily attributable to non-cash items and acquisition expenses incurred for the purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT for the years ended December 31, 2012, 2011, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held. With respect to ARCT III for the year ended December 31, 2012, 98% of the net losses were attributable to depreciation and amortization expenses; and for the year ended December 31, 2011, 95% of the net losses were attributable to acquisition and transaction related expenses. With respect to ARCT IV for the year ended December 31, 2013, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses; and for the year ended December 31, 2012,

91% of the net losses were attributable to acquisition and transaction related expenses. With respect to PE-ARC for the years ended December 31, 2013 and 2012, the entire net loss was attributable to depreciation and amortization expenses; for the year ended December 31, 2011, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses; and for the year ended December 31, 2010, the net losses were primarily attributable to acquisition and transaction related expenses and general and administrative expenses. With respect to ARC HT for the years ended December 31, 2013 and 2012, the entire net loss was attributable to depreciation and amortization expenses and for the year ended December 31, 2011, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses. With respect to ARCT V for the year ended December 31, 2013, the entire net loss was attributable to acquisition and transaction related expenses. With respect to NYRT for the years ended December 31, 2013, 2012 and 2011, the net loss was attributable to depreciation and amortization expenses; and for the year ended December 31, 2010, the net losses were primarily attributable to depreciation and amortization and acquisition and transaction related expenses.

As of December 31, 2013, our sponsor’s public programs have purchased 4,121 properties. From 2008 to 2013, our sponsor’s programs referenced above have experienced a non-renewal of 91 leases, 81 of which have been leased to new tenants. Additionally, during this time our sponsor’s programs have experienced a renewal of 141 leases. Further, none of these programs have been subject to mortgage foreclosure or significant losses on the sales of properties during the same period of time.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.”

Experts

The following disclosure is hereby added immediately after the heading “Experts” on page 251 of the Prospectus.

“The consolidated financial statements of W2007 Grace I, LLC and Subsidiaries at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of American Realty Capital Hospitality Trust, Inc. as of December 31, 2013, and for the year then ended, and the combined financial statements and schedule of the Barceló Portfolio (Predecessor) as of December 31, 2013 and for the year then ended have been included in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.”

Prior Performance Tables

The prior performance tables contained in Appendix A of the Prospectus are hereby replaced with prior performance tables attached to this Supplement No. 2 as Appendix A. The revised prior performance tables supersede and replace the prior performance tables contained in the Prospectus.

Subscription Agreements

The form of subscription agreement contained in Appendix C-1 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 2 as Appendix C-1. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

The form of multi-offering subscription agreement contained in Appendix C-2 of the Prospectus is hereby replaced with the revised form of multi-offering subscription agreement attached to this Supplement No. 2 as Appendix C-2. The revised form of multi-offering subscription agreement supersedes and replaces the prior form of multi-offering subscription agreement contained in the Prospectus.

Privacy Policy Notice

The reference to “Amy B. Boyle” on page 3 of Appendix G of the Prospectus is hereby replaced with “Nicholas Radesca.”

Annex A

On June 2, 2014, we filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K in connection with our entry into a Real Estate Sale Agreement to acquire 126 hotels, an unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 and an unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013, which are attached as Annex A to this Supplement No. 2.

Annex B

On June 2, 2014, we filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K in connection with our entry into a Real Estate Sale Agreement to acquire 126 hotels, the unaudited condensed consolidated financial statements of W2007 Grace I, LLC as of March 31, 2014 and December 31, 2013 and for the three months ended March 31, 2014 and 2013, which are attached as Annex B to this Supplement No. 2.

Annex C

On June 2, 2014, we filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K in connection with our entry into a Real Estate Sale Agreement to acquire 126 hotels, the consolidated financial statements of W2007 Grace I, LLC as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, which are attached as Annex C to this Supplement No. 2.

Annex D

On May 15, 2014, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which is attached as Annex D to this Supplement No. 2.

Annex E

On April 7, 2014, we filed with the Securities and Exchange Commission our Annual Report on Form 10-K for the year ended December 31, 2013, which is attached as Annex E to this Supplement No. 2.

APPENDIX A

PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning programs sponsored directly or indirectly by the parent of our sponsor. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of the parent of our sponsor and its affiliates. The parent of our sponsor’s prior public programs described in the following tables have investment objectives similar to ours. The parent of our sponsor considers programs that aim to preserve and protect investors' capital, provide stable cash distributions and generate capital appreciation to have investment objectives similar to those of our company. For additional information see the section entitled “Prior Performance Summary” in the prospectus.

Certain of the tables below provide information with respect to ARCT. ARCT was a public program sponsored by the parent of our sponsor. On January 22, 2013, ARCT merged with and into a subsidiary of Realty Income Corporation.

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY THE PARENT OF OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

A-1

TABLE 1

EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I provides a summary of the experience of the parent of our sponsor and its affiliates in raising and investing funds for ARCT from its inception on August 17, 2007 to December 31, 2011, its last year before termination, ARCT III from its inception on October 15, 2010 to December 31, 2012, its last year before termination, ARCT IV from its inception on February 14, 2012 to December 31, 2013, PE-ARC from its inception on October 13, 2009 to December 31, 2013, HCT from its inception on August 23, 2010 to December 31, 2013, ARCT V from its inception on January 22, 2013 to December 31, 2013, and NYRT from its inception on October 6, 2009 to December 31, 2013. Information includes the dollar amount offered and raised, the length of the offering and the number of months to invest 90% of the amount available for investment.

(dollars in thousands)	ARCT(1)	ARCT III(2)	ARCT IV	PE-ARC		HCT		ARCT V		NYRT
Dollar amount offered	$1,500,000	$1,500,000	$1,500,000	$1,785,000		$1,500,000		$1,700,000		$1,500,000
Dollar amount raised(3)	1,695,813	1,750,291	1,753,560	1,741,472		1,791,198		1,557,640		1,697,677	(4)
Length of offerings (in months)	39	23	19	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)
Months to invest 90% of amount available for investment (from beginning of the offering)	39	18	14	N/A	(6)	32		N/A	(6)	40

(1)	ARCT completed its offering in July 2011. The data above includes uses of offering proceeds through December 31, 2011 and excludes proceeds received through private programs.
(2)	ARCT III completed its offering in September 2012. The data above includes uses of offering proceeds through December 31, 2012.
(3)	As of December 31, 2013. Includes share proceeds received through distribution reinvestment plans and shares reallocated from distribution reinvestment plans to the primary offerings.
(4)	Excludes gross proceeds of $17.0 million received in a private placement during the year ended December 31, 2010.
(5)	These offerings are closed, but a liquidity event has not occurred as of December 31, 2013.
(6)	As of December 31, 2013 these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

A-2

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

Table III summarizes the operating results of ARCT from its inception on August 17, 2007 to December 31, 2011, its last year before termination, ARCT III from its inception on October 15, 2010 to December 31, 2012, its last year before termination, ARCT IV from its inception on February 14, 2012 to December 31, 2013, PE-ARC from its inception on October 13, 2009 to December 31, 2013, HCT from its inception on August 23, 2010 to December 31, 2013, ARCT V from its inception on January 22, 2013 to December 31, 2013, and NYRT from its inception on October 6, 2009 to December 31, 2013.

	ARCT(2)					ARCT III(3)			ARCT IV
(dollars in thousands, except per share data)	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Period From August 17, 2007 (Date of Inception) to December 31, 2007	Year Ended December 31, 2012	Year Ended December 31, 2011	Period From October 15, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2013	Period From February 14, 2012 (Date of Inception) to December 31, 2012
Summary Operating Results
Gross revenues	$129,120	$44,773	$14,964	$5,546	$—	$49,971	$795	$—	$89,382	$414
Operating expenses	$113,981	$36,919	$9,473	$3,441	$1	$75,580	$2,884	$—	$139,559	$2,970
Operating income (loss)	$15,139	$7,854	$5,491	$2,106	$(1)	$(25,609)	$(2,089)	$—	$(50,177)	$(2,556)
Interest expense	$(37,373)	$(18,109)	$(10,352)	$(4,774)	$—	$(7,500)	$(36)	$—	$(21,505)	$—
Net income (loss)-GAAP basis	$(23,955)	$(9,652)	$(4,315)	$(4,283)	$(1)	$(32,151)	$(2,124)	$—	$(71,659)	$(2,537)
Summary Statement of Cash Flows
Net cash flows provided by (used in) operating activities	$49,525	$9,864	$(2,526)	$4,013	$(200)	$5,542	$(1,177)	$—	$19,314	$(2,170)
Net cash flows provided by (used in) investing activities	$(1,203,365)	$(555,136)	$(173,786)	$(97,456)	$—	$(1,499,605)	$(72,453)	$—	$(2,156,838)	$(76,916)
Net cash flows provided by (used in) financing activities	$1,155,184	$572,247	$180,435	$94,330	$—	$1,632,005	$89,813	$—	$2,024,247	$214,788
Amount and Source of Distributions
Total distributions paid to common stockholders(1)	$86,597	$20,729	$3,176	$445	$—	$55,611	$565	$—	$90,520	$801
Distribution data per $1,000 invested:
Total distributions paid to common stockholders	$51.07	$34.32	$21.96	$37.97	$—	$31.78	$5.50	$—	$51.62	$3.14
From operations and sales of properties	$26.38	$16.33	$—	$25.26	$—	$3.17	$—	$—	$11.01	$—
From all other sources (financing or offering proceeds)	$24.69	$17.99	$21.96	$12.71	$—	$28.61	$5.50	$—	$40.61	$3.14
Summary Balance Sheet
Total assets (before depreciation)	$2,232,151	$946,831	$350,569	$167,999	$938	$1,741,260	$90,496	$402	$2,274,944	$217,048
Total assets (after depreciation)	$2,130,575	$914,054	$339,277	$164,942	$938	$1,709,383	$89,997	$402	$2,218,446	$216,743
Total liabilities	$730,371	$411,390	$228,721	$163,183	$739	$252,386	$6,541	$202	$809,400	$2,733
Estimated per share value	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-3

	PE-ARC					HCT
(dollars in thousands, except per share data)	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Period From October 13, 2009 (Date of Inception) to December 31, 2009	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period From August 23, 2010 (Date of Inception) to December 31, 2010
Summary Operating Results
Gross revenues	$73,165	$17,550	$3,529	$98	$—	$125,353	$35,738	$3,314	$—
Operating expenses	$75,184	$18,804	$5,234	$808	$—	$132,340	$37,209	$6,242	$1
Operating income (loss)	$(2,019)	$(1,254)	$(1,705)	$(710)	$—	$(6,987)	$(1,471)	$(2,928)	$(1)
Interest expense	$(10,511)	$(3,020)	$(811)	$(38)	$—	$(15,843)	$(9,184)	$(1,191)	$—
Net income (loss)-GAAP basis	$(12,350)	$(4,273)	$(2,516)	$(747)	$—	$(22,172)	$(10,637)	$(4,117)	$(1)
Summary Statement of Cash Flows
Net cash flows provided by (used in) operating activities	$18,540	$4,033	$593	$201	$—	$53,011	$7,793	$(2,161)	$(1)
Net cash flows provided by (used in) investing activities	$(776,219)	$(198,478)	$(56,149)	$(21,249)	$—	$(942,718)	$(452,546)	$(53,348)	$—
Net cash flows provided by (used in) financing activities	$1,210,275	$195,130	$61,818	$21,555	$200	$979,285	$453,584	$60,547	$1
Amount and Source of Distributions
Total distributions paid to common stockholders(1)	$38,007	$3,673	$873	$—	$—	$95,839	$14,474	$675	$—
Distribution data per $1,000 invested:
Total distributions paid to common stockholders	$54.12	$56.43	$58.07	$—	$—	$53.50	$29.48	$91.49	$—
From operations and sales of properties	$26.40	$56.43	$39.44	$—	$—	$25.11	$15.87	$—	$—
From all other sources (financing or offering proceeds)	$27.72	$—	$18.62	$—	$—	$28.39	$13.61	$91.49	$—
Summary Balance Sheet
Total assets (before depreciation)	$1,767,110	$337,167	$87,463	$22,831	$1,143	$1,821,923	$711,930	$173,923	$844
Total assets (after depreciation)	$1,721,527	$325,410	$85,192	$22,713	$1,143	$1,734,573	$690,668	$172,315	$844
Total liabilities	$251,995	$173,139	$58,007	$21,556	$943	$298,829	$243,381	$118,490	$645
Estimated per share value	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-4

	ARCT V	NYRT
(dollars in thousands, except per share data)	Period From January 22, 2013 (Date of Inception) to December 31, 2013	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Period From October 6, 2009 (Date of Inception) to December 31, 2009
Summary Operating Results
Gross revenues	$24,289	$55,887	$15,422	$7,535	$2,377	$—
Operating expenses	$47,105	$67,266	$16,787	$6,888	$3,179	$1
Operating income (loss)	$(22,816)	$(11,379)	$(1,365)	$647	$(802)	$(1)
Interest expense	$(485)	$(10,673)	$(4,994)	$(3,910)	$(1,070)	$—
Net income (loss)-GAAP basis	$(20,797)	$(19,311)	$(6,372)	$(3,265)	$(1,871)	$(1)
Summary Statement of Cash Flows
Net cash flows provided by (used in) operating activities	$(13,617)	$9,428	$3,030	$263	$(1,234)	$1
Net cash flows provided by (used in) investing activities	$(1,225,532)	$(1,309,508)	$(145,753)	$(25,736)	$(30,729)	$—
Net cash flows provided by (used in) financing activities	$1,340,325	$1,528,103	$137,855	$35,346	$32,312	$1
Amount and Source of Distributions
Total distributions paid to common stockholders(1)	$35,277	$36,642	$6,703	$970 (4)	$— (4)	$—
Distribution data per $1,000 invested:
Total distributions paid to common stockholders	$22.65	$21.58	$38.28	$22.27	$—	$—
From operations and sales of properties	$—	$5.55	$17.30	$6.04	$—	$—
From all other sources (financing or offering proceeds)	$22.65	$16.03	$20.98	$16.23	$—	$—
Summary Balance Sheet
Total assets (before depreciation)	$1,362,322	$2,089,488	$380,113	$141,139	$70,948	$954
Total assets (after depreciation)	$1,347,375	$2,048,305	$367,850	$136,964	$69,906	$954
Total liabilities	$35,561	$599,046	$225,419	$85,773	$45,781	$755
Estimated per share value	N/A	N/A	N/A	N/A	N/A	N/A

N/A — not applicable.

(1)	Distributions paid from proceeds from the sale of common stock and through distribution reinvestment plans.
(2)	ARCT completed its offering in July 2011. The data above includes uses of offering proceeds through December 31, 2011. In March 2012, ARCT became a self-administered REIT and listed its common stock on The NASDAQ Global Select Market. On January 22, 2013, ARCT merged with and into a subsidiary of Realty Income Corporation and trading of ARCT's shares was suspended at market close on that date.
(3)	ARCT III completed its offering in September 2012. The data above includes uses of offering proceeds through December 31, 2012. On February 28, 2013, ARCT III merged with and into a subsidiary of ARCP.
(4)	Excludes distributions related to private placement programs.

A-5

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Table IV includes the operations of ARCT from its inception on August 17, 2007 to December 31, 2011, its last year before termination, ARCT III from its inception on October 15, 2010 to December 31, 2012, its last year before termination, ARCT IV from its inception on February 14, 2012 to December 31, 2013, PE-ARC from its inception on October 13, 2009 to December 31, 2013, HCT from its inception on August 23, 2010 to December 31, 2013, ARCT V from its inception on January 22, 2013 to December 31, 2013, and NYRT from its inception on October 6, 2009 to December 31, 2013.

Program name (dollars in thousands)	ARCT(1)		ARCT III(2)		ARCT IV(3)		PE-ARC		HCT		ARCT V		NYRT
Date of program closing or occurrence of liquidity event	3/1/2012		2/26/2013		1/3/2014		N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)
Duration of program (months)	50		23		19		N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)
Dollar amount raised	$1,695,813		$1,750,291		$1,753,560		$1,741,472		$1,791,198		$1,557,640		$1,697,677	(4)
Annualized Return on Investment	8.7	%(6)	22.0	%(7)	17.4	%(7)	N/A	(5)	N/A	(5)	N/A	(5)	N/A	(5)
Median Annual Leverage	31.9%		15.0%		0.0%		50.1%		15.8%		0.8%		28.2%
Aggregate compensation paid or reimbursed to the sponsor or its affiliates	$184,213		$190,897		$193,486		$158,925		$190,285		$173,491		$161,696

(1)	ARCT completed its offering in July 2011. The data above includes uses of offering proceeds through December 31, 2011 and excludes proceeds received through private programs. On March 1, 2012, ARCT became a self-administered REIT and listed it common stock on the NASDAQ Global Select Market. ARCT's closing price per share on March 1, 2012 was $10.49. On January 22, 2013, ARCT merged with and into a subsidiary of Realty Income Corporation. Pursuant to the terms of the merger agreement, each share of ARCT common stock was converted into (i) $0.35 in cash, (ii) 0.2874 of a share of common stock of Realty Income Corporation and (iii) cash payable in lieu of any fractional shares of common stock of Realty Income Corporation. This liquidity event resulted in proceeds to ARCT stockholders of $2.2 billion.
(2)	ARCT III completed its offering in September 2012. The data above includes uses of offering proceeds through December 31, 2012. On February 26, 2013, ARCT III merged with and into a subsidiary of ARCP. Pursuant to the terms of the merger agreement, each share of ARCT III's common stock was converted into the right to receive (i) 0.95 of a share of common stock of ARCP for those stockholders of ARCT III or (ii) $12.00 in cash. This liquidity event resulted in proceeds to ARCT III stockholders of $2.4 billion.
(3)	On January 3, 2014, ARCT IV merged with and into a subsidiary of ARCP. Pursuant to the terms of the merger agreement, each share of ARCT IV's common stock was converted into the right to receive: (i) $9.00 in cash; (ii) 0.5190 of a share of common stock of ARCP's common stock; and (iii) 0.5937 of a share of ARCP's 6.70% Series F Cumulative Redeemable Preferred Stock. This liquidity event resulted in proceeds to ARCT IV stockholders of $2.1 billion.
(4)	Excludes gross proceeds of $17.0 million received in a private placement during the year ended December 31, 2010.
(5)	These programs have closed, but a liquidity event has not occurred as of December 31, 2013.
(6)	Annualized return on investment was calculated as (a) the difference between the aggregate amounts distributed to investors and invested by investors, divided by (b) the aggregate amount invested by investors, divided by (c) the months of the offering. The aggregate amount distributed to investors includes distributions paid during the offering plus the shares outstanding multiplied by the volume weighted daily average price for the 30 day measurement period as defined in the incentive listing fee agreement.
(7)	Annualized return on investment was calculated as (a) the difference between the aggregate amounts distributed to investors and invested by investors, divided by (b) the aggregate amount invested by investors, divided by (c) the months of the offering. The aggregate amount distributed to investors includes distributions paid during the offering and the shares outstanding at the time of the sale multiplied by the price paid per share.

A-6

TABLE V

SALES OR DISPOSALS OF PROGRAM

Table V summarizes the sales or disposals of properties by ARCT from its inception on August 17, 2007 to December 31, 2011, its last year before termination, ARCT III from its inception on October 15, 2010 to December 31, 2012, its last year before termination, ARCT IV from its inception on February 14, 2012 to December 31, 2013, PE-ARC from its inception on October 13, 2009 to December 31, 2013, HCT from its inception on August 23, 2010 to December 31, 2013, ARCT V from its inception on January 22, 2013 to December 31, 2013, and NYRT from its inception on October 6, 2009 to December 31, 2013.

			Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closiing and Soft Costs			Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures(5)
Property (dollars in thousands)	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP(2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total
ARCT(6):
PNC Bank Branch – New Jersey	November – 08	September 2010	$388	$512	$—	$—	$900	$512	$187	$699	$1,035
PNC Bank Branch – New Jersey	November – 08	January 2011	$79	$502	$—	$—	$581	$502	$178	$680	$1,305

ARCT III(7)
ARCT IV:(8)
PE-ARC: Not applicable
HCT: Not applicable
ARCT V: Not applicable
NYRT: Not applicable

(1)	No purchase money mortgages were taken back by program.
(2)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(4)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.
(6)	On March 1, 2012, ARCT became a self-administered REIT and listed it common stock on the NASDAQ Global Select Market. ARCT's closing price per share on March 1, 2012 was $10.49. On January 22, 2013, ARCT merged with and into a subsidiary of Realty Income Corporation and all of ARCT's properties were acquired pursuant to the merger agreement. This liquidity event resulted in proceeds to ARCT stockholders of $2.2 billion.
(7)	On February 26, 2013, ARCT III merged with and into a subsidiary of ARCP and all of ARCT III's properties were acquired pursuant to the merger agreement. This liquidity event resulted in proceeds to ARCT III stockholders of $2.4 billion.
(8)	On January 3, 2014, ARCT IV merged with and into a subsidiary of ARCP and all of ARCT IV's properties were acquired pursuant to the merger agreement. This liquidity event resulted in proceeds to ARCT IV stockholders of $2.1 billion.

A-7

Appendix C-1

American Realty Capital Hospitality Trust, Inc.
SUBSCRIPTION AGREEMENT

AMERICAN REALTY CAPITAL
Hospitality Trust, Inc.

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE.
IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS AGREEMENT.
IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **American Realty Capital Hospitality Trust, Inc. ("ARC Hospitality")**

▸ State in which sale was made: ______

☐ Initial Investment
☐ Additional Investment:
Acct# ____________

Investment Amount

$ ____________

▸ *$2,500 minimum investment*
▸ *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed
☐ Subscription amount wired
☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARC Hospitality, make checks payable to** ***(except ARC Hospitality investors in PA, OH and WA)*****:** American Realty Capital Hospitality Trust, Inc.
  - **For ARC Hospitality investors in PA, OH and WA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Hospitality Trust, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership
(Non-Qualified)

☐ **Individual** – *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*

☐ **Tenants in Common** – *All parties must sign & initial.*

☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.*
State of ______ Custodian for ____________

☐ **Estate** – *Personal representative signature required.*
Name of Executor: ____________
Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.*
Name of Trustee: ____________

☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death**(1) – *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ____________
Include title and signature pages.

2b. Custodial Ownership
(Qualified)

☐ **Traditional IRA*** – *One signature required.*

☐ **Roll-Over IRA*** – *One signature required.*

☐ **Roth IRA*** – *One signature required.*

☐ **KEOGH Plan*** – *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*

☐ **Other** (Specify) – ____________

**Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

C-1-1

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)*

Name of Custodian or Trustee

Mailing Address

City, State, Zip

Business Phone

Custodian/Trust/Business Entity Tax ID#

Account #

Name of Custodian or Other Administrator

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner

Date of Birth

Social Security Number or Taxpayer ID #

Legal Address (No P.O. Boxes)

City, State, Zip

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor

Entity Name

Date of Birth

Social Security Number or Taxpayer ID#

If Non-U.S. Citizen, specify Country of Citizenship

Mailing Address (if different than legal address)

City, State, Zip

Home Phone

Business Phone

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______________________________

City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______________

Account No. (required): ______________

☐ Foreign national identity documents Bank Name (required): ______________

Phone No. (required): ______________

Number for the document checked above and country of issuance: ______________

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

C-1-2

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5 Distributions

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Hospitality Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP.

* *Alabama, Nebraska and Ohio investors cannot participate in the Automatic Purchase Plan.*

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by American Realty Capital Hospitality Trust, Inc. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

2 *Alabama, Nebraska and Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

3 *We request that an investor who elects to have distributions reinvested notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

4 *I authorize American Realty Capital Hospitality Trust, Inc. or its agent, American National Stock Transfer, LLC, by or through a third party provider, (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______________________

Mailing Address ______________________

City, State, Zip ______________________

Account # ______________________

Bank's ABA/Routing # ______________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **American Realty Capital Hospitality Trust, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from American Realty Capital Hospitality Trust, Inc. a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to American Realty Capital Hospitality Trust, Inc. as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if American Realty Capital Hospitality Trust, Inc. is unable to obtain a valid e-mail address for me, American Realty Capital Hospitality Trust, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ______________________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) ______________________ Date (mm/dd/yyyy) __________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ______________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

C-1-3

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000; or I/we have a net worth *(excluding home, home furnishings and automobiles)* of at least $250,000, or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.		
I/we have received the final prospectus of ARC Hospitality at least five (5) business days prior to the date of this subscription agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Hospitality, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Alabama residents only: I/we represent that I/we have a liquid net worth of at least 10 times the amount of my/our investment in ARC Hospitality and its affiliates. Note that Alabama investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs or our Automatic Purchase Plan.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in the ARC Hospitality shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobile).*		
Iowa residents only: The maximum investment allowable in ARC Hospitality and its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARC Hospitality and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investor must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in ARC Hospitality not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Hospitality offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Massachusetts residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A Massachusetts investor's aggregate investment in this Program and in other illiquid direct participation programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools) may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in ARC Hospitality.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in ARC Hospitality shares registered with the Securities Division.		
Nebraska residents only: Investors must have either (a) a net worth of $100,000 and a minimum annual income of not less than $70,000 or (b) a minimum net worth of $350,000. The investor's maximum investment in ARC Hospitality and its affiliates cannot exceed 10% of the investor's net worth. Note that Nebraska investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs or ARC Hospitality Automatic Purchase Plan.		
New Jersey residents only: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.		

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

C-1-4

C-1-5

C-1-6

C-1-7

C-1-8

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2310 of the FINRA Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box

Mailing Address

City, State, Zip

Business Phone # (Required)

Fax Phone #

E-mail Address

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required)

Representative #

Registered Representative or Advisor [I.A.] Address or P.O. Box

City, State, Zip

Business Phone # (Required)

Fax Phone #

E-mail Address

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required)

Signature(s) of Registered Representative(s) or Advisor(s) (Required)

Date

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer)

Date

8

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail

American Realty Capital Hospitality Trust, Inc. (except for ARC Hospitality investors in PA, OH and WA)
c/o DST Systems, Inc.
430 W. 7th Street, Kansas City, MO 64105-1407

For Overnight Deliveries

American Realty Capital Hospitality Trust, Inc. (except for ARC Hospitality investors in PA, OH and WA)
c/o DST Systems, Inc.
430 W. 7th Street, Kansas City, MO 64105-1407

- **For ARC Hospitality investors in PA, OH and WA, mail to:**

American Realty Capital Hospitality Trust, Inc.
c/o Realty Capital Securities, LLC
One Beacon Street, 14th Floor, Boston, MA 02108

- **Should you have any questions or concerns and require customer service to handle your request or inquiry, please contact our transfer agent at:**

American National Stock Transfer, LLC
405 Park Avenue, 12th Floor, New York, NY 10022
Phone: (877) 373-2522 | Facsimile: (646) 861-7793

FOR COMPANY USE ONLY:

Amount

Date

Check/Wire#

Account #

Registered Representative #

Firm #

Custodian ID#

Transfer Agent Reviewer

C-1-9

Appendix C-2

ARC Global	ARC DailyNAV	ARC-HTII	ARC Retail	ARC RFT	BDCA	Grocery Center REIT II	ARC Hospitality	NYC REIT

EFFECTIVE JUNE 17, 2014

PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

MULTI-OFFERING SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. INVESTORS IN ALABAMA, ARKANSAS, MARYLAND, MASSACHUSETTS OR TENNESSEE MAY NOT USE THIS MULTI-OFFERING SUBSCRIPTION AGREEMENT TO SUBSCRIBE FOR SHARES OF ANY OFFERING DESCRIBED HEREIN BUT INSTEAD SHOULD REFER TO THE SUBSCRIPTION AGREEMENT FOR EACH OFFERING.

IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS AGREEMENT.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

SUBSCRIPTION AGREEMENT

9

C-2-1

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

* *Retail shares are sold to the public through broker dealers and are subject to applicable selling commissions and dealer manager fees (see prospectus for details).*

** *Institutional shares are sold through RIAs and broker dealers that are managing wrap or fee-based accounts and are subject to an annual platform fee equal to 70 basis points of net asset value (see prospectus for details).*

Investment		Investment Amount
☐ **American Realty Capital Global Trust, Inc. ("ARC Global")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV")** ▸ State in which sale was made: ______	☐ Initial Investment: ☐ *Retail** *(or)* ☐ *Institutional*** ☐ Additional Investment ☐ *Retail** *(or)* ☐ *Institutional*** Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Healthcare Trust II, Inc. ("ARC-HT II")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital – Retail Centers of America, Inc. ("ARC Retail")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **ARC Realty Finance Trust, Inc. ("ARC RFT")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **Business Development Corporation of America ("BDCA")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$1,000 minimum investment*
☐ **Phillips Edison - ARC Grocery Center REIT II, Inc. ("Grocery Center REIT II")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital Hospitality Trust, Inc. ("ARC Hospitality")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital New York City REIT, Inc. ("NYC REIT")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment Acct# ______	$ ______ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*

Payment Method: Please indicate the method of payment: ☐ Check Enclosed ☐ Subscription amount wired ☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - ▸ **For ARC Global, ARC Daily NAV** ***(except ARC Daily NAV investors in PA)*****, ARC-HT II, ARC Retail, ARC RFT** ***(except ARC RFT investors in PA)*****, BDCA, Grocery Center REIT II** ***(except Grocery Center REIT II investors in PA)*****, ARC Hospitality** ***(except ARC Hospitality investors in PA, OH and WA)*** **and NYC REIT make checks payable to the respective offering:** American Realty Capital Global Trust, Inc. (or) American Realty Capital Daily Net Asset Value Trust, Inc. (or) American Realty Capital Healthcare Trust II, Inc. (or) American Realty Capital – Retail Centers of America, Inc. (or) ARC Realty Finance Trust, Inc. (or) Business Development Corporation of America (or) American Realty Capital Hospitality Trust, Inc (or) American Realty Capital New York City REIT, Inc.
  - ▸ **For ARC Daily NAV investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Daily Net Asset Value Trust, Inc.
  - ▸ **For ARC RFT investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for ARC Realty Finance Trust, Inc.
  - ▸ **For Grocery Center REIT II Investors in PA, make checks payable to:** UMB Bank, NA, Escrow Agent for Phillips Edison-ARC Grocery Center REIT II, Inc.
  - ▸ **For ARC Hospitality Investors in OH, PA, and WA, make checks payable to:** UMB Bank, NA, Escrow Agent for American Realty Capital Hospitality Trust, Inc.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

2a. Non-Custodial Ownership *(Non-Qualified)*

- ☐ **Individual** – *One signature required & initial.*
- ☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*
- ☐ **Tenants in Common** – *All parties must sign & initial.*
- ☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*
- ☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.* State of ______ Custodian for ______
- ☐ **Estate** – *Personal representative signature required.* Name of Executor: ______ *Include a copy of the court appointment.*
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.* Name of Trustee: ______
- ☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*
- ☐ **Transfer on Death[(1)]** – *Must complete separate Transfer on Death Registration Form.*
- ☐ **Other** (Specify) – ______ *Include title and signature pages.*

2b. Custodial Ownership *(Qualified)*

- ☐ **Traditional IRA*** – *One signature required.*
- ☐ **Roll-Over IRA*** – *One signature required.*
- ☐ **Roth IRA*** – *One signature required.*
- ☐ **KEOGH Plan*** – *One signature required.*
- ☐ **Simplified Employee Pension/Trust (S.E.P.)***
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*
- ☐ **401(k)** *(Only available for ARC Daily NAV)*
- ☐ **Other** (Specify) – ______

* Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/Investors is required for investment through these types of accounts.

C-2-2

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ______

Name of Custodian or Trustee ______

Mailing Address ______

City, State, Zip ______

Business Phone ______

Custodian/Trust/Business Entity Tax ID# ______

Account # ______

Name of Custodian or Other Administrator ______

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner ______

Date of Birth ______

Social Security Number or Taxpayer ID # ______

Legal Address (No P.O. Boxes) ______

City, State, Zip ______

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete W-9 form in Section 6b

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(Again, if a foreign national who is, in fact, a U.S taxpayer, complete W-9 form.)**

Employer: ______ | ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor ______

Entity Name ______

Date of Birth ______

Social Security Number or Taxpayer ID# ______

If Non-U.S. Citizen, specify Country of Citizenship ______

Mailing Address (if different than legal address) ______

City, State, Zip ______

Home Phone ______

Business Phone ______

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______

City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

C-2-3

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by each program. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

2 *Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

3 *We request that an investor who elects to have distributions reinvested notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stock-holder's initial purchase of our shares.*

4 *I authorize American Realty Capital Global Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Healthcare Trust II, Inc., American Realty Capital – Retail Centers of America, Inc., ARC Realty Finance Trust, Inc., Business Development Corporation of America, Phillips Edison - ARC Grocery Center REIT II, Inc., American Realty Capital Hospitality Trust, Inc., American Realty Capital New York City REIT, Inc. or its agent, American National Stock Transfer, LLC, by or through a third party provider, (as applicable, the "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below. Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at ay time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.*

Distributions

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Global Trust, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Daily Net Asset Value Trust, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Healthcare Trust II, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

▸ *I hereby subscribe for Shares of American Realty Capital – Retail Centers of America, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

ARC REALTY FINANCE TRUST, INC.

▸ *I hereby subscribe for Shares of ARC Realty Finance Trust, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

▸ *I hereby subscribe for Shares of Business Development Corporation of America and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

PHILLIPS EDISON - ARC GROCERY CENTER REIT II, INC.

▸ *I hereby subscribe for Shares of Phillips Edison - ARC Grocery Center REIT II, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Hospitality Trust, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL NEW YORK CITY REIT, INC.

▸ *I hereby subscribe for Shares of American Realty Capital New York City REIT, Inc. and elect the distribution option indicated.*

- ☐ **Reinvest/Distribution Reinvestment Plan**[2,3] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*
- ☐ **Mail Check** to the address of record
- ☐ **Send to Custodial Account** listed in Section 3
- ☐ **Cash/Direct Deposit**[4] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

C-2-4

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5a Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ____________________

Mailing Address ____________________

City, State, Zip ____________________

Account # ____________________

Bank's ABA/Routing # ____________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from the respective offering(s) a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to the respective offering(s) as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if the respective offering(s) is/are unable to obtain a valid e-mail address for me, the respective offering(s) will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ____________________ Date (mm/dd/yyyy) __________

Co-Owner Signature (if applicable) ____________________ Date (mm/dd/yyyy) __________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ____________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6 **IMPORTANT:** Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

NOTE: ***Investors in Alabama, Arkansas, Maryland, Massachusetts or Tennessee may not use this multi-offering subscription agreement to subscribe for shares of any offering described herein but instead should refer to the subscription agreement for each offering.***

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: **(you must initial ALL appropriate representations below)**	**Owner**	**Co-Owner**
For Investors of ALL Offerings:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares of any offering.		
California residents only: In addition to the suitability requirements described above, an investors' maximum investment in an Issuer's shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in an Issuer's shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in each Issuer.

C-2-5

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For Investors of ALL Offerings *(Continued)***:**		
***Missouri residents only*:** In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by the Issuer for any offering with the Securities Division, with the exception of Business Development Corporation of America.		
For American Realty Capital Global Trust, Inc. ("ARC Global") Investors Only:		
I/we have received the final prospectus of ARC Global at least five (5) business days prior to the date of this subscription agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Global, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
***California residents only*:** In addition to the suitability requirements described above, investors' maximum investment in the ARC Global shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
Iowa residents only: The maximum investment allowable in ARC Global and our affiliates is 10% of an Iowa investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
***Kansas residents only*:** I/we understand and acknowledge that the Office of the Securities Commissioner of the State of Kansas recommends that I/we do not invest, in the aggregate, more than 10% of my/our liquid net worth in the shares of ARC Global and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
***Kentucky residents only*:** In addition to the suitability requirements described above, investors' maximum investment in the ARC Global offering will be limited to 10% of the investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Global offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
***Michigan or Pennsylvania residents only*:** A Michigan or Pennsylvania investor cannot invest more than 10% of their net worth in ARC Global.		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in ARC Global shares registered with the Securities Division.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in ARC Global should not exceed 10% of the investor's net worth. Note that Nebraska investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs or ARC Global Automatic Purchase Plan.		
New Jersey residents only: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in ARC Global, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.		
New Mexico residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor's aggregate investment in ARC Global, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

C-2-6

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital Global Trust, Inc. ("ARC Global") Investors Only *(Continued)*:		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least ten times their investment in the ARC Global offering.		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in ARC Global, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Global and our affiliates also cannot exceed 10% of the Oregon resident's net worth.		
Texas residents only: A Texas investor must have had, during the last tax year, or estimate that the Texas investor will have, during the current tax year: (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (b) a minimum net worth of at least $250,000. Net worth shall be determined exclusive of home, home furnishings and automobiles. The investor's maximum investment in the ARC Global offering shall not exceed 10% of the investor's liquid net worth.		
Washington residents only: A Washington investor's maximum investment in ARC Global and our affiliates cannot exceed 10% of his or her net worth.		

For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only :		
I/we acknowledge receipt of the final Prospectus of ARC Daily NAV, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Daily NAV, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in ARC Daily NAV shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Iowa residents only: An investor must have either (a) a minimum liquid net worth of $100,000 and an annual income of $70,000 or (b) a minimum liquid net worth of $350,000. The investor's maximum investment in ARC Daily NAV and ARC Daily NAV affiliates cannot exceed 10% of the investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in ARC Daily NAV shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC Daily NAV offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Daily NAV offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan and Pennsylvania residents only: A Michigan or Pennsylvania investor cannot invest more than 10% of his or her net worth in ARC Daily NAV. ARC Daily NAV will not release any Pennsylvania investor proceeds for subscriptions from escrow until it has received an aggregate of $75,000,000 in subscriptions from other jurisdictions.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the ARC Daily NAV offering registered with the Missouri Securities Division.		

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

C-2-7

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital Daily Net Asset Value Trust, Inc. ("ARC Daily NAV") Investors Only *(Continued)*:		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in ARC Daily NAV should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*. Note that Nebraska investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs or ARC Daily NAV Automatic Purchase Plan.		
New Jersey residents only: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in ARC Daily NAV, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.		
New Mexico residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor's aggregate investment in ARC Daily NAV, shares of ARC Daily NAV affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least ten times their investment in the ARC Daily NAV offering.		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in ARC Daily NAV, shares of ARC Daily NAV affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC Daily NAV and ARC Daily NAV affiliates also cannot exceed 10% of the Oregon resident's net worth.		
Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000. The investor's maximum investment in the ARC Daily NAV offering shall not exceed 10% of the investor's liquid net worth.		

For American Realty Capital Healthcare Trust II, Inc. ("ARC-HT II") Investors Only :		
I/we acknowledge receipt of the final Prospectus of ARC-HT II, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC-HT II, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
California residents only: In addition to the general suitability requirements described above, California investors' maximum investment in ARC-HT II shares shall not exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
Iowa residents only: The maximum investment allowable in ARC-HT II and its affiliates is 10% of an Iowa investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARC-HT II shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.

C-2-8

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For American Realty Capital Healthcare Trust II, Inc. ("ARC-HT II") Investors Only *(Continued)*:		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the ARC-HT II offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC-HT II offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Note that Maine investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
New Mexico, Ohio and Oregon residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico or Oregon investor's maximum investment in ARC-HT II and its affiliates cannot exceed 10% of the resident's net worth. It shall be unsuitable for a Massachusetts or Ohio investor's aggregate investment in shares of ARC-HT II, its affiliates and in other non-traded real estate investment programs to exceed ten percent (10%) of his, her or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Michigan and Pennsylvania residents only: A Michigan or Pennsylvania investor cannot invest more than 10% of their net worth in ARC-HT II.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the ARC-HT II securities registered by us for this offering with the Securities Division.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in ARC-HT II should not exceed 10% of the investor's net worth. Note that Nebraska investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
New Jersey residents only: A New Jersey investor must have either (a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000 or (b) a minimum liquid net worth of $350,000. In addition, a New Jersey investor's total investment in the ARC-HT II offering and in other non-traded real estate investment trusts shall not exceed 10% of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that, in addition to the general suitability standards listed above, they have a net worth of at least ten times their investment in the ARC-HT II offering.		
Texas residents only: An investor must have had, during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000. The investor's maximum investment in the ARC-HT II offering shall not exceed 10% of the investor's liquid net worth		
For American Realty Capital – Retail Centers of America, Inc. ("ARC Retail") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC Retail, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Retail, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Alabama residents only: In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs. Note that Alabama investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs or ARC RETAIL Automatic Purchase Plan.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in ARC RETAIL shares will be limited to 10% of the investor's net worth (exclusive of home, home furnishings and automobile).

C-2-9

C-2-10

6 Continued

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For American Realty Capital – Retail Centers of America, Inc. ("ARC Retail") Investors Only *(Continued)*:		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in ARC RETAIL, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in ARC RETAIL and its affiliates also cannot exceed 10% of the Oregon resident's net worth.		
Pennsylvania residents only: The maximum investment allowable in ARC RETAIL for a Pennsylvania investor is 10% of his or her net worth.		
Tennessee residents only: The investors' maximum investment in ARC RETAIL shares and the shares of its affiliates shall not exceed 10% of the Tennessee resident's liquid net worth.		
For ARC Realty Finance Trust, Inc. ("ARC RFT") Investors Only:		
I/we acknowledge receipt of the final Prospectus of ARC RFT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC RFT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Alabama residents only: In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs. Note that Alabama investors cannot participate in the distribution reinvestment plan feature that reinvests distributions into subsequent affiliated programs or ARC RFT Automatic Purchase Plan. .		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in ARC RFT shares will be limited to 10% of the investor's net worth (exclusive of home, home furnishings and automobile).		
Iowa residents only: The maximum investment allowable in ARC RFT is 10% of an Iowa investor's liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in ARC RFT shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in ARC RFT not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in ARC RFT and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Massachusetts residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A Massachusetts investor's aggregate investment in ARC RFT and in other illiquid direct participation programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools) may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Michigan residents only: The maximum investment allowable in ARC RFT for a Michigan investor is 10% of his or her net worth.

C-2-11

C-2-12

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For Business Development Corporation of America ("BDCA") Investors Only *(Continued)*:		
By signing below, you also acknowledge that: • You do not expect to be able to sell your shares regardless of how BDCA performs. • If you are able to sell your shares, you will likely receive less than your purchase price. • BDCA does not intend to list the shares on any securities exchange during the offering period or for what may be a significant time thereafter, and it does not expect a secondary market in the shares to develop. • Although BDCA has implemented a share repurchase program, only a limited number of shares are eligible for repurchase. Any such repurchases will be at a 7.5% discount to the current offering price in effect on the date of repurchase. BDCA may suspend or terminate its share repurchase program at any time. • You may not have access to the money you invest for an indefinite period of time until BDCA completes a liquidity event. Moreover, there is no assurance that BDCA will ever complete a liquidity event. • An investment in the shares is not suitable for you if you need access to the money you invest. • Because you will be unable to sell your shares, you will be unable to reduce your exposure on any market downturn. • Distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to BDCA for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses.		
Arizona residents only: The term of the BDCA offering shall be effective for a period of one year with the ability to renew for additional periods of one year.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in BDCA shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles)*.		
Idaho residents only: Investors who reside in the state of Idaho must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. (The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets which may be convertible to cash within one year.)		
Iowa residents only: Investors who reside in the state of Iowa must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Iowa investor's total investment in BDCA shall not exceed 10% of his or her net worth.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should limit their aggregate investment in BDCA's shares and other similar investments to not more than 10% of their liquid net worth. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: An Investor must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Iowa investor's total investment in BDCA shall not exceed 10% of his or her net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in BDCA and other similar offerings not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan residents only: In addition to the general suitability standards described above, a Michigan investor cannot invest more than 10% of their net worth in BDCA.		
Nebraska residents only: Nebraska investors must meet the following suitability standards: (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $350,000, or (b) a net worth of at least $500,000; and (ii) an investor will not invest more than 10% of their net worth in BDCA. For such investors, net worth should not include the value of one's home, home furnishings or automobiles.		
New Jersey residents only: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in BDCA, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

C-2-13

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 *Continued*

Subscriber Acknowledgements & Signatures ***(Continued)*** *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For Business Development Corporation of America ("BDCA") Investors Only *(Continued)*:		
New Mexico residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor's aggregate investment in BDCA, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
North Carolina residents only: Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000.		
North Dakota residents only: In addition to the general suitability requirements described above, BDCA shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth.		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in BDCA, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oklahoma residents only: In addition to the general suitability requirements described above, purchases by Oklahoma investors in BDCA should not exceed 10% of their net worth *(excluding home, home furnishings and automobiles)*.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in BDCA and our affiliates also cannot exceed 10% of the Oregon resident's net worth.		
Texas residents only: Investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000 or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor's total investment in BDCA shall not exceed 10% of his or her liquid net worth. For this purpose, "liquid net worth" is determined exclusive of home, home furnishings and automobiles.		

For Phillips Edison - ARC Grocery Center REIT II, Inc. ("Grocery Center REIT II") Investors Only *(Continued)*:		
I/we acknowledge receipt of the final Prospectus of Grocery Center REIT II, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
If an affiliate of Grocery Center REIT II, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
I/we acknowledge that shares are not liquid.		
California residents only: In addition to the general suitability requirements described above, California investors' maximum investment in Grocery Center REIT II shares shall not exceed 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
Iowa residents only: The maximum investment allowable in Grocery Center REIT II and its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in Grocery Center REIT II shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a minimum net worth of $250,000 or (b) a minimum gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in the Grocery Center REIT II offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the Grocery Center REIT II offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan and Pennsylvania residents only: A Michigan or Pennsylvania investor cannot invest more than 10% of his or her net worth in Grocery Center REIT II.

C-2-14

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For Phillips Edison - ARC Grocery Center REIT II, Inc. ("Grocery Center REIT II") Investors Only *(Continued)*:		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the Grocery Center REIT II securities registered with the Securities Division.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 or (b) a net worth of $100,000 and an annual income of $70,000. The investor's maximum investment in Grocery Center REIT II and its affiliates should not exceed 10% of his or her net worth.		
New Jersey residents only: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.		
New Mexico and Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico and Ohio investor's aggregate investment in us, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in Grocery Center REIT II and our affiliates also cannot exceed 10% of the Oregon resident's net worth.		

American Realty Capital Hospitality Trust, Inc. ("ARC Hospitality") Investors Only *(Continued)*:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000; or I/we have a net worth *(excluding home, home furnishings and automobiles)* of at least $250,000, or such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.		
I/we have received the final prospectus of ARC Hospitality at least five (5) business days prior to the date of this subscription agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of ARC Hospitality, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in the ARC Hospitality shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
Iowa residents only: The maximum investment allowable in ARC Hospitality and its affiliates is 10% of an Iowa investor's liquid net worth. Liquid net worth is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in ARC Hospitality and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investor must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in ARC Hospitality not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in the ARC Hospitality offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan residents only: A Michigan investor cannot invest more than 10% of their net worth in ARC Hospitality.

C-2-15

C-2-16

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6 Continued

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
American Realty Capital New York City REIT, Inc. ("NYC REIT") Investors Only *(Continued)*:		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in NYC REIT and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in NYC REIT and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: An investor must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in NYC REIT and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Michigan and Pennsylvania residents only: A Michigan or Pennsylvania investor cannot invest more than10% of his or her net worth in NYC REIT.		
Missouri residents only: In addition to the general suitability requirements described above, no more than 10% of any one Missouri investor's liquid net worth may be invested in the securities registered by NYC REIT for this offering with the Missouri Securities Division.		
Nebraska residents only: In addition to the general suitability requirements described above, Nebraska investors must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a minimum net worth of $350,000. Nebraska investors must also limit their investment in NYC REIT and in the securities of other similar programs to 10% of such investor's net worth.		
New Jersey residents only: New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in NYC REIT, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development programs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.		
New Mexico and Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico and Ohio investor's aggregate investment in NYC REIT, shares of our affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Note that Ohio investors cannot participate in the DRIP feature that reinvests distributions into subsequent affiliated programs.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in NYC REIT and our affiliates also cannot exceed 10% of the Oregon resident's net worth.		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER.

THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR EACH OFFERING (AT LEAST FIVE (5) BUSINESS DAYS).

THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE APPLICABLE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN TEN (10) BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

C-2-17

C-2-18

6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9 *(Continued)*

to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Print Name	Date
Signature of Joint Owner, if applicable	Print Name	Date

6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9

What Number to Give the Requester. – Social Security numbers ("SSN") have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN") have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All "Section" references are to the Internal Revenue Code of 1986, as amended. "IRS" means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual's account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee (1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner (1)
5. Sole proprietorship or single-owner LLC	The owner (3)

For this type of account:	Given the EIN of:
6. Sole proprietorship or single-owner LLC	The owner (3)
7. A valid trust, estate, or pension trust	The legal entity (4)
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person's number must be furnished.
(2) Circle the minor's name and furnish the minor's SSN.

EFFECTIVE JUNE 17, 2014: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

C-2-19

C-2-20

C-2-21

C-2-22

Annex A

American Realty Capital Hospitality Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014 and Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2014 and for the Year Ended December 31, 2013

Barceló Portfolio Acquisition

The unaudited Pro Forma Condensed Consolidated Statements of Operations have been prepared through the application of pro forma adjustments to the historical Condensed Consolidated Statements of Operations of American Realty Capital Hospitality Trust, Inc. (the “Company” and “ARC Hospitality”) reflecting the fee simple interest in three hotel properties, one hotel property subject to an operating lease, and equity interests in joint ventures that own two hotels (the “Barceló Portfolio”) which were acquired on March 21, 2014.

The unaudited Pro Forma Condensed Consolidated Statements of Operations and the related pro forma adjustments for the three months ended March 31, 2014 and year ended December 31, 2013 were prepared as if these transactions occurred on January 1, 2014 and 2013, respectively, and should be read in conjunction with the Company’s historical condensed consolidated financial statements and notes thereto and the Barceló Portfolio’s historical combined financial statements and notes thereto. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 are not necessarily indicative of what the actual results of operations would have been had the Company acquired the Barceló Portfolio on January 1, 2014 and 2013, respectively, nor does it purport to present the future results of operations of the Company. Certain nonrecurring transactional expenses have been excluded from the unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2014 and for the year ended December 31, 2013. These expenses are shown as a direct charge to accumulated deficit on the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014.

No pro forma adjustments were made to the unaudited Pro Forma Condensed Consolidated Balance Sheet for the Barceló Acquisition as it is already reflected in the historical Condensed Consolidated Balance Sheet of the Company as of March 31, 2014.

Grace Portfolio Acquisition

The unaudited Pro Forma Condensed Consolidated Balance Sheet and the unaudited Pro Forma Condensed Consolidated Statements of Operations have been prepared through the application of pro forma adjustments to the historical Condensed Consolidated Balance Sheet and Statements of Operations of the Company reflecting the recent Real Estate Sale Agreement (the “Agreement”) entered into by a wholly owned subsidiary of the Company’s operating partnership and W2007 Equity Inns Realty, LLC, W2007 Equity Inns Realty, L.P., W2007 EQI Urbana Partnership, L.P., W2007 EQI Seattle Partnership, L.P., W2007 EQI Savannah 2 Partnership, L.P., W2007 EQI Rio Rancho Partnership, L.P., W2007 EQI Orlando Partnership, L.P., W2007 EQI Orlando 2 Partnership, L.P., W2007 EQI Naperville Partnership, L.P., W2007 EQI Milford Partnership, L.P., W2007 EQI Louisville Partnership, L.P., W2007 EQI Knoxville Partnership, L.P., W2007 EQI Jacksonville Partnership, L.P., W2007 EQI Indianapolis Partnership, L.P., W2007 EQI Houston Partnership, L.P., W2007 EQI HI Austin Partnership, L.P., W2007 EQI East Lansing Partnership, L.P., W2007 EQI Dalton Partnership, L.P., W2007 EQI College Station Partnership, L.P., W2007 EQI Carlsbad Partnership, L.P., W2007 EQI Augusta Partnership, L.P. and W2007 EQI Asheville Partnership, L.P. (collectively, the “Sellers”). Each of the Sellers is a wholly-owned subsidiary of W2007 Grace I, LLC (“Grace”), which is indirectly owned by one or more Whitehall Real Estate Funds controlled by The Goldman Sachs Group, Inc. Pursuant to the Agreement, one or more subsidiaries of the Company will acquire fee simple or leasehold interests held by Sellers in each of 126 hotels (“Grace Portfolio”).

The pending acquisitions are expected to close during the fourth quarter of 2014. Although we have entered into the Agreement relating to the acquisition of the Grace Portfolio, there is no guarantee that we will be able to consummate the acquisition of such assets. Accordingly, the Company cannot assure that the Grace Portfolio as presented in the unaudited Pro Forma Condensed Consolidated Balance Sheet and unaudited Pro Forma Condensed Consolidated Statements of Operations will be completed based on the terms of the transactions or at all.

The unaudited Pro Forma Condensed Consolidated Balance Sheet and unaudited Pro Forma Condensed Consolidated Statements of Operations assume that the transaction includes all 126 hotels in the Grace Portfolio. ARC Hospitality has the right under the Agreement to exclude certain fee simple or leasehold interests of the 126 hotels from the Grace Portfolio acquisition.

The unaudited Pro Forma Condensed Consolidated Balance Sheet and the related pro forma adjustments for March 31, 2014 were prepared as if these transactions occurred on March 31, 2014 and should be read in conjunction with the Company’s historical condensed consolidated financial statements and notes thereto and Grace’s historical condensed consolidated financial statements and notes thereto. The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been had the Company acquired the Grace Portfolio as of March 31, 2014 nor does it purport to present the future financial position of the Company.

The unaudited Pro Forma Condensed Consolidated Statements of Operations and the related pro forma adjustments for the three months ended March 31, 2014 and year ended December 31, 2013 were prepared as if these transactions occurred on January 1, 2014 and 2013, respectively, and should be read in conjunction with the Company’s historical condensed consolidated financial statements and notes thereto and Grace’s historical condensed consolidated financial statements and notes thereto. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2014 and for the year ended December 31, 2013 are not necessarily indicative of what the actual results of operations would have been had the Company acquired the Grace Portfolio on January 1, 2014 and 2013, respectively, nor does it purport to present the future results of operations of the Company. Certain nonrecurring transactional expenses have been excluded from the unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2014 and for the year ended December 31, 2013. These expenses are shown as a direct charge to accumulated deficit on the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014.

American Realty Capital Hospitality Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In thousands)

	ARC Hospitality (A) March 31, 2014	Grace (B) March 31, 2014	Pro Forma Combined March 31, 2014	Pro Forma Adjustments March 31, 2014	Pro Forma ARC Hospitality March 31, 2014
Assets
Real estate investments:
Land	$12,133	$277,500	$289,633	$21,773 C	$311,406
Buildings and improvements	78,335	1,160,201	1,238,536	91,030 C	1,329,566
Furniture, fixtures and equipment	4,793	324,203	328,996	25,437 C	354,433
Leases	8,246	13,253	21,499	11,603 C	33,102
Total real estate investments	103,507	1,775,157	1,878,664	149,843	2,028,507
Less: accumulated depreciation and amortization	(122)	(400,815)	(400,937)	400,815 D	(122)
Total real estate investments, net	103,385	1,374,342	1,477,727	550,658	2,028,385
Cash and cash equivalents	3,644	20,947	24,591	(3,177) E	21,414
Restricted cash	2,669	55,712	58,381	(45,681) F	12,700
Investments in unconsolidated entities	5,000	—	5,000	—	5,000
Accounts receivable, net	—	9,221	9,221	(263) G	8,958
Prepaid expenses and other assets	3,003	5,330	8,333	(2,237) H	6,096
Deferred financing fees, net	1,598	550	2,148	11,403 I	13,551
Deferred franchise fees, net	—	3,407	3,407	12,343 J	15,750
Total Assets	$119,299	$1,469,509	$1,588,808	$523,046	$2,111,854
Liabilities and Stockholders' Equity
Mortgage notes payable	$45,500	$1,160,912	$1,206,412	$(184,912) K	$1,021,500
Promissory notes payable	64,849	—	64,849	—	64,849
Redeemable equity instruments	—	—	—	451,000 K	451,000
Accounts payable and accrued expenses	10,118	66,411	76,529	(30,939) L	45,590
Due to affiliate	3,214	—	3,214	30,685 M	33,899
Total liabilities	123,681	1,227,323	1,351,004	265,834	1,616,838
Preferred stock	—	101,206	101,206	(101,206) K	—
Common stock	1	—	1	244 K	245
Additional paid-in capital	905	—	905	537,608 K	538,513
Accumulated deficit	(5,288)	(34,020)	(39,308)	(4,434) N	(43,742)
Non-controlling equity purchase option	—	175,000	175,000	(175,000) L	—
Total stockholders' equity	(4,382)	242,186	237,804	257,212	495,016
Total Liabilities and Stockholders' Equity	$119,299	$1,469,509	$1,588,808	$523,046	$2,111,854

Notes to unaudited Pro Forma Condensed Consolidated Balance Sheet

A	Reflects the historical Condensed Consolidated Balance Sheet of the Company as of the date indicated.
B	Reflects the historical Condensed Consolidated Balance Sheet of Grace as of the date indicated.
C	Represents an adjustment to real estate investments as estimated by the Company's initial purchase price allocations, see table below.

(in thousands)	Grace Portfolio(1)	Adjustment	Estimated Purchase Price Allocation(2)
Land	$277,500	$21,773	$299,273
Buildings and improvements	1,160,201	91,030	1,251,231
Furniture, fixtures and equipment	324,203	25,437	349,640
Leases	13,253	11,603	24,856
Total real estate investments	$1,775,157	$149,843	$1,925,000

(1)	Per the March 31, 2014 condensed consolidated financial statements and notes to the condensed consolidated financial statements of Grace.
(2)	The current aggregate contract purchase price for the Grace Portfolio is $1.925 billion, exclusive of closing costs and subject to certain adjustments at closing. This purchase price includes all 126 hotels in the Grace Portfolio and is subject to change at closing. The purchase price allocation is an estimate; the final purchase price allocation will be completed within one year of closing.
D	Represents removal of prior accumulated depreciation per Grace's condensed consolidated financial statements as it is assumed the pro forma real estate investments were purchased as of the balance sheet date.
E	Represents an adjustment to remove the cash and cash equivalents at the corporate level of Grace, which are not included in this transaction.
F	Represents an adjustment to establish the estimated reserves as follows at closing, see table below.

(in thousands)	Grace(1)	Adjustment(2)	Pro Forma Reserves(3)
Working capital reserve	$33,413	$(33,413)	$—
Real estate taxes reserve	3,585	—	3,585
Furniture, fixtures and equipment reserve	5,591	—	5,591
Other reserves	12,346	(12,247)	99
Ground rent reserve	374	—	374
Insurance reserve	281	—	281
Interest reserve	61	—	61
Required repairs reserve	40	—	40
Debt service reserve	21	(21)	—
	$55,712	$(45,681)	$10,031

(1)	Per the March 31, 2014 financial information provided by the management of Grace.
(2)	Represents an adjustment to remove the restricted cash at the corporate level of Grace, which is not included in this transaction.
(3)	Restricted cash associated with Grace Portfolio will be acquired as part of the transaction for cash consideration in addition to the $1.925 billion current aggregate contract purchase price. This amount represents an estimate and will be finalized at closing.
G	Represents an adjustment for accounts receivable, net, assumed by ARC Hospitality in the transaction. Accounts receivable associated with the Grace Portfolio will be acquired as part of the transaction for cash consideration in addition to the $1.925 billion current aggregate contract purchase price. The additional cash consideration to be paid by ARC Hospitality is based on the below table.

(in thousands)	Grace(1)	Percentage Increase to Purchase Price(2)	Additional Cash Consideration(3)	Adjustment
Accounts receivable outstanding for 30 days or less	$7,897	100%	$7,897	$—
Accounts receivable outstanding for the period of 31 days to 60 days	943	90%	849	(94)
Accounts receivable outstanding for the period of 61 days to 90 days	283	75%	212	(71)
Accounts receivable outstanding for more than 90 days	98	0%	—	(98)
	$9,221		$8,958	$(263)

(1)	Accounts receivable aging is estimated per the financial information provided by the management of Grace. Any allowance is assumed to be within the accounts receivable outstanding for more than 90 days.
(2)	Per the Agreement.
(3)	The additional cash consideration to be paid by the Company for accounts receivable assumed by ARC Hospitality in the transaction is calculated by multiplying the accounts receivable amount and the percentage increase to purchase price for each accounts receivable aging category.

H	Represents an adjustment to prepaid expenses and other assets as follows at closing, see table below.

(in thousands)	Grace(1)	Adjustment(2)	Pro Forma Prepaid Expenses and Other Assets(3)
Other	$2,038	$(1,329)	$709
Prepaid insurance	1,753	(618)	1,135
Prepaid property taxes	819	—	819
Capital deposits	290	(290)	—
Inventory	281	—	281
Utility deposits	149	—	149
	$5,330	$(2,237)	$3,093

(1)	Per the March 31, 2014 financial information provided by the management of Grace.
(2)	Represents an adjustment to remove the prepaid expenses and other assets at the corporate level of Grace, which are not included in this transaction.
(3)	Prepaid expenses and other assets associated with the Grace Portfolio will be acquired as part of the transaction for cash consideration in addition to the $1.925 billion current aggregate contract purchase price.
I	Represents removal of deferred financing fees, net, of Grace and the addition of the pro forma deferred financing fees based on the pro forma capital structure. See table below for details.

(in thousands)	Mortgage Debt Assumed by ARC Hospitality in this Transaction(1)	Class A Units(1)	Total	Fee Rate (where applicable)
Financing Fees to American Realty Capital Hospitality Advisors, LLC(2)	$7,320	$3,383	$10,703	0.75%
Assumption Fees(3)	250	—	250	N/A
Legal and other third party fees(4)	700	300	1,000	0.50%
	$8,270	$3,683	$11,953
Grace deferred financing fees, net			(550)
Pro forma deferred financing fees			$11,403

(1)	See note K to the unaudited Pro Forma Condensed Consolidated Balance Sheet for details on the pro forma capital structure. Deferred financing fees may be higher depending on the final capital structure.
(2)	Represents a fee to be charged to the Company by American Realty Capital Hospitality Advisors, LLC related to financing coordination services provided to the Company. For further details, refer to the Company’s registration statement on Form S-11.
(3)	Per the agreement for the mortgage debt assumed by ARC Hospitality in this transaction.
(4)	This amount represents an estimate and will be finalized at closing.

J	Represents removal of deferred franchise fees, net, of the Grace Portfolio and the addition of the pro forma deferred franchise fees, see table below.

(in thousands)	Fee Per Hotel(1)	Number of Hotels	Total Fees
Pro forma deferred franchise fees	$125	126	$15,750

(1)	Assumed a market rate of $125 thousand per property due to the volume of applications with each franchisor. This amount represents an estimate and will be finalized at closing.
K	Represents an adjustment for pro forma capital structure, see table below.

(in thousands)	Face Amount of Instrument	Interest Rate
Mortgage debt assumed by ARC Hospitality in this transaction(1)	$865,000	3.13	%(5)
Mortgage debt assumed by ARC Hospitality in this transaction(1)	111,000	5.92	%(6)
Class A Units(2)	451,000	7.50%
Common equity(3)(4)	498,000
	$1,925,000

(1)	Financing on 106 hotels included in the Grace Portfolio. ARC Hospitality must have an interest rate cap in place with a principal amount of at least the outstanding balance due under these notes.
(2)	Class A Units are entitled to monthly distributions at a rate of 7.50% per annum for the first 18 months following closing and 8.00% per annum thereafter. On liquidation, the holders of the Class A Units will be entitled to receive its original value (as reduced by redemptions) prior to any distributions being made to the Company. Due to its characteristics, the Class A Units will be treated as debt under accounting principles generally accepted in the United States of America (“GAAP”) and classified as “Redeemable equity instruments” in the unaudited Pro Forma Condensed Consolidated Balance Sheet.
(3)	The Company must fund approximately $227.0 million through additional mortgage or mezzanine financing to close the transaction. However, there can be no assurance that the Company will be able to secure additional financing on terms that it deems favorable or at all. Due to this uncertainty, the $227.0 million is not reflected as debt above but presented as additional required common equity.
(4)	Common equity raised as part of the offering of ARC Hospitality. As of March 31, 2014, the Company's distribution rate on common equity was 6.8%. Prior to closing, proceeds from the equity raised will be used to repay the $45.0 million loan from one of our affiliates, which bears interest at a rate of 6.0% per annum and was used to partially fund the customary earnest money deposit.
(5)	The interest rate associated with this debt instrument is a floating rate of LIBOR plus spread. The spread associated with this debt instrument is the weighted average of the spreads of multiple tranches incorporated within this debt instrument. The weighted average spread for this debt instrument is 2.98%. LIBOR is assumed to be 0.15% as of March 31, 2014. This amount represents an estimate and will be finalized at closing.
(6)	The interest rate associated with this debt instrument is a floating rate of LIBOR plus spread. The spread for this debt instrument is 5.77%. LIBOR is assumed to be 0.15% as of March 31, 2014. This amount represents an estimate and will be finalized at closing.
L	Represents an adjustment to accounts payable and accrued expenses for balance sheet items associated with the pro forma presentation of this transaction, see table below.

(in thousands)	Pro Forma Adjustment
Accounts payable and accrued expenses
Grace	$(66,411)
Deferred financing fees(1)	11,953
Franchise fees(2)	15,750
Provision for income taxes(3)	869
Transaction and acquisition fees	6,900
Total adjustment to accounts payable and accrued expenses	$(30,939)

(1)	See note I to the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014.
(2)	See note J to the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014.
(3)	See note I to the unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2014.
M	Represents an adjustment to due to affiliate for transaction and acquisition fees of $30.7 million.
N	Represents an adjustment to accumulated deficit for balance sheet items associated with the pro forma presentation of this transaction, see table below.

(in thousands)	Pro Forma Adjustment
Accumulated deficit
Grace	$34,020
Provision for income taxes(1)	(869)
Transaction and acquisition fees	(37,585)
Total adjustment to accumulated deficit	$(4,434)

(1)	See note I to the unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2014.

American Realty Capital Hospitality Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Three Months Ended March 31, 2014

(In thousands, except for share and per share data)

	ARC Hospitality (A)		Barceló Portfolio Acquisition Pro Forma Adjustment	ARC Hospitality Pro Forma for Barceló Portfolio Acquisition	Grace (B)	Grace Acquisition Pro Forma Adjustment	ARC Hospitality Pro Forma for Barceló Portfolio and Grace Acquisition
	Predecessor	Successor
	For the Period from January 1 to March 20, 2014	For the Period from March 21 to March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014	Three Months Ended March 31, 2014
Revenues
Rooms	$6,026	$965	$—	$6,991	$103,380	$—	$110,371
Food and beverage	1,543	231	—	1,774	2,160	—	3,934
Other	676	124	—	800	1,889	—	2,689
Total revenue	8,245	1,320	—	9,565	107,429	—	116,994
Operating expenses
Rooms	1,405	203	—	1,608	26,069	—	27,677
Food and beverage	1,042	136	—	1,178	1,907	—	3,085
Asset management fees	—	—	—	—	1,910	(1,910) C	—
Other property-level operating costs	3,490	507	—	3,997	35,574	—	39,571
Property tax, ground lease, insurance and property management fees (D)	289	46	—	335	8,115	—	8,450
Corporate overhead	—	—	—	—	1,278	(1,278) E	—
Depreciation and amortization	994	122	(277) F	839	20,926	4,877 F	26,642
Rent	933	130	—	1,063	—	—	1,063
Total operating expenses	8,153	1,144	(277)	9,020	95,779	1,689	106,488
Income from operations	92	176	277	545	11,650	(1,689)	10,506
Interest income	—	—	—	—	23	(23) G	—
Interest expense	(531)	(212)	(1,011) H	(1,754)	(19,705)	1,261 H	(20,198)
Acquisition and transaction related costs	—	(4,458)	4,458	—	—	—	—
Other income	—	—	—	—	9	—	9
Equity in losses of unconsolidated affiliates	(166)	—	—	(166)	—	—	(166)
General and administrative	—	(690)	—	(690)	—	(1,278) E	(1,968)
Total expenses	(697)	(5,360)	3,447	(2,610)	(19,673)	(40)	(22,323)
Net loss from continuing operations before taxes	(605)	(5,184)	3,724	(2,065)	(8,023)	(1,729)	(11,817)
Provision for income taxes	—	98	(88)	10 I	—	859 I	869
Net loss from continuing operations and comprehensive loss from continuing operations	$(605)	$(5,282)	$3,812	$(2,075)	$(8,023)	$(2,588)	$(12,686)
Basic and diluted net loss per share	N/A	$(76.97)		$(30.24)			$(0.52)
Basic and diluted weighted average shares outstanding	N/A	68,622		68,622		24,447,806 J	24,516,428

N/A — not applicable.

Notes to unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2014.

A	Reflects the historical combined Statement of Operations for the Barceló Portfolio (Predecessor) for the period from January 1 to March 20, 2014 and the unaudited Condensed Consolidated Statement of Operations for the Company (Successor) for the period from March 21, 2014 to March 31, 2014.
B	Reflects the historical Condensed Consolidated Statement of Operations of Grace for the three months ended March 31, 2014.
C	Represents an adjustment to remove the current Grace asset management fees.
D	The property management fees through 2014 will be materially the same on a portfolio basis to those historically charged to the Barceló Portfolio and Grace Portfolio.

E	Pro forma corporate overhead is reclassified to general and administrative expenses to match ARC Hospitality's presentation.
F	Represents an adjustment to record depreciation expense in accordance with the Company's estimated purchase price allocation and depreciation policies, see tables below.

Fee Simple and Leases

(in thousands)	Barceló Portfolio			Grace Portfolio
	Allocation	Depreciable Life(2)	Quarterly Depreciation	Pro Forma Allocation(1)	Depreciable Life(2)	Quarterly Depreciation
Land	$12,133	N/A	$—	$299,273	N/A	N/A
Buildings and improvements	78,335	40.00	490	1,251,231	40.00	$7,820
Leases	8,246	19.00	109	24,856	26.13	238
Furniture, fixtures and equipment	4,793	5.00	240	349,640	5.00	17,482
Total	$103,507		$839	$1,925,000		$25,540

(1)	The current aggregate contract purchase price for the Grace Portfolio is $1.925 billion, exclusive of closing costs and subject to certain adjustments at closing. This purchase price includes all 126 hotels in the Grace Portfolio and is subject to change at closing. The purchase price allocation is an estimate; the final purchase price allocation will be completed within one year of closing.
(2)	The useful lives are estimated to be 40 years for buildings, five years for furniture, fixtures and equipment and the shorter of the useful life or the remaining lease term for leases. The depreciable life shown above for leases represents the weighted average of various lease assets.

N/A — not applicable.

Franchise Fees

(in thousands)	Estimated Fees Incurred at Acquisition(1)	Depreciable Life(2)	Quarterly Depreciation
Franchise fees	$15,750	15	$263

(1)	See note J to the unaudited Pro Forma Condensed Consolidated Balance Sheet for additional discussion.
(2)	The useful life is estimated to be 15 years for franchise fees.

(in thousands)	Quarterly Depreciation
Fee simple and leases	$26,379
Franchise fees	263
$26,642
G	Represents an adjustment to remove the interest income at the corporate level of Grace related to assets which are not included in this transaction.

H	Represents an adjustment for the pro forma capital structure, see tables below.

Barceló Portfolio Debt

(in thousands)	Face Amount of Debt	Interest Rate	Quarterly Interest	Changes in Quarterly Interest Expense
				(-) 100 Basis Points	(+) 100 Basis Points
Mortgage financing arranged by ARC Hospitality at the closing of Barceló Portfolio acquisition(1)	$45,500	4.30%	$(489)	N/A	N/A
Promissory note financing arranged by ARC Hospitality at the closing of Barceló Portfolio acquisition(2)	58,074	6.80%	(987)	N/A	N/A
Promissory note financing arranged by ARC Hospitality at the closing of Barceló Portfolio acquisition(3)	5,000	6.80%	(85)	N/A	N/A
Promissory note financing arranged by ARC Hospitality at the closing of Barceló Portfolio acquisition(4)	1,775	4.50%	(20)	N/A	N/A
Subtotal	$110,349		$(1,581)	$—	$—
Amortization of deferred financing costs(7)			(173)
Total quarterly cost of debt			$(1,754)

Grace Portfolio Debt

(in thousands)	Face Amount of Debt	Interest Rate	Quarterly Interest	Changes in Quarterly Interest Expense
				(-) 100 Basis Points	(+) 100 Basis Points
Mortgage debt assumed by ARC Hospitality at the closing of Grace Portfolio acquisition(5)	$865,000	3.13%	$(6,775)	$(2,163)	$2,163
Mortgage debt assumed by ARC Hospitality at the closing of Grace Portfolio acquisition(5)	111,000	5.92%	(1,643)	(278)	278
Class A Units(6)	451,000	7.50%	(8,456)	N/A	N/A
Subtotal	$1,427,000		$(16,874)	$(2,441)	$2,441
Amortization of deferred financing costs(7)			(1,570)
Total quarterly cost of debt			$(18,444)
Total pro forma cost of debt for Barceló Portfolio and Grace Portfolio			$(20,198)

(1)	Mortgage financing obtained on two owned hotel assets in the Barceló Portfolio acquisition.
(2)	Financing obtained on three owned hotel assets and one hotel property subject to an operating lease in the Barceló Portfolio acquisition.
(3)	Financing obtained on two joint venture hotel assets in the Barceló Portfolio acquisition.
(4)	Financing obtained to fund the property improvement reserves required for the assets obtained in the Barceló acquisition.
(5)	Financing on 106 hotels of the total 126 hotels included in the Grace Portfolio. ARC Hospitality must have an interest rate cap in place with a principal amount of at least the outstanding balance due under these notes.
(6)	Class A Units are entitled to monthly distributions at a rate of 7.50% per annum for the first 18 months following closing and 8.00% per annum thereafter. On liquidation, the holders of the Class A Units will be entitled to receive its original value (as reduced by redemptions) prior to any distributions being made to the Company. Due to its characteristics, the Class A Units will be treated as debt under GAAP and classified as “Redeemable equity instruments” in the unaudited Pro Forma Condensed Consolidated Balance Sheet.
(7)	Deferred financing costs are amortized over the life of the instrument using the effective interest method. See note I to the unaudited Pro Forma Condensed Consolidated Balance Sheet.

(8)	See note K to the unaudited Pro Forma Condensed Consolidated Balance Sheet for additional discussion of the potential $227.0 million of debt financing, which is a critical hurdle to close the transaction. If the debt financing is obtained, the Company would incur an estimated $5.1 million of deferred financing fees related to the debt which would result in an additional adjustment to interest income for the amortization. The Company would also incur an additional estimated $2.0 million of quarterly interest expense at an estimated interest rate of 3.5%.

N/A — Interest rate is fixed and thus change in interest rate analysis is not applicable.

I	Represents an adjustment for pro forma income tax provision as each hotel will be operated through a taxable real estate investment trust subsidiary (“TRS”), see table below.

(in thousands)	Barceló Portfolio	Grace Porfolio
Taxable income(1)	$25	$2,149
Income tax rate(2)	40%	40%
Provision for income tax	$10	$859

(1)	Taxable income is based on arms length rent between the Company and the TRS for each hotel.
(2)	Estimated income tax rate.
J	Represents the pro forma adjusted number of shares to be added based on equity raise requirements for the transaction. Share value used to calculate the additional share requirements is based on ARC Hospitality’s offering price of $25 less fees charged by the Company's broker dealer totaling 12% of share value.

American Realty Capital Hospitality Trust, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2013
(In thousands, except for share and per share data)

	ARC Hospitality (A)		Barceló Portfolio Acquisition Pro Forma Adjustment	ARC Hospitality Pro Forma for Barceló Portfolio Acquisition	Grace (B)	Grace Acquisition Pro Forma Adjustment	ARC Hospitality Pro Forma for Barceló Portfolio and Grace Acquisition
	Predecessor	ARC Hospitality
	Year Ended December 31, 2013	For the Period from July 25, 2013 (date of inception) to December 31, 2013	For the Period Ended December 31, 2013	For the Period Ended December 31, 2013	Year Ended December 31, 2013	Year Ended December 31, 2013	For the Period Ended December 31, 2013
Revenues
Rooms	$30,489	$—	$—	$30,489	$413,732	$—	$444,221
Food and beverage	6,267	—	—	6,267	8,164	—	14,431
Other	3,041	—	—	3,041	6,655	—	9,696
Total revenue	39,797	—	—	39,797	428,551	—	468,348
Operating expenses
Rooms	6,340	—	—	6,340	106,117	—	112,457
Food and beverage	4,461	—	—	4,461	7,645	—	12,106
Asset management fees	—	—	—	—	7,063	(6,632) C	431
Other property-level operating costs	15,590	—	—	15,590	139,585	—	155,175
Property tax, ground lease, insurance and property management fees (D)	1,471	—	—	1,471	31,656	—	33,127
Corporate overhead	—	—	—	—	6,470	(6,470) E	—
Depreciation and amortization	5,105	—	(1,754) F	3,351	83,292	19,918 F	106,561
Impairment	—	—	—	—	27,656	—	27,656
Loss on disposal of property	74	—	—	74	—	—	74
Rent	4,321	—	—	4,321	—	—	4,321
Total operating (income)/expenses	37,362	—	(1,754)	35,608	409,484	6,816	451,908
Income from Operations	2,435	—	1,754	4,189	19,067	(6,816)	16,440
Interest income	—	—	—	—	82	(82) G	—
Interest expense	(2,265)	—	(4,615) H	(6,880)	(82,856)	8,880 H	(80,856)
Other income	—	—	—	—	216	—	216
Equity in losses of unconsolidated affiliates	(65)	—	—	(65)	—	—	(65)
General and administrative	—	(6)	—	(6)	—	(6,470) E	(6,476)
Unrealized loss on derivatives	—	—	—	—	(57)	57 I	—
Total expenses	(2,330)	(6)	(4,615)	(6,951)	(82,615)	2,385	(87,181)
Net income (loss) from continuing operations before taxes	105	(6)	(2,861)	(2,762)	(63,548)	(4,431)	(70,741)
Provision for income taxes	—	—	292 J	292	—	3,428 J	3,720
Net income (loss) from continuing operations and comprehensive income (loss) from continuing operations	$105	$(6)	$(3,153)	$(3,054)	$(63,548)	$(7,859)	$(74,461)
Basic and diluted net income (loss) per share	N/A	$(0.68)		$(343.61)			$(3.04)
Basic and diluted weighted average shares outstanding	N/A	8,888		8,888		24,447,806 K	24,456,694

N/A — not applicable

Notes to unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2013

A	Reflects the historical Condensed Consolidated Statement of Operations of the Company for the year ended December 31, 2013 which includes the historical Consolidated Statement of Operations for the Company for the period from July 25, 2013 (date of inception) to December 31, 2013 and the combined historical Statement of Operations for the Barceló Portfolio (Predecessor) for the year ended December 31, 2013.

B	Reflects the historical Consolidated Statement of Operations of Grace for the year ended December 31, 2013.
C	Represents an adjustment to remove the current Grace asset management fees and include the pro forma management fees upon closing of the transaction, see table below.

(in thousands except for unit data)

Class B Units	Cost of Assets	Rate	Price per Unit	Number of Units Issued per Quarter(2)	Dividend Rate	Yearly Dividend(3)
Dividends on Class B Units(1)	$2,028,507	0.1875%	$22.50	169,042	6.8%	$431

(1)	For its asset management services, the Company issues Class B Units on a quarterly basis in an amount equal the cost of the Company’s assets multiplied by 0.1875%. The Advisor is entitled to receive distributions on the vested and unvested Class B Units it receives in connection with its asset management subordinated participation at the same rate as distributions received on the Company’s common stock. The restricted Class B Units are not to be convertible into unrestricted Class B Units until such time as the adjusted market value of the Company’s assets plus applicable distributions equals the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return to investors.
(2)	Class B units are issued in arrears at the end of each quarter.
(3)	Reflects the distributions on each quarterly issuance for the remainder of the year.
D	The property management fees through 2014 will be materially the same on a portfolio basis to those historically charged to the Barceló Portfolio and Grace Portfolio.
E	Pro forma corporate overhead is reclassified to general and administrative expenses to match ARC Hospitality's presentation.
F	Represents an adjustment to record depreciation expense in accordance with the Company's estimated purchase price allocation and depreciation policies, see tables below.

Fee Simple and Leases

(in thousands)	Barceló Portfolio			Grace Portfolio
	Allocation	Depreciable Life(2)	Annual Depreciation	Pro Forma Allocation(1)	Depreciable Life(2)	Annual Depreciation
Land	$12,133	N/A	N/A	$299,273	N/A	N/A
Buildings and improvements	78,335	40.00	$1,958	1,251,231	40.00	$31,281
Furniture, fixtures and equipment	4,793	5.00	959	349,640	5.00	69,928
Leases	8,246	19.00	434	24,856	26.13	951
Total	$103,507		$3,351	$1,925,000		$102,160

(1)	The current aggregate contract purchase price for the Grace Portfolio is $1.925 billion, exclusive of closing costs and subject to certain adjustments at closing. This purchase price includes all 126 hotels in the Grace Portfolio and is subject to change at closing. The purchase price allocation is an estimate; the final purchase price allocation will be completed within one year of closing.
(2)	The useful lives are estimated to be 40 years for buildings, five years for furniture, fixtures and equipment and the shorter of the useful life or the remaining lease term for leases. The depreciable life shown above for leases represents the weighted average of various lease assets.

N/A — not applicable.

Franchise Fees

(in thousands)	Estimated Fees Incurred at Acquisition(1)	Depreciable Life(2)	Annual Depreciation
Franchise fees	$15,750	15	$1,050

(1)	See note J to the unaudited Pro Forma Condensed Consolidated Balance Sheet for additional discussion.
(2)	The useful life is estimated to be 15 years for franchise fees.

(in thousands)	Annual Depreciation
Fee simple and leases	$105,511
Franchise fees	1,050
$106,561
G	Represents an adjustment to remove the interest income at the corporate level of Grace related to assets which are not included in this transaction.
H	Represents an adjustment for pro forma capital structure, see tables below.

Barceló Portfolio Debt

(in thousands)	Face Amount of Debt	Interest Rate	Annual Interest	Changes in Annual Interest Expense
				(-) 100 Basis Points	(+) 100 Basis Points
Mortgage financing arranged by ARC Hospitality at the closing of Barceló Portfolio acquisition(1)	$45,500	4.30%	$(1,957)	N/A	N/A
Promissory note financing arranged by ARC Hospitality at the closing of Barceló Portfolio acquisition(2)	58,074	6.80%	(3,949)	N/A	N/A
Promissory note financing arranged by ARC Hospitality at the closing of Barceló Portfolio acquisition(3)	5,000	6.80%	(340)	N/A	N/A
Promissory note financing arranged by ARC Hospitality at the closing of Barceló Portfolio acquisition(4)	1,775	4.50%	(80)	N/A	N/A
Subtotal	$110,349		$(6,326)	$—	$—
Amortization of deferred financing costs(7)			(554)
Total annual cost of debt			$(6,880)

Grace Portfolio Debt

(in thousands)	Face Amount of Debt	Interest Rate	Annual Interest	Changes in Annual Interest Expense
				(-) 100 Basis Points	(+) 100 Basis Points
Mortgage debt assumed by ARC Hospitality at the closing of Grace Portfolio acquisition(5)	$865,000	3.13%	$(27,100)	$(8,650)	$8,650
Mortgage debt assumed by ARC Hospitality at the closing of Grace Portfolio acquisition(5)	111,000	5.92%	(6,572)	(1,110)	1,110
Class A Units(6)	451,000	7.50%	(33,825)	N/A	N/A
Subtotal	$1,427,000		$(67,497)	$(9,760)	$9,760
Amortization of deferred financing costs(7)			(6,479)
Total annual cost of debt			$(73,976)
Total pro forma cost of debt for Barceló Portfolio and Grace Portfolio			$(80,856)

(1)	Mortgage financing obtained on two owned hotel assets in the Barceló Portfolio acquisition.
(2)	Financing obtained on three owned hotel assets and one subject to an hotel property operating lease in the Barceló Portfolio acquisition.
(3)	Financing obtained on two joint venture hotel assets in the Barceló Portfolio acquisition.

(4)	Financing obtained to fund the property improvement reserves required for the assets obtained in the Barceló Portfolio acquisition.
(5)	Financing on 106 hotels of the total 126 hotels included in the Grace Portfolio. ARC Hospitality must have an interest rate cap in place with a principal amount of at least the outstanding balance due under these notes.
(6)	Class A Units are entitled to monthly distributions at a rate of 7.50% per annum for the first 18 months following closing and 8.00% per annum thereafter. On liquidation, the holders of the Class A Units will be entitled to receive its original value (as reduced by redemptions) prior to any distributions being made to the Company. Due to its characteristics, the Class A Units will be treated as debt under GAAP and classified as “Redeemable equity instruments” in the unaudited Pro Forma Condensed Consolidated Balance Sheet.
(7)	Deferred financing costs are amortized over the life of the instrument using the effective interest method. See note I to the unaudited Pro Forma Condensed Consolidated Balance Sheet.
(8)	See note K to the unaudited Pro Forma Condensed Consolidated Balance Sheet for additional discussion of the potential $227.0 million of debt financing, which is a critical hurdle to close the transaction. If the debt financing is obtained, the Company would incur an estimated $5.1 million of deferred financing fees related to the debt which would result in an additional adjustment to interest income for the amortization. The Company would also incur an additional estimated $7.9 million of annual interest expense at an estimated interest rate of 3.5%.

N/A — Interest rate is fixed and thus change in interest rate analysis is not applicable.

I	Represents an adjustment to remove the impact of derivatives at the corporate level of Grace related to assets which are not included in this transaction.
J	Represents an adjustment for pro forma income tax provision as each hotel will be operated through a TRS see table below.

(in thousands)	Barceló Portfolio	Grace Portfolio
Taxable income(1)	$731	$8,571
Income tax rate(2)	40%	40%
Provision for income tax	$292	$3,428

(1)	Taxable income is based on arms length rent between the Company and the TRS for each hotel.
(2)	Estimated income tax rate.
K	Represents the pro forma adjusted number of shares to be added based on equity raise requirements for the transaction. Share value used to calculate the additional share requirements is based on ARC Hospitality’s offering price of $25 less fees charged by the Company's broker dealer totaling 12% of share value.

Annex B

W2007 Grace I, LLC
Unaudited Condensed Consolidated Financial Statements
As of March 31, 2014 and December 31, 2013
And for the three months ended
March 31, 2014 and 2013

W2007 GRACE I, LLC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
INVESTMENTS IN REAL ESTATE, net	$1,374,342	$1,392,097
CASH AND CASH EQUIVALENTS	20,947	12,404
RESTRICTED CASH	55,712	46,849
ACCOUNTS RECEIVABLE, net	9,221	8,453
OTHER ASSETS	5,330	6,492
DEFERRED FINANCING COSTS, net of accumulated amortization of $36,373 and $36,309, respectively	550	614
DEFERRED FRANCHISE FEES, net of accumulated amortization of $3,838 and $3,704, respectively	3,407	3,541
Total assets	$1,469,509	$1,470,450
LIABILITIES AND EQUITY
NOTES PAYABLE	$1,160,912	$1,161,725
OTHER LIABILITIES:
Accounts payable and accrued liabilities	44,338	41,987
Accrued interest payable	22,073	16,529
Total liabilities	1,227,323	1,220,241
COMMITMENTS AND CONTINGENCIES
PREFERRED STOCK, $0.01 par value, 10,000,000 shares authorized:
Series B, 8.75%, $0.01 par value, $25.00 redemption value, 3,450,000 shares issued and outstanding	60,375	60,375
Series C, 9.00%, $0.01 par value, $25.00 redemption value, 2,400,000 shares issued and outstanding	40,800	40,800
Series D, 8.00%, $0.01 par value, $250.00 redemption value, 125 shares issued and outstanding	31	31
MEMBERS' DEFICIT	(34,020)	(25,997)
NON-CONTROLLING EQUITY PURCHASE OPTION	175,000	175,000
Total equity	242,186	250,209
Total liabilities and equity	$1,469,509	$1,470,450

The accompanying notes are an integral part of these condensed consolidated financial statements.

W2007 GRACE I, LLC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
REVENUES:
Rooms	$103,380	$96,601
Food and beverage	2,160	2,011
Other	1,889	1,635
Total hotel revenues	107,429	100,247
OPERATING EXPENSES:
Direct hotel expenses:
Rooms	26,069	24,836
Food and beverage	1,907	1,826
Other	1,097	1,058
Non-departmental	34,477	32,533
Property tax, ground lease, insurance and property management fees	8,115	7,823
Corporate overhead	1,278	1,742
Asset management fees	1,910	1,747
Depreciation and amortization	20,926	20,657
Total operating expenses	95,779	92,222
OPERATING INCOME	11,650	8,025
Interest income	23	20
Interest expense	(19,705)	(20,762)
Other income	9	78
LOSS FROM CONTINUING OPERATIONS	(8,023)	(12,639)
Loss from discontinued operations	—	(263)
NET LOSS	(8,023)	(12,902)
Preferred dividends	—	—
NET LOSS AVAILABLE TO MEMBERS	$(8,023)	$(12,902)
COMPREHENSIVE LOSS AVAILABLE TO MEMBERS	$(8,023)	$(12,902)

The accompanying notes are an integral part of these condensed consolidated financial statements.

W2007 GRACE I, LLC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(in thousands)
(Unaudited)

	PREFERRED STOCK			EQUITY MEMBERS		NON- CONTROLLING EQUITY PURCHASE OPTION	TOTAL EQUITY
	Series B	Series C	Series D	W2007 Finance Sub, LLC	Whitehall Parallel Global Real Estate LP 2007
Balance as of January 1, 2014	$60,375	$40,800	$31	$(25,175)	$(822)	$175,000	$250,209
Net loss	—	—	—	(7,769)	(254)	—	(8,023)
Balance as of March 31, 2014	$60,375	$40,800	$31	$(32,944)	$(1,076)	$175,000	$242,186

The accompanying notes are an integral part of these condensed consolidated financial statements.

W2007 GRACE I, LLC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,023)	$(12,902)
Adjustments to reconcile net loss to net cash from operating activities:
Bad debt expense	54	(105)
Accretion of notes payable fair value adjustment at acquisition	274	307
Amortization of deferred financing costs	64	73
Deductible on involuntary conversion claims	168	141
Depreciation and amortization	20,926	21,716
Amortization of below market ground leases	65	65
Changes in operating assets and liabilities:
Accounts receivable	(1,392)	(475)
Other assets	1,331	(153)
Accounts payable and accrued liabilities	3,289	2,361
Accrued interest payable	5,544	6,473
Net cash from operating activities	22,300	17,501
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investments in real estate	(5,069)	(7,714)
Proceeds from property casualty insurance	1,262	426
Change in restricted cash	(8,863)	(2,079)
Net cash used in investing activities	(12,670)	(9,367)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable	(1,087)	(1,181)
Net cash used in financing activities	(1,087)	(1,181)
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,543	6,953
CASH AND CASH EQUIVALENTS, beginning of period	12,404	13,051
CASH AND CASH EQUIVALENTS, end of period	$20,947	$20,004
SUPPLEMENTAL DISCLOSURES:
Interest paid	$12,951	$13,377
Non-cash additions to investments in real estate included in accounts payable and accrued liabilities	$511	$4,754

The accompanying notes are an integral part of these condensed consolidated financial statements.

W2007 GRACE I, LLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. ORGANIZATION:

W2007 Grace I, LLC (Grace I), a Tennessee limited liability company, was formed on June 19, 2007. Grace I is owned by W2007 Finance Sub, LLC, a Delaware limited liability company, and Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (collectively, Whitehall). Net income or loss is allocated among the members in accordance with Grace I’s limited liability company agreement. The general partner of Whitehall Parallel Global Real Estate Limited Partnership 2007 and the partnerships owning W2007 Finance Sub, LLC is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (GS Group) and, therefore, is an affiliate of GS Group. GS Group in turn also controls Goldman, Sachs & Co. (GS) and Goldman Sachs Mortgage Company (GSMC). Consequently, GS and GSMC are also affiliates of Whitehall.

Grace I, W2007 Grace Acquisition I, Inc. (Grace Acquisition I), Equity Inns, Inc. (Equity Inns), Grace II, L.P. (Grace II) and Equity Inns Partnership, L.P. (Equity LP) entered into an agreement and plan of merger (Merger Agreement) whereby Equity Inns would merge with and into Grace Acquisition I and Grace II would merge with and into Equity LP (Merger). The Merger was completed on October 25, 2007. Prior to the Merger, Grace I had no operations other than its activities in anticipation of the Merger.

Prior to the Merger, Equity Inns was a public hotel company and had elected to be taxed as a real estate investment trust (REIT) for federal income tax purposes. Equity Inns, through its wholly owned subsidiary, Equity Inns Trust (Equity Trust), was the sole general partner of Equity LP. Equity Inns, Equity Trust and Equity LP (and its wholly owned subsidiaries) are hereinafter collectively referred to as Equity. Prior to the Merger, Equity owned 137 limited-service hotels located throughout the United States.

Subsequent to the Merger, Grace II changed its name to W2007 Equity Inns Partnership, L.P. (W2007 Equity LP). As of March 31, 2014, Grace I owns all of the common shares of Grace Acquisition I and Grace Acquisition I owns a 1% general partnership interest in W2007 Equity LP (with Grace I owning a 1% general partnership interest and a 98% limited partnership interest). In addition, as of March 31, 2014, Grace I is the sole member of W2007 EQN Intermountain, LLC (Intermountain), which owned a hotel located in Reno, Nevada prior to the transfer to its lender through a deed in lieu agreement during 2012. Grace I, Grace Acquisition I, Intermountain and W2007 Equity LP (and its wholly owned subsidiaries) are hereinafter collectively referred to as the Company.

Following the Merger, Grace Acquisition I and Grace I entered into a Keepwell Agreement, effective as of the date of the Merger (the Keepwell Agreement), pursuant to which Grace I agreed to make such cash payments to Grace Acquisition I as are necessary to enable Grace Acquisition I to satisfy its obligations to the holders of its 8.75% Series B cumulative preferred stock (Series B preferred stock) and 9.00% Series C cumulative preferred stock (Series C preferred stock) in accordance with Grace Acquisition I’s charter when Grace Acquisition I determines, or is legally compelled, to satisfy such obligations. To date, no payments have been made and none are due under the Keepwell Agreement. The Keepwell Agreement may be terminated only by an agreement by both parties at any time upon 30 days’ prior written notice. There are no third-party beneficiaries of the Keepwell Agreement.

On March 31, 2008, Grace Acquisition I, pursuant to Section 856(g)(2) of the Internal Revenue Code of 1986, as amended (the Code), revoked its election under Section 856(c)(1) of the Code to be a REIT for the taxable year ending on December 31, 2008. Consequently, subsequent to December 31, 2007, Grace Acquisition I is subject to income taxes at statutory corporate rates.

The Company leased substantially all of its hotels to subsidiaries (TRS Lessees) of W2007 Equity Inns TRS Holdings, Inc. (TRS Holdings), a taxable REIT subsidiary, pursuant to certain percentage lease agreements (the TRS Leases). The TRS Leases were necessary for the Company to comply with certain REIT provisions of the Code. As discussed above, the Company has revoked its election to be taxed as a REIT. As of December 31, 2012, all of the TRS Leases had been terminated.

W2007 GRACE I, LLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. ORGANIZATION:  – (continued)

As of March 31, 2014, the Company owns 126 hotels located in 35 states, the majority of which operate under franchise agreements with Marriott, Hilton, Hyatt and Intercontinental. The hotels are primarily managed by independent third parties, with 24 hotels managed by Pillar Hotels and Resorts, L.P. (Pillar). On September 15, 2011, Pillar and its subsidiaries were sold to Capstone Management, LLC, an affiliate of InterMountain Management, LLC (Intermountain Management; Pillar Sale). Prior to this sale, Pillar was an affiliate of the Company. As of March 31, 2014, the managers of the hotels are as follows:

Number of Hotels
Hilton Hotels Corporation	46
Pillar Hotels & Resorts, L.P.	24
McKibbon Hotel Group	21
Huntington Hotel Group	13
Other (represented by four different management companies)	22
126

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation

The unaudited condensed consolidated financial statements include the accounts of Grace I, Grace Acquisition I, W2007 Equity LP and subsidiaries of W2007 Equity LP. All significant intercompany balances and transactions have been eliminated.

The Company prepares its unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in Exhibit 99.2 of the Form 8-K filed with the Securities and Exchange Commission (SEC) on June 2, 2014 by American Realty Capital Hospitality Trust, Inc. (ARC Hospitality). See Note 9.

Some of the Company’s hotel operations have historically been seasonal. This seasonality pattern causes fluctuations in the operating results. Consequently, operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

Use of estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has evaluated subsequent events through June 2, 2014, the date which the financial statements were available to be issued.

Investments in real estate

Real estate investments are carried at depreciated cost net of reduction for impairment. Expenditures for ordinary repairs and maintenance are expensed as incurred. Significant renovations and improvements, which improve or extend the useful life of the assets, are capitalized. Full stock replacements of china, glass, silver, uniforms and linen are capitalized and incidental purchases are expensed as incurred.

W2007 GRACE I, LLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

Investments in real estate consist of the following (in thousands):

	March 31, 2014	December 31, 2013
Land and improvements	$277,500	$277,497
Buildings and improvements	1,160,201	1,159,285
Furniture, fixtures and equipment	324,203	322,019
Below market ground leases	13,253	13,253
Total cost	1,775,157	1,772,054
Accumulated depreciation/amortization	(400,815)	(379,957)
Investments in real estate, net	$1,374,342	$1,392,097

Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as follows: buildings and improvements over 7.5 to 39 years; land improvements over 15 years; and furniture, fixtures and equipment, including china, glass, silver, uniforms and linen, over 3 to 7 years. Below market ground leases are amortized over the remaining term of the related lease agreements, which range from 16 to 52 years as of March 31, 2014.

Assets are classified as held for sale if a disposal plan is in place, actions to achieve the sale have been initiated, a sale is probable and it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Sales of the Company’s investments in real estate take a significant amount of time to consummate and many changes in the terms and timing are typical in the process. Accordingly, management does not classify assets as held for sale until a contract is pending, closing is scheduled and the probability of significant changes in terms or timing is insignificant. No real estate investments were classified as held for sale as of March 31, 2014 or December 31, 2013.

Fair value measurements

Fair value measurements are market-based measurements, not entity-specific measurements. Fair value measurement assumptions are classified under a hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and management’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Fair value measurements of financial and nonfinancial assets and liabilities are based on (1) the assumptions that market participants would use in pricing the asset or liability, if available, or (2) management’s estimates of market participant assumptions.

Non-controlling equity purchase option

The non-controlling equity purchase option (Purchase Option) represented an affiliate of GSMC’s option to purchase a 97% equity interest in one of the Company’s wholly owned subsidiaries which indirectly owns 106 of the Company’s hotels (as of March 31, 2014, these hotels had a net book value of $1,121,012,000), which Purchase Option has since been acquired by an affiliate of Whitehall (WNT). The initial carrying value of the Purchase Option was the fair value of the Purchase Option at its issuance in June 2009. In February 2012, the

W2007 GRACE I, LLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

Purchase Option was amended and, therefore, the carrying value of the Purchase Option was adjusted to reflect the estimated fair value at the amendment date.

Revenue recognition

Revenues include room, food and beverage, and other hotel revenues such as guest telephone charges, equipment rentals, vending income, in-room movie sales, parking and business centers. Revenues from the hotels are recognized when the services are delivered and are recorded net of any sales or occupancy taxes collected from guests.

Non-departmental expenses

Non-departmental expenses include hotel-level general and administrative expenses, advertising and marketing costs, repairs and maintenance, frequent guest programs, franchise fees and utility costs. Non-departmental expenses are expensed as incurred.

Income taxes

Except as described below, the Company is not a taxpaying entity and, accordingly, records no federal income taxes. The members are individually responsible for reporting their share of the Company’s taxable loss on their income tax returns.

Grace Acquisition I and W2007 TRS Holdings, Inc. (TRS Holdings; collectively with Grace Acquisition I, the Taxable Entities) are subject to federal and state income taxes. The Taxable Entities account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

Both Grace Acquisition I and TRS Holdings have recorded a valuation allowance equal to 100% of the net deferred tax assets due to the uncertainty of realizing the benefit of their accumulated net operating losses. For the three months ended March 31, 2014 and 2013, Grace Acquisition I and TRS Holdings’ effective tax rates were zero due to the uncertainty of realizing these net deferred tax assets. The net operating losses begin to expire in 2022.

Segment reporting

The Company considers each of its hotels to be an operating segment, none of which meets the threshold for a reportable segment as prescribed by the authoritative accounting guidance. The Company allocates resources and assesses operating performance based on each individual hotel. Additionally, the Company aggregates these individually immaterial operating segments into one segment using the criteria established by the authoritative accounting guidance, including the similarities of its product offering, types of customers and method of providing service.

Reclassifications

Certain amounts in the condensed consolidated financial statements for the three months ended March 31, 2013 have been reclassified for discontinued operations. These reclassifications have no effect on the results of operations previously reported.

Recently issued accounting standards

In April 2014, the FASB issued Accounting Standards Update, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08). ASU 2014-08 revises the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity's operations and financial results, removing the lack of continuing involvement criteria and requiring discontinued operations reporting

W2007 GRACE I, LLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

for the disposal of an equity method investment that meets the definition of discontinued operations. The update also requires expanded disclosures for discontinued operations, including disclosure of pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. ASU 2014-08 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. Upon adoption of this standard, we will be required to evaluate whether a disposal meets the discontinued operations requirements under ASU 2014-08. We will make the additional disclosures upon adoption. We do not expect the adoption of this standard to have an impact on our financial position, net results of operations or cash flows.

3. NOTES PAYABLE:

The Company has the following notes payable outstanding (in thousands):

Indebtedness	Maturity Date	Interest Rate	March 31, 2014 Debt Balance	December 31, 2013 Debt Balance
GE Mortgage	Nov. 2014	LIBOR(2) + 6.86%(1)	$955,266	$955,266
Mortgages (7 hotels)	Dec. 2016	5.865%	78,371	78,766
Mortgages (6 hotels)	Oct. 2016	5.650%	25,372	25,582
Mortgages (6 hotels)	Dec. 2015	5.440%	50,325	50,772
Junior Subordinated Debt	Jul. 2035	LIBOR(3) + 2.85%	50,000	50,000
Mortgage A	Mar. 2015	5.770%	3,831	3,866
			$1,163,165	$1,164,252
Fair value adjustment			(2,253)	(2,527)
			$1,160,912	$1,161,725

(1)	Weighted average spread over LIBOR as of March 31, 2014 and December 31, 2013.
(2)	LIBOR floor of 1%.
(3)	The 90-day LIBOR rates were 0.23% and 0.25% as of March 31, 2014 and December 31, 2013, respectively.

During the three months ended March 31, 2014 and 2013, GSMC earned interest of $492,000 and $0, respectively, under the GE Mortgage.

4. PREFERRED STOCK OF SUBSIDIARY:

In May 2008, Grace Acquisition I ceased dividend payments to its preferred shareholders due to the “cash trap” under the GE Mortgage. As of March 31, 2014, Grace Acquisition I had $76,618,000 in accumulated, undeclared preferred stock dividends. Since at least six quarters of dividends on the Series B and C cumulative preferred stock are outstanding, the preferred shareholders are entitled to elect two members to the board of directors of Grace Acquisition I. Grace Acquisition I has attempted to hold three meetings to elect the new board members; however, at each meeting a quorum was not achieved and, therefore, an election did not occur.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS:

As cash and cash equivalents have maturities of less than three months, the carrying values of cash and cash equivalents and restricted cash approximate fair value (Level 1 of the fair value hierarchy). The carrying values of accounts receivable, accounts payable and accrued liabilities and accrued interest payable approximate fair value due to the short maturity of these instruments (Level 2 of the fair value hierarchy).

W2007 GRACE I, LLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5. FAIR VALUE OF FINANCIAL INSTRUMENTS:  – (continued)

The fair value of the Company’s notes payable is approximately $1.2 billion as of March 31, 2014 and December 31, 2013. The fair value of the Company’s notes payable has been estimated based on a discounted cash flow analysis using a discount rate representing the Company’s estimate of the rate that would be used by market participants (Level 2 of the fair value hierarchy). Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

6. DISCONTINUED OPERATIONS:

In April and November 2013, the Company sold four of its hotels under individual mortgages. The operating results of these four hotels have been reported as discontinued operations in the condensed consolidated statements of operations and comprehensive loss.

The following table summarizes the operating results of the discontinued operations (in thousands) for the three months ended March 31, 2013:

Hotel revenues	$4,378
Direct hotel expenses	(2,663)
Property taxes, ground lease, insurance and property management fees	(447)
Corporate overhead	(53)
Asset management fees	(72)
Depreciation and amortization	(1,059)
Interest expense	(347)
Loss from discontinued operations available to common shareholders	$(263)

7. PROPERTY TAX, GROUND LEASE, INSURANCE AND PROPERTY MANAGEMENT FEES:

Property tax, ground lease, insurance and property management fees from continuing operations consists of the following (in thousands):

	Three Months Ended March 31,
	2014	2013
Property tax	$4,420	$4,366
Ground lease	406	398
Insurance	1,095	1,063
Property management fees	2,194	1,996
	$8,115	$7,823

8. COMMITMENTS AND CONTINGENCIES:

The Company is involved in various legal proceedings and disputes arising in the ordinary course of business. The Company does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position or continuing operations of the Company.

In September 2013, a putative class action lawsuit (the Johnson Lawsuit) was filed in the Circuit Court of Shelby County, Tennessee by several current and former shareholders of the Series B and C preferred shares of the Company. The complaint, which alleges, among other things, breach of contract and breach of fiduciary duty that resulted in the loss of Series B and Series C preferred share value, names the Company, members of the Company’s board of directors, PFD Holdings, GS Group, Whitehall, RMD and Grace I as defendants. Shortly after the filing of the Johnson Lawsuit, the defendants removed the case to Federal Court. In November 2013, the plaintiffs filed a motion to remand the case back to the Circuit Court, which the defendants have opposed. The defendants also filed a motion to dismiss the case in Federal Court.

W2007 GRACE I, LLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8. COMMITMENTS AND CONTINGENCIES:  – (continued)

In October 2013, a similar lawsuit was filed by another plaintiff in the same Circuit Court (the Dent Lawsuit), alleging similar breaches against several of the same defendants named in the Johnson lawsuit, in addition to a former member of the Company’s board of directors. The plaintiffs and defendants in the Dent Lawsuit have agreed to stay this case until further proceedings have taken place in the aforementioned Johnson Lawsuit. The Company does not expect any material impact on its financial position and results of operations as a result of these lawsuits.

As of March 31, 2014, all of the hotels are operated under franchise agreements and are licensed as Hampton Inn (43 hotels), Residence Inn (25), Courtyard (17), Hyatt Place (15), Homewood Suites (10), SpringHill Suites (7), Hilton Garden Inn (3), Fairfield Inn & Suites (2), Holiday Inn (1), Embassy Suites (1), Holiday Inn Express (1) and TownePlace Suites (1).

The franchise agreements generally require the payment of fees based on a percentage of hotel room revenue. Under the franchise agreements, the Company is periodically required to make capital improvements to the hotels in order for them to meet the franchisors’ brand standards. Additionally, under certain loan covenants, the Company is obligated to fund 4% to 5% of total hotel revenues to a separate room renovation account for the ongoing replacement or refurbishment of furniture, fixtures and equipment at the hotels.

Whitehall has guaranteed up to $50,000,000 of the Company’s obligations under the franchise agreements with certain franchisors.

The Company maintains property insurance coverage for catastrophic losses such as hurricanes, earthquakes or floods. For such catastrophic losses, the Company may have higher deductibles or increased self-insurance risk if certain criteria are met, ultimately increasing the potential risk of loss.

In September 2007, a putative class action lawsuit was filed in the Circuit Court of Shelby County, Tennessee (Circuit Court) on behalf of the former Series B and Series C preferred shareholders of Equity Inns alleging breaches of fiduciary duty against Equity Inns’ former directors. This complaint does not name the Company or any corporate entity as a defendant. In February 2008, the court denied the defendants’ motion to dismiss the complaint. In April 2010, the court granted a motion for class certification, which was ultimately appealed and vacated by the Tennessee Court of Appeals and remanded back to the Circuit Court. During the second quarter of 2012, the plaintiffs filed a second amended complaint and a new motion to certify a class. In November 2012, the defendants filed an opposition to such motion within the Circuit Court. In April 2013, the Circuit Court granted the new motion and certified a class and three subclasses. The defendants’ appeal of the certification order is pending. The Company does not expect any material impact on its financial position and results of operations as a result of this lawsuit.

9. SUBSEQUENT EVENTS:

On April 11, 2014, the Company refinanced the GE Mortgage with a new $976 million loan originated by German American Capital Corporation (the GACC Loan). It is anticipated that GSMC will purchase 40% of the GACC Loan prior to its securitization. The GACC Loan bears interest at 30-day LIBOR plus 3.30% with interest only due monthly in arrears and matures in May 2016. The GACC Loan has three one-year extension options available upon the satisfaction of certain conditions, the most restrictive of which is a debt yield test.

In connection with the refinancing of the GE Mortgage, the “cash trap” under the GE Mortgage and the cash flow pledge of the 20 hotels which are not collateral on the GE Mortgage ceased.

Also on April 11, 2014, WNT exercised the Purchase Option in connection with the refinancing of the GE Mortgage. As a result, effective April 11, 2014, the Company will deconsolidate the 106 hotels and recognize its 3% interest in the hotels using the equity method.

W2007 GRACE I, LLC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. SUBSEQUENT EVENTS:  – (continued)

On May 23, 2014, subsidiaries of the Company and WNT entered into an agreement to sell their 126 hotels for a combined purchase price of $1.925 billion, subject to certain adjustments, to affiliates of ARC Hospitality. ARC Hospitality is expected to assume the GACC Loan and the remaining 20 hotels will be delivered unencumbered by any financing. Additionally, the selling subsidiaries have agreed to provide seller financing in certain circumstances.

The closing of the acquisition is subject to customary franchisor and lender approvals as well as other usual closing conditions and is expected to close in the fourth quarter of 2014. There can be no assurance that the transaction will close as scheduled, or at all.

Annex C

W2007 Grace I, LLC
Consolidated Financial Statements
As of December 31, 2013 and 2012
And for each of the three years ended
December 31, 2013
And Report of Independent Auditors

Report of Independent Auditors

The Members of
W2007 Grace I, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of W2007 Grace I, LLC and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Fort Worth, Texas
March 14, 2014

W2007 GRACE I, LLC

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2013	2012
ASSETS
INVESTMENTS IN REAL ESTATE, net	$1,392,097	$1,562,422
CASH AND CASH EQUIVALENTS	12,404	13,051
RESTRICTED CASH	46,849	35,341
ACCOUNTS RECEIVABLE, net	8,453	8,762
OTHER ASSETS	6,492	5,548
DEFERRED FINANCING COSTS, net of accumulated amortization of $36,309 and $36,235, respectively	614	980
DEFERRED FRANCHISE FEES, net of accumulated amortization of $3,704 and $3,283, respectively	3,541	4,260
Total assets	$1,470,450	$1,630,364
LIABILITIES AND EQUITY
NOTES PAYABLE	$1,161,725	$1,245,557
OTHER LIABILITIES:
Accounts payable and accrued liabilities	41,987	42,347
Accrued interest payable	16,529	20,619
Total liabilities	1,220,241	1,308,523
COMMITMENTS AND CONTINGENCIES
PREFERRED STOCK, $0.01 par value, 10,000,000 shares authorized:
Series B, 8.75%, $0.01 par value, $25.00 redemption value, 3,450,000 shares issued and outstanding	60,375	60,375

Series C, 9.00%, $0.01 par value, $25.00 redemption value, 2,400,000 shares issued and outstanding	40,800	40,800
Series D, 8.00%, $0.01 par value, $250.00 redemption value, 125 shares issued and outstanding	31	31
MEMBERS’ EQUITY (DEFICIT)	(25,997)	45,635
NON-CONTROLLING EQUITY PURCHASE OPTION	175,000	175,000
Total equity	250,209	321,841
Total liabilities and equity	$1,470,450	$1,630,364

The accompanying notes are an integral part of these consolidated financial statements.

W2007 GRACE I, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2013	2012	2011
REVENUES:
Rooms	$413,732	$395,697	$374,706
Food and beverage	8,164	7,760	7,228
Other	6,655	6,390	6,365
Total hotel revenues	428,551	409,847	388,299
OPERATING EXPENSES:
Direct hotel expenses:
Rooms	106,117	103,885	98,074
Food and beverage	7,645	7,395	6,618
Other	4,398	4,527	4,563
Non-departmental	135,187	128,921	124,182
Property tax, ground lease, insurance and property management fees	31,656	31,020	29,440
Corporate overhead	6,470	6,495	5,448
Asset management fees	7,063	6,648	6,137
Depreciation and amortization	83,292	85,298	78,983
Impairment charges	27,656	85,684	4,483
Total operating expenses	409,484	459,873	357,928
OPERATING INCOME (LOSS)	19,067	(50,026)	30,371
Interest income	82	87	101
Interest expense	(82,856)	(84,433)	(84,512)
Other income	216	35	18
Unrealized loss on derivatives	(57)	(35)	(401)
LOSS FROM CONTINUING OPERATIONS	(63,548)	(134,372)	(54,423)
Income (loss) from discontinued operations	(8,084)	1,870	3,894
NET LOSS	(71,632)	(132,502)	(50,529)
Preferred dividends	—	—	—
NET LOSS AVAILABLE TO MEMBERS	$(71,632)	$(132,502)	$(50,529)
COMPREHENSIVE LOSS AVAILABLE TO MEMBERS	$(71,632)	$(132,502)	$(50,529)

The accompanying notes are an integral part of these consolidated financial statements.

W2007 GRACE I, LLC

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(in thousands)

	PREFERRED STOCK			EQUITY MEMBERS		NON- CONTROLLING EQUITY PURCHASE OPTION	TOTAL EQUITY
	Series B	Series C	Series D	W2007 Finance Sub, LLC	Whitehall Parallel Global Real Estate LP 2007
Balance as of January 1, 2011	$60,375	$40,800	$31	$116,744	$3,811	$281,811	$503,572
Contributions	—	—	—	1,259	41	—	1,300
Allocation of net loss	—	—	—	(48,932)	(1,597)	—	(50,529)
Balance as of December 31, 2011	$60,375	$40,800	$31	$69,071	$2,255	$281,811	$454,343
Contributions	—	—	—	103,434	3,377	(106,811)	—
Allocation of net loss	—	—	—	(128,313)	(4,189)	—	(132,502)
Balance as of December 31, 2012	$60,375	$40,800	$31	$44,192	$1,443	$175,000	$321,841
Allocation of net loss	—	—	—	(69,367)	(2,265)	—	(71,632)
Balance as of December 31, 2013	$60,375	$40,800	$31	$(25,175)	$(822)	$175,000	$250,209

The accompanying notes are an integral part of these consolidated financial statements.

W2007 GRACE I, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(71,632)	$(132,502)	$(50,529)
Adjustments to reconcile net loss to net cash from operating activities:
Bad debt expense	72	250	283
Accretion of notes payable fair value adjustment at acquisition	1,507	1,076	1,133
Amortization of deferred financing costs	366	367	489
Deductible on involuntary conversion claims	532	992	360
Fair value adjustment of derivative instruments	57	35	401
Depreciation and amortization	86,504	90,309	83,492
Amortization of below market ground leases	262	284	305
Net (gain) loss on extinguishment of debt	2,647	(4,287)	(7,488)
Net (gain) loss on sale of investments in real estate	5,890	(254)	357
Impairment charges	27,656	86,715	4,483
Changes in operating assets and liabilities:
Accounts receivable	(270)	(276)	1,141
Other assets	(380)	2,392	(1,274)
Accounts payable and accrued liabilities	2,460	3,950	2,199
Accrued interest payable	6,780	15,189	21,162
Net cash from operating activities	62,451	64,240	56,514
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investments in real estate	(23,682)	(47,483)	(42,872)
Proceeds from property casualty insurance	2,051	736	25
Change in restricted cash	(11,508)	6,246	2,923
Net proceeds from sale of investments in real estate	70,112	2,252	839
Payment of initial franchise fees	(1,158)	—	(85)
Net cash provided by (used in) investing activities	35,815	(38,249)	(39,170)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contributions	—	—	1,300
Proceeds from note payable	—	782	818
Principal payments on notes payable	(96,209)	(25,681)	(18,462)
Payment of defeasance premiums	(2,647)	—	—
Purchase of interest rate derivative instruments	(57)	(35)	—
Net cash used in financing activities	(98,913)	(24,934)	(16,344)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(647)	1,057	1,000
CASH AND CASH EQUIVALENTS, beginning of year	13,051	11,994	10,994
CASH AND CASH EQUIVALENTS, end of year	$12,404	$13,051	$11,994
SUPPLEMENTAL DISCLOSURES:
Interest paid	$75,774	$70,539	$66,261
Non-cash additions to investments in real estate included in accounts payable and accrued liabilities	$2,127	$4,226	$4,624
Non-cash additions to deferred financing costs	$—	$—	$176
Non-cash additions to notes payable (interest on First Mezzanine Loan added to principal balance)	$10,870	$9,070	$7,773
Adjustment to non-controlling equity purchase option	$—	$(106,811)	$—

The accompanying notes are an integral part of these consolidated financial statements.

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

W2007 Grace I, LLC (Grace I), a Tennessee limited liability company, was formed on June 19, 2007. Grace I is owned by W2007 Finance Sub, LLC, a Delaware limited liability company, and Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (collectively, Whitehall). Net income or loss is allocated among the members in accordance with Grace I’s limited liability company agreement. The general partner of Whitehall Parallel Global Real Estate Limited Partnership 2007 and the partnerships owning W2007 Finance Sub, LLC is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (GS Group) and, therefore, is an affiliate of GS Group. GS Group in turn also controls Goldman, Sachs & Co. (GS) and Goldman Sachs Mortgage Company (GSMC). Consequently, GS and GSMC are also affiliates of Whitehall.

Grace I, W2007 Grace Acquisition I, Inc. (Grace Acquisition I), Equity Inns, Inc. (Equity Inns), Grace II, L.P. (Grace II) and Equity Inns Partnership, L.P. (Equity LP) entered into an agreement and plan of merger (Merger Agreement) whereby Equity Inns would merge with and into Grace Acquisition I and Grace II would merge with and into Equity LP (Merger). The Merger was completed on October 25, 2007. Prior to the Merger, Grace I had no operations other than its activities in anticipation of the Merger.

Prior to the Merger, Equity Inns was a public hotel company and had elected to be taxed as a real estate investment trust (REIT) for federal income tax purposes. Equity Inns, through its wholly owned subsidiary, Equity Inns Trust (Equity Trust), was the sole general partner of Equity LP. Equity Inns, Equity Trust and Equity LP (and its wholly owned subsidiaries) are hereinafter collectively referred to as Equity. Prior to the Merger, Equity owned 137 limited-service hotels located throughout the United States.

Subsequent to the Merger, Grace II changed its name to W2007 Equity Inns Partnership, L.P. (W2007 Equity LP). As of December 31, 2013, Grace I owns all of the common shares of Grace Acquisition I and Grace Acquisition I owns a 1% general partnership interest in W2007 Equity LP (with Grace I owning a 1% general partnership interest and a 98% limited partnership interest). In addition, as of December 31, 2013, Grace I is the sole member of W2007 EQN Intermountain, LLC (Intermountain), which owned a hotel located in Reno, Nevada prior to the transfer to its lender through a deed in lieu agreement during 2012 (See Notes 7 and 12). Grace I, Grace Acquisition I, Intermountain and W2007 Equity LP (and its wholly owned subsidiaries) are hereinafter collectively referred to as the Company.

Following the Merger, Grace Acquisition I and Grace I entered into a Keepwell Agreement, effective as of the date of the Merger (the Keepwell Agreement), pursuant to which Grace I agreed to make such cash payments to Grace Acquisition I as are necessary to enable Grace Acquisition I to satisfy its obligations to the holders of its 8.75% Series B cumulative preferred stock (Series B preferred stock) and 9.00% Series C cumulative preferred stock (Series C preferred stock) in accordance with Grace Acquisition I’s charter when Grace Acquisition I determines, or is legally compelled, to satisfy such obligations. To date, no payments have been made and none are due under the Keepwell Agreement. The Keepwell Agreement may be terminated only by an agreement by both parties at any time upon 30 days’ prior written notice. There are no third-party beneficiaries of the Keepwell Agreement.

On March 31, 2008, Grace Acquisition I, pursuant to Section 856(g)(2) of the Internal Revenue Code of 1986, as amended (the Code), revoked its election under Section 856(c)(1) of the Code to be a REIT for the taxable year ending on December 31, 2008. Consequently, subsequent to December 31, 2007, Grace Acquisition I is subject to income taxes at statutory corporate rates.

The Company leased substantially all of its hotels to subsidiaries (TRS Lessees) of W2007 Equity Inns TRS Holdings, Inc. (TRS Holdings), a taxable REIT subsidiary, pursuant to certain percentage lease agreements (the TRS Leases). The TRS Leases were necessary for the Company to comply with certain REIT provisions of the Code. As discussed above, the Company has revoked its election to be taxed as a REIT. As of December 31, 2012, all of the TRS Leases had been terminated.

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:  – (continued)

As of December 31, 2013, the Company owns 126 hotels located in 35 states, the majority of which operate under franchise agreements with Marriott, Hilton, Hyatt and Intercontinental. The hotels are primarily managed by independent third parties, with 24 hotels managed by Pillar Hotels and Resorts, L.P. (Pillar). On September 15, 2011, Pillar and its subsidiaries were sold to Capstone Management, LLC, an affiliate of InterMountain Management, LLC (Intermountain Management; Pillar Sale). Prior to this sale, Pillar was an affiliate of the Company. As of December 31, 2013, the managers of the hotels are as follows:

Number of Hotels
Hilton Hotels Corporation	46
Pillar	24
McKibbon Hotel Group	21
Huntington Hotel Group	13
Other (represented by four different management companies)	22
126

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation

The consolidated financial statements include the accounts of Grace I, Grace Acquisition I, Intermountain, W2007 Equity LP and subsidiaries of W2007 Equity LP. All significant intercompany balances and transactions have been eliminated.

Use of estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has evaluated subsequent events through March 14, 2014, the date which the financial statements were available to be issued.

Investments in real estate

Real estate investments are carried at depreciated cost net of reduction for impairment. Expenditures for ordinary repairs and maintenance are expensed as incurred. Significant renovations and improvements, which improve or extend the useful life of the assets, are capitalized. Full stock replacements of china, glass, silver, uniforms and linen are capitalized and incidental purchases are expensed as incurred.

Investments in real estate consist of the following (in thousands):

	December 31, 2013	December 31, 2012
Land and improvements	$277,497	$299,577
Buildings and improvements	1,159,285	1,253,710
Furniture, fixtures and equipment	322,019	324,366
Below market ground leases	13,253	13,253
Total cost	1,772,054	1,890,906
Accumulated depreciation and amortization	(379,957)	(328,484)
Investment in real estate, net	$1,392,097	$1,562,422

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as follows: buildings and improvements over 7.5 to 39 years; land improvements over 15 years; and furniture, fixtures and equipment, including china, glass, silver, uniforms and linen, over 3 to 7 years. Below market ground leases are amortized over the remaining term of the related lease agreements, which range from 16 to 52 years as of December 31, 2013. For the years ended December 31, 2013, 2012 and 2011, the Company recognized depreciation expense, including discontinued operations, of $85,951,000, $89,623,000 and $82,852,000 respectively.

Assets are classified as held for sale if a disposal plan is in place, actions to achieve the sale have been initiated, a sale is probable and it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Sales of the Company’s investments in real estate take a significant amount of time to consummate and many changes in the terms and timing are typical in the process. Accordingly, management does not classify assets as held for sale until a contract is pending, closing is scheduled and the probability of significant changes in terms or timing is insignificant. We evaluate assets held for sale for impairment each reporting period and record them at the lower of their carrying amounts or fair value less costs to sell. No real estate investments were classified as held for sale as of December 31, 2013 and 2012.

Fair value measurements

Fair value measurements are market-based measurements, not entity-specific measurements. Fair value measurement assumptions are classified under a hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and management’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Fair value measurements of financial and nonfinancial assets and liabilities are based on (1) the assumptions that market participants would use in pricing the asset or liability, if available, or (2) management’s estimates of market participant assumptions.

Certain assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when recording impairment on long-lived assets). The following table presents nonfinancial assets measured at fair value on a nonrecurring basis as of December 31, 2013, 2012 and 2011, and related impairment charges recorded (in thousands):

	Level 1	Level 2	Level 3	Total Impairment Write-downs
2013
Investments in real estate	$—	$—	$—	$1,757	(1)
Investments in real estate	—	—	—	3,297	(2)
Investments in real estate	—	—	63,205	22,602
				$27,656
2012
Investments in real estate	$—	$—	$—	$1,031	(3)
Investments in real estate	—	—	—	21,505	(4)
Investments in real estate	—	—	113,015	64,179
				$86,715	(5)
2011
Investments in real estate	$—	$—	$6,518	$4,483

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

(1)	This impairment charge was recognized during the three months ended June 30, 2013 based on a fair value (Level 3) of $5,352 as of June 30, 2013.
(2)	This impairment charge was recognized during the three months ended September 30, 2013 based on a fair value (Level 3) of $6,588 as of September 30, 2013.
(3)	This impairment charge was recognized during the three months ended March 31, 2012 based on a fair value (Level 3) of $2,059 as of March 31, 2012.
(4)	This impairment charge was recognized during the three months ended September 30, 2012 based on a fair value (Level 3) of $29,629 as of September 30, 2012.
(5)	$1,031 is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2012.

Management reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment write-downs recorded in 2013, 2012 and 2011 were the result of unfavorable economic conditions within the markets in which the impaired hotels are located and hotel specific factors that were expected to negatively impact the future operations of the hotels. The assumptions used both in estimating fair value through a discounted cash flow model and the undiscounted cash flow analysis are inherently judgmental and reflect current and projected trends in revenue per available room, operating expenses, capitalization rates, discount rates, and the estimated holding periods for the applicable hotels. If an indicator of potential impairment exists, the hotel is tested for impairment for financial accounting purposes by comparing its carrying value to the estimated future undiscounted cash flows. The amount of the impairment is calculated as the amount by which the carrying value of the hotel exceeds its fair value.

The following table presents quantitative information about significant unobservable inputs used in determining the fair value of the above noted nonfinancial assets ($in thousands):

2013

Property Type	Fair Value	Valuation Techniques	Unobservable Inputs	Range of Inputs
Hotels(8)	$65,876	Discounted cash flows	Discount rate	12%
			Exit price per key	$40 – $75
			Exit capitalization rate	7.25% – 8.00%
			Hold period	1.7 years – 2.3 years
			Revenue growth	(6.72%) – 7.84%
			Expense growth	(5.37%) – 5.68%
Hotel(1)	$9,269	Competitive set pricing	Price per key	$100/key

2012

Property Type	Fair Value	Valuation Techniques	Unobservable Inputs	Range of Inputs
Hotel	$144,703	Discounted cash flows	Discount rate	12%
			Exit price per key	$22 – $75
			Exit capitalization rate	7.5% – 8.3%
			Hold period	2.8 years – 3.1 years
			Revenue growth	4.6% – 8.9%
			Expense growth	3.5% – 6.5%

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

Cash and cash equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less that are not restricted to be cash equivalents. Cash equivalents are placed with reputable institutions and the balances may at times exceed federally insured deposit levels; however, the Company has not experienced any losses in such accounts.

The Company also considers deposits in transit from credit card processors to be cash equivalents.

Accounts receivable and related allowance for doubtful accounts

Accounts receivable consist of amounts owed by guests staying in the hotels as of December 31, 2013 and 2012 and amounts due from business customers or groups. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of guests to make required payments for services. The allowance is maintained at a level believed adequate to absorb estimated receivable losses. The estimate is based on receivable loss experience, known and inherent credit risks, current economic conditions and other relevant factors including specific reserves for certain accounts. The allowance for doubtful accounts is $252,000 and $597,000 as of December 31, 2013 and 2012, respectively.

Deferred financing costs

Deferred financing costs incurred in connection with the issuance of the notes payable are amortized over the contractual lives of the related notes payable using the straight-line method, adjusted for actual prepayments, which approximates the effective interest method. The respective amortization is included in interest expense and income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

Deferred franchise fees

The Company amortizes initial payments for franchises using the straight-line method over the lives of the franchise agreements, which range from 5 to 21 years. The respective amortization is included in depreciation and amortization and income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

Inventory

Inventories consist principally of food and beverage products and are stated at the lower of cost (as determined on a first-in, first-out basis) or market value. Inventories are included in other assets in the accompanying consolidated balance sheets.

Preferred stock

The carrying values of Grace Acquisition I’s Series B preferred stock and Series C preferred stock are $17.50 and $17.00 per share, respectively, which represent the fair values at the Merger date.

Non-controlling equity purchase option

The non-controlling equity purchase option (Purchase Option) represents GSMC affiliate’s option to purchase a 97% equity interest in one of the Company’s wholly owned subsidiaries which indirectly owns 106 of the Company’s hotels (as of December 31, 2013, these hotels had a net book value of $1,135,795,000), which Purchase Option has since been acquired by an affiliate of Whitehall (see Note 7). The initial carrying value of the Purchase Option was the fair value of the Purchase Option at its issuance in June 2009. In February 2012, the Purchase Option was amended and, therefore, the carrying value of the Purchase Option was adjusted to reflect the estimated fair value at the amendment date.

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

Revenue recognition

Revenues include room, food and beverage, and other hotel revenues such as guest telephone charges, equipment rentals, vending income, in-room movie sales, parking and business centers. Revenues from the hotels are recognized when the services are delivered and are recorded net of any sales or occupancy taxes collected from guests.

Non-departmental expenses

Non-departmental expenses include hotel-level general and administrative expenses, advertising and marketing costs, repairs and maintenance, frequent guest programs, franchise fees and utility costs. Non-departmental expenses are expensed as incurred.

Advertising and marketing

Advertising and marketing costs are expensed as incurred or as the advertising takes place. Advertising and marketing costs were $11,908,000, $10,378,000 and $10,044,000 for the years ended December 31, 2013, 2012 and 2011, respectively. Included in marketing costs are fees (generally a percentage of room revenue) payable to marketing funds of the franchisors of the hotels.

Interest rate derivative instruments

The Company’s derivative transactions consist of interest rate cap agreements entered into to mitigate the Company’s exposure to increasing borrowing costs in the event of a rising interest rate environment. The Company has elected not to designate its interest rate cap agreements as cash flow hedges. Therefore, changes in the fair value of the interest rate caps are recorded as unrealized loss on derivatives in the accompanying consolidated statements of operations and comprehensive loss.

The valuations of the interest rate caps are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The cash receipts are based on an expectation of future interest rates using a forward curve that is derived from observable market interest rate curves.

The analysis has incorporated credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. Management evaluated the counterparty’s nonperformance risk based on the counterparty’s most recent credit rating and any changes in credit rating over the past year. In adjusting the fair value of the derivative contract for the effect of nonperformance risk, management has considered the impact of netting and any applicable credit enhancements. Management concluded that the nonperformance risk is insignificant and no adjustment to the value was necessary for this input. Therefore, all inputs used to value the derivatives fall within Level 2 of the fair value hierarchy and the derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Income taxes

Except as described below, the Company is not a taxpaying entity and, accordingly, records no federal income taxes. The members are individually responsible for reporting their share of the Company’s taxable loss on their income tax returns.

Grace Acquisition I and TRS Holdings (the Taxable Entities) are subject to federal and state income taxes. The Taxable Entities account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

For uncertain tax positions, the Company makes a determination as to whether it is “more likely than not” that a tax position taken, based on its technical merits, will be sustained upon examination, including resolution of any appeals and litigation processes. If the more-likely-than-not threshold is met, the Company

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  – (continued)

measures the related tax position to determine the amount of provision or benefit, if any, to recognize in the financial statements. The Company applies this policy to all tax positions related to income taxes subject to the asset and liability method. The Company files income tax returns in the U.S. federal jurisdiction and various states. If applicable, the Company classifies interest and penalties related to underpayment of income taxes as income tax expense. No income tax examinations are currently in process. As of December 31, 2013, tax years 2010 through 2013 remain subject to potential examination by certain federal and state taxing authorities. There are no amounts related to interest and penalties for the years ended December 31, 2013, 2012 and 2011, and management has determined that no material unrecognized tax benefits or liabilities exist as of December 31, 2013 or 2012. The Company does not anticipate any significant changes to unrecognized income tax benefits over the next year.

Concentration of credit risk

As of December 31, 2013, based on total revenues, the Company’s hotels are concentrated in Florida (19%), Texas (10%), Tennessee (7%), Illinois (6%), Kentucky (5%), California (5%), Georgia (4%) and Michigan (4%).

Segment reporting

The Company considers each of its hotels to be an operating segment, none of which meets the threshold for a reportable segment as prescribed by the authoritative accounting guidance. The Company allocates resources and assesses operating performance based on each individual hotel. Additionally, the Company aggregates these individually immaterial operating segments into one segment using the criteria established by the authoritative accounting guidance, including the similarities of its product offering, types of customers and method of providing service.

Reclassifications

Certain amounts in the consolidated financial statements for the years ended December 31, 2012 and 2011 have been reclassified for discontinued operations. These reclassifications have no effect on the results of operations previously reported.

Recently adopted accounting standards

In December 2011, the FASB issued accounting guidance to clarify how to determine whether a reporting entity should derecognize the in substance real estate upon loan defaults when it ceases to have controlling interest in a subsidiary that is in substance real estate. Under this guidance, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related non-recourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The new accounting guidance is effective for fiscal years ending after December 15, 2013. The adoption of this accounting guidance did not have an impact on the Company’s financial position and results of operations.

3. RELATED PARTY TRANSACTIONS:

The asset management agreement between Grace I and Archon Group, L.P. is effective through December 31, 2017. On April 1, 2013, Archon Group, L.P. changed its legal name to Goldman Sachs Realty Management, L.P. (RMD). Either party may terminate the agreement with 30 days written notice without cause or the payment of a fee. The owner of RMD is an affiliate of the Company.

RMD is paid a monthly fee by the Company for its asset management services. Pursuant to the Modification Agreement discussed in Note 7, the asset management fee was limited to $6,600,000 in 2011 with 5% increases in subsequent years thereafter until the GE Mortgage (as defined in Note 7) has been paid

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. RELATED PARTY TRANSACTIONS:  – (continued)

in full. The payment of 50% of the fee is deferred until the Company reaches a quarterly minimum debt yield of 13% or until the GE Mortgage has been paid in full. During periods where the Company has met such minimum yield, the asset management fee payment is limited to then current amounts, not to include previously deferred amounts. For the years ended December 31, 2013, 2012 and 2011, RMD earned asset management fees of $7,277,000, $6,996,000 and 6,600,000 of which $3,638,000, $3,465,000 and $3,300,000 were deferred, respectively. Deferred asset management fees included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets as of December 31, 2013 and 2012 are $10,403,000 and $6,765,000, respectively. Since Grace I effectively has no operations of its own, Grace I allocated substantially all of the asset management fees to its subsidiaries for the years ended December 31, 2013, 2012 and 2011.

RMD is entitled to receive a disposition fee equal to 0.50% of the adjusted proceeds of $5,000,000 or more and 0.75% of the adjusted proceeds under $5,000,000 received by the Company in connection with the sale of any asset owned by the Company. As of December 31, 2013, accrued disposition fees were $384,000. Of this amount, $361,000 was incurred in connection with the sale of four hotels during the year ended December 31, 2013.

As additional compensation, RMD will receive an incentive fee of 20% of any distributable cash after all members have achieved an internal rate of return on their investment of at least 15%, but less than 20%; an incentive fee of 25% of any distributable cash after all members have achieved an internal rate of return of 20%, but less than 25%; and an incentive fee of 30% of any distributable cash after all members have achieved an internal rate of return of 25%. For the years ended December 31, 2013, 2012 and 2011, no incentive fees were earned by RMD.

As of December 31, 2013, the Company engaged Pillar as the property manager for 24 hotels. The property management agreements (the PMAs) terminate between June 2018 and February 2019. The PMAs will automatically renew for an additional one year term unless the Company or Pillar elects not to renew the agreement. The Company may terminate the PMAs with 30 days written notice without cause or the payment of a fee.

The Company pays Pillar a monthly hotel management fee generally equal to 2% per annum of gross revenues for each hotel managed. For the 14 Hyatt Place hotels managed by Pillar, the monthly hotel management fees are subordinated to a priority return to the Company. For the years ended December 31, 2013, 2012 and 2011, the Company incurred base management fees of $759,000, $705,000 and $668,000 and incentive fees of $113,000, $153,000 and $147,000, respectively, which are included in property tax, ground lease, insurance and property management fees and income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss. Of the $815,000 total hotel management fee incurred for the year ended December 31, 2011, $489,000 was earned by Pillar prior to the Pillar Sale.

The Company pays Pillar a fixed monthly accounting fee. The accounting fee was $368,000, $371,000 and $360,000 for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in non-departmental direct hotel expenses and income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

The Company also pays Pillar a monthly capital oversight fee equal to costs incurred related to procurement activities surrounding the Company’s capital expenditures. The capital oversight fee was $727,000, $1,624,000 and $1,222,000 for the years ended December 31, 2013, 2012 and 2011, respectively. Of the $1,222,000 capital oversight fee incurred in 2011, $900,000 is included in asset management fees and income (loss) from discontinued operations in the accompanying consolidated statements of operations and

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. RELATED PARTY TRANSACTIONS:  – (continued)

comprehensive loss. The 2013, 2012 and the remaining 2011 capital oversight fees were capitalized to investments in real estate in the accompanying consolidated balance sheets as they represent fees incurred after the Pillar Sale.

In accordance with the Secondment Agreement, Pillar seconded the employees of AH 2007 Management to operate the hotels of the Company as well as the hotels of affiliates of the Company. Prior to the Pillar Sale, AH 2007 Management was a subsidiary of the Company. Pillar reimbursed AH 2007 Management for salaries, bonuses and any other compensation or benefit payable to the seconded employees. The Company reimbursed Pillar for such costs related to employees at the Company’s hotels, which are included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss. In connection with the Pillar Sale, the net assets of AH 2007 Management were acquired by InterMountain Management. See Note 12 for additional disclosure.

As a result of the Pillar Sale, RMD is entitled to an earn-out fee for a portion of Pillar’s annual cash flows.

In connection with arranging the financing for the Company upon acquisition in 2007, an affiliate of the Company was paid a fee of $18,000,000. This fee is included in deferred financing costs in the accompanying consolidated balance sheets. In 2007, the Company also paid an affiliate of the Company a fee of $10,007,000 for advisory services related to the Merger. This fee is included in the purchase price consideration which was allocated to the assets and liabilities of the Company.

See also Notes 7, 8, 12 and 14 for additional related party transactions.

4. HOTEL MANAGEMENT AGREEMENTS:

As of December 31, 2013, the Company had engaged seven additional third party property managers to manage its remaining 102 hotels. The management agreements provide for the payment of base fees (generally based on fixed percentages of the gross revenues of the hotels managed) and incentive fees (generally based on the “gross operating profit” of the hotels managed). For the years ended December 31, 2013, 2012 and 2011, the Company incurred base management fees of $7,392,000, $7,034,000 and $6,815,000 and incentive fees of $573,000, $726,000 and $1,026,000, respectively, which are included in property tax, ground lease, insurance and property management fees and income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss. The management agreements have remaining terms ranging from one to three years, as of December 31, 2013, and certain management agreements have substantial penalties for early termination.

The Company pays its additional third party property managers a fixed monthly accounting fee. The accounting fee was $1,974,000, $1,883,000 and $1,895,000 for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in non-departmental direct hotel expenses and income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

5. RESTRICTED CASH:

As of December 31, 2013 and 2012, restricted cash consists of the following (in thousands):

	December 31,
	2013	2012
Required repairs reserve	$39	$227
Debt service reserve	21	1,357
Ground rent reserve	334	199
Furniture, fixtures and equipment reserve	4,359	7,174
Real estate taxes reserve	6,806	6,943

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. RESTRICTED CASH:  – (continued)

	December 31,
	2013	2012
Interest reserve	61	61
Working capital reserve	33,859	18,217
Insurance reserve	216	210
Operating expense reserve	—	824
Other reserves	1,154	129
	$46,849	$35,341

The above noted reserves are required and controlled by the lenders of the notes payable described in Note 7 and are restricted for specific use. The Company considers all changes in restricted cash to be investing activities in the consolidated statements of cash flows as the cash is invested in interest bearing accounts.

6. OTHER ASSETS:

As of December 31, 2013 and 2012, other assets consist of the following (in thousands):

	December 31,
	2013	2012
Prepaid insurance	$1,991	$1,369
Prepaid real estate taxes	814	945
Prepaid interest	872	879
Utility deposits	151	143
Inventory	277	298
Capital expenditure deposits	122	716
Other	2,265	1,198
	$6,492	$5,548

7. NOTES PAYABLE:

The Company has the following notes payable outstanding as of December 31, 2013 and 2012 (in thousands):

			December 31, 2013			December 31, 2012
Indebtedness	Maturity Date	Interest Rate	Debt Balance	Book Value of Collateral		Debt Balance	Book Value of Collateral
GE Mortgage	Nov. 2014	LIBOR(2)(3) + 6.86%(1)	$955,266	$1,135,795		$1,014,998	$1,211,662
Mortgages (7 hotels)	Dec. 2016	5.865%	78,766	106,659	(4)	80,232	111,134	(4)
Mortgages (6 hotels)	Oct. 2016	5.650%	25,582	46,300	(4)	43,280	101,911	(4)
Mortgages (6 hotels)	Dec. 2015	5.440%	50,772	92.590	(4)	52,463	95,060	(4)
Junior subordinated debt	Jul. 2035	LIBOR(3) + 2.85%	50,000	—		50,000	—
Mortgage A	Mar. 2015	5.770%	3,866	10,753	(4)	3,999	14,319	(4)
Mortgage B	Dec. 2014	5.390%	—	—		4,620	28,336	(4)
			$1,164,252	$1,392,097		$1,249,592	$1,562,422
Fair value adjustment			(2,527)			(4,035)
			$1,161,725			$1,245,557

(1)	Weighted average spread over LIBOR was 6.86% and 6.29% as of December 31, 2013 and 2012, respectively.
(2)	LIBOR floor of 1%.

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. NOTES PAYABLE:  – (continued)

(3)	The 90-day LIBOR rates were 0.25% and 0.31% as of December 31, 2013 and 2012, respectively.
(4)	The equity and excess cash flows after the mortgages have been satisfied are pledged as additional collateral on the GE Mortgage.

In October 2007, the Company entered into a loan agreement (GE Mortgage) pursuant to which the Company issued a $1,800,000,000 note to GSMC. Under its rights within the GE Mortgage, GSMC componentized the loan in February 2008 for purposes of marketing and selling the individual components of the loan. In connection with the componentization, the Company paid a fee of $9,850,000 to GSMC. After the componentization, the GE Mortgage was composed of a mortgage loan (Mortgage Loan) and seven mezzanine loans (Mezzanine Loans).

In June 2009, the Company entered into a series of recapitalization transactions as follows:

•	Whitehall funded $175,000,000 of its $350,000,000 payment guaranty which reduced the outstanding balance under the Mortgage Loan. The Company recorded this as a deemed contribution and a corresponding reduction of its outstanding indebtedness. As of September 2009, Whitehall satisfied its conditions to fully extinguish the payment guaranty.
•	The First Mezzanine Borrower, a wholly owned subsidiary of the Company, made a proportionate and voluntary prepayment of $15,231,000 to reduce the outstanding balance under the First Mezzanine Loan.
•	GSMC cancelled $544,841,000 of indebtedness outstanding under the Second, Third, Fourth, Fifth, Sixth and Seventh Mezzanine Loans, resulting in an increase in members’ equity of $260,254,000 on the forgiveness of debt. The forgiveness of debt was recorded as an increase in members’ equity as the indebtedness was forgiven by GSMC, an affiliate of the Company.
•	An affiliate of GSMC was granted the Purchase Option. The Purchase Option is not effective or exercisable until both the Mortgage Loan and the First Mezzanine Loan have been paid in full. Whitehall and GSMC’s affiliate agreed to a tiered sharing agreement with respect to distributions received by GSMC’s affiliate under the Purchase Option.

Additionally, the Company made a voluntary principal payment of $5,000,000 plus interest in September 2009. This payment was proportionately allocated between the Mortgage Loan and the First Mezzanine Loan. As a result of these transactions, the outstanding balance under the Mortgage Loan and Mezzanine Loans was reduced by $740,072,000 to $1,039,808,000 as of December 31, 2009.

The Purchase Option originally expired in June 2015; in February 2012, the Purchase Option was amended to expire in July 2021, or such other later date if the maturity date of the Company’s debt is further extended. In July 2012, an affiliate of Whitehall acquired the Purchase Option from GSMC’s affiliate for $175,000,000.

In December 2010, the Company entered into a modification of its existing loan agreement under the GE Mortgage (the Modification Agreement). The Company has one remaining one-year extension option available upon the satisfaction of certain conditions, the most restrictive of which is a debt yield test. Based on the Company’s current estimates, the Company anticipates that it will satisfy the specified conditions to exercise its final extension option in November 2014.

The weighted average interest rate of the GE Mortgage is 90-day LIBOR, with a 1% LIBOR floor throughout the loan term (including extension options), plus 6.86%, which was 7.86% as of December 31, 2013. The weighted average spread over LIBOR, which is effective through the terminal maturity date, is based on the principal balances under the GE Mortgage as of December 31, 2013. In December 2010, the

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. NOTES PAYABLE:  – (continued)

Company began recognizing interest expense on an effective yield basis through the anticipated maturity in November 2015. The effective yield was approximately 6.96% and 6.98% as of December 31, 2013 and 2012, respectively.

In accordance with the Modification Agreement, substantially all of the cash flows from the hotels must be directed to accounts controlled by GE. The Modification Agreement also specifies certain limited uses for the cash flow “trapped” by GE. Annually in August, all remaining cash in the working capital reserve account controlled by GE in excess of a specified amount, as defined in the Modification Agreement, will be used to pay-down the Mortgage Loan. In August of 2013, 2012 and 2011, the Company made pay-downs on the Mortgage Loan of $24,312,000, $18,873,000 and $10,920,000, respectively. As described below, the net proceeds from the sale of three individually mortgaged hotels were used to pay down $46,290,000 of the GE Mortgage in November 2013.

In accordance with the Modification Agreement, First Mezzanine Loan debt service is deferred and capitalized on an annual basis at the end of each First Mezzanine Loan year until the Company achieves a specified debt yield. Upon satisfaction of the specified debt yield, only the current First Mezzanine Loan debt service due will be payable, with the deferred and capitalized debt service due upon maturity. During the years ended December 31, 2013, 2012 and 2011, $10,870,000, $9,070,000 and $7,772,000, respectively, of the First Mezzanine Loan debt service was capitalized to notes payable in the accompanying consolidated balance sheets.

In December 2013, GSMC purchased two tranches of the GE Mortgage totaling $25,000,000. The interest earned by GSMC on their debt investment was $27,000 for the year ended December 31, 2013. During the years ended December 31, 2012 and 2011, GSMC earned interest of $0 and $2,038,000, respectively, under their debt investments in the Mortgage Loan and the First Mezzanine Loan.

In August 2012, the Company sold one of its hotels collateralized under the GE Mortgage. The net proceeds from the sale of the hotel were used to pay down $2,255,000 of the GE Mortgage. The Company recognized a net gain of $254,000 on this transaction, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

In December 2011, the Company sold one of its hotels collateralized under the GE Mortgage. The proceeds from the sale of the hotel were used to pay down $813,000 of the GE Mortgage. The Company recognized a net loss of $357,000 on this transaction, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

In November 2006, Equity completed an aggregate of $95,000,000 in collateralized financing under eight non-recourse, individual loan agreements. Each loan bears interest at a fixed rate of 5.865% per annum, with principal and interest payments due monthly until maturity on December 1, 2016, based on a 30-year amortization schedule. The Company assumed these loans in connection with the Merger. Under the loan agreements, if the collateralized property does not maintain a certain debt service coverage ratio (DSCR) or the Company does not spend an amount greater than or equal to 4% of that property’s operating revenues on furniture, fixtures and equipment (FF&E) expenditures for the first six years of the loan, then for the trailing five years annually thereafter, the Company will be required to fund an additional monthly amount into a lender controlled FF&E reserve from the point of noncompliance. In September 2010, the Company failed to make its required monthly debt service payments under one of the individual loan agreements, which is a technical event of default under the loan agreement. Shortly thereafter, the Company was officially noticed of the default by its lender and in September 2011, the lender effectuated a foreclosure sale whereby the collateralized property title transferred to the lender and the Company was relieved of its obligations under the loan agreement. The Company recognized a net gain of $3,679,000 on this transaction, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. NOTES PAYABLE:  – (continued)

In September 2006, Equity completed an aggregate of $50,000,000 in collateralized financing under nine non-recourse, individual loan agreements. Each loan bears interest at a fixed rate of 5.65% per annum, with principal and interest payments due monthly until maturity on October 1, 2016, based on a 25-year amortization schedule. The Company assumed these loans in connection with the Merger. Beginning February 2013, the Company failed to make its required monthly debt service payments under one of the individual loan agreements, which is a technical event of default under the loan agreement. In April 2013, the Company sold the collateralized property under this loan agreement. The proceeds of $4,250,000 from the sale of the hotel were used to pay down the full balance of the loan, as well as accrued and default interest. The Company recognized a net loss of $224,000 on this transaction, which included a net prepayment penalty of $352,000. The net loss is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss. In November 2013, the Company sold two of its hotels collateralized under two of the individual loan agreements. A portion of the $42,500,000 in net proceeds was used to purchase defeasance securities to fully relieve the Company’s obligations under the two individual loan agreements. The Company recognized a combined net loss of $1,976,000 related to the defeasance premiums, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss. The remaining net proceeds of $26,613,000 were used to pay down the GE Mortgage. The Company recognized a combined net loss of $3,271,000 on the sale of these two hotels, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

In November 2005, Equity completed an aggregate of $73,500,000 in collateralized financing under seven non-recourse, individual loan agreements. Each loan bears interest at a fixed rate of 5.44% per annum, with principal and interest payments due monthly until maturity on December 1, 2015, based on a 25-year amortization schedule. The Company assumed these loans in connection with the Merger. Under the loan agreements, if the collateralized property does not maintain a certain DSCR, the Company’s net operating cash flows will be “trapped.” In addition, beginning in January 2011 on an annual basis, if the Company does not spend an amount greater than or equal to 4% of that property’s operating revenues on FF&E expenditures for the preceding five years of the loan, the Company will be required to fund an additional monthly amount into the FF&E reserve from the point of noncompliance. In August 2010, the Company failed to make its required monthly debt service payments under one of the individual loan agreements, which is a technical event of default under the loan agreement. Shortly thereafter, the Company was officially noticed of the default by its lender and in August 2011, the lender effectuated a foreclosure sale whereby the collateralized property title transferred to the lender and the Company was relieved of its obligations under the loan agreement. The Company recognized a net gain of $3,809,000 on this transaction, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

In November 2013, the Company sold its lone hotel collateralized under Mortgage B. A portion of the $25,000,000 in net proceeds was used to purchase defeasance securities to fully relieve the Company’s obligations under the individual loan agreement. The Company recognized a loss of $319,000 related to the defeasance premium, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss. The remaining net proceeds of $19,677,000 were used to pay down the GE Mortgage. The Company recognized a net loss of $2,747,000 on the sale of this hotel, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

In connection with the Merger, the assumption of the loans of Equity described above required the carrying value of the notes payable to be adjusted to the estimated fair value of these obligations at October 25, 2007, the date of the Merger. As a result, the Company recorded a fair value adjustment reducing the value of these loans by $10,196,000. This fair value adjustment is being accreted over the terms of the respective loans as an increase to interest expense based on the effective interest method. The Mortgage Loan and First Mezzanine Loan are recorded at cost.

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. NOTES PAYABLE:  – (continued)

In June 2005, Equity issued $50,000,000 in junior subordinated debt in a private placement that will mature in July 2035. The junior subordinated debt bore interest at 6.93% per annum for five years and beginning in July 2010, bears interest at 90-day LIBOR plus 2.85% per annum through maturity. Interest on the junior subordinated debt is due quarterly. The junior subordinated debt may be prepaid after July 2010 without penalty. The Company assumed the junior subordinated debt in connection with the Merger, which is recorded at cost.

In May 2008, the Company completed its financing of a Courtyard by Marriott hotel in Reno, Nevada under a credit agreement (EQN Mortgage) with General Electric Capital Corporation (GECC). The note had an initial maturity date of May 31, 2011. In March 2011, the Company entered into a modification agreement with GECC that extended the maturity date of the note to May 31, 2012 (EQN Loan Modification). Upon modification, the Company made a principal payment of $2,300,000 to GECC while receiving an additional advance under the credit agreement of $300,000. Under the EQN Loan Modification, the Company was also able to draw additional funds for purposes of reimbursing capital expenditures pursuant to requirements under the franchise license agreement with Marriott. The maximum indebtedness under the EQN Loan Modification was $17,600,000. Prior to the modification effective date, the note accrued interest at a fixed rate of 7.15% per annum with interest due monthly, in arrears. Subsequent to the modification effective date, the note accrued interest at a fixed rate of 8.0% per annum, with current interest due limited to the greater of 90-day LIBOR plus 3.5% or 4.5% per annum due monthly, in arrears. The remaining deferred portion of the annual interest was due in full upon the maturity of the note. As partial consideration to GECC for extending the term of the note, the Company agreed to pay a loan modification fee of $176,000 due upon the earlier of the maturity date or payment of the note in full. The Company capitalized this amount as a deferred financing cost and amortized it as interest expense over the remaining term of the note. Whitehall had guaranteed up to $1,300,000 of the note payable and in connection with the EQN Loan Modification, the guaranty was fully relieved. The EQN Mortgage matured in May 2012, at which point the Company obtained an extension through August 2012. The Company did not make its principal payment on the note balance by August 31, 2012, which was a technical event of default. In September 2012, the Company executed a deed in lieu agreement with its lender to transfer title of its investment in real estate in exchange for the release of its obligations under the note. The Company recognized a gain of $4,287,000 on this transaction, which is included in income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss.

Substantially all of the debt is collateralized by first mortgages on the hotels. The Company does not have any notes payable that contain cross-default provisions. The terms of the debt, except the GE Mortgage and the junior subordinated debt, generally require prepayment penalties if repaid prior to maturity or contain a defeasance clause whereby the cash flow from purchased defeasance investments would substitute as collateral for the mortgage.

As of December 31, 2013, scheduled principal maturities associated with the notes payable are as follows (in thousands):

Year Ending December 31,	Amount
2014	$959,605
2015	55,266
2016	99,381
2017	—
2018	—
Thereafter	50,000
$1,164,252

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. PREFERRED STOCK OF SUBSIDIARY:

In connection with the Merger, Grace Acquisition I issued 3,450,000 shares of 8.75% Series B cumulative preferred stock and 2,400,000 shares of 9.00% Series C cumulative preferred stock. The preferred shares were issued to holders of Equity’s preferred stock and had terms essentially identical to the Equity preferred stock. The Series B preferred stock may be redeemed at $25.00 per share plus accrued but unpaid dividends at the election of Grace Acquisition I. The Series C preferred stock may be redeemed at $25.00 per share plus accrued but unpaid dividends at the election of Grace Acquisition I, on or after February 15, 2011. The Series B preferred stock and Series C preferred stock have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of Grace Acquisition I.

In February 2008, Grace Acquisition I also issued 125 shares of 8% Series D cumulative preferred stock at $250 per share to employees of GS.

In May 2008, Grace Acquisition I ceased dividend payments to its preferred shareholders due to the “cash trap” under the GE Mortgage. As of December 31, 2013, Grace Acquisition I had $73,380,000 in accumulated, undeclared preferred stock dividends. Since at least six quarters of dividends on the Series B preferred stock and Series C cumulative preferred stock are outstanding, the preferred shareholders are entitled to elect two members to the board of directors of Grace Acquisition I. Grace Acquisition I has attempted to hold three meetings to elect the new board members; however, at each meeting a quorum was not achieved and, therefore, an election did not occur.

In August 2012, PFD Holdings, LLC (PFD Holdings), an affiliate of Whitehall, purchased 2,018,250 shares of Series B preferred stock and Series C preferred stock. In August 2013, PFD Holdings purchased an additional 1,422,485 shares of Series B preferred stock and Series C preferred stock. As a result of these purchases, PFD Holdings owns 58.8% of the outstanding Series B preferred stock and Series C preferred stock.

Grace Acquisition I’s charter provides for the issuance of up to 10,000,000 shares of preferred stock in one or more series and its board will establish the number of shares in each series and fix the designation, powers, preferences, and rights of each such series and the qualifications, limitations or restriction thereof.

9. OPERATING LEASES:

Nine hotels are subject to ground lease agreements which require monthly payments with increases in rent throughout the term of the leases and have remaining terms ranging from 6 to 49 years (excluding available lessee extension options). Ground lease expense is recognized on a straight-line basis over the lives of the respective ground leases. The ground lease expense was $1,590,000, $1,610,000 and $1,952,000 (including $262,000, $284,000 and $305,000 of amortization of the below market ground leases) for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in property tax, ground lease, insurance and property management fees and income (loss) from discontinued operations in the accompanying consolidated statements of operations and comprehensive loss. The estimated amortization expense of the below market ground leases is $262,000 for each of the five succeeding years. Approximate future ground lease payments under non-cancelable ground leases (assuming extension options will not be exercised) as of December 31, 2013, are as follows (in thousands):

Year Ending December, 31	Amount
2014	$843
2015	872
2016	876
2017	903
2018	917
Thereafter	7,899
$12,310

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

As cash and cash equivalents have maturities of less than three months, the carrying values of cash and cash equivalents and restricted cash approximate fair value (Level 1 of the fair value hierarchy). The carrying values of accounts receivable, accounts payable and accrued liabilities and accrued interest payable approximate fair value due to the short maturity of these instruments (Level 2 of the fair value hierarchy).

The fair value of the Company’s notes payable is approximately $1.2 billion and $1.3 billion as of December 31, 2013 and 2012, respectively. The fair value of the Company’s notes payable has been estimated based on a discounted cash flow analysis using a discount rate representing the Company’s estimate of the rate that would be used by market participants (Level 2 of the fair value hierarchy). Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

The fair value of the interest rate derivative instruments change during the life of the instruments as a function of maturity, interest rates and the credit standing of the instrument seller. The fair value of the Company’s interest rate derivative instruments and the effects of these derivative instruments on the consolidated statements of operations and comprehensive loss are as follows (in thousands):

				Fair Value at December 31,		Loss Recognized in Net Loss for the Year Ended December 31,
Instrument	Notional Amount	CapRate	Maturity	2013	2012	2013	2012	2011
Interest rate cap	946,557	4.50%	11/03/12	$—	$—	$—	$—	$401
Interest rate cap	1,005,928	4.50%	11/03/13	—	—	—	35	—
Interest rate cap	990,686	4.50%	11/03/14	—	—	57	—	—
				$—	$—	$57	$35	$401

11. INCOME TAXES:

The following table reconciles the Taxable Entities’ income tax benefit at statutory rates to the actual income tax benefit recorded (in thousands):

	Year Ended December 31,
	2013	2012	2011
Income tax benefit at federal statutory rate	$444	$172	$751
State income tax benefit, net of federal income tax benefit	49	19	84
Other	251	527	(75)
Increase in valuation allowance	(744)	(718)	(760)
Total income tax benefit	$—	$—	$—

At December 31, 2013 and 2012, the Taxable Entities’ deferred tax assets, deferred tax liabilities and related valuation allowances consist of the following (in thousands):

	December 31,
	2013	2012
Federal and state net operating losses	$43,210	$42,717
Tax property basis greater than book basis	3,336	3,092
Other deferred tax assets	201	201
Total gross deferred tax assets	46,747	46,010
Forgiveness of debt treatment	(2,119)	(2,119)
Depreciation	(780)	(786)
Other deferred tax liabilities	(39)	(39)
Total gross deferred tax liabilities	(2,938)	(2,944)
Net deferred tax asset	43,809	43,066
Valuation allowance	(43,809)	(43,066)
	$—	$—

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. INCOME TAXES:  – (continued)

As of December 31, 2013 and 2012, the Company has recorded a valuation allowance equal to 100% of the net deferred tax asset due to the uncertainty of realizing the benefit of these assets. Accordingly, no provision or benefit for income taxes is reflected in the accompanying consolidated statements of operations and comprehensive loss. As of December 31, 2013, the Taxable Entities had net operating loss carryforwards for federal income tax purposes of $111,081,000, which begin to expire in 2021, and are available to offset future taxable income, if any, through 2033.

The Company conducts business in certain states which have taxes with characteristics of an income tax. The Company incurred $289,000, $286,000 and $389,000 for such tax for the years ended December 31, 2013, 2012 and 2011, respectively, which is included in corporate overhead in the accompanying consolidated statements of operations and comprehensive loss.

12. DISCONTINUED OPERATIONS:

In connection with the Pillar Sale, the net assets of AH 2007 Management were acquired by InterMountain Management. In addition, during 2011, the lender of two of the Company’s hotels effectuated a foreclosure sale whereby the collateralized property title transferred to lender and the Company was relieved of its obligations under the loan agreement and the Company sold a hotel through the normal course of business. During 2012, the Company transferred a hotel through a deed in lieu. Additionally, during 2013 and 2012, the Company sold four and one hotels, respectively, through the normal course of business. The operating results of AH 2007 Management, the two hotels sold via foreclosure sale, the six hotels sold through the normal course of business and the one hotel transferred through a deed in lieu have been reported as discontinued operations in the consolidated statements of operations and comprehensive loss.

The following table summarizes the operating results of the discontinued operations (in thousands):

	Year Ended December 31,
	2013		2012	2011
Hotel revenues	$16,105		$20,334	$35,351	(1)
Direct hotel expenses	(9,082)		(12,385)	(15,819)
Property taxes, ground lease, insurance and property management fees	(1,462)		(1,620)	(2,566)
Corporate overhead	(128)		(162)	(10,751	)(1)
Asset management fees	(213)		(348)	(463)
Depreciation and amortization	(3,212)		(5,011)	(4,509)
Impairment charge	—		(1,031)	—
Net gain (loss) on extinguishment of debt	(2,647	)(3)	4,287	7,488
Net gain (loss) on sale of investments in real estate	(5,890)		254	(357)
Interest expense(2)	(1,578)		(2,629)	(4,483)
Other income	23		181	3
Income (loss) from discontinued operations	$(8,084)		$1,870	$3,894

(1)	Hotel revenues and corporate overhead include $10,301 of payroll related reimbursements and related costs for the year ended December 31, 2011 received from an affiliate of the Company.
(2)	The GE Mortgage requires principal payments in conjunction with the sale of a hotel based on an allocated loan amount (ALA) per hotel and the effective yield. The Company allocates interest expense to discontinued operations based on the ALA of each sold hotel. See Note 7 for principal payments made with respect to the hotels included in discontinued operations.
(3)	Represents the defeasance premiums incurred to relieve the Company of its obligations under three of its individual loan agreements.

As of December 31, 2012, the four hotels sold in 2013 had investments in real estate of $78,481,000, including net deferred franchise fees of $185,000, and an aggregated loan balance of $21,508,000.

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. PROPERTY TAX, GROUND LEASE, INSURANCE AND PROPERTY MANAGEMENT FEES:

For the years ended December 31, 2013, 2012 and 2011, property tax, ground lease, insurance and property management fees from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2013	2012	2011
Property tax	$17,380	$17,201	$15,880
Ground lease	1,590	1,581	1,530
Insurance	4,261	4,045	3,934
Property management fees	8,425	8,193	8,096
	$31,656	$31,020	$29,440

14. COMMITMENTS AND CONTINGENCIES:

The Company is involved in various legal proceedings and disputes arising in the ordinary course of business. The Company does not believe that the disposition of such legal proceedings and disputes will have a material adverse effect on the financial position or continuing operations of the Company.

In September 2013, a putative class action lawsuit (the Johnson Lawsuit) was filed in the Circuit Court of Shelby County, Tennessee by several current and former shareholders of the Series B and C preferred shares of the Company. The complaint, which alleges, among other things, breach of contract and breach of fiduciary duty that resulted in the loss of Series B and Series C preferred share value, names the Company, members of the Company’s board of directors, PFD Holdings, The Goldman Sachs Group, Inc., Whitehall, RMD and Grace I as defendants. Shortly after the filing of the Johnson Lawsuit, the defendants removed the case to Federal Court. In November 2013, the plaintiffs filed a motion to remand the case back to the Circuit Court, which the defendants have opposed. The defendants also filed a motion to dismiss the case in Federal Court. In October 2013, a similar lawsuit was filed by another plaintiff in the same Circuit Court (the Dent Lawsuit), alleging similar breaches against several of the same defendants named in the Johnson lawsuit, in addition to a former member of the Company’s board of directors. The plaintiffs and defendants in the Dent Lawsuit have agreed to stay this case until further proceedings have taken place in the aforementioned Johnson Lawsuit. The Company does not expect any material impact on its financial position and results of operations as a result of these lawsuits.

As of December 31, 2013, all of the hotels are operated under franchise agreements and are licensed as Hampton Inn (43 hotels), Residence Inn (25), Courtyard (17), Hyatt Place (15), Homewood Suites (10), SpringHill Suites (7), Hilton Garden Inn (3), Fairfield Inn & Suites (2), Holiday Inn (1), Embassy Suites (1), Holiday Inn Express (1) and TownePlace Suites (1).

The franchise agreements generally require the payment of fees based on a percentage of hotel room revenue. Under the franchise agreements, the Company is periodically required to make capital improvements to the hotels in order for them to meet the franchisors’ brand standards. Additionally, under certain loan covenants, the Company is obligated to fund 4% to 5% of total hotel revenues to a separate room renovation account for the ongoing replacement or refurbishment of furniture, fixtures and equipment at the hotels.

Whitehall has guaranteed up to $50,000,000 of the Company’s obligations under the franchise agreements with certain franchisors.

W2007 GRACE I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. COMMITMENTS AND CONTINGENCIES:  – (continued)

The Company maintains property insurance coverage for catastrophic losses such as hurricanes, earthquakes or floods. For such catastrophic losses, the Company may have higher deductibles or increased self-insurance risk if certain criteria are met, ultimately increasing the potential risk of loss.

In September 2007, a putative class action lawsuit was filed in the Circuit Court of Shelby County, Tennessee (Circuit Court) on behalf of the former Series B and Series C preferred shareholders of Equity Inns alleging breaches of fiduciary duty against Equity Inns’ former directors. This complaint does not name the Company or any corporate entity as a defendant. In February 2008, the court denied the defendants’ motion to dismiss the complaint. In April 2010, the court granted a motion for class certification, which was ultimately appealed and vacated by the Tennessee Court of Appeals and remanded back to the Circuit Court. During the second quarter of 2012, the plaintiffs filed a second amended complaint and a new motion to certify a class. In November 2012, the defendants filed an opposition to such motion within the Circuit Court. In April 2013, the Circuit Court granted the new motion and certified a class and three subclasses. The defendants’ appeal of the certification order is pending. The Company does not expect any material impact on its financial position and results of operations as a result of this lawsuit.

Annex D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 333-190698

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	80-0943668
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

405 Park Avenue., 15th Floor New York, New York	10022
(Address of Principal Executive Office)	(Zip Code)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☐ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares of the registrant's common stock, $0.01 par value, outstanding as of April 30, 2014 was 232,303.

TABLE OF CONTENTS

Page
PART I
Item 1. Condensed Consolidated Financial Statements	1
Condensed Consolidated Balance Sheets as of March 31, 2014 (Unaudited) and December 31, 2013	1
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited) for the Successor for the Period from March 21 to March 31, 2014 and for the Predecessor for the Period from January 1 to March 20, 2014 and for the Three Months Ended March 31, 2013	2
Condensed Consolidated Statement of Changes in Equity (Deficit) (Unaudited) for the Three Months Ended March 31, 2014	3
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Successor for the period from March 21 to March 31, 2014 and for the Predecessor for the Period from January 1 to March 20, 2014 and for the Three Months Ended March 31, 2013	4
Notes to Condensed Consolidated Financial Statements (Unaudited)	5
Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations	25
Item 3. Quantitative and Qualitative Disclosures About Market Risk	39
Item 4. Controls and Procedures	39
PART II
Item 1. Legal Proceedings	40
Item 1A. Risk Factors	40
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds	40
Item 3. Defaults Upon Senior Securities	40
Item 4. Mine Safety Disclosures	40
Item 5. Other Information	40
Item 6. Exhibits	41
Signatures	43

D-i

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	Successor	Predecessor
	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Real estate investments:
Land	$12,133	$15,878
Buildings and improvements	78,335	118,356
Leasehold improvements	8,246	—
Furniture, fixtures and equipment	4,793	13,297
Total real estate investments	103,507	147,531
Less: accumulated depreciation and amortization	(122)	(31,390)
Total real estate investments, net	103,385	116,141
Cash and cash equivalents	3,644	10,520
Restricted cash	2,669	1,522
Investments in unconsolidated entities	5,000	4,381
Prepaid expenses and other assets	3,003	1,830
Deferred financing fees, net	1,598	848
Total Assets	$119,299	$135,242
LIABILITIES AND EQUITY (DEFICIT)
Mortgage note payable	$45,500	$41,449
Promissory notes payable	64,849	—
Accounts payable and accrued expenses	10,118	5,297
Due to affiliate	3,214	—
Total liabilities	123,681	46,746
Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 142,559 and 8,888 shares issued and outstanding, respectively	1	—
Additional paid-in capital	905	—
Deficit	(5,288)	—
Members' equity	—	88,496
Total equity (deficit)	(4,382)	88,496
Total Liabilities and Equity (Deficit)	$119,299	$135,242

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for share and per share data)
(Unaudited)

	Successor	Predecessor
	For the Period from March 21 to March 31, 2014	For the Period from January 1 to March 20, 2014	Three Months Ended March 31, 2013
Revenues
Rooms	$965	$6,026	$6,553
Food and beverage	231	1,543	1,509
Other	124	676	714
Total revenue	1,320	8,245	8,776
Operating expenses
Rooms	203	1,405	1,496
Food and beverage	136	1,042	1,139
Management fees – related party	46	289	309
Other property-level operating expenses	507	3,490	3,708
Depreciation and amortization	122	994	1,283
Rent	130	933	1,062
Total operating expenses	1,144	8,153	8,997
Income from operations	176	92	(221)
Interest expense	(212)	(531)	(539)
Acquisition and transaction related costs	(4,458)	—	—
Equity in losses of unconsolidated affiliates	—	(166)	(211)
General and administrative	(690)	—	—
Total expenses	(5,360)	(697)	(750)
Net loss before taxes	(5,184)	(605)	(971)
Provision for income tax	(98)	—	—
Net loss and comprehensive income	$(5,282)	$(605)	$(971)
Basic and diluted net loss per share	$(76.97)	NA	NA
Basic and diluted weighted average shares outstanding	68,622	NA	NA

NA — not applicable.

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (DEFICIT)
(In thousands, except for share data)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)	Members' Equity	Total
	Number of Shares	Par Value
Balance, December 31, 2013	8,888	$—	$200	$(6)	$194	$88,496	$88,690
Issuance of common stock	105,609	1	2,417	—	2,418	—	2,418
Net loss	—	—	—	—	—	(605)	(605)
Distributions	—	—	—	—	—	(800)	(800)
Common stock offering costs, commissions and dealer manager fees	—	—	(1,529)	—	(1,529)	—	(1,529)
Balance, March 20, 2014	114,497	1	1,088	(6)	1,083	87,091	88,174
Proceeds received from Successor for the assets of Predecessor	—	—	—	—	—	(87,091)	(87,091)
Issuance of common stock	28,062	—	701	—	701	—	701
Net loss	—	—	—	(5,282)	(5,282)	—	(5,282)
Share-based compensation	—	—	4	—	4	—	4
Common stock offering costs, commissions and dealer manager fees	—	—	(888)	—	(888)	—	(888)
Balance, March 31, 2014	142,559	$1	$905	$(5,288)	$(4,382)	$—	$(4,382)

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Successor	Predecessor
	For the Period from March 21 to March 31, 2014	For the Period from January 1 to March 20, 2014	Three Months Ended March 31, 2013
Cash flows from operating activities:
Net loss	$(5,282)	$(605)	$(971)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	122	994	1,283
Amortization of deferred financing costs	—	75	51
Equity in losses of unconsolidated affiliates	—	166	211
Share-based compensation	4	—	—
Changes in assets and liabilities:
Prepaid expenses and other assets	(689)	(581)	13
Accounts payable and accrued expenses	5,468	(605)	404
Net cash (used in) provided by operating activities	(377)	(556)	991
Cash flows from investing
Acquisition of predecessor hotel assets	(44,636)	—	—
Purchases of property and equipment	—	(83)	(2,432)
Proceeds from sale of property and equipment	—	—	—
(Increase) decrease in restricted cash	(2,050)	(468)	1,607
Net cash used in investing activities	(46,686)	(551)	(825)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,119	—	—
Contributions from members	—	—	200
Distributions to members	—	(800)	(366)
Affiliate financing advancement	2,570	—	—
Payments of offering costs	(659)	—	—
Payments of mortgage note payable	—	(137)	(54)
Proceeds from mortgage note payable	45,500	—	505
Proceeds from promissory notes payable	1,775	—	—
Deferred financing fees	(1,598)	—	(5)
Net cash provided by (used in) financing activities	50,707	(937)	280
Net change in cash	3,644	(2,044)	446
Cash and cash equivalents, beginning of period	—	10,520	7,652
Cash and cash equivalents, end of period	$3,644	$8,476	$8,098
Supplemental disclosure on non-cash investing and financing activities:
Interest paid (net refunded)	$87	$458	$(26)
Reclassification of deferred offering costs to Additional Paid-in Capital	$1,505	$—	$—
Offering costs in accrued expenses	$916	$—	$—
Seller financed purchase of property and equipment	$58,074	$—	$—
Seller financed investment in unconsolidated entities	$5,000	$—	$—
Contingent consideration on acquisition	$2,261	$—	$—
Distribution to member by unconsolidated affiliate	$—	$—	$44

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 1 — Organization

American Realty Capital Hospitality Trust, Inc. (the “Company”) was incorporated on July 25, 2013 as a Maryland corporation and intends to qualify as a real estate investment trust for U.S. federal income tax purposes (“REIT”) beginning with the taxable year ending December 31, 2014. The Company was formed primarily to acquire a diversified portfolio of income-producing real estate properties, focusing predominantly on lodging properties in the midscale limited service, extended stay, select service, upscale select service, and upper upscale full service segments within the hospitality sector. The Company will have no limitation as to the brand of franchise or license with which the Company's hotels will be associated. All such properties may be acquired by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. As of March 31, 2014, the Company has acquired interests in six hotels through fee simple, leasehold or joint venture interests.

On January 7, 2014, the Company commenced its initial public offering (“IPO” or the “Offering”) on a “reasonable best efforts” basis of up to 80,000,000 shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-190698), as amended (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement also covered up to 21,052,631 shares of common stock available pursuant to a distribution reinvestment plan (the “DRIP”) under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock at a price initially equal to $23.75 per share, which was 95% of the offering price in our IPO.

Until the filing of the Company's second quarterly financial filing with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Company's acquisition of at least $2.0 billion in total investment portfolio assets, the per share purchase price in the IPO will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and shares issued under the DRIP will initially be equal to $23.75 per share, which is 95% of the initial offering price in the IPO. Thereafter, the per share purchase price will vary quarterly and will be equal to the Company's net asset value (“NAV”) per share plus applicable commissions and fees, and the per share purchase price in the DRIP will be equal to the NAV per share. On February 3, 2014, the Company received and accepted subscriptions in excess of the minimum offering amount of $2.0 million in offering proceeds, broke escrow and issued shares of common stock to initial investors who were admitted as stockholders. As of March 31, 2014, the Company had 142,559 shares of stock outstanding, including unvested restricted shares and had received total gross proceeds from the IPO of approximately $3.3 million. As of March 31, 2014, the aggregate value of all the common stock outstanding was $3.6 million based on a per share value of $25.00 (or $23.75 for shares issued under the DRIP). Until the filing of the Company's second quarterly financial filing with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Company's acquisition of at least $2.0 billion in total investment portfolio assets, the per share purchase price in the IPO will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and shares issued under the DRIP will initially be equal to $23.75 per share, which is 95% of the initial offering price in the IPO. Thereafter, the per share purchase price will vary quarterly and will be equal to the Company's net asset value (“NAV”) per share plus applicable commissions and fees, and the per share purchase price in the DRIP will be equal to the NAV per share.

Substantially all of the Company's business is conducted through American Realty Capital Hospitality Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holds substantially all of the units of limited partner interests in the OP (“OP Units”). Additionally, the Special Limited Partner contributed $2,020 to the OP in exchange for 90 OP Units, which represents a nominal percentage of the aggregate OP ownership. The holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of common stock or, at the option of

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 1 — Organization  – (continued)

the OP, a corresponding number of shares of common stock of the Company in accordance with the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP's assets.

The Company has no paid employees. The Company has retained American Realty Capital Hospitality Advisor, LLC (“the Advisor”) to manage certain aspects of its affairs on a day-to-day basis. American Realty Capital Hospitality Properties, LLC (the “Property Manager”) serves as the Company's property manager and the Property Manager has retained Crestline Hotels & Resorts, LLC (the “Sub Property Manager”) to provide services, including locating investments, negotiating financing and operating certain of the Company's lodging properties. Realty Capital Securities, LLC (the “Deal Manager”), an entity under common ownership with American Realty Capital IX, LLC, (“Sponsor”), serves as the dealer manager of the offering. The Advisor, Special Limited Partner, Property Manager, Sub Property Manager and Dealer Manager are related parties and receive fees, distributions and other compensation for services related to the Offering and the investment and management of the Company's assets.

Note 2 — Summary of Significant Accounting Policies

The accompanying condensed consolidated financial statements of the Company included herein were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to this Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. All intercompany accounts and transactions have been eliminated in consolidation. The results of operations for the period from January 1 to March 20, 2014 for Barceló Portfolio (the “Predecessor”) and for the period from March 21 to March 31, 2014 for the Company (“Successor”) are not necessarily indicative of the results for the entire year or any subsequent interim period. Certain prior period amounts have been reclassified to conform to current period presentation.

These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2013, which are included in the Company's Annual Report on Form 10-K filed with the SEC on April 7, 2014.

Development Stage Company

On February 3, 2014, the Company raised proceeds sufficient to break escrow in connection with its IPO. The Company received and accepted aggregate subscriptions in excess of the minimum $2.0 million and issued shares of common stock to its initial investors who were admitted as stockholders. The Company purchased interests in six hotel properties and commenced operations on March 21, 2014, and as of such date was no longer considered to be a development stage company.

Principles of Consolidation and Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Predecessor represents hospitality assets and operations owned by Barceló Crestline Corporation and its consolidated subsidiaries (“BCC”), which historically have been maintained in various legal entities. Historically, financial statements have not been prepared for the Predecessor as a discrete stand-alone entity. The accompanying condensed consolidated financial statements for the Predecessor as of December 31, 2013 and for the period from January 1 to March 20, 2014 have been derived from the historical accounting records of BCC and reflect the assets, liabilities, revenue and expenses directly attributable to the Predecessor, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in equity, and cash flows of the Predecessor on a stand-alone basis. Included in the accompanying condensed consolidated statement of operations for the period from March 21 to March 31, 2014 is $0.2 million of costs related to the Company for the period from January 1 to March 20, 2014.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, real estate taxes and derivative financial instruments and hedging activities, as applicable.

Real Estate Investments

The Company allocates the purchase price of properties acquired in business combinations to tangible and identifiable intangible assets acquired based on their respective fair values at the date of acquisition. Tangible assets include land, land improvements, buildings and fixtures. The Company utilizes various estimates, processes and information to determine the property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets and liabilities, as applicable, are typically related to contracts, including ground lease agreements and hotel management agreements, which will be recorded at fair value.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Investments in real estate that are not considered to be business combinations are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for leasehold interests.

The Company is required to make subjective assessments as to the useful lives of the Company’s properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investments in real estate. These assessments have a direct impact on the Company’s net income because if the Company were to shorten the expected useful lives of the Company’s investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

The Company is required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations at fair value for all periods presented to the extent the disposal of a component represents a strategic shift that has or will have a major effect on the Company’s operations and financial results.

Impairment of Long Lived Assets and Investments in Unconsolidated Entities

When circumstances indicate the carrying value of a property may not be recoverable, the Company will review the asset for impairment. This review will be based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The estimates will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss will be the adjustment to fair value less estimated cost to dispose of the asset. These assessments will have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income. No such impairment losses were recorded in the periods presented.

Cash and Cash Equivalents

Cash includes cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company (“FDIC) up to an insurance limit. As of March 31, 2014 the Company had a cash balance of $3.6 million.

Restricted Cash

Restricted cash consists of amounts required under loan covenants and franchise agreements for future capital improvements to owned assets. Accordingly, changes in restricted cash are treated as investing activities for purposes of the statement of cash flows.

Deferred Financing Costs

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not be successful.

Variable Interest Entities

ASC 810, Consolidation contains the guidance surrounding the definition of variable interest entities (“VIEs”), the definition of variable interests and the consolidation rules surrounding VIEs. In general, VIEs are entities in which equity investors lack the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The Company has variable interests in VIEs through its investments in entities which own the Westin Virginia Beach and the Hilton Garden Inn Blacksburg.

Once it is determined that the Company holds a variable interest in an entity, GAAP requires that the Company perform a qualitative analysis to determine (i) which entity has the power to direct the matters that most significantly impact the VIE’s financial performance; and (ii) if the Company has the obligation to absorb the losses of the VIE that could potentially be significant to the VIE or the right to receive the benefits of the VIE that could potentially be significant to the VIE. The entity that has both of these characteristics is deemed to be the primary beneficiary and is required to consolidate the VIE.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the accompanying condensed consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The Company has not entered into any derivative instruments as of March 31, 2014 and the Predecessor had not entered into any derivative instruments as of December 31, 2013.

Revenue Recognition

Hotel revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel services.

Share-Based Compensation

The Company expects to have a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note 14 — Share-Based Payments).

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its tax year ending December 31, 2014. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax as long as it distributes all of its REIT taxable income to its stockholders and complies with various other organizational and operational

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

requirements applicable to it as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company's hotels are leased to a TRS which is a wholly owned subsidiary of the OP. The TRS is subject to federal, state and local income taxes.

Earnings/Loss per Share

The Company calculates basic income per share by dividing net income for the period by weighted-average shares of its common stock outstanding for a respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

Advertising Costs

The Company expenses advertising costs as incurred. These costs were $0.1 million combined between the Predecessor and the Company for the period from January 1 to March 20, 2014 and for the period from March 21 to March 31, 2014. These costs were $0.1 million for the Predecessor for the three months ended March 31, 2013.

Allowance for Doubtful Accounts

Receivables consist principally of trade receivables from customers, are generally unsecured and are due within 30 to 90 days and are included as a component of prepaid expenses and other assets in the accompanying condensed consolidated balance sheets. The Company records a provision for uncollectible accounts using the allowance method. Expected credit losses associated with trade receivables are recorded as an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based upon historical patterns of credit losses for aged receivables as well as specific provisions for certain identifiable, potentially uncollectible balances. When internal collection efforts on accounts have been exhausted, the accounts are written off and the associated allowance for doubtful accounts is reduced. Trade receivable balances, net of the allowance for doubtful accounts, are included in prepaid expenses and other assets in the accompanying condensed consolidated financial statements, and are as follows (in thousands):

	Successor	Predecessor
	March 31, 2014	December 31, 2013
Trade receivables	$653	$788
Allowance for doubtful accounts	(19)	(26)
Trade receivables, net of allowance	$634	$762

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate generate room revenue and other income through the operation of the properties, which comprise 100% of total consolidated revenues. Management evaluates the operating performance of the Company’s investments in real estate on an individual property level.

Recently Issued Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) 2014-08 Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) —  Reporting Discontinued Operations and Disclosure of Disposal of Components of an Entity (“ASU 2014-08 Reporting for Discontinued Operations.”) Under this standard, a disposal of a component of an entity or a

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

group of components of an entity is required to be reported in discontinued operations only if the disposal represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. In addition, it requires an entity to present, for each comparative period, the assets and liabilities of a disposal group that includes a discontinued operation separately in the asset and liability sections, respectively, of the statement of financial position. As a result, the operations of sold properties through the date of their disposal will be included in continuing operations, unless the sale represents a strategic shift. However, the gain or loss on the sale of a hotel will be reported separately below income from continuing operations. We adopted this standard as of January 1, 2014. No prior year restatements are permitted for this change in policy. For purposes of earnings per share calculation, beginning in 2014 gains and losses on property sales will be included in continuing operations.

Note 3 — Real Estate Investments

On March 21, 2014, the Company closed on the acquisition of interests in six hotels through fee simple, leasehold or joint venture interests (the “Hotels”), which established a new basis of accounting in the acquired assets. The aggregate purchase price of approximately $110.0 million, exclusive of closing costs, $3.0 million of which is not due until March 21, 2015 and $0.5 million of which is not due until March 21, 2016. The Hotels consist of three wholly-owned hotel assets, the Baltimore Courtyard Inner Harbor Hotel (the “Baltimore Courtyard”), the Courtyard Providence Downtown Hotel (the “Providence Courtyard”), the Stratford Homewood Suites, the Georgia Tech Hotel & Conference Center which is subject to an operating lease, and equity interests in joint ventures that own two hotels, the Westin Virginia Beach and the Hilton Garden Inn Blacksburg. Included as part of the acquisition is contingent consideration payable to BCC based on the operating results of the Baltimore Courtyard, Providence Courtyard and Stratford Homewood Suites. The fair value of this consideration of $2.3 million, the deferred consideration due in 2015 and 2016 of $3.2 million and the liabilities assumed in the acquisition of $1.5 million are included in accounts payable and accrued expenses on the accompanying condensed consolidated balance sheet.

The following table presents the allocation of the assets acquired and liabilities assumed by the Company as of March 21, 2014 (in thousands):

Successor
As of March 21, 2014
Assets acquired and liabilities assumed
Land	$12,133
Buildings and improvements	78,335
Leasehold improvements	8,246
Furniture, fixtures, and equipment	4,793
Restricted cash	619
Investment in unconsolidated entities	5,000
Prepaid expenses and other assets	2,314
Accounts payable and accrued expenses	(1,469)
Total assets acquired and liabilities assumed	109,971
Contingent consideration on acquisition	(2,261)
Seller financed purchase of property and equipment	(58,074)
Seller financed investment in unconsolidated entities	(5,000)
Total assets acquired, net	$44,636

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 3 — Real Estate Investments  – (continued)

The Company is still finalizing the valuation of the fair value of certain tangible and intangible assets acquired and as additional information is obtained, adjustments may be made to the preliminary price allocation. Pro forma information as if the acquisitions during the three months ended March 31, 2014, had been consummated on January 1, 2013 has not been presented as the results for the Predecessor for the three months ended March 31, 2013 and for the three months ended March 31, 2014 are included in the condensed consolidated statements of operations.

Note 4 — Variable Interest Entities and Investments in Unconsolidated Affiliates

The Company's accompanying condensed consolidated financial statements and the Predecessor's consolidated financial statements include investments in (i) an entity that owns The Westin Virginia Beach and (ii) an entity that owns The Hilton Garden Inn Blacksburg.

As of March 31, 2014 and December 31, 2013, the Company and the Predecessor, respectively, have a 24.00% non-controlling interest in BSE/AH Blacksburg Hotel, LLC, an entity established to own the assets of and operate a select-service hotel in Blacksburg, Virginia. In addition, the Company and BCC are a party to a payment guaranty dated April 17, 2008. This guarantee was provided in connection with a loan made by an unaffiliated lender to BSE/AH Blacksburg Hotel, LLC. The outstanding balance of the loan was $10.5 million and $10.7 million as of March 31, 2014 and December 31, 2013, respectively.

As of March 31, 2014 and December 31, 2013, the Company and the Predecessor, respectively, have a 30.53% non-controlling interest in TCA Block 7, LLC, an entity established to own the assets of and operate a full service hotel in Virginia Beach, Virginia. In addition, the Company and BCC are a party to a payment guaranty and a guaranty of non-recourse carve-out obligations. These guarantees were provided in connection with a loan made by an unaffiliated lender to TCA Block 7, LLC. The outstanding balance of the loan was $26.5 million and $26.6 million as of March 31, 2014 and December 31, 2013, respectively.

Under the First Amended and Restated Guaranty of Payment related to the construction loan for the Hilton Garden Inn Blacksburg, as of March 31, 2014 and December 31, 2013, the Company and BCC, respectively, are jointly liable to the lender, along with four other parties, for payment of any loan deficiencies. The guarantee remains in effect until the loan is repaid. Under the Construction Loan Indemnity, each of the joint venture owners of the hotel agrees to be responsible for its pro rata share of any liabilities under the guarantee described above, and to be 100% responsible for any liabilities caused by it. Thus, so long as each of the other parties remains solvent, the Company, should never be liable for anything more than its pro rata share of losses, or 100% of the losses it caused.

Under a Guaranty of Recourse Obligations related to the mortgage secured by the Westin Virginia Beach, as of March 31, 2014 and December 31, 2013, the Company and BCC, respectively, are jointly and severally liable, along with one other party, to the lender for repayment of the loan upon occurrence of events triggering non-recourse carve-out liability. And under the payment guaranty, the Company and BCC is jointly and severally liable, along with two other parties, for loan payment of any loan deficiencies, up to $7.0 million. Pursuant to the Permanent Loan Cross Indemnity, each of the joint venture partners is obligated to pay its pro rata share of any losses incurred by the parties to both of the aforementioned guarantees, except to the extent that any such loss is caused by one of those parties, in which case that party is responsible for 100% of the losses. Therefore, so long as each of the other parties remains solvent, the Company should never be liable for anything more than its pro rata share of losses, or 100% of the losses it caused. The guarantees remain in place until the loan is repaid. (See Note 15 — Subsequent Events)

The Company considers these entities to be VIEs. The Company has concluded it is not the primary beneficiary with the power to direct activities that most significantly impact economic performance of the entity, and accordingly, has not consolidated the entities. The Company has accounted for them under the

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 4 — Variable Interest Entities and Investments in Unconsolidated Affiliates  – (continued)

equity method of accounting and included them in investments in unconsolidated affiliates in the accompanying condensed consolidated balance sheets.

The Company’s and Predecessor's investments in unconsolidated affiliates at March 31, 2014 and December 31, 2013, respectively, consist of the following (in thousands):

		Investment in Partnership		Loss
		Successor	Predecessor	Successor	Predecessor
Partnership	Ownership Interest	March 31, 2014	December 31, 2013	For the Period from March 21 to March 31, 2014	For the Period from January 1 to March 20, 2014	Three Months Ended March 31, 2013
BSE/AH Blacksburg Hotel, LLC	24.00%	$1,537	$893	$2	$(34)	$(25)
TCA Block 7, LLC	30.53%	3,463	3,488	(2)	(132)	(186)
		$5,000	$4,381	$—	$(166)	$(211)

During the three months ended March 31, 2013, BCC recorded a non-cash capital distribution of $0.04 million from TCA Block 7, LLC.

The maximum exposure to loss as a result of the Company’s and Predecessor's involvement with these VIEs as of March 31, 2014 and December 31, 2013, respectively, is as follows (in thousands):

	Partnership Loan Balance		Investment in Partnership		Partnership Maximum Exposure to Loss(1)
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
Partnership	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
BSE/AH Blacksburg Hotel, LLC	10,513	10,663	1,537	893	12,050	11,556
TCA Block 7, LLC	26,490	26,576	3,463	3,488	29,953	30,064
	37,003	37,239	5,000	4,381	42,003	41,620

(1)	Represents the Company's maximum exposure to loss should the loss be caused by the Company.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 4 — Variable Interest Entities and Investments in Unconsolidated Affiliates  – (continued)

Below is the condensed statements of operations for BSE/AH Blacksburg Hotel, LLC for the period from January 1 to March 20, 2014, for the period from March 21 to March 31, 2014 and for the three months ended March 31, 2013.

BSE/AH BLACKSBURG HOTEL, LLC
CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

	Successor	Predecessor
	For the Period from March 21 to March 31, 2014	For the period from January 1 to March 20, 2014	Three Months Ended March 31, 2013
Hotel revenue	$127	$687	$910
Hotel departmental expenses	(75)	(504)	(635)
Depreciation and amortization	(21)	(157)	(179)
Insurance, taxes, fees and owners' expense	(11)	(73)	(85)
Operating income	20	(47)	11
Interest expense	(13)	(97)	(117)
Net income (loss)	$7	$(144)	$(106)
Company's share of net income (loss)	$2	$(35)	$(25)

Below is the condensed statements of operations for TCA Block 7, LLC for the period from January 1 to March 20, 2014, for the period from March 21 to March 31, 2014 and for the three months ended March 31, 2013.

TCA BLOCK 7, LLC
CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

	Successor	Predecessor
	For the Period from March 21 to March 31, 2014	For the Period from January 1 to March 20, 2014	Three Months Ended March 31, 2013
Hotel revenue	$346	$2,070	$2,385
Hotel departmental expenses	(237)	(1,614)	(1,830)
Depreciation and amortization	(27)	(200)	(477)
Insurance, taxes, fees and owners' expense	(46)	(323)	(335)
Operating income	36	(67)	(257)
Interest income	—	—	1
Interest expense	(42)	(304)	(354)
Net loss	$(6)	$(371)	$(610)
Company's share of net loss	$(2)	$(113)	$(186)
Additional amortization expense(1)	—	(18)	—
Company's share of net loss	$(2)	$(131)	$(186)

(1)	Amortization of the purchase price of the Predecessor’s original interest in TCA Block 7, LLC, less the Predecessor’s share of the partnership’s accumulated deficit, which resulted in a basis difference of $3.4 million.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 5 — Leases

In October 2001, the Predecessor, through a wholly-owned subsidiary, CC Technology Square LLC, (the “Lessee”) entered into an operating lease agreement to lease the Georgia Tech Hotel and Conference Center, which opened in August 2003. The lease term has an initial term of 30 years from the opening date, with a 10-year extension option. The lease requires Lessee to pay rent equal to (i) a fixed minimum rent plus (ii) an additional rent based upon a specified percentage of revenues to the extent they exceed a specified threshold. On March 21, 2014, the Company acquired the Predecessor's interest in the leasehold interests. The Company guarantees Lessee’s payment of base rent under the lease up to a maximum of $8.2 million over the life of the lease agreement. Once the guaranty cap is reached, the guaranty terminates and the Company has no further liability under the guaranty. The Lessee is responsible for paying all of the hotel operating expenses including all personnel costs, impositions, utility charges, insurance premiums, and payments for funding furniture, fixtures and equipment reserves. Rent expense for the Georgia Tech Hotel and Conference Center attributable to the Successor for the period from March 21 to March 31, 2014, and attributable to the Predecessor for the period from January 1 to March 20, 2014 and three months ended March 31, 2013, was $0.1 million, $0.9 million and $1.1 million for each period, respectively.

The future minimum rental commitments for the Georgia Tech Hotel and Conference Center are as follows (in thousands):

Years ending December 31,	Minimum Rental Commitments
April 1, 2014 – December 31, 2014	$3,300
2015	4,400
2016	4,400
2017	4,400
2018	4,400
Thereafter	64,533
$85,433

Note 6 — Mortgage Note Payable

The Company’s and the Predecessor's mortgage note payable as of March 31, 2014 and December 31, 2013 consist of the following, respectively (in thousands):

Successor
	Outstanding Mortgage Note Payable
Encumbered Property	March 31, 2014	Interest Rate	Payment	Maturity
Baltimore Courtyard & Providence Courtyard	$45,500	4.3%	Interest Only, Principal paid at Maturity	April 2019

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 6 — Mortgage Note Payable  – (continued)

Predecessor
	Outstanding Mortgage Note Payable
Encumbered Property	December 31, 2013	Interest Rate	Payment	Maturity
Baltimore Courtyard & Providence Courtyard	$41,449	4.55% plus the greater of (i) three-month LIBOR or (ii) a LIBOR floor of 0.50%(1)	Principal and Interest	January 2016

(1)	5.05% at December 31, 2013.

The Predecessor's mortgage note payable was paid off concurrently with the acquisition of the Hotels by the Company. Interest expense related to mortgage note payable attributable to the Company for the period from March 21 to March 31, 2014 and attributable to the Predecessor for the period from January 1 to March 20, 2014 and three months ended March 31, 2013 was, $0.1 million, $0.5 million and 0.5 million, respectively.

Note 7 — Promissory Notes Payable

The Company’s promissory notes payable as of March 31, 2014 (in thousands):

Successor
	Outstanding Promissory Notes Payable
Use of Proceeds	March 31, 2014	Interest Rate	Payment	Maturity
Portfolio Owned Assets	$58,074	6.8%	Interest Only	(1)
Joint Venture Assets	5,000	6.8%	Interest Only	(1)
Property Improvement Plan	1,775	4.5%	Interest Only	March 2019

(1)	- The maturity date of the Portfolio Owned Assets and Joint Venture Assets promissory notes is within ten business days upon American Realty Capital Hospitality Trust, Inc. raising common equity equal to or greater than $150.0 million.

The Portfolio Owned Assets and Joint Venture promissory notes are payable to BCC and the Property Improvement Plan promissory note is payable to the Sub Property Manager.

Interest expense related to promissory notes payable attributable to the Company for the period from March 21 to March 31, 2014 was $0.1 million.

There are no principal payments under the promissory notes payable for 2014 and 2015, unless the contingent payment feature mentioned above is satisfied.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 8 — Accounts Payable and Accrued Expenses

The following is a summary of the components of accounts payable and accrued expenses (in thousands):

	Successor	Predecessor
	March 31, 2014	December 31, 2013
Accounts payable and accrued expenses	$3,790	$2,745
Contingent consideration from acquisition	2,261	—
Deferred payment for acquisition	3,246	—
Accrued salaries and related liabilities	821	819
Georgia Tech Hotel lease obligation	—	1,733
	$10,118	$5,297

Note 9 — Common Stock

The Company had 142,559 shares and 8,888 shares of common stock outstanding and had received total proceeds of $3.3 million and $0.2 million as of March 31, 2014 and December 31, 2013, respectively.

On February 3, 2014, our board of directors declared a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00465753430 per day. The distributions begin accruing on April 1, 2014. The distributions will be payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month.

Share Repurchase Program

The Company has a Share Repurchase Program (“SRP”) that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair the Company’s capital or operations.

Except in connection with a stockholder’s death, disability, bankruptcy or other involuntary exigent circumstance, prior to the time that the Company’s shares are listed on a national securities exchange and until the Company begins to calculate its NAV, the repurchase price per share will depend on the length of time investors have held such shares as follows: after one year from the purchase date — the lower of $23.13 or 92.5% of the amount they actually paid for each share; after two years from the purchase date — the lower of $23.75 or 95.0% of the amount they actually paid for each share; after three years from the purchase date —  the lower of $24.38 or 97.5% of the amount they actually paid for each share; and after four years from the purchase date — the lower of $25.00 or 100.0% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations).

Once the Company begins to calculate its NAV, the price per share that the Company will pay to repurchase the Company’s shares of common stock on the last day of each quarter, will be the Company’s per share NAV of common stock for the quarter, calculated after the close of business on each day the Company makes its quarterly financial filing. Subject to limited exceptions, stockholders whose shares of the Company’s common stock are repurchased within the first four months from the date of purchase will be subject to a short-term trading fee of 2.0% of the aggregate per share NAV of the shares of common stock repurchased.

The board of directors may reject a request for repurchase, at any time. Purchases under the SRP by the Company will be limited in any calendar year to 5.0% of the weighted average number of shares outstanding during the prior calendar year. In addition, funds available for our SRP are limited and may not be sufficient to accommodate all requests. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 9 — Common Stock  – (continued)

When a stockholder requests a repurchase and the repurchase is approved, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares purchased under the SRP will have the status of authorized but unissued shares. As of March 31, 2014 and December 31, 2013, no shares had been repurchased.

Distribution Reinvestment Plan

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the primary Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend or suspend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. There were no shares issued under the DRIP as of March 31, 2014 and December 31, 2013.

Note 10 — Fair Value Measurements

In accordance with ASC 820, certain assets and liabilities are recorded at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants in an orderly transaction on the measurement date. The market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability is known as the principal market. When no principal market exists, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received or minimizes the amount that would be paid. Fair value is based on assumptions market participants would make in pricing the asset or liability. Generally, fair value is based on observable quoted market prices or derived from observable market data when such market prices or data are available. When such prices or inputs are not available, the reporting entity should use valuation models.

The Company’s financial instruments recorded at fair value on a recurring basis are categorized based on the priority of the inputs used to measure fair value. The inputs used in measuring fair value are categorized into three levels, as follows:

•	Level 1 — Inputs that are based upon quoted prices for identical instruments traded in active markets.
•	Level 2 — Inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar investments in markets that are not active, or models based on valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the investment.
•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 10 — Fair Value Measurements  – (continued)

The Company is required to disclose the fair value of financial instruments which it is practicable to estimate. The fair value of cash, accounts receivable and accounts payable and accrued expenses approximate their carrying amounts due to the relatively short maturity of these items. The following table shows the carrying values and the fair values of material non-current liabilities that qualify as financial instruments, determined in accordance with the authoritative guidance for disclosures about fair value of financial instruments (in thousands):

	Successor		Predecessor
	March 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgage note payable	$45,500	$45,500	$41,449	$38,921
Promissory notes payable	64,849	64,849	—	—
Total	$110,349	$110,349	$41,449	$38,921

The fair value of the notes payable was determined using the discounted cash flow method and applying current market rates and is classified as level 3 under the fair value hierarchy.

Note 11 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company owns six properties and as of March 31, 2014, has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 12 — Related Party Transactions and Arrangements

As of March 31, 2014, the Special Limited Partner owned 8,888 shares of the Company’s outstanding common stock. The Advisor and its affiliates may incur and pay costs and fees on behalf of the Company. The Company had a payable to affiliates related to operating expenses and offering costs of $3.2 million and $0.6 million as of March 31, 2014 and December 31, 2013, respectively.

Fees Paid in Connection with the Offering

The Dealer Manager receives fees and compensation in connection with the sale of the Company’s common stock in the Offering. The Dealer Manager receives a selling commission of up to 7.0% of the per share purchase price of the Company’s offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager receives up to 3.0% of the gross proceeds from the sale of shares, before reallowance to participating broker-dealers, as a dealer-manager fee. The Dealer Manager may reallow its dealer-manager fee to such participating broker-dealers. A participating broker dealer may elect to receive a fee equal to 7.5% of the gross proceeds from the sale of shares (not including selling commissions and dealer manager fees) by such participating broker dealer, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale. If this option is elected, it’s expected that the dealer manager fee will be reduced to 2.5% of gross proceeds (not including selling commissions and dealer manager fees). The

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 12 — Related Party Transactions and Arrangements  – (continued)

fees incurred by the Dealer Manager related to the offering were $0.1 million as of March 31, 2014. No fees had been incurred by the Dealer Manager related to the offering as of December 31, 2013.

The Advisor and its affiliates receive compensation and reimbursement for services relating to the Offering. All offering costs incurred by the Company or its affiliated entities on behalf of the Company have been charged to additional paid-in capital on the accompanying condensed consolidated balance sheet upon commencement of operations. As of March 31, 2014 and December 31, 2013, the Company has not incurred any offering costs reimbursements from the Advisor and Dealer Manager. The Company is responsible for offering and related costs from the ongoing offering, excluding commissions and dealer manager fees, up to a maximum of 2.0% of gross proceeds from its ongoing offering of common stock, measured at the end of the Offering. Offering costs in excess of the 2.0% cap as of the end of the Offering are the Advisor’s responsibility. As of March 31, 2014 and December 31, 2013, offering and related costs exceeded 2.0% of gross proceeds received from the Offering by $2.2 million and $1.5 million, respectively, due to the on-going nature of the offering process which commenced on February 3, 2014.

Offering costs (other than selling commissions and dealer manager fees) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. Offering costs are deferred until the company commences its Offering. Deferred offering costs represent professional fees, fees paid to various regulatory agencies and other costs incurred in connection with registering to sell shares of the Company’s common stock. As of December 31, 2013, such costs totaled $1.5 million. Offering costs were reclassified from deferred costs to stockholders’ equity when the Company commenced its Offering, and included all expenses incurred by the Company in connection with its Offering as of such date. These costs included but are not limited to (i) legal, accounting, printing, mailing and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it paid to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. The Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor is obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in its offering exceed 2.0% of gross offering proceeds. As a result, these costs are only a liability of the Company to the extent aggregate selling commissions, the dealer manager fees and other organization and offering costs do not exceed 12.0% of the gross proceeds determined at the end of the Offering.

Fees Paid in Connection With the Operations of the Company

The Advisor receives an acquisition fee of 1.5% of the contract purchase price of each acquired property and 1.5% of the amount advanced for a loan or other investment. The Advisor may also be reimbursed for expenses incurred in the process of acquiring properties, in addition to third party costs the Company may pay directly to, or reimburse the Advisor for. Additionally, the Company may reimburse the Advisor for legal expenses it or its affiliates directly incur in the process of acquiring properties in an amount not to exceed 0.1% of the contract purchase price of the Company’s assets acquired. Once the proceeds from the Offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees (as described below) shall not exceed 1.9% of the contract purchase price and the amount advanced for a loan or other investment for all the assets acquired. In no event will the total of all acquisition fees, acquisition expenses and any financing coordination fees (as described below) payable with respect to a particular investment exceed 4.5% of the contract purchase price or 4.5% of the amount advanced for a loan or other investment. The Company incurred acquisition fees of $1.6 million, none of which were forgiven for the period from March 21 to March 31, 2014.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 12 — Related Party Transactions and Arrangements  – (continued)

If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing, subject to certain limitations. The Company incurred financing coordination fees of $0.8 million for the period from March 21 to March 31, 2014.

For its asset management services, the Company will issue (subject to periodic approval by the board of directors) to the Advisor performance-based restricted partnership units of the OP (“Class B Units”) on a quarterly basis in an amount equal to the excess of the cost of the Company’s assets multiplied by 0.1875% or the lower of the cost of assets and the applicable quarterly NAV multiplied by 0.1875%, once the Company begins calculating NAV, divided by the value of one share of common stock as of the last day of such calendar quarter, which is equal initially to $22.50 (the Offering price minus selling commissions and dealer manager fees) and, at such time as the Company calculates NAV, to per share NAV. The Advisor is entitled to receive distributions on the vested and unvested Class B Units it receives in connection with its asset management subordinated participation at the same rate as distributions received on the Company’s common stock; such distributions are in addition to the incentive fees the Advisor and its affiliates may receive from the Company, including, without limitation, the annual subordinated performance fee and the subordinated participation in net sales proceeds, the subordinated incentive listing distribution or the subordinated distribution upon termination of the advisory agreement, as applicable. The restricted Class B Units are not to be convertible into unrestricted Class B Units until such time as the adjusted market value of the OP’s assets plus applicable distributions equals the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return to investors and only at such time as the capital account associated with a restricted Class B Unit equals the capital account of an unrestricted Class B Unit. Asset management services were performed by the Advisor for the three months ended March 31, 2014, and no Class B Units have been issued as of March 31, 2014.

The Company pays a property management fee of approximately 4.0% of the monthly gross receipts from the properties managed by the Company’s Sub-Property Manager or a third-party sub-property manager, as applicable and as negotiated with each such sub-property manager. The Company also reimburses the Sub-Property Manager or a third-party sub-property manager for property level expenses, as well as fees and expenses of such sub-property manager. However, the Company will not reimburse such sub-property managers for general overhead costs or for the wages and salaries and other employee-related expenses of employees of such sub-property managers, other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the Company’s properties. Property management fees of $0.3 million were incurred combined between the Predecessor and the Company, respectively, for the period from January 1 to March 20, 2014 and for the period from March 21 to March 31, 2014.

The Company reimburses the Advisor’s costs of providing administrative services, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company reimburses the Advisor for personnel costs in connection with other services during the operational stage; however, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees, acquisition expenses or real estate commissions. No reimbursement expenses were incurred from the three months ended March 31, 2014.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 12 — Related Party Transactions and Arrangements  – (continued)

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may elect to waive certain fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs. No expenses were absorbed by the Advisor for the three months ended March 31, 2014.

The Advisor at its election may also contribute capital to enhance the Company’s cash position for working capital and distribution purposes. Any contributed capital amounts are not reimbursable to the Advisor. Further, any capital contributions are made without any corresponding issuance of common or preferred shares. There were no contributions from the Advisor for the three months ended March 31, 2014.

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

The Company may pay the Advisor an annual subordinated performance fee calculated on the basis of the Company’s total return to stockholders, payable annually in arrears, such that for any year in which the Company’s total return on stockholders’ capital exceeds 6.0% per annum, the Advisor will be entitled to 15.0% of the excess total return but not to exceed 10.0% of the aggregate total return for such year. This fee will be payable only upon the sale of assets, other disposition or refinancing of such assets, which results in the return on stockholders’ capital exceeding 6.0% per annum. No subordinated performance fees were incurred during the three months ended March 31, 2014.

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and 50.0% of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. No such fees were incurred during the three months ended March 31, 2014.

If the Company is not simultaneously listed on an exchange, the Company intends to pay the Special Limited Partner a subordinated participation in the net sales proceeds of the sale of real estate assets of 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 6.0% cumulative, pre-tax non-compounded annual return on the capital contributed by investors. The Company cannot assure that it will provide this 6.0% return but the Special Limited Partner will not be entitled to the subordinated participation in net sale proceeds unless the Company’s investors have received a 6.0% cumulative non-compounded return on their capital contributions. No such fees were incurred during the three months ended March 31, 2014.

If the common stock of the Company is listed on a national exchange, the Company expects to pay the Special Limited Partner a subordinated incentive listing distribution of 15.0% of the amount by which the Company’s market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax non-compounded annual return to investors. The Company cannot assure that it will provide this 6.0% return but the Special Limited Partner will not be entitled to the subordinated incentive listing fee unless investors have received a 6.0% cumulative, pre-tax non-compounded return on their capital contributions. No such distributions were incurred during the three months ended March 31, 2014. Neither the Special Limited Partner nor any of its affiliates can earn both the subordination participation in the net proceeds and the subordinated listing distribution.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 12 — Related Party Transactions and Arrangements  – (continued)

Upon termination or non-renewal of the advisory agreement with the Advisor, with or without cause, the Special Limited Partner, through its controlling interest in the Advisor, will be entitled to receive distributions from the OP equal to 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return to investors. The Special Limited Partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

Note 13 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, transfer agency services, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 14 — Share-Based Payments

Restricted Share Plan

The Company has adopted an employee and director incentive restricted share plan (the “RSP”), which provides for the automatic grant of 1,333 restricted shares of common stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20.0% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of shares of common stock granted under the RSP shall not exceed 5.0% of the Company’s outstanding shares of common stock on a fully diluted basis at any time and in any event will not exceed 4.0 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock shall be subject to the same restrictions as the underlying restricted shares. The fair value of the shares will be expensed over the vesting period of five years. There were 3,999 and 0 restricted shares granted as of March 31, 2014 and December 31, 2013, respectively.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2014
(Unaudited)

Note 14 — Share-Based Payments  – (continued)

The following table reflects restricted share award activity for the three months ended March 31, 2014:

	Number of Restricted Shares	Weighted- Average Issue Price
Granted	3,999	$22.50
Vested	—	22.50
Unvested, March 31, 2014	3,999	$22.50

The fair value of the restricted shares is being expensed over the vesting period of five years. Compensation expense related to restricted stock was approximately $4,000 during the three months ended March 31, 2014 and is recorded as general and administrative expense in the accompanying statements of operations.

Other Share-Based Payments

The Company may issue common stock in lieu of cash to pay fees earned by the Company's directors. There were no such shares of common stock issued in lieu of cash as of March 31, 2014 and December 31, 2013, respectively.

Note 15 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the accompanying condensed consolidated financial statements except for the following transactions:

On April 8, 2014, TCA Block 7 Hotel, LLC, an unconsolidated affiliate of the Company, refinanced its prior mortgage by entering into a new $20.7 million ten year mortgage at an interest rate of 5.13%. As a result of the refinancing, $7.0 million of debt on the prior mortgage was forgiven.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the accompanying condensed consolidated financial statements of American Realty Capital Hospitality Trust, Inc. and the notes thereto. As used herein, the terms “Company,” “we,” “our” and “us” refer to American Realty Capital Hospitality Trust, Inc., a Maryland corporation, including, as required by context, to American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the “OP,” and to its subsidiaries. The Company is externally managed by American Realty Capital Hospitality Advisors, LLC (our “Advisor”), a Delaware limited liability company.

Forward-Looking Statements

Certain statements included in this Quarterly Report on Form 10-Q are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We have a limited operating history. This inexperience makes our future performance difficult to predict.
•	All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in American Realty Capital Hospitality Advisors, LLC (our “Advisor”), the dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”), and other entities affiliated with AR Capital, LLC (“American Realty Capital”). As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor's compensation arrangements with us and other investment programs advised by American Realty Capital affiliates and conflicts in allocating time among these investment programs and us. These conflicts could result in unanticipated actions.
•	Because investment opportunities that are suitable for us may also be suitable for other American Realty Capital advised investment programs, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.
•	While we are investing the proceeds of our initial public offering of common stock (our “IPO” or “our Offering”), the competition for the type of properties we desire to acquire may cause our distributions and the long-term returns of our investors to be lower than they otherwise would be.
•	We focus on acquiring a diversified portfolio of hospitality assets located in the United States, Canada and Mexico and are subject to risks inherent in concentrating investments in the hospitality industry.
•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.
•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.
•	We may be unable to obtain the financing needed to complete acquisitions.

•	We may not generate cash flows sufficient to pay our distributions to stockholders, as such, we may be forced to borrow at higher rates or depend on our Advisor and its affiliates to waive reimbursements of certain expenses and fees to fund our operations.
•	If we and our Advisor are unable to find sufficient suitable investments, then we may not be able to achieve our investment objectives or pay distributions.
•	Our IPO, which commenced on January 7, 2014, is substantially a blind pool offering and our stockholders may not have the opportunity to evaluate our investments other than the existing investments in our six hotel properties before they make their purchase of our common stock, thus making their investment more speculative.
•	If we raise substantially less than the maximum offering in our IPO, we may not be able to invest in a diversified portfolio of real estate assets and the value of an investment in us may vary more widely with the performance of specific assets.
•	We are obligated to pay substantial fees to our Advisor and its affiliates.
•	We may be unable to pay or maintain cash distributions or increase distributions over time.
•	Our organizational documents permit us to pay distributions from unlimited amounts of any source. Until substantially all the proceeds from our IPO are invested, we may use proceeds from our IPO and financings to fund distributions until we have sufficient cash flow. There are no established limits on the amounts of net proceeds and borrowings that we may use to fund such distribution payments.
•	Any of these distributions may reduce the amount of capital we ultimately invest in properties and other permitted investments and negatively impact the value of our stockholders' investment.
•	We are subject to risks associated with any dislocations or liquidity disruptions that may exist or occur in the credit markets of the United States from time to time.
•	We may fail to continue to qualify to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes which would result in higher taxes, may adversely affect operations and would reduce our NAV and cash available for distributions.
•	We may be deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and thus subject to regulation under the Investment Company Act.

All forward-looking statements should also be read in light of the risks identified in Item 1A of our Annual Report on Form 10-K.

Overview

American Realty Capital Hospitality Trust, Inc. (the “Company”) was incorporated on July 25, 2013 as a Maryland corporation and intends to qualify as a real estate investment trust for U.S. federal income tax purposes (“REIT”) beginning with the taxable year ending December 31, 2014. The Company was formed to primarily acquire a diversified portfolio of income producing real estate properties, focusing predominately on lodging properties in the midscale limited service, extended state, select service, upscale select service, and upper upscale full service segments within the hospitality sector. The Company will have no limitation as to the brand of franchise or license with which the Company's hotels will be associated. All such properties may be acquired by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. As of March 31, 2014, the Company has acquired interests in six hotels through fee simple, leasehold or joint venture interests.

On January 7, 2014, the Company commenced its IPO (“Offering”) on a “reasonable best efforts” basis of up to 80,000,000 shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-190698), as amended (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The

Registration Statement also covered up to 21,052,631 shares of common stock available pursuant to a distribution reinvestment plan (the “DRIP”) under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock at a price initially equal to $23.75 per share, which was 95% of the offering price in our IPO.

Until the filing of the Company's second quarterly financial filing with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Company's acquisition of at least $2.0 billion in total investment portfolio assets, the per share purchase price in the IPO will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and shares issued under the DRIP will initially be equal to $23.75 per share, which is 95% of the initial offering price in the IPO. Thereafter, the per share purchase price will vary quarterly and will be equal to the Company's net asset value (“NAV”) per share plus applicable commissions and fees, and the per share purchase price in the DRIP will be equal to the NAV per share. On February 3, 2014, the Company received and accepted subscriptions in excess of the minimum offering amount of $2.0 million in shares, broke escrow and issued shares of common stock to initial investors who were admitted as stockholders. As of March 31, 2014, the Company had 142,559 shares of stock outstanding, including unvested restricted shares and had received total gross proceeds from the IPO of approximately $3.3 million. As of March 31, 2014, the aggregate value of all the common stock outstanding was $3.6 million based on a per share value of $25.00 (or $23.75 for shares issued under the DRIP).

Substantially all of the Company's business will be conducted through American Realty Capital Hospitality Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holds substantially all of the units of limited partner interests in the OP (“OP Units”). Additionally, the Special Limited Partner contributed $2,020 to the OP in exchange for 90 OP Units, which represents a nominal percentage of the aggregate OP ownership. The holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock of the Company in accordance with the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of the OP's assets.

The Company has no paid employees. The Company has retained American Realty Capital Hospitality Advisor, LLC (“the Advisor”) to manage certain aspects of its affairs on a day-to-day basis. American Realty Capital Hospitality Properties, LLC (the “Property Manager”) serves as the Company's property manager and the Property Manager has retained Crestline Hotels & Resorts, LLC (the “Sub Property Manager”) to provide services, including locating investments, negotiating financing and operating certain of the Company's lodging properties. Realty Capital Securities, LLC (the “Deal Manager”), an entity under common ownership with the Sponsor, serves as the dealer manager of the offering. The Advisor, Special Limited Partner, Property Manager, Sub Property Manager and Dealer Manager are related parties and receive fees, distributions and other compensation for services related to the Offering and the investment and management of the Company's assets. The Advisor, Special Limited Partner, Property Manager, Sub Property Manager and Dealer Manager receive fees, distributions and other compensation during the offering, acquisition, operational and liquidation stages.

Significant Accounting Estimates and Critical Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

The Barceló Portfolio (the “Predecessor”) represents hospitality assets and operations owned by Barceló Crestline Corporation and its consolidated subsidiaries (“BCC”) which historically have been maintained in various legal entities. Historically, financial statements have not been prepared for the Predecessor as a discrete stand-alone entity. The accompanying condensed consolidated financial statements for the Predecessor as of December 31, 2013 and for the periods ended March 20, 2014 and March 31, 2013, have been derived from the historical accounting records of BCC and reflect the assets, liabilities, revenue and expenses directly attributable to the Predecessor, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in equity, and cash flows of the Company on a stand-alone basis.

Real Estate Investments

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for leasehold interests.

The Company is required to make subjective assessments as to the useful lives of the Company’s properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investments in real estate. These assessments have a direct impact on the Company’s net income because if the Company were to shorten the expected useful lives of the Company’s investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

The Company is required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations at fair value for all periods presented to the extent the disposal of a component represents a strategic shift that has or will have a major effect on the Company’s operations and financial results.

Impairment of Long Lived Assets and Investments in Unconsolidated Entities

When circumstances indicate the carrying value of a property may not be recoverable, the Company will review the asset for impairment. This review will be based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The estimates will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss will be the adjustment to fair value less estimated cost to dispose of the asset. These assessments will have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings and fixtures. The Company utilizes various estimates, processes and information to determine the property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets and liabilities, as applicable, are typically related to contracts, including ground lease agreements and hotel management agreements, which will be recorded at fair value.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Revenue Recognition

Hotel revenue will be recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its the tax year ending December 31, 2014. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax as long as it distributes all of its REIT taxable income to its stockholders and complies with various other organizational and operational requirements applicable to it as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company's hotels will be leased to a TRS which is owned by the OP. The TRS is subject to federal, state and local income taxes.

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate generate room revenue and other income through the operation of the properties, which comprise 100% of total consolidated revenues. Management evaluates the operating performance of the Company’s investments in real estate on an individual property level.

Revenue Performance Metrics

We measure hotel revenue performance by evaluating revenue metrics such as:

•	Occupancy percentage (“Occ”)
•	Average Daily Rate (“ADR”)
•	Revenue Per Available Room (“RevPAR”)

Occ, ADR, and RevPAR are commonly used, non-GAAP, measures within the hotel industry to evaluate hotel performance. RevPAR is defined as the product of the ADR and Occ (and also as the quotient of room revenue and available rooms). RevPAR does not include food and beverage or other revenues generated by the hotels. We evaluate individual hotel RevPAR performance on an absolute basis with comparisons to budget, to prior periods and to the competitive set in the market, as well as on a Company-wide and regional basis.

Results of Operations

The results of operations for the accompanying condensed consolidated financial statements of the Company discussed below includes the combined results of both the Company and the Predecessor for the three months ended March 31, 2014 and the results of the Predecessor for the three months ended March 31, 2013. The cash flows for the accompanying condensed consolidated financial statements of the Company discussed below includes only the results of the Company for the period from March 21 to March 31, 2014 and the results for the Predecessor for the three months ended March 31, 2013.

Comparison of the Three Months Ended March 31, 2014 to the Three Months Ended March 31, 2013

Room revenues for the portfolio were $7.0 million for the three months ended March 31, 2014, compared to room revenues of $6.5 million for the three months ended March 31, 2013. Since room revenue makes up approximately three-quarters of the portfolio’s revenues, revenue results are highly dependent on maintaining and improving Occ and ADR, which will then impact RevPAR. RevPAR for the total portfolio increased 4.5% year-over-year for the three months ended March 31, 2014 and 2.0% for the three months ended March 31, 2013. The RevPAR growth rates reflect the percentage change from the same quarter in the prior year’s results.

Occ, ADR and RevPAR results are presented in the following tables to reflect certain operating information for the portfolio.

	Three Months Ended
Total Portfolio	March 31, 2014	March 31, 2013
Number of rooms	1,181	1,181
Occ	66.9%	65.7%
ADR	$131.14	$127.93
RevPAR	$87.75	$83.95
RevPAR growth rate	4.5%	2.0%

	Three Months Ended
Consolidated Assets	March 31, 2014	March 31, 2013
Number of rooms	556	556
Occ	64.7%	65.5%
ADR	$136.43	$132.78
RevPAR	$88.22	$86.91
RevPAR growth rate	1.5%	8.5%

	Three Months Ended
Unconsolidated Joint Ventures	March 31, 2014	March 31, 2013
Number of rooms	373	373
Occ	61.7%	63.3%
ADR	$112.71	$111.52
RevPAR	$69.59	$70.61
RevPAR growth rate	(1.4)%	2.1%

	Three Months Ended
Leasehold Interest	March 31, 2014	March 31, 2013
Number of rooms	252	252
Occ	79.5%	69.4%
ADR	$142.82	$139.96
RevPAR	$113.60	$97.17
RevPAR growth rate	16.9%	(7.9)%

The RevPAR growth rates for three months ended March 31, 2014 over the three months ended March 31, 2013 is the result of the growth in the hotels’ average daily rate, particularly at the Baltimore Courtyard, as a result of significant renovations made to the hotel in 2013 which also resulted in a higher occupancy. Also contributing to the higher RevPAR was an increase in occupancy at the Georgia Tech Hotel and Conference Center as a result of the efforts of management to improve the operations of the hotel. These increases were offset by a decrease in RevPAR at Stratford Homewood Suites which had a higher RevPAR than normal in 2013 due to increased occupancy as a result of people displaced from their homes by Hurricane Sandy.

Other non-room operating revenues for the portfolio include food and beverage (18.5% and 17.2% of total revenues for the three months ended March 31, 2014 and 2013, respectively) and other ancillary revenues such as conference center, market, parking, telephone and cancellation fees (8.4% and 8.1% of total revenues for the three months ended March 31, 2014 and 2013, respectively). The increase from 2013 is primarily at the Baltimore Courtyard as a result of renovations to the lobby closing the restaurant and bar for part of 2013 and at the Georgia Tech Hotel and Conference Center due to the higher occupancy.

The Company’s hotel operating expenses consist primarily of labor expenses incurred in the day-to-day operation of our hotels. The portfolio’s hotels have a variety of fixed expenses, such as essential hotel staff, real estate taxes and insurance, and these expenses do not change materially even if the revenues at the hotels fluctuate. The Company’s primary hotel operating expenses are described below:

•	Rooms expense: These costs include labor (housekeeping and rooms operation), reservation systems, room supplies, linen and laundry services. Occupancy is the major driver of rooms expense, due to the cost of cleaning the rooms, with additional expenses that vary with the level of service and amenities provided.
•	Food and beverage expense: These expenses primarily include labor and the cost of food and beverage. Occupancy and the type of customer staying at the hotel (for example, catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.
•	Management fees - related party: Base management fees paid by the Company are computed as a percentage of gross revenue. Incentive management fees generally are paid by the Company when operating profit or other performance metrics exceed certain threshold levels.
•	Other property-level operating costs: These expenses include labor and other costs associated with other ancillary revenue, such as conference center, parking, market and other guest services, as well as labor and other costs associated with administrative and general, sales and marketing, brand related fees, repairs, maintenance and utility costs. In addition, these expenses include real and personal property taxes and insurance, which are relatively inflexible and do not necessarily change based on changes in revenue or performance at the hotels.

Hotel operating expenses for the Company increased slightly in 2014 mainly due to increased room expenses as a result of higher occupancy.

Cash Flows for the Period from March 21 to March 31, 2014

During the period from March 21 to March 31, 2014, net cash provided by operating activities for the Company was $0.4 million. Cash flows provided by operating activities for the period from March 21 to March 31, 2014 was mainly due to a net loss of $5.3 million and a $0.7 million increase in prepaid expenses offset by $0.1 million of depreciation and amortization and a $5.5 million increase in accounts payable and accrued expenses.

The net cash used in investing activities for the period from March 21 to March 31, 2014 of $46.7 million relates to the purchase of property and equipment for $44.6 million and an increase in restricted cash of $2.1 million.

Net cash provided by financing activities of $50.7 million for the period from March 21 to March 31, 2014 relates to $45.5 million in proceeds from mortgage note payable, $1.8 million in proceeds from promissory notes payable, $3.1 million in proceeds from issuance of common stock and of $2.6 million in proceeds from affiliate financing. These were offset by $0.7 million of offering costs and $1.6 million of financing fees.

Cash Flows for the Three Months Ended March 31, 2013

During the three months ended March 31, 2013, net cash provided by operating activities was $1 million. Cash flows provided by operating activities during the three months ended March 31, 2013 was mainly due to a net loss of $1.0 million offset by $1.3 million of depreciation and amortization, $0.2 million of equity losses from unconsolidated affiliates and an increase of $0.4 million in accounts payable and accrued expenses.

The net cash used in investing activities during the three months ended March 31, 2013 of $0.8 million relates to a decrease in restricted cash of $1.6 million.

Net cash provided by financing activities of $0.3 million during the three months ended March 31, 2013 was mainly due to $0.2 million of contributions from members, $0.4 million of distributions to members and $0.5 million in proceeds from mortgage note payable.

Liquidity and Capital Resources

We are offering and selling to the public in our primary offering up to 80,000,000 shares of our common stock at up to $25.00 per share (subject to certain volume discounts). We also are offering up to 21,052,631 shares of common stock under our DRIP, initially at $23.75 per share, which is 95.0% of the primary offering price. Beginning with the filing of the second Quarterly Report on Form 10-Q (or Annual Report on Form 10-K should such filing constitute the second quarterly financial filing) following the earlier of our acquisition of at least $2.0 billion in total portfolio assets or January 7, 2016 (which is two years from the effective date of our offering), we will calculate NAV and will offer shares in our primary offering and under our DRIP at per share NAV (plus applicable selling commissions and dealer manager fees for shares sold in our primary offering), subject to certain limitations. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and the DRIP.

On February 3, 2014, we had raised proceeds sufficient to break escrow in connection with our IPO. We received and accepted aggregate subscriptions in excess of the $2.0 million minimum and issued shares of common stock to our initial investors who were simultaneously admitted as stockholders. We expect to continue to raise capital through the sale of our common stock and to utilize the net proceeds from the sale of our common stock and proceeds from secured financings to complete future property acquisitions. We purchased our first properties and commenced our real estate operation on March 21, 2014. As of March 31, 2014, we owned six fee simple, leasehold and joint venture interests with an aggregate purchase price of approximately $110.0 million. As of March 31, 2014, we had 142,559 shares of common stock outstanding, including unvested restricted shares from total gross proceeds of $3.3 million since the date of inception.

As of March 31, 2014, we had cash of $3.6 million. Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. Management expects that in the future, as our portfolio matures, our properties will cover operating expenses and the payment of our monthly distribution.

The number of properties and other assets that we will acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of our offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us or commercially reasonable.

Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. We have incurred $2.4 million of organization and offering costs from July 25, 2013 (the date of inception) through March 31, 2014, of which $0.9 million is in accrued expenses as of March 31, 2014. Through the date of this filing, our Advisor has advanced $3.2 million to us which we have used to pay third party organization and offering costs. As described in the notes to the financial statements contained within this Quarterly Report on Form 10-Q, we will reimburse our Advisor for such advances and future offering costs it or any of its affiliates may incur on our behalf but only to the extent that the reimbursement would not exceed 2.0% of gross offering proceeds over the life of the offering or cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. Generally, we will fund our acquisitions from the net proceeds of our IPO. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash or in OP Units.

We expect to use debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined in our charter) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if such excess is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is currently our intention to limit our aggregate borrowings to 60% of the aggregate fair market value of our assets (calculated after the close of our IPO and once we have invested substantially all the proceeds of our offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy the requirements under our charter. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. As of March 31, 2014, we had a secured mortgage note payable of $45.5 million and promissory notes payable of $64.8 million.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain hotel brands and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, our policy will be to pay distributions from cash flow from operations. However, if we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, advances from our advisor, our advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the offering proceeds. Moreover, our board of directors may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any additional sources of financing and there is no assurance that such sources of financings will be available on favorable terms or at all.

Acquisitions

Our Advisor evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence and fully negotiated binding agreements. During this period, we may decide to temporarily invest any unused proceeds from common stock offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which the company believes to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to the company’s net income or loss as determined under GAAP.

The company defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. The company’s FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or expected by customers for operational purposes in order to maintain the value disclosed. The company believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, the company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including operating revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net operating revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated undiscounted future cash flows and the relatively limited term of the company’s operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, the Company believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of the Company’s performance to investors and to management, and when compared year over year, reflects the impact on the Company’s operations from trends in occupancy rates, ADR, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and modified funds from operations (“MFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the Company. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect the Company’s overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. The Company’s board of directors, in consultation with the Company’s management, may determine that it is in the best interests of the Company to begin the process of considering alternatives with respect to a liquidity event (i.e., listing of its common stock on a national exchange, a merger or sale of the Company or another similar transaction) at such time during our offering stage as our board of directors can reasonably determine that all of the securities in our offering will be sold within a reasonable time period (i.e. three to six months). Thus, the Company will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (the “IPA”) has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which the Company believes to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to the Company’s net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate with a limited life and targeted exit strategy, as currently intended. The Company believes that, because MFFO excludes costs that the Company considers more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect the Company’s operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of the Company’s operating performance after the period in which the Company is acquiring its properties and once the Company’s portfolio is in place. By providing MFFO, the Company believes it is presenting useful information that assists investors and analysts to better assess the sustainability of the Company’s operating performance after the Company’s offering has been completed and the Company’s properties have been acquired. The Company also believes that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, the Company believes MFFO is useful in comparing the sustainability of the Company’s operating performance after the Company’s offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of the Company’s operating performance after the offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on the Company’s operating performance during the periods in which properties are acquired.

The Company defines MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

The Company’s MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, the company excludes acquisition related expenses, fair value adjustments of derivative financial instruments and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by the Company, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact the Company’s operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of the Company’s operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics as the Company. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, the Company views fair value adjustments of derivatives as items which are unrealized and may not ultimately be realized. The Company views both gains and losses from dispositions of assets and fair value adjustments of derivatives as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance and calculating MFFO. While the Company is responsible for managing interest rate, hedge and foreign exchange risk, it does retain an outside consultant to review all its hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of the Company’s operations, the Company believes it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of the Company’s business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our offering, and therefore such fees and expenses may need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

The Company’s management uses MFFO and the adjustments used to calculate it in order to evaluate the Company’s performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate in this manner. The Company believes that its use of MFFO and the adjustments used to calculate it allow the Company to present its performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisitions costs are funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as room and occupancy rates, may not be directly related or attributable to the Company’s current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, the Company believes MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of the Company’s performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of the Company’s performance. MFFO has limitations as a performance measure in an offering such as our offering (unless and until we calculate NAV prior to the close of our offering) where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that the company uses to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and the Company would have to adjust its calculation and characterization of FFO or MFFO.

The table below reflects the items deducted or added to net loss in our calculation of FFO and MFFO for the Company for the for the period from March 21 to March 31, 2014 (in thousands):

For the Period from March 21 to March 31, 2014
Net loss (in accordance with GAAP)	$(5,282)
Depreciation and amortization	122
FFO	(5,160)
Acquisition fees and expenses(1)	4,458
MFFO	$(702)

(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

Distributions

On February 3, 2014, our board of directors declared a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00465753425 per day. The distributions will accrue commencing April 1, 2014. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

During the three months ended March 31, 2014, no distributions were paid to common stockholders.

Contractual Obligations

The Company has the following contractual obligations as of March 31, 2014:

Debt Obligations:

The following is a summary of the Company's mortgage note payable obligation as of March 31, 2014 (in thousands):

	Total	April 1, 2014 – December 31, 2014	2015 – 2017	2018	Thereafter
Principal payments due on mortgage note payable	$45,500	$—	$—	$—	$45,500
Interest payments due on mortgage note payable	9,957	1,495	5,956	1,984	522
Total	$55,457	$1,495	$5,956	$1,984	$46,022

The following is a summary of the Company's promissory notes payable obligations as of March 31, 2014 (in thousands):

	Total	April 1, 2014 – December 31, 2014	2015 – 2017	2018	Thereafter
Principal payments due on promissory notes payable(1)	$64,849	$63,074	$—	$—	$1,775
Interest payments due on promissory notes payable(1)	3,675	3,338	243	81	13
Total	$68,524	$66,412	$243	$81	$1,788

(1)	The maturity date of the Portfolio Owned Assets and Joint Venture Assets promissory notes is within ten business days upon American Realty Capital Hospitality Trust, Inc. raising common equity equal to or greater than $150.0 million. It is the Company's intent to make reasonable best efforts to payoff of the loans prior to December 31, 2014.

Lease Obligations:

The following table reflects the minimum base rental cash payments due from us over the next five years and thereafter for our lease arrangements (in thousands):

	Total	April 1, 2014 – December 31, 2014	2015 – 2017	2018	Thereafter
Lease payments due on Georgia Tech Hotel lease	85,433	3,300	13,200	4,400	64,533

Election as a REIT

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2014. In order to qualify as a REIT, we must annually distribute to our stockholders all of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders. The Company's hotels are leased to a TRS which is owned by the OP. A TRS is subject to federal, state and local income taxes. If we fail to remain qualified for taxation purposes as a REIT in any subsequent year after electing REIT status and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT beginning with our taxable year ending December 31, 2014 and we intend to continue to operate so as to remain qualified as a REIT thereafter.

Inflation

We may be adversely impacted by increases in operating costs due to inflation that may not be offset by increased room rates.

Related Party Transactions and Agreements

We have entered into agreements with affiliates of our Sponsor, whereby we may pay certain fees or reimbursements to our Advisor, its affiliates and entities under common ownership with our Advisor in connection with acquisition and financing activities, sales and maintenance of common stock under our offering, transfer agency services, asset and property management services and reimbursement of operating and offering related costs. See Note 12 — Related Party Transactions and Arrangements to our accompanying condensed consolidated financial statements included in this Quarterly Report on Form 10-Q for a discussion of the various related party transactions, agreements and fees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our long-term debt, which consists of secured financings, bears interest at fixed rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We would not hold or issue these derivative contracts for trading or speculative purposes. We may also be exposed to foreign currency fluctuations as a result of any investments in hotels located in Canada and Mexico.

As of March 31, 2014, our debt included a fixed-rate secured mortgage financing, with a carrying value and fair value of $45.5 million and fixed-rate promissory note financing, with a carrying value and fair value of $64.8 million. Changes in market interest rates on our fixed-rate debt impact the fair value of the notes, but they have no impact on interest incurred or cash flow. For instance, if interest rates rise 100 basis points and our fixed rate debt balance remains constant, we expect the fair value of our obligation to decrease, the same way the price of a bond declines as interest rates rise. The sensitivity analysis related to our fixed–rate debt assumes an immediate 100 basis point move in interest rates from their March 31, 2014 levels, with all other variables held constant. A 100 basis point increase in market interest rates would result in a decrease in the fair value of our fixed-rate debt by $0.6 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed-rate debt by $0.6 million.

These amounts were determined by considering the impact of hypothetical interest rate changes on our borrowing costs, and, assuming no other changes in our capital structure. As the information presented above includes only those exposures that existed as of March 31, 2014, it does not consider exposures or positions arising after that date. The information represented herein has limited predictive value. Future actual realized gains or losses with respect to interest rate fluctuations will depend on cumulative exposures, hedging strategies employed and the magnitude of the fluctuations.

Item 4. Controls and Procedures.

In accordance with Rules 13a-15(b) and 15d-15(b) of the Exchange Act, we, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q and determined that the disclosure controls and procedures are effective.

No change occurred in our internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) during the three months ended March 31, 2014 that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings.

We are not a party to any material pending legal proceedings.

Item 1a. Risk Factors.

Our potential risks and uncertainties are presented in the section entitled “Risk Factors”, contained in the prospectus as supplemented and included in our Registration Statement (File No. 333-190698), as amended from time to time. There have been no material changes from these risk factors, except for the items described below.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

We did not sell any equity securities that were not registered under the Securities Act during the three months ended March 31, 2014.

On January 7, 2014, the SEC declared effective our Registration Statement on Form S-11 (File No. 333-190698) filed under the Securities Act (the “Registration Statement”), and we commenced our Offering on a “reasonable best efforts” basis of up to a maximum of $2.0 billion of common stock, consisting of up to 80.0 million shares. The Registration Statement also registers approximately 21.1 million shares of common stock pursuant the DRIP under which common stockholders may elect to have their distributions reinvested in additional shares of common stock. As of March 31, 2014, we have issued 142,559 shares of our common stock and have raised $2.4 million of offering proceeds.

The following table reflects the offering costs associated with the issuance of common stock (in thousands):

As of March 31, 2014
Selling commissions and dealer manager fees	$110
Other offering expenses	2,307
Total offering expenses	$2,417

The Dealer Manager may reallow the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

We are responsible for the organizational and offering costs of the Offering, excluding commissions and dealer manager fees, up to a maximum of 2.0% of the gross proceeds received from the Offering, measured at the end of the Offering. Organizational and offering costs in excess of the 2.0% cap as of the end of the Offering are the Advisor's responsibility. As of March 31, 2014, organizational and offering costs exceeded 2.0% of gross proceeds received from the Offering by $2.2 million, due to the ongoing nature of the offering process and because many expenses were paid before the Offering commenced.

As of March 31, 2014, our net offering proceeds, after deducting the total offering expenses outlined above, were approximately $1.1 million. We used the net offering proceeds from the Offering along with third party financing to acquire six fee simple, leasehold and joint venture interests for an aggregate purchase price of approximately $110.0 million as of March 31, 2014.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

None.

Item 5. Other Information.

None.

Item 6. Exhibits.

EXHIBIT INDEX

The following exhibits are included in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
1.1(4)	Exclusive Dealer Manager Agreement, dated as of January 7, 2014, among the Company, American Realty Capital Hospitality Advisors, LLC and Realty Capital Securities, LLC.
3.1(3)	Articles of Amendment and Restatement of American Realty Capital Hospitality Trust, Inc.
3.2(1)	Bylaws of American Realty Capital Hospitality Trust, Inc.
4.1(4)	Agreement of Limited Partnership of American Realty Capital Hospitality Operating Partnership, L.P., dated as of January 7, 2014.
10.1(4)	Amended and Restated Escrow Agreement among the Company, UMB Bank, N.A. and Realty Capital Securities, LLC.
10.2(4)	Advisory Agreement dated as of January 7, 2014, by and among the Company, American Realty Capital Hospitality Operating Partnership, L.P. and American Realty Capital Hospitality Advisors, LLC.
10.3(3)	Form of the Company's Restricted Share Plan.
10.4(3)	Form of Restricted Share Award Agreement Pursuant to the Employee and Director Incentive Restricted Share Plan of the Company.
10.5(2)	Form Operating Lease Agreement between the Company and the Company’s TRSs.
10.6(4)	Agreement of Purchase and Sale, dated January 30, 2014, by and between Barceló Crestline Corporation and ARC Hospitality TRS Holding, LLC.
10.7(4)	Agreement of Purchase and Sale, dated January 30, 2014, by and between HFP Hotel Owner II, LLC, CSB Stratford, LLC, CC Technology Square, LLC, ARC Hospitality Baltimore LLC, ARC Hospitality Providence LLC, ARC Hospitality Stratford LLC and ARC Hospitality TRS GA Tech LLC.
10.8(4)	First Amendment to Agreement of Purchase and Sale, dated March 11, 2014, by and between Barceló Crestline Corporation and ARC Hospitality TRS Holding, LLC.
10.9(4)	First Amendment to Agreement of Purchase and Sale, dated March 11, 2014, by and between HFP Hotel Owner II, LLC, CSB Stratford, LLC, CC Technology Square, LLC, ARC Hospitality Baltimore LLC, ARC Hospitality Providence LLC, ARC Hospitality Stratford LLC and ARC Hospitality TRS GA Tech LLC.
10.10(4)	Second Amendment to Agreement of Purchase and Sale, dated March 21, 2014, by and between HFP Hotel Owner II, LLC, CSB Stratford, LLC, CC Technology Square, LLC, ARC Hospitality Baltimore LLC, ARC Hospitality Providence LLC, ARC Hospitality Stratford LLC and ARC Hospitality TRS GA Tech LLC.
10.11(4)	Promissory Note, dated March 21, 2014, given by American Realty Capital Hospitality Operating Partnership L.P. in favor of Crestline Hotels & Resorts, LLC.
10.12(4)	Promissory Note, dated March 21, 2014, given by American Realty Capital Hospitality Operating Partnership L.P. in favor of Barceló Crestline Corporation.
10.13*	Promissory Note, dated March 21, 2014, given by American Realty Capital Hospitality Operating Partnership L.P. in favor of Barceló Crestline Corporation.
10.14(4)	Management Agreement, dated January 27, 2014, by and between ARC Hospitality TRS Baltimore, LLC and American Realty Capital Hospitality Properties, LLC.
10.15(4)	Sub-Management Agreement, dated January 27, 2014, by and between American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC.
10.16(4)	Lease Agreement, dated as of March 13, 2014, by and between ARC Hospitality Baltimore, LLC and ARC Hospitality TRS Baltimore, LLC.
10.17(4)	Management Agreement, dated January 27, 2014, by and between ARC Hospitality TRS Providence, LLC and American Realty Capital Hospitality Properties, LLC.
10.18(4)	Sub-Management Agreement, dated January 27, 2014, by and between American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC.

Exhibit No.	Description
10.19(4)	Lease Agreement, dated as of March 13, 2014, by and between ARC Hospitality Providence, LLC and ARC Hospitality TRS Providence, LLC.
10.20(4)	Management Agreement, dated January 27, 2014, by and between ARC Hospitality TRS GA Tech, LLC and American Realty Capital Hospitality Properties, LLC.
10.21(4)	Sub-Management Agreement, dated January 27, 2014, by and between American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC.
10.22(4)	Lease Agreement, dated as of March 13, 2014, by and between ARC Hospitality GA Tech, LLC and ARC Hospitality TRS GA Tech, LLC.
10.23(4)	Management Agreement, dated January 27, 2014, by and between ARC Hospitality TRS Stratford, LLC and American Realty Capital Hospitality Properties, LLC.
10.24(4)	Sub-Management Agreement, dated January 27, 2014, by and between American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC.
10.25(4)	Lease Agreement, dated as of March 13, 2014, by and between ARC Hospitality Stratford, LLC and ARC Hospitality TRS Stratford, LLC.
10.26(4)	Franchise Agreement, dated as of March 21, 2014, between Homewood Suites Franchise LLC, as franchisor, and ARC Hospitality TRS Stratford, LLC, as franchisee.
10.27(4)	Courtyard by Marriott Hotel Relicensing Agreement, dated as of March 21, 2014, between Marriott International, Inc., as franchisor, and ARC Hospitality TRS Providence, LLC, as franchisee.
10.28(4)	Courtyard by Marriott Hotel Relicensing Agreement, dated as of March 21, 2014, between Marriott International, Inc., as franchisor, and ARC Hospitality TRS Baltimore, LLC, as franchisee.
31.1*	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32*	Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101*	XBRL (eXtensible Business Reporting Language). The following materials from American Realty Capital Hospitality Trust, Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, formatted in XBRL: (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations and Comprehensive Loss, (iii) the Consolidated Statements of Changes in Stockholders' Equity, (iv) the Consolidated Statements of Cash Flows and (v) the Notes to the Consolidated Financial Statements. As provided in Rule 406T of Regulation S-T, this information in furnished and not filed for purpose of Sections 11 and 12 of the Securities Act and Section 18 of the Exchange Act.

*	Filed herewith
1.	Filed as an exhibit to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11/A with the SEC on October 4, 2013.
2.	Filed as an exhibit to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11/A with the SEC on November 14, 2013.
3.	Filed as an exhibit to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11/A with the SEC on December 9, 2013.
4.	Filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on April 7, 2014

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
Dated: May 15, 2014	By: /s/ William M. Kahane Name: William M. Kahane Title: Director, Chief Executive Officer and President (Principal Executive Officer)
Dated: May 15, 2014	By: /s/ Amy Boyle Name: Amy Boyle Title: Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)

ANNEX E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission file number: 333-190698

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	80-0943668
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 Park Ave., 15th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 415-6500

(Registrant’s telephone number, including area code)

Securities registered pursuant to section 12(b) of the Act: None

Securities registered pursuant to section 12 (g) of the Act: Common stock, $0.01 par value per share (Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☐ No ☒

Indicate by check mark whether the registrant submitted electronically and posted on its corporate Web Site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☒

There is no established public market for the registrant’s shares of common stock. The registrant is currently conducting the ongoing initial public offering of its shares of common stock pursuant to its Registration Statement on Form S-11 (File No.), which shares are being sold at $25.00 per share, with discounts available for certain categories of purchasers. There were no shares held by non-affiliates of the registrant as of June 30, 2013, the last business day of the registrant’s most recently completed second fiscal quarter.

The number of outstanding shares of the registrant’s common stock on March 15, 2014 was 99,948 shares.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive proxy statement to be delivered to stockholders in connection with the registrant’s 2014 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K. The registrant intends to file its proxy statement within 120 days after its fiscal year end.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

FORM 10-K
Period Ended December 31, 2013

This Annual Report on Form 10-K contains registered trademarks, including Homewood Suites® and Hilton Garden Inn®, which are the exclusive property of Hilton Worldwide, Inc. and its subsidiaries and affiliates, and Courtyard® by Marriott, which is the exclusive property of Marriott International, Inc. or one of its affiliates. For convenience, the applicable trademark or service mark symbol has been omitted but will be deemed to be included wherever the above referenced terms are used.

E-i

Forward-Looking Statements

Certain statements included in this Annual Report on Form 10-K are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of American Realty Capital Hospitality Trust, Inc. (the “Company,” “we” “our” or “us”) and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We have a limited operating history and American Realty Capital Hospitality Advisors, LLC (our “Advisor”) has limited experience operating a public company. This inexperience makes our future performance difficult to predict.
•	All of our executive officers are also officers, managers and/or holders of a direct or indirect controlling interest in our Advisor, the dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”), and other entities affiliated with AR Capital, LLC (“American Realty Capital”). As a result, our executive officers, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor’s compensation arrangements with us and other investment programs advised by American Realty Capital affiliates and conflicts in allocating time among these investment programs and us. These conflicts could result in unanticipated actions.
•	Because investment opportunities that are suitable for us may also be suitable for other American Realty Capital advised investment programs, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.
•	While we are investing the proceeds of our initial public offering of common stock (our “IPO” or “our offering”), the competition for the type of properties we desire to acquire may cause our distributions and the long-term returns of our investors to be lower than they otherwise would be.
•	We focus on acquiring a diversified portfolio of hospitality assets located in the United States, Canada and Mexico and are subject to risks inherent in concentrating investments in the hospitality industry.
•	No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.
•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.
•	We may be unable to obtain the financing needed to complete acquisitions.
•	We may not generate cash flows sufficient to pay our distributions to stockholders, as such, we may be forced to borrow at higher rates or depend on our Advisor and its affiliates to waive reimbursements of certain expenses and fees to fund our operations.
•	If we and our Advisor are unable to find sufficient suitable investments, then we may not be able to achieve our investment objectives or pay distributions.
•	Our IPO, which commenced on January 7, 2014, is substantially a blind pool offering and our stockholders may not have the opportunity to evaluate our investments other than the six hotel properties identified under Item 2 “Properties” before they make their purchase of our common stock, thus making their investment more speculative.

E-ii

•	If we raise substantially less than the maximum offering in our IPO, we may not be able to invest in a diversified portfolio of real estate assets and the value of an investment in us may vary more widely with the performance of specific assets.
•	We are obligated to pay substantial fees to our Advisor and its affiliates.
•	We may be unable to pay or maintain cash distributions or increase distributions over time.
•	Our organizational documents permit us to pay distributions from unlimited amounts of any source. Until substantially all the proceeds from our IPO are invested, we may use proceeds from our IPO and financings to fund distributions until we have sufficient cash flow. There are no established limits on the amounts of net proceeds and borrowings that we may use to fund such distribution payments.
•	Any of these distributions may reduce the amount of capital we ultimately invest in properties and other permitted investments and negatively impact the value of our stockholders’ investment.
•	We are subject to risks associated with any dislocations or liquidity disruptions that may exist or occur in the credit markets of the United States from time to time.
•	We may fail to continue to qualify to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes (“REIT”).
•	We may be deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and thus subject to regulation under the Investment Company Act.

All forward-looking statements should be read in light of the risks identified in Item 1A of this Annual Report on Form 10-K.

E-iii

PART I

Item 1. Business.

We were incorporated on July 25, 2013, as a Maryland corporation and intend to elect and qualify to be taxed as a REIT beginning with our taxable year ending December 31, 2014. On January 7, 2014, we commenced our IPO on a “reasonable best efforts” basis of up to 80,000,000 shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-190698), as amended (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement also covered up to 21,052,631 shares of common stock available pursuant to a distribution reinvestment plan (the “DRIP”) under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock at a price initially equal to $23.75 per share, which was 95% of the offering price in our IPO.

We were formed to primarily acquire a diversified portfolio of income producing real estate properties, focusing predominantly on lodging properties in the midscale limited service, extended stay, select-service, upscale select-service, and upper-upscale full-service segments within the hospitality sector. We will have no limitation as to the brand of franchise or license with which our hotels will be associated. All such properties may be acquired and operated by us alone or jointly with another party. We may also originate or acquire first mortgage loans secured by real estate. As of December 31, 2013, we have not acquired any real estate investments.

Substantially all of our business is conducted through American Realty Capital Hospitality Operating Partnership, L.P. (our “OP” or “Operating Partnership”). The Company is the sole general partner and holds substantially all of the units of limited partner interests in our OP. We have no employees. We have retained our Advisor to manage our affairs on a day-to-day basis. Our Advisor is wholly owned by American Realty Capital Hospitality Special Limited Partner, LLC (the “Special Limited Partner”), a Delaware limited liability company, which is the special limited partner of our OP. We have retained American Realty Capital Hospitality Properties, LLC (the “Property Manager”) to serve as the Company’s property manager. The Advisor and Property Manager are wholly owned entities of, and the Dealer Manager is under common ownership with, our sponsor, American Realty Capital IX, LLC (the “Sponsor”), as a result of which, they are related parties and each has received or may receive compensation and fees for services related to our IPO and for the investment and management of our assets. Such entities have received or may receive fees during the offering, acquisition, operational and liquidation stages.

Investment Objectives

Our primary business objective is to maximize stockholder value by maintaining long-term growth in cash distributions and generating attractive risk-adjusted returns to our stockholders. To achieve this, we will focus on maximizing the internal growth of our portfolio by acquiring properties that have strong cash flow potential and dynamics. We will seek to create a portfolio with the potential to generate attractive risk-adjusted returns across varying economic cycles, including by taking advantage of opportunities to acquire hotel properties at attractive prices in the current economic environment.

Our core strategy for achieving these objectives is to acquire, own, manage and seek to enhance the value of lodging properties. We will adjust our investment focus from time to time based upon market conditions and our Advisor’s and sub-property manager’s views on relative value as market conditions change.

We believe that the following market factors and attributes of our investment model are particularly important to our ability to meet our investment objective:

•	Lodging Properties. We intend to acquire primarily lodging properties in the midscale limited service, extended stay, select-service, upscale select-service and upper-upscale full-service segments within the hospitality sector.
•	Our Investment Model in the Current Economic Environment. We believe the current macroeconomic environment, improving real estate fundamentals, and current market conditions will continue to create attractive opportunities to acquire hotel properties at prices that represent significant discounts to replacement cost and provide potential for significant long-term value appreciation. Given the conditions of the current economic environment and the experience and expertise of our Advisor, we expect to be well-positioned to capitalize on these opportunities to create an attractive investment portfolio and maximize stockholder returns.
•	Our Lodging-Centric and Opportunistic Investment Strategy. Lodging properties can provide investors with an attractive blend of current cash flow and opportunity for capital appreciation. Growth in United States hotel revenue per available room (“RevPAR”), has historically been closely correlated with growth in United States gross domestic product. Lodging properties do not have a fixed lease structure, unlike other property types, and therefore rental rates on lodging properties can be determined on virtually a daily basis. Therefore, as the United States economy continues to strengthen, we anticipate RevPAR growth, along with the related growth in property operating income and valuations, to culminate in an overall improvement of lodging industry fundamentals over the course of our investment period.
•	The Lodging Sector. The operationally intense nature of lodging assets presents opportunities to employ a variety of strategies to enhance value, including brand and management changes, revenue and expense management, strategic capital expenditures and repositioning. Our asset management approach is designed to capitalize on opportunities during periods of strong growth and also to exploit efficiencies and operating leverage during periods of slower growth.
•	Discount to Replacement Cost. We intend to purchase properties valued at a substantial discount to replacement cost using current market rates.
•	Targeted Leverage. We will finance our portfolio conservatively at a target leverage level of not more than 60% loan-to-value, which ratio will be determined after the close of our offering and once we have invested substantially all the proceeds of our offering.
•	Monthly Distributions. We intend to pay distributions monthly, covered by FFO, as described under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations and Modified Funds from Operations.”
•	Exit Strategy. We expect to sell our assets, sell or merge our company, or list our company within three to six years after the end of our offering. Our primary offering is expected to continue for two years from the effectiveness of the offering, subject to our right to extend the offering for an additional one-year period. Although we may extend our offering via a follow-on offering, at this time, we do not expect the offering to continue for more than three years from effectiveness. Should we pursue a follow-on offering, our primary offering will be deemed to terminate upon the close of such follow-on offering. Our board of directors, in consultation with management, may determine that it is in our best interests to begin the process of engaging advisors (including an entity under common ownership with American Realty Capital) to consider such exit alternatives at such time during our offering stage as it can reasonably determine that all of the securities being offered in our offering will be sold within a reasonable period (i.e. three to six months).

Acquisition and Investment Policies

Primary Investment Focus

Our primary investment focus is to create value through prudent capital investments and aggressive asset management. It is currently a unique time to accumulate a high quality portfolio in major and secondary markets at historically attractive prices with significant discounts to replacement cost in a low interest rate environment. We will seek properties that meet the following investment criteria:

•	Strong location:
º	hotel properties located in markets with higher barriers to entry, including those markets in the top 50 metropolitan areas, with a secondary focus on the next 100 markets in close proximity to major market demand generating locations and landmarks;

º	hotels located in close proximity to multiple demand generating landmarks, including businesses and corporate headquarters, retail centers, airports, medical facilities, tourist attractions and convention centers, with a diverse source of potential guests, including corporate, government and leisure travelers; and
º	hotels located in markets exhibiting barriers to entry due to strong franchise areas of protection or other factors.
•	Market leaders: Hotel properties that are proven leaders in market share, setting the rates in the market and providing superior meeting space, services or amenities.
•	Good condition: Hotel properties that are well-maintained, as determined based on our review of third-party property condition reports and other data obtained during our due diligence process.

Investing in Real Property

We plan to acquire and own hotels located throughout the United States, Canada and Mexico. We intend to acquire a diversified portfolio of lodging properties in the midscale limited service, extended stay, select-service, upscale select-service, and upper-upscale full-service segments within the hospitality sector. Full-service hotels generally provide a full complement of guest amenities including restaurants, concierge and room service, porter service or valet parking. Select-service and limited-service hotels typically do not include these amenities. Extended-stay hotels generally offer high-quality, residential style lodging with an extensive package of services and amenities for extended-stay business and leisure travelers. We will have no limitation as to the brand of franchise or license with which our properties will be associated.

Acquisitions

The company did not own any properties as of December 31, 2013. On March 31, 2014, the Company, closed on the acquisition of six fee simple, leasehold and joint venture interests (the “Hotels”) for an aggregate contract purchase price of $106.5 million, exclusive of closing costs. See Item 2 “Properties” for further details and Item 15 “Exhibits and Financial Statement Schedule” for the combined financial statements of the Hotels.

Other Real Estate and Real Estate-Related Loans and Securities

Although not our primary focus, we may, from time to time, make investments in other real estate properties and real estate-related loans and securities. We do not expect these types of assets to exceed 10% of our assets after the proceeds of our offering have been fully invested, nor represent a substantial portion of our assets at any one time. If we do make such investments, we will primarily focus on investments in first mortgages secured by hotel properties. The other real estate-related debt investments in which we may invest include: mortgages (other than first mortgages secured by hotel properties); mezzanine bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; collateralized debt obligations; debt securities issued by real estate companies; and credit default swaps. Our criteria for investing in loans are substantially the same as those involved in our investment in properties; however, we will also evaluate such investments based on the current income opportunities presented.

Investments in Equity Securities

We may make equity investments in other REITs and other real estate companies that operate assets meeting our investment objectives. We may purchase the common or preferred stock of these entities or options to acquire their stock. We will target a public company that owns commercial real estate or real estate-related assets when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of our offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. In addition, we do not expect our non-controlling equity investments in other public companies combined with our investments in real estate properties outside of our target hospitality investments and other real estate-related investments to exceed 10% of our portfolio.

Acquisition Structure

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset. In order for the income from our hotel investments to constitute “rents from real property” for purposes of the gross income tests required for REIT qualification, we must lease each of our hotels to a wholly-owned subsidiary of our taxable REIT subsidiary (“TRS”), or to an unrelated third party.

International Investments

We plan to acquire and own hotels located throughout the United States, Canada and Mexico.

Joint Ventures

We may enter into joint ventures, partnerships and other co-ownership arrangements for the purpose of making investments. Some of the potential reasons to enter into a joint venture would be to acquire assets we could not otherwise acquire, to reduce our capital commitment to a particular asset or to benefit from certain expertise that a partner might have. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

Financing Strategies and Policies

We may use borrowing proceeds to finance acquisitions of new properties or other real estate-related loans and securities, to originate new loans, to pay for capital improvements or repairs to properties, to pay distributions, or to provide working capital. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. Our investment strategy is to utilize primarily secured and possibly unsecured debt to finance our investment portfolio. We may elect to secure financing subsequent to the acquisition date on future real estate properties and initially acquire investments without debt financing. To the extent that we do not finance our properties and other investments, our ability to acquire additional properties and real estate-related investments will be restricted.

We expect that once we have fully invested the proceeds of our offering, assuming we sell the maximum amount, our maximum debt financing will be approximately 60% of the total value of our real estate investments and our other assets. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined in our charter) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if such excess is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following that borrowing, along with the justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In all events, we expect that our secured and unsecured borrowings will be reasonable in relation to the net value of our assets and will be reviewed by our board of directors at least quarterly.

We do not intend to exceed the leverage limit in our charter except in the early stages of our development when the costs of our investments are most likely to exceed our net offering proceeds. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. However, high levels of debt could cause us to incur higher interest charges and higher debt service payments, which would decrease the amount of cash available for distribution to our investors.

The form of our indebtedness may be long term or short term, secured or unsecured, fixed or floating rate or in the form of a revolving credit facility, repurchase agreements or warehouse lines of credit. Our Advisor will seek to obtain financing on our behalf on the most favorable terms available.

Except with respect to the borrowing limits contained in our charter, we may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, any investment opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to book value in connection with any change of our borrowing policies.

We do not borrow from our Advisor or its affiliates to purchase properties or make other investments unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Tax Status

We intend to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ending December 31, 2014. We intend to operate in such a manner as to continue to qualify for taxation as a REIT under the Code. However, no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. If we qualify for taxation as a REIT, we generally, with the exception of our taxable REIT subsidiaries, will not be subject to federal corporate income tax to the extent that we distribute all of our REIT taxable income (which does not equal net income as calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) to our stockholders and comply with various other requirements applicable to REITs. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income and taxable REIT subsidiaries.

Competition

The hotel industry is highly competitive. This competition could reduce occupancy levels and operating income at our properties, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other hotels both in the immediate vicinity and the geographic market where our hotels will be located. Over-building of hotels in the markets in which we operate would increase the number of rooms available and may decrease occupancy and room rates. In addition, increases in operating costs due to inflation may not be offset by increased room rates. We will also face competition from nationally recognized hotel brands with which we will not be associated.

In addition, we will compete with other entities engaged in real estate investment activities to locate suitable properties to acquire and purchasers to buy our properties. These competitors will include other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. We also compete with other REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors, including larger REITs, have substantially greater marketing and financial resources than we have and generally may be able to accept more risk than we can prudently manage. In addition, these same entities seek financing through similar channels. Therefore, we will compete with them for institutional investors in a market where funds for real estate investment may decrease.

Competition from these and other third party real estate investors may limit the number of suitable investment opportunities available. It also may result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment of proceeds from our IPO in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to commence or maintain distributions to stockholders.

Regulations

Our investments will be subject to various federal, state and local laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality and noise pollution. We will obtain all permits and approvals that we believe are necessary under current law to operate our investments.

Environmental

As an owner of real estate, we will be subject to various environmental laws of federal, state and local governments. Management does not believe that compliance with existing laws will have a material adverse effect on our financial condition or results of operations in the future. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties that may be acquired directly or indirectly in the future. In most circumstances, we will hire third parties to conduct Phase I environmental reviews of any property that we intend to purchase.

Employees

As of December 31, 2013, we had no direct employees. The employees of the Advisor and other affiliates perform a full range of real estate services for us, including acquisitions, property management, accounting, legal, asset management, wholesale brokerage and investor relations services. We are dependent on these affiliates for services that are essential to us, including the sale of shares of our common stock, asset acquisition decisions, property management and other general administrative responsibilities. In the event that any of these companies were unable to provide these services to us, we would be required to provide such services ourselves or obtain such services from other sources.

Financial Information About Industry Segments

Our business will consist of owning, managing, operating, acquiring, investing in and disposing of real estate assets. The Company will own properties throughout the United States, Canada and Mexico that generate rental and other property related income. The Company will separately evaluate the performance of each of its hotel properties. However, because each of the hotels has similar economic characteristics, facilities and services, and each hotel is not individually significant, the properties will be aggregated into a single operating segment.

Available Information

We electronically file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K (including all amendments to those reports) and proxy statements with the SEC. We also filed with the SEC our Registration Statement in connection with our current offering. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, or you may obtain information by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements, and other information, which you may obtain free of charge. In addition, copies of our filings with the SEC may be obtained from the website maintained for us and our affiliates at www.americanrealtycap.com. Access to these filings is free of charge. We are not incorporating our website or any information from the website into this Form 10-K.

Item 1A. Risk Factors.

Risks Related to an Investment in American Realty Capital Hospitality Trust, Inc.

We have no prior operating history or established financing sources and will rely on our Advisor to conduct our operations; our Advisor has no operating history and no experience operating a public company.

We have no operating history and our stockholders should not rely upon the past performance of other real estate investment programs advised by our Advisor or sponsored by American Realty Capital to predict our future results. We were incorporated on July 25, 2013. As of December 31, 2013, we have not acquired any properties or other investments nor do we have any operations or independent financing.

Moreover, neither we nor our Advisor has any established financing sources. Presently, both we and our Advisor are funded by capital contributions from our Sponsor, a company which is directly or indirectly controlled by Messrs. Nicholas S. Schorsch and William M. Kahane, and by proceeds from our IPO. If our capital resources or those of our Advisor are insufficient to support our operations, we will not be successful.

Our Advisor has had no operations prior to the commencement of our offering. Our executive officers have limited experience managing public companies. For these reasons, our stockholders should be especially cautious when drawing conclusions about our future performance and they should not assume that it will be similar to the prior performance of other programs sponsored by American Realty Capital. Our lack of an operating history, our Advisor’s lack of prior experience operating a public company and our Sponsor’s limited experience in connection with investments of the type to be made by us significantly increase the risk and uncertainty our stockholders face in making an investment in our shares.

Our stockholders should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment strategies;
•	increase awareness of the American Realty Capital Hospitality Trust, Inc. name within the investment products market;
•	expand and maintain our network of licensed securities brokers and other agents;
•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•	respond to competition for our targeted real estate properties and other investments, as well as for potential investors; and
•	continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause our stockholders to lose all or a portion of their investment. In addition, the prior public and non-public programs sponsored by American Realty Capital and its affiliates did not produce net income during the years 2008 through 2010. There can be no assurance that we will outperform such programs.

Our stockholders may not have the opportunity to evaluate our investments before we make them, which makes an investment in us more speculative.

We have not acquired any properties or other investments and have not yet identified any investments that we may make, other than the six hotel properties identified under Item 2 “Properties.” Additionally, we will not provide our stockholders with information to evaluate our investments prior to our acquisition of the investments and they must instead rely on our board of directors and our Advisor to implement our investment strategy. We will seek to invest substantially all the offering proceeds available for investment, after the payment of fees and expenses, in the acquisition of hotel properties. We also may, in the discretion of our Advisor, invest in other types of real estate or in entities that invest in real estate. In addition, our Advisor may make or invest in mortgage, bridge or mezzanine loans or participations therein on our behalf if our board of directors determines, due to the state of the real estate market or in order to diversify our investment portfolio or otherwise, that those investments are advantageous to us.

Our stockholders may be more likely to sustain a loss on their investment because our Sponsor does not have as strong an economic incentive to avoid losses as does a sponsor who has made significant equity investments in its company.

The Special Limited Partner, which is wholly owned by our Sponsor and wholly owns our Advisor, has invested only $200,000 in us through the purchase of 8,888 shares of our common stock at $22.50 per share, reflecting the fact that selling commissions and dealer manager fees were not paid on the sale. The Special Limited Partner may not sell this initial investment while our Sponsor remains our Sponsor, but it may transfer such shares to affiliates. Therefore, if we are successful in raising enough proceeds to be able to reimburse our Advisor for our significant organization and offering expenses, our Sponsor will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our Sponsor may have less to lose from a decrease in the value of our shares as does a sponsor that makes more significant equity investments in its company.

There is no public trading market for our shares and there may never be one. Therefore, it will be difficult for our stockholders to sell their shares.

Our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading on a national securities exchange by a specified date. Our shares of common stock are not listed on a national securities exchange, there is no public market for our shares and may never be one. Until our shares are listed, if ever, stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our charter prohibits the ownership of more than 9.8% in value of the aggregate of outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our stock, unless exempted (prospectively or retroactively) by our board of directors, which may inhibit large investors from purchasing our stockholders’ shares. In its sole discretion, our board of directors could amend, suspend or terminate our share repurchase program (our “SRP”) upon 30 days’ notice. Further, our SRP includes numerous restrictions that would limit a stockholder’s ability to sell his or her shares. Therefore, it is difficult for our stockholders to sell their shares promptly or at all. If a stockholder is able to sell his or her shares, it would likely be at a substantial discount to the public offering price. It is also likely that our shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, investors should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we, through our Advisor, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends primarily upon the performance of our Advisor with respect to the acquisition of our investments and securing independent financing arrangements. Except for those investments described in our prospectus, as supplemented, our stockholders will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. They must rely entirely on the management of our Advisor. We cannot be sure that our Advisor will be successful in obtaining a sufficient number of suitable investments on financially attractive terms or that, if it makes sufficient investments on our behalf, our objectives will be achieved.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to make distributions and the value of our stockholders’ investment.

We rely upon our Sponsor and the real estate professionals affiliated with our Sponsor, including Crestline Hotels and Resorts, LLC (our “Sub-Property Manager” or “Crestline”), to identify suitable investments. To the extent that our Sponsor and the real estate professionals employed by our Advisor and our Sub-Property Manager face competing demands upon their time at times when we have capital ready for investment, we may face delays in locating suitable investments. Further, the more money we raise in our offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the large size of our offering and the continuing high demand for the types of properties and other investments we desire to purchase increase the risk of delays in investing our net offering proceeds. Delays we encounter in the selection and acquisition or origination of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns.

We have limited experience with international investments.

Neither we nor our Sponsor has any substantial experience investing in properties or other real estate-related assets located outside the United States. We may acquire real estate assets located outside the United States, in Canada and Mexico. We may not have the expertise necessary to maximize the return on our international investments.

Our stockholders’ investment may be subject to additional risks if we make international investments.

We may purchase real estate assets located outside the United States, in Canada and Mexico. Any international investments may be affected by factors peculiar to the laws of the jurisdiction in which the property is located. These laws may expose us to risks that are different from and in addition to those commonly found in the United States. Foreign investments could be subject to the following risks:

•	governmental laws, rules and policies, including laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;
•	variations in currency exchange rates or exchange controls or other currency restrictions and fluctuations in exchange ratios related to foreign currency;
•	adverse market conditions caused by inflation or other changes in national or local economic conditions;
•	changes in relative interest rates;
•	changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;
•	changes in real estate and other tax rates, the tax treatment of transaction structures and other changes in operating expenses in a particular country where we have an investment;
•	lack of uniform accounting standards (including availability of information in accordance with GAAP);
•	changes in land use and zoning laws;
•	more stringent environmental laws or changes in these laws;
•	changes in the social stability or other political, economic or diplomatic developments in or affecting a country where we have an investment;
•	legal and logistical barriers to enforcing our contractual rights; and
•	expropriation, confiscatory taxation and nationalization of our assets located in the markets where we operate.

Any of these risks could have an adverse effect on our business, results of operations and ability to pay distributions to our stockholders.

We may change our targeted investments without stockholder consent.

We intend to invest in a portfolio of lodging properties in the midscale limited service, extended stay, select-service, upscale select-service and upper-upscale full-service segments within the hospitality sector. We intend to allocate no more than 10% of our portfolio to other real estate properties and real estate-related loans and securities, such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; collateralized debt obligations; debt securities issued by real estate companies; credit default swaps; and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of our offering, assuming we sell the maximum offering amount. We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, our current targeted investments. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to our stockholders.

The continued recovery of real estate markets from the recent recession is dependent upon forecasted moderate economic growth, which if significantly slower than expected could have a negative impact on the performance of our investment portfolio.

The U.S. economy is in its third year of recovery from a severe global recession and the commercial real estate markets stabilized and began to recover in 2011. Based on moderate economic growth in the future and historically low levels of new supply in the commercial real estate pipeline, a stronger recovery is forecasted for all property sectors over the next two years. Nevertheless, this ongoing economic recovery remains fragile and could be slowed or halted by significant external events. As a result, real estate markets could perform lower than expected. A severe weakening of the economy or a renewed recession could also lead to lower occupancy, which could create an oversupply of rooms resulting in reduced rates to maintain occupancy. There can be no assurance that our real estate investments will not be adversely impacted by a severe slowing of the economy or renewed recession. Fluctuations in interest rates, limited availability of capital and other economic conditions beyond our control could negatively impact our portfolio and decrease the value of our stockholders’ investment.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make and the value of our stockholders’ investment in us will fluctuate with the performance of the specific properties we acquire.

Our offering is being made on a reasonable best efforts basis, whereby the brokers participating in the offering are only required to use their reasonable best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in our offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. If we are unable to raise substantial proceeds, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In these events, the likelihood of our profitability being affected by the performance of any one of our investments will increase. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Our stockholders’ investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions could be adversely affected.

If we internalize our management functions, we may be unable to obtain key personnel, and our ability to achieve our investment objectives could be delayed or hindered, which could adversely affect our ability to pay distributions to our stockholders and the value of their investment.

We may engage in an internalization transaction and become self-managed in the future. If we internalize our management functions, certain key employees may not become our employees, but may instead remain employees of our Advisor or its affiliates. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs and our management’s attention could be diverted from most effectively managing our investments, which could result in us being sued and incurring litigation-associated costs in connection with the internalization transaction.

Because we are dependent upon our Advisor, our Property Manager, our Sub-Property Manager and their affiliates to conduct our operations, and we may engage third-party sub-property managers to manage certain properties, any adverse changes in the financial health of our Advisor, our Property Manager, our Sub-Property Manager or third-party sub-property managers or their affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’ investments.

We are dependent on our Advisor, our Property Manager and our Sub-Property Manager, which are responsible for our day-to-day operations and are primarily responsible for the selection of investments to be recommended to our board of directors. We are also dependent on our Property Manager and our Sub-Property Manager to manage certain of our real estate assets. Our Advisor and our Property Manager have no prior operating history. Our Advisor depends upon the fees and other compensation that it receives from us in connection with the purchase, management and sale of assets to conduct its operations. Additionally, we may engage third-party sub-property managers to manage certain other properties that we acquire. Any adverse changes in the financial condition of such entities or certain of their affiliates or in our relationship with them could hinder its or their ability to successfully manage our operations and our portfolio of investments.

The loss of or the inability to obtain key real estate professionals at our Advisor, our Sub-Property Manager or our Dealer Manager could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of our stockholders’ investment.

Our success depends to a significant degree upon the contributions of certain executive officers, including Bruce D. Wardinski, Jon P. Mehlman and William M. Kahane at our Advisor and Edward M. Weil, Jr., R. Lawrence Roth and Louisa H. Quarto at our Dealer Manager, as well as James Carroll at our Sub-Property Manager. These individuals may not remain associated with us. If any of these persons were to cease their association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person. Our future success depends, in large part, upon our Advisor and its affiliates’ ability to hire and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our Advisor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. Maintaining relationships with firms that have special expertise in certain services or detailed knowledge regarding real properties in certain geographic regions will be important for us to effectively compete with other investors for properties in such regions. We may be unsuccessful in establishing and retaining such relationships. If we lose or are unable to obtain the services of highly skilled professionals or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of our stockholders’ investments may decline.

In the event we are able to quickly raise a substantial amount of capital, we may have difficulty investing it in properties.

If we are able to quickly raise a substantial amount of capital during our IPO, we may have difficulty identifying and purchasing suitable properties on attractive terms, and there could be a delay between the time we receive net proceeds from the sale of shares of our common stock in our IPO and the time we invest the net proceeds. This could cause a substantial delay in the time it takes for our stockholders’ investment to realize its full potential return and could adversely affect our ability to pay distributions to them. If we fail to timely invest the net proceeds of our IPO or to invest in quality assets, our ability to achieve our investment objectives, including, without limitation, diversification of our portfolio by geographic area, could be materially adversely affected.

We may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions will be based principally on cash available from our operations, but we may be required to borrow funds or sell assets to fund these distributions. The amount of cash available for distributions is affected by many factors, such as our ability to buy properties as offering proceeds become available, operating income from these properties and our operating expense levels, as well as many other variables. Actual cash available for distributions may vary substantially from estimates. With limited operating history, we cannot assure our stockholders that we will be able to pay or maintain our current level of distributions or that distributions will increase over time. We cannot give any assurance that revenues from the properties we acquire will increase, that the securities we buy will increase in value or provide constant or increased distributions over time, or that future acquisitions of real properties, mortgage, bridge or mezzanine loans or any investments in securities will increase our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to stockholders. We may not have sufficient cash from operations to make a distribution required to qualify for or maintain our qualification as a REIT.

We may pay distributions from unlimited amounts of any source, including proceeds of our IPO, which may reduce the amount of capital we are able to invest and reduce the value of our stockholders’ investment.

We may pay distributions from unlimited amounts of any source, including borrowing funds, using proceeds from our offering, issuing additional securities or selling assets. We have not established any limit on the amount of proceeds from our offering that may be used to fund distributions, except in accordance with our organizational documents and Maryland law. Distributions from the proceeds of our offering or from borrowings also could reduce the amount of capital we ultimately invest in properties and other permitted investments. This, in turn, would reduce the value of our stockholders’ investment.

Our rights and the rights of our stockholders to recover claims against our officers, directors and our Advisor are limited, which could reduce our stockholders’ and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, subject to certain limitations set forth therein or under Maryland law, our charter provides that no director or officer will be liable to us or our stockholders for monetary damages and requires us to indemnify our directors, our officers and our Advisor and our Advisor’s affiliates and permits us to indemnify our employees and agents. We and our stockholders also may have more limited rights against our directors, officers, employees and agents, and our Advisor and its affiliates, than might otherwise exist under common law, which could reduce our stockholders’ and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents, or our Advisor and its affiliates in some cases, which would decrease the cash otherwise available for distribution to our stockholders.

Distributions paid from sources other than our cash flows from operations, particularly from proceeds of our IPO, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute our stockholders’ interests in us, which may adversely affect our ability to fund future distributions with cash flows from operations and may adversely affect their overall return.

Until we are generating operating cash flow from properties or other real estate-related investments sufficient to make distributions to our stockholders, we intend to pay all or a substantial portion of our distributions from the proceeds of our IPO or from borrowings, including possible borrowings from our Advisor or its affiliates, the sale of additional securities, advances from our Advisor, and our Advisor’s deferral, suspension or waiver of its fees and expense reimbursements. Our inability to acquire properties or other real estate-related investments may result in a lower return on our stockholders’ investment than they expect. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering expenses in connection with our offering. We have not established any limit on the amount of proceeds from our offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (a) cause us to be unable to pay our debts as they become due in the usual course of business; (b) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (c) jeopardize our ability to qualify as a REIT.

If we fund distributions from the proceeds of our IPO, we will have less funds available for acquiring properties or other real estate-related investments. As a result, the return our stockholders realize on their investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of our IPO may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute their interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third-party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flows from operations, affect our profitability or affect the distributions payable to our stockholders upon a liquidity event, any or all of which may have an adverse effect on their investment.

Commencing with the net asset value (“NAV”) pricing date, our stockholders’ purchases and repurchases under our SRP of our shares will be based on our per share NAV, which will be based upon subjective judgments, assumptions and opinions about future events, and may not be accurate. As a result, our quarterly per share NAV may not reflect the amount that investors might receive for their shares in a market transaction and they will not know the per share NAV at the time of purchase.

Commencing with the NAV pricing date, NAV will be calculated by estimating the market value of our assets and liabilities, many of which may be illiquid. In calculating NAV, our Advisor will consider an estimate provided by an independent valuer of the market value of our real estate assets. Our Advisor will review such valuation for consistency with its determinations of value and our valuation guidelines and the reasonableness of the independent valuer’s conclusions. If in our Advisor’s opinion, the appraisals are materially higher or lower than the Advisor’s determinations of value, our Advisor will discuss the appraisals with the independent valuer, and may submit the appraisals and valuations to a valuation committee comprised of our independent directors, which will review the appraisals and valuations and make a final determination of value. Although the valuations of our real estate portfolio by the independent valuer will be approved by our board of directors, the valuations may not be precise because the valuation methodologies used to value a real estate portfolio involve subjective judgments, assumptions and opinions about future events. Any resulting disparity may benefit the selling or non-selling stockholders or purchasers. Investors may not know the per share NAV at which they will purchase shares at such time as they submit a purchase order. Furthermore, there are no rules or regulations specifically governing what components may be included in the NAV calculation to ensure there is consistency. Therefore, investors should pay close attention to the components used to calculate NAV and should be aware that the NAV calculations may not accurately reflect the value of our assets.

It may be difficult to accurately reflect material events that may impact our quarterly NAV between valuations and accordingly we may be selling and repurchasing shares at too high or too low a price.

Our independent valuer will calculate estimates of the market value of our principal real estate and real estate-related assets, and our Advisor will determine the net value of our real estate and real estate-related assets and liabilities taking into consideration such estimate provided by the independent valuer. The final determination of value may be made by a valuation committee comprised of our independent directors if our Advisor determines that the appraisals of the independent valuer are materially higher or lower than its valuations. Our Advisor is ultimately responsible for determining the quarterly per share NAV. Each property will be appraised at least annually and appraisals will be spread out over the course of a year so that approximately 25% of all properties are appraised each quarter. Since each property will be appraised only annually, there may be changes in the course of the year that are not fully reflected in the quarterly NAV. As a result, the published per share NAV may not fully reflect changes in value that may have occurred since the prior quarterly valuation. Furthermore, our independent valuer and our Advisor will monitor our portfolio, but it may be difficult to reflect changing market conditions or material events that may impact the value of our portfolio between quarters, or to obtain timely complete information regarding any such events. Therefore, the per share NAV published after the announcement of an extraordinary event may differ significantly from our actual NAV until such time as sufficient information is available and analyzed, the financial impact is fully evaluated, and the appropriate adjustment to be made to NAV, on a going forward basis, is determined by our Advisor and our independent valuer. Any resulting disparity may benefit the repurchasing or non-repurchasing stockholders or purchasers.

If any of our public communication are held to be in violation of federal securities laws relating to public communications, we could be subject to potential liability. Investors in our offering should rely only on the statements made in our prospectus, as supplemented to date, in determining whether to purchase shares of our common stock.

From time to time, we or our representatives make public statements relating to our business and its prospects. Such communications are subject to federal securities laws. If any of our public communications are held by a court to be in violation of Section 5 of the Securities Act and a claim for damages is brought against us in connection therewith by one or more of our stockholders that purchased shares of our common stock on the basis of such communications before receiving a copy of our prospectus as supplemented to date, and potentially other stockholders, we could be subject to liability in connection with the shares we sold such persons during such period. Such stockholders would have a period of 12 months following the date of any violation determined by a court to have occurred to bring a Section 5 claim. Our liability in a Section 5 claim could include statutory interest from the date of such stockholder’s purchase, in addition to possibly other damages determined by a court. In the event that any of our communications are claimed to have been made in violation of Section 5 of the Securities Act, we expect that we would vigorously contest such claim. Nevertheless, we could not give any assurance as to any court’s ultimate determination with respect to any such claim. Accordingly, there is a risk that we could be subject to potential liability with respect to any Section 5 claim brought against us and such liability may adversely affect our operating results or financial position.

Risks Related to Conflicts of Interest

Our Advisor and its affiliates, including some of our executive officers, directors and other key real estate professionals, face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

Our Advisor and its affiliates receive fees from us, which could be substantial. These fees could influence our Advisor’s advice to us as well as its judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with affiliates of our Sponsor, including the Advisory agreement, the property management agreements, the dealer-manager agreement and the sub-property management agreements between our Property Manager and Sub-Property Manager;
•	public offerings of equity by us, which will likely entitle our Advisor to increased acquisition fees and asset management subordinated participation interests;
•	sales of properties and other investments to third parties, which entitle our Advisor and the Special Limited Partner to real estate commissions and possible subordinated incentive distributions, respectively;
•	acquisitions of properties and other investments from other programs sponsored directly or indirectly by American Realty Capital, which might entitle affiliates of our Sponsor to real estate commissions and possible subordinated incentive fees and distributions in connection with its services for the seller;
•	acquisitions of properties and other investments from third parties and loan originations to third parties, which entitle our Advisor to acquisition fees and asset management subordinated participation interests;
•	borrowings to acquire properties and other investments and to originate loans, which generate financing coordination fees and increase the acquisition fees and asset management subordinated participation interests payable to our Advisor;
•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle the Special Limited Partner to a subordinated incentive listing distribution; and
•	whether and when we seek to sell the company or its assets, which sale could entitle our Advisor to a subordinated participation in net sales proceeds.

The fees our Advisor receives in connection with transactions involving the acquisition of assets are based initially on the cost of the investment, including costs related to loan originations, and are not based on the quality of the investment or the quality of the services rendered to us. This may influence our Advisor to recommend riskier transactions to us, and our Advisor may have an incentive to incur a high level of leverage. In addition, because the fees are based on the cost of the investment, it may create an incentive for our Advisor to recommend that we purchase assets at higher prices.

Our Sub-Property Manager is an affiliate of our Advisor and Property Manager and therefore we may face conflicts of interest in determining whether to assign certain operating assets to our Sub-Property Manager or an unaffiliated property manager.

Our Sub-Property Manager is an affiliate of our Advisor and Property Manager. As we acquire each hotel asset, our Advisor will assign such asset to a property manager in the ordinary course of business. However, because our Sub-Property Manager is affiliated with our Advisor, our Advisor faces certain conflicts of interest in making these decisions because of the compensation that will be paid to our affiliated Sub-Property Manager.

Our Sub-Property Manager will continue to operate as a hotel property manager and may face competing demands for its time.

Our Sub-Property Manager will face competing demands for its time while it enters into management agreements with hotels not owned by us in the ordinary course of business. Because we intend to rely upon our Sub-Property Manager for its underwriting and operating capabilities, we may be unable to identify potential acquisitions for our portfolio without the investment and underwriting advice provided by the professionals of our Sub-Property Manager. Additionally, the operations of our Hotels may be adversely affected by the competing demands for our Sub-Property Manager’s time.

Our Sponsor faces conflicts of interest relating to the acquisition of assets and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could limit our ability to make distributions and reduce our stockholders’ overall investment return.

We rely on our Sponsor and the executive officers and other key real estate professionals at our Advisor, our Property Manager, our Sub-Property Manager and our sub-Advisor to identify suitable investment opportunities for us. Several of the other key real estate professionals of our Advisor are also the key real estate professionals at our Sponsor and their other public programs. Many investment opportunities that are suitable for us may also be suitable for other programs sponsored directly or indirectly by American Realty Capital. Generally, our Advisor will not pursue any opportunity to acquire any real estate properties or real estate-related loans and securities that are directly competitive with our investment strategies, unless and until the opportunity is first presented to us, subject to certain exceptions. For so long as we are externally advised, our charter provides that it shall not be a proper purpose for the Company to purchase real estate or any significant asset related to real estate unless our Advisor has recommended the investment to us. Thus, the executive officers and real estate professionals of our Advisor could direct attractive investment opportunities to other entities or investors. Such events could result in us investing in properties that provide less attractive returns, which may reduce our ability to make distributions.

Our Advisor will face conflicts of interest relating to joint ventures, which could result in a disproportionate benefit to the other venture partners at our expense and adversely affect the return on our stockholders’ investment.

We may enter into joint ventures with other American Realty Capital-sponsored programs for the acquisition of commercial real estate debt and other commercial real estate investments. Our Advisor may have conflicts of interest in determining which American Realty Capital-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, our Advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since our Advisor and its affiliates may control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture.

Our Sponsor, our officers, our Advisor, our Property Manager, our Sub-Property Manager and the real estate and other professionals assembled by our Advisor face competing demands relating to their time, and this may cause our operations and our stockholders’ investments to suffer.

We rely on our Advisor, our Property Manager and our Sub-Property Manager for the day-to-day operation of our business and the selection of our investments. Such entities will make major decisions affecting us under the direction of our board of directors. Our Advisor and our Sub-Property Manager will rely on our Sponsor and its respective affiliates to conduct our business. Principals of American Realty Capital are key executives in other programs sponsored directly or indirectly by American Realty Capital and hold an ownership interest in our Sub-Property Manager. As a result of their interests in other programs sponsored directly or indirectly by American Realty Capital, their obligations to other investors and the fact that they engage in, and will continue to engage in other business activities, these individuals will continue to face conflicts of interest in allocating their time among us and other programs sponsored directly or indirectly by American Realty Capital and other business activities in which they are involved. Should our Advisor breach its fiduciary duties to us by inappropriately devoting insufficient time or resources to our business, the returns on our investments, and the value of our stockholders’ investments, may decline.

The management of multiple REITs, especially REITs in the development stage, by our executive officers and officers of our Advisor may significantly reduce the amount of time our executive officers and officers of our Advisor and any service provider are able to spend on activities related to us and may cause other conflicts of interest, which may cause our operating results to suffer.

Our executive officers and officers of our Advisor are part of the senior management or are key personnel of the other American Realty Capital-sponsored REITs and their Advisors. Four of the American Realty Capital-sponsored REITs, including ARC Realty Finance Trust, Inc., American Realty Capital Healthcare Trust II, Inc., American Realty Capital Trust V, Inc. and Phillips Edison — ARC Grocery Center REIT II, Inc. have registration statements that became effective in the past 18 months and currently are offering securities. In addition, none of the American Realty Capital-sponsored REITs are more than five years old. As a result, such REITs will have concurrent or overlapping fundraising, acquisition, operational, disposition and liquidation phases as us, which may cause conflicts of interest to arise throughout the life of our company with respect to, among other things, finding investors, locating and acquiring properties, entering into leases and disposing of properties. The conflicts of interest each of our executive officers and each officer of our Advisor will face may delay our fund raising and investment of our proceeds due to the competing time demands and generally cause our operating results to suffer. Officers of any service provider may face similar conflicts of interest should they be involved with the management of multiple REITs, especially REITs in the developmental stage.

We will compete for investors with other programs of our Sponsor, which could adversely affect the amount of capital we have to invest.

The American Realty Capital group of companies is currently the sponsor of seven other public offerings of non-traded REIT shares, the majority of which will be ongoing during a significant portion of our offering period. These programs all have filed registration statements for the offering of common stock and either are or intend to elect to be taxed as REITs. These offerings are taking place concurrently with our offering, and our Sponsor is likely to sponsor other offerings during our offering period. Our Dealer Manager is the dealer manager for these other offerings. Additionally, our Sponsor is the sponsor of American Realty Capital Properties, Inc., which is a REIT that is actively traded on The NASDAQ Capital Market, which may conduct one or more offerings during our offering period. We will compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in our offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.

American National Stock Transfer, LLC, our affiliated transfer agent, has a limited operating history and a failure by our transfer agent to perform its functions for us effectively may adversely affect our operations.

Our transfer agent is a related party which was recently launched as a new business. The business was formed on November 2, 2012 and has not had any significant operations to date. As of March 1, 2013, our transfer agent began providing certain transfer agency services for programs sponsored directly or indirectly by American Realty Capital. Because of its limited experience, there is no assurance that our transfer agent will be able to effectively provide transfer agency and registrar services to us. Furthermore, our transfer agent will be responsible for supervising third party service providers who may, at times, be responsible for executing certain transfer agency and registrar services. If our transfer agent fails to perform its functions for us effectively, our operations may be adversely affected.

Our Dealer Manager signed a Letter of Acceptance, Waiver and Consent with the Financial Industry Regulatory Authority (“FINRA”); any further action, proceeding or litigation with respect to the substance of the Letter of Acceptance, Waiver and Consent could adversely affect this offering or the pace at which we raise proceeds.

In April 2013, our Dealer Manager received notice and a proposed Letter of Acceptance, Waiver and Consent (“AWC”) from FINRA, the self-regulatory organization that oversees broker dealers, that certain violations of SEC and FINRA rules, including Rule 10b-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and FINRA Rule 2010, occurred in connection with its activities as a co-dealer manager for a public offering. Without admitting or denying the findings, our Dealer Manager submitted an AWC, which FINRA accepted on June 4, 2013. In connection with the AWC, our Dealer Manager consented to the imposition of a censure and a fine of $60,000.

To the extent any action would be taken against our Dealer Manager in connection with the above AWC, our Dealer Manager could be adversely affected.

Our officers and directors face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to our stockholders.

Certain of our executive officers and directors, including Nicholas S. Schorsch and William M. Kahane, also are officers of our Advisor, our Dealer Manager and other affiliated entities, as applicable, including the other real estate programs sponsored by the American Realty Capital group of companies. As a result, these individuals owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to: (a) allocation of new investments and management time and services between us and the other entities; (b) our purchase of properties from, or sale of properties to, affiliated entities; (c) the timing and terms of the investment in or sale of an asset; (d) investments with affiliates of our Advisor; (e) compensation to our Advisor; and (f) our relationship with our Dealer Manager. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets. If these individuals act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

Risks Related to Our Corporate Structure

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person or entity may own more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter permits our board of directors to issue up to 350,000,000 shares of stock. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our board of directors may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may limit our stockholders’ ability to exit the investment.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving our Advisor or any affiliate of our Advisor. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and our Advisor or any affiliate of our Advisor. As a result, our Advisor and any affiliate of our Advisor may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Maryland law limits the ability of a third-party to buy a large stake in us and exercise voting power in electing directors, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by employees who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer can exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within specified ranges of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Our stockholders’ investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

The company is not registered, and does not intend to register itself, the Operating Partnership or any of its subsidiaries, as an investment company under the Investment Company Act. If we become obligated to register the company, the Operating Partnership or any of its subsidiaries as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

The company intends to conduct its operations, directly and through wholly or majority-owned subsidiaries, so that the company, the Operating Partnership and each of its subsidiaries is not an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act, however, generally provides that, notwithstanding Section 3(a)(1)(C) of the Investment Company Act, an issuer will not be deemed to be an “investment company” under the Investment Company Act; provided, that (a) it does not hold itself out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, and (b) on an unconsolidated basis, no more than 45% of the value of its total assets, consolidated with the assets of any wholly owned subsidiary (exclusive of U.S. government securities and cash items), consists of, and no more than 45% of its net income after taxes, consolidated with the net income of any wholly owned subsidiary (for the last four fiscal quarters combined), is derived from, securities other than U.S. government securities, securities issued by employees’ securities companies, securities issued by certain majority-owned subsidiaries of such companies and securities issued by certain companies that are controlled primarily by such companies. We believe that we, our OP and the subsidiaries of our OP will satisfy this exclusion.

A change in the value of any of our assets could cause us or one or more of our wholly or majority-owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To avoid being required to register the Company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. Our Advisor continually reviews our investment activity to attempt to ensure that we will not be regulated as an investment company.

If we were required to register the Company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

If our stockholders do not agree with the decisions of our board of directors, they only have limited control over changes in our policies and operations and may not be able to change our policies and operations.

Our board of directors determines our major policies, including our policies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders except to the extent that the policies are set forth in our charter. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on the following:

•	the election or removal of directors;
•	any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to (a) increase or decrease the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue, (b) effect certain reverse stock splits and (c) change our name or the name or other designation or the par value of any class or series of our stock and the aggregate par value of our stock;
•	our liquidation or dissolution;
•	certain reorganizations of our company, as provided in our charter; and
•	certain mergers, consolidations or sales or other dispositions of all or substantially all our assets, as provided in our charter.

All other matters are subject to the discretion of our board of directors.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of their investments.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of our stockholders. These policies may change over time. The methods of implementing our investment policies also may vary as the commercial debt markets change, new real estate development trends emerge and new investment techniques are developed. Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders. As a result, the nature of our stockholders’ investment could change without their consent.

Our stockholders are limited in their ability to sell their shares pursuant to our SRP and may have to hold their shares for an indefinite period of time.

Our board of directors may amend the terms of our SRP without stockholder approval. Our board of directors also is free to suspend or terminate the program upon 30 days’ notice or to reject any request for repurchase. In addition, the SRP includes numerous restrictions that would limit our stockholders’ ability to sell their shares. Prior to the time our advisor begins calculating NAV, unless waived by our board of directors, a stockholder must have held his or her shares for at least one year in order to participate in our SRP. Prior to the NAV pricing date, subject to funds being available, the purchase price for shares repurchased under our SRP will be as set forth below (unless such repurchase is in connection with a stockholder’s death or disability): (a) for stockholders who have continuously held their shares of our common stock for at least one year, the price will be the lower of $23.13 and 92.5% of the amount paid for each such share; (b) for stockholders who have continuously held their shares of our common stock for at least two years, the price will be the lower of $23.75 and 95.0% of the amount paid for each such share; (c) for stockholders who have continuously held their shares of our common stock for at least three years, the price will be the lower of $24.38 and 97.5% of the amount paid for each such share; and (d) for stockholders who have held their shares of our common stock for at least four years, the price will be the lower of $25.00 and 100.0% of the amount they paid for each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). These limits might prevent us from accommodating all repurchase requests made in any year. See the section entitled “Share Repurchase Program” in the notes to the financial statements contained within this Annual Report on Form 10-K for more information about the SRP. These restrictions severely limit our stockholders’ ability to sell their shares should they require liquidity and limit their ability to recover the value they invested or the fair market value of their shares.

We established the offering price on an arbitrary basis; as a result, the actual value of our stockholders’ investment may be substantially less than what they paid.

Our board of directors has arbitrarily determined the offering price of the shares and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that our stockholders would receive upon liquidation.

Future offerings of equity securities that are senior to our common stock for purposes of dividend distributions or upon liquidation may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of equity securities. Under our charter, we may issue, without stockholder approval, preferred stock or other classes of common stock with rights that could dilute the value of our stockholders’ shares of common stock. Any issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. Upon liquidation, holders of our shares of preferred stock will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible, exercisable or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

Because our Dealer Manager is owned by an entity under common ownership with American Realty Capital, our stockholders will not have the benefit of an independent due diligence review of us, which is customarily performed in underwritten offerings. The absence of an independent due diligence review increases the risks and uncertainty our stockholders face.

Our Dealer Manager is owned by an entity that is under common ownership with American Realty Capital. Because of such relationship, our Dealer Manager’s due diligence review and investigation of us cannot be considered to be an independent review. Therefore, our stockholders will not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Because our Advisor is wholly owned by our Sponsor through the Special Limited Partner, the interests of the Advisor and the Sponsor are not separate and as a result the Advisor may act in a way that is not necessarily in the investors’ interest.

Our Advisor is indirectly wholly owned by our Sponsor through the Special Limited Partner. Therefore, the interests of our Advisor and our Sponsor are not separate and the Advisor’s decisions may not be independent from the Sponsor and may result in the Advisor making decisions to act in ways that are not in the investors’ interests.

Our stockholders’ interests in us will be diluted if we issue additional shares, which could reduce the overall value of our stockholders’ investments.

Our common stockholders do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 350,000,000 shares of capital stock, of which 300,000,000 shares are classified as common stock and 50,000,000 shares are classified as preferred stock. Our board may elect to: (a) sell additional shares in this or future public offerings; (b) issue equity interests in private offerings; (c) issue share-based awards to our independent directors, our officers or employees, or to the officers or employees of our Advisor or any of its affiliates; (d) issue shares to our Advisor, or its successors or assigns, in payment of an outstanding fee obligation; or (e) issue shares of our common stock to sellers of properties or assets we acquire in connection with an exchange of limited partnership interests of our OP. To the extent we issue additional equity interests, our stockholders’ percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our real estate investments, our investors may also experience dilution in the book value and fair value of their shares.

Payment of fees to our Advisor and its affiliates reduces cash available for investment and distributions to our stockholders.

Our Advisor and its affiliates perform services for us in connection with conducting our operations and managing the portfolio of real estate and real estate-related debt and investments. Our Advisor and its affiliates will be paid substantial fees and receive substantial distributions for these services, which reduces the amount of cash available for investment in properties or distribution to stockholders.

We depend on our Operating Partnership and its subsidiaries for cash flow and are effectively structurally subordinated in right of payment to the obligations of our Operating Partnership and its subsidiaries, which could adversely affect our ability to make distributions to our stockholders.

We have no business operations of our own. Our only significant asset is and will be the general and limited partnership interests of our Operating Partnership. We conduct, and intend to conduct, all of our business operations through our Operating Partnership. Accordingly, our only source of cash to pay our obligations is distributions from our Operating Partnership and its subsidiaries of their net earnings and cash flows. We cannot assure our stockholders that our Operating Partnership or its subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make distributions to our stockholders from cash flows from operations. Each of our Operating Partnership’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such entities. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our Operating Partnership and its subsidiaries will be able to satisfy as the claims of our stockholders only after all of our and our Operating Partnership and its subsidiaries liabilities and obligations have been paid in full.

Valuations and appraisals of our properties and valuations of our investments in real estate related assets are estimates of fair value and may not necessarily correspond to realizable value, which could adversely affect the value of our stockholders’ investment.

In order to calculate our quarterly NAV, our properties will initially be valued at cost, which we expect to represent fair value. After this initial valuation and commencing with the NAV pricing date, valuations of properties will be conducted in accordance with our valuation guidelines and will take into consideration appraisals performed by our independent valuer at least annually after the respective calendar quarter in which such property was acquired. Similarly, our real estate related asset investments will initially be valued at cost, and commencing with the NAV pricing date, will be valued at least annually (with approximately 25% of all properties being appraised each quarter), or in the case of liquid securities, quarterly, as applicable, at fair value as determined by our Advisor. The valuation methodologies used to value our properties will involve subjective judgments concerning factors such as comparable sales and operating expense data, capitalization or discount rate, and projections of future revenue and expenses. Appraisals and valuations will be only estimates, and ultimate realization depends on conditions beyond our Advisor’s control. Further, valuations do not necessarily represent the price at which we would be able to sell an asset, because such prices would be negotiated. We will not retroactively adjust the valuation of such assets, the price of our common stock, the price we paid to repurchase shares of our common stock or NAV-based fees we paid to our Advisor and Dealer Manager. Because the price our stockholders will pay for shares of our common stock in our offering, and the price at which their shares may be repurchased by us pursuant to our SRP, will be based on our estimated per share NAV commencing with the NAV pricing date, they may pay more than realizable value or receive less than realizable value for their investment.

Although our Advisor is responsible for calculating our quarterly NAV, our Advisor will consider independent appraisals of our properties, the accuracy of which our Advisor will not independently verify.

In calculating our quarterly NAV, our Advisor will include the net value of our real estate and real estate-related assets, taking into consideration valuations of individual properties that were obtained from our independent valuer. Our Advisor will review each appraisal by the independent valuer, and will compare each appraisal to its own determination of value. If in the opinion of our Advisor the appraisals are materially higher or lower than the Advisor’s determinations of value, it will discuss the appraisals with the independent valuer. If our Advisor determines that the appraisals are still materially higher or lower than its valuations, a valuation committee, comprised of our independent directors, will review the appraisals and valuations, and make a final determination of value. Although our Advisor is responsible for the accuracy of the quarterly NAV calculation and will provide our independent valuer with our valuation guidelines, which have been approved by our board of directors, our Advisor will not independently verify the appraised value of our properties. As a result, the appraised value of a particular property may be greater or less than its potential realizable value, which would cause our estimated NAV to be greater or less than the potential realizable NAV.

Our per share NAV may suddenly change if the appraised values of our properties materially change or the actual operating results differ from what we originally budgeted for that quarter.

Appraisals of our properties, upon which our Advisor’s estimate of the value of our real estate and real estate-related assets will partly be based, will probably not be spread evenly throughout the calendar year. We anticipate that such appraisals will be conducted near the end of each calendar quarter. Therefore, when these appraisals are reflected in our NAV calculation, for which our Advisor is ultimately responsible, there may be a sudden change in our per share NAV. In addition, actual operating results for a given month may differ from our original estimate, which may affect our per share NAV of each month, and we will adjust the estimated income and expenses to reflect the income and expenses actually earned and incurred. We will make such adjustment on a going-forward basis and will not retroactively adjust the quarterly per share NAV for the previous quarter. Therefore, because the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to reflect actual operating results may cause our per share NAV to change and such change will occur on the day the adjustment is made.

Our per share NAV that we publish may not necessarily reflect changes in our NAV and in the value of our stockholders’ shares that we cannot immediately quantify.

We may experience events affecting our investments that may have a material impact on our NAV. For example, if a property experiences an unanticipated structural or environmental event, the value of a property may materially change. Furthermore, if we cannot immediately quantify the financial impact of any extraordinary events, our per share NAV as published on any given quarter will not reflect such events. As a result, the per share NAV published after the announcement of a material event may differ significantly from our actual per share NAV until we are able to quantify the financial impact of such events and our NAV is appropriately adjusted on a going forward basis. The resulting potential disparity may benefit repurchasing or non-repurchasing stockholders, depending on whether NAV is overstated or understated.

General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure our stockholders that we will be profitable or that we will realize growth in the value of our real estate properties.

Our operating results are subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;
•	changes in supply of or demand for similar or competing properties in an area;
•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;
•	changes in tax, real estate, environmental and zoning laws; and
•	periods of high interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties.

Part of our strategy for building our portfolio may involve acquiring assets opportunistically. This strategy will involve a higher risk of loss than more conservative investment strategies.

In order to meet our investment objectives we intend to embark on a strategy that may involve acquiring opportunistic assets that we can reposition, redevelop or remarket to create value enhancement and capital appreciation. Our strategy for acquiring properties may involve the acquisition of properties in markets that are depressed. As a result of our investment in these types of markets, we will face increased risks relating to changes in local market conditions and increased competition for similar properties in the same market, as well as increased risks that these markets will not recover and the value of our properties in these markets will not increase, or will decrease, over time. For these and other reasons, we cannot assure our stockholders that we will be profitable or that we will realize growth in the value of our real estate properties, and as a result, our ability to make distributions to our stockholders could be affected. Our intended approach to acquiring and operating income-producing hotel properties involves more risk than comparable real estate programs that have a targeted holding period for investments that is longer than ours, utilize leverage to a lesser degree or employ more conservative investment strategies.

We may obtain only limited warranties when we purchase a property and would have only limited recourse if our due diligence did not identify any issues that lower the value of our property, which could adversely affect our financial condition and ability to make distributions to our stockholders.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all our invested capital in the property as well as the loss of income from that property.

Delays in acquisitions of properties may have an adverse effect on our stockholders’ investment.

There may be a substantial period of time before the proceeds of our offering are invested. Delays we encounter in the selection and acquisition of properties could adversely affect our stockholders’ returns as they could suffer delays in the payment of cash distributions attributable to those particular properties.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to our stockholders.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure our stockholders that we will have funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict our ability to sell a property.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such property, which may lead to a decrease in the value of our assets.

The value of a property to a potential purchaser may not increase over time, which may restrict our ability to sell a property, or if we are able to sell such property, may lead to a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties, which could have an adverse effect on our stockholders’ investment.

Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions to our stockholders. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our shares, relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control, even though that disposition or change in control might be in the best interests of our stockholders.

We may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so, limiting our ability to pay cash distributions to our stockholders.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our stockholders and could reduce the value of our stockholders’ investments. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Our inability to sell a property when we desire to do so may cause us to reduce our selling price for the property. Any delay in our receipt of proceeds, or diminishment of proceeds, from the sale of a property could adversely impact our ability to pay distributions to our stockholders.

If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce the distributions available to our stockholders.

If we decide to sell any of our properties, in some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we will bear the risk that the purchaser may default, which could reduce our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to our stockholders.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of co-venturers and disputes between us and our co-venturers.

We may enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) for the purpose of making investments. In such event, we would not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their required capital contributions. Co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-venturer would have full control over the joint venture. In addition, to the extent our participation represents a minority interest, a majority of the participants may be able to take actions which are not in our best interests because of our lack of full control. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers.

Covenants, conditions and restrictions may restrict our ability to operate a property, which may adversely affect our operating costs and reduce the amount of funds available to pay distributions to our stockholders.

Some of our properties may be contiguous to other parcels of real property, comprising part of the same commercial center. In connection with such properties, there are significant covenants, conditions and restrictions (“CC&Rs”) restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions.

If we set aside insufficient capital reserves, we may be required to defer necessary capital improvements.

If we do not have enough reserves for capital to supply needed funds for capital improvements throughout the life of the investment in a property and there is insufficient cash available from our operations, we may be required to defer necessary improvements to a property, which may cause that property to suffer from a greater risk of obsolescence, a decline in value, or decreased cash flow. If this happens, we may not be able to maintain projected operating results for the affected properties and our results of operations may be negatively impacted.

Our operating expenses may increase in the future which could cause us to raise our room rates, depleting room occupancy and thereby decreasing our cash flow and our operating results.

Operating expenses, such as expenses for fuel, utilities, labor and insurance, are not fixed and may increase in the future. To the extent such increases affect our room rates and therefore our room occupancy at our lodging properties, our cash flow and operating results may be negatively affected.

Our real properties are subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our real properties are subject to real property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our stockholders’ investments.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of our stockholders’ investments. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government. We cannot be certain how this act will impact us or what additional cost to us, if any, could result.

Terrorist attacks and other acts of violence or war may affect the markets in which we plan to operate, which could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

Terrorist attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We expect that we will invest in properties throughout the United States, Canada and Mexico in major metropolitan areas as well as densely populated sub-markets. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. The inability to obtain sufficient terrorism insurance or any terrorism insurance at all could limit our investment options as some mortgage lenders have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition of providing loans.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on our stockholders’ investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and our stockholders may experience a lower return on their investment.

Failure to succeed in new markets or in new property classes may have adverse consequences on our performance.

We may from time to time make acquisitions outside of our existing market areas or the property classes of our primary focus if appropriate opportunities arise. The experience of affiliates of our Sponsor in our existing markets in owning and operating certain classes of property does not ensure that we will be able to operate successfully in new markets, should we choose to enter them, or that we will be successful in new property classes, should we choose to acquire them. We may be exposed to a variety of risks if we choose to enter new markets, including an inability to evaluate accurately local market conditions, to identify appropriate acquisition opportunities, or to hire and retain key personnel, and a lack of familiarity with local governmental and permitting procedures. In addition, we may abandon opportunities to enter new markets or acquire new classes of property that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we may attempt to acquire multiple properties in a single transaction. Portfolio acquisitions are more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions also may result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties. We may be required to accumulate a large amount of cash in order to acquire multiple properties in a single transaction. We would expect the returns that we earn on such cash to be less than the ultimate returns in real property and therefore, accumulating such cash could reduce the funds available for distributions. Any of the foregoing events may have an adverse effect on our operations.

Our Property Manager’s or Sub-Property Manager’s failure to integrate their subcontractors into their operations in an efficient manner could reduce the return on our stockholders’ investment.

Our Property Manager or Sub-Property Manager may rely on multiple subcontractors for on-site property management of our properties. If our Property Manager and Sub-Property Manager are unable to integrate these subcontractors into their operations in an efficient manner, our Property Manager or Sub-Property Manager may have to expend substantial time and money coordinating with these subcontractors, which could have a negative impact on the revenues generated from such properties.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations (including those of foreign jurisdictions), a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances.

In addition, when excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our projects could require us to undertake a costly remediation program to contain or remove the mold from the affected property which would reduce our operating results.

The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our stockholders.

The costs of defending against claims of environmental liability or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The costs of defending against claims of environmental liability or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may reduce our net income and the cash available for distributions to our stockholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. The operations of our properties, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, operate or pledge such property as collateral for future borrowings. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us or our Property Manager and our Sub-Property Manager from operating such properties. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of our stockholders’ investments.

Costs associated with complying with the Americans with Disabilities Act of 1990 may decrease cash available for distributions.

Our properties may be subject to the Americans with Disabilities Act of 1990, as amended (the “Disabilities Act”). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party to ensure compliance with the Disabilities Act. We cannot assure our stockholders that we will be able to acquire properties or allocate responsibilities in this manner. Any of our funds used for Disabilities Act compliance will reduce our net income and the amount of cash available for distributions to our stockholders.

Our business and operations would suffer in the event of system failures.

Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal information technology systems, our systems are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could results in a material disruption to our business. We may also incur additional costs to remedy damages caused by such disruptions.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise of corruption of our confidential information, and/or damages to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our relationship with our tenants and private data exposure. We have implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.

We intend to diversify our cash and cash equivalents among several banking institutions in an attempt to minimize exposure to any one of these entities. However, the Federal Deposit Insurance Corporation (“FDIC”), only insures amounts up to $250,000 per depositor per insured bank. We expect to have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of our stockholders’ investments.

Economic conditions may adversely affect our income and we could be subject to risks associated with acquiring discounted real estate assets.

U.S. and international markets continue to experience volatility due to a combination of many factors, including the impact of the Federal Reserve’s decision to taper bond purchases, limited access to credit markets, higher fuel prices, less consumer spending and fears of a national and global recession. This volatility may persist as financial institutions continue to take the necessary steps to restructure their business and capital structures. Since we cannot predict when the real estate markets will recover, the value of our properties may decline if current market conditions persist or worsen.

In addition, we will be subject to the risks generally incident to the ownership of discounted real estate assets. Such assets may be purchased at a discount from historical cost due to, among other things, substantial deferred maintenance, abandonment, undesirable locations or markets, or poorly structured financing of the real estate or debt instruments underlying the assets, which has since lowered their value. Further, the continuing instability in the financial markets has limited the availability of lines of credit and the degree to which people and entities have access to cash debt service on the underlying the assets. Such illiquidity has the effect of increasing bankruptcies and weakening interest rates commercial entities can charge consumers, which can all decrease the value of already discounted real estate assets. Should conditions persist or worsen, the continued inability of the underlying real estate assets to produce income may weaken our return on our investments, which, in turn, may weaken return on our shares.

Further, irrespective of the impact that the instability of the financial markets may have on the return produced by discounted real estate assets, the evolving efforts to correct the instability make the valuation of these assets highly unpredictable. The fluctuation in market conditions makes judging the future performance of these assets difficult. There is a risk that we may not purchase real estate assets at absolute discounted rates and that these assets may continue to decline in value.

Lodging Industry Risks

The hotel industry is very competitive and seasonal and has been affected by economic slowdowns, terrorist attacks and other world events.

The hotel industry is intensely competitive and seasonal in nature and has been affected by the current economic slowdown, terrorist attacks, military activity in the Middle East, natural disasters and other world events impacting the global economy and the travel and hotel industries, and, as a result, our lodging properties may be adversely affected. Since the hotel industry is intensely competitive, our Property Manager and our Sub-Property Manager may be unable to compete successfully. Additionally, if our competitors’ marketing strategies are more effective, our results of operations, financial condition and cash flows, including our ability to service debt and to make distributions to our stockholders, may be adversely affected. In particular, as a result of terrorist attacks around the world and the effects of the economic recession, the lodging industry has experienced a significant decline in business caused by a reduction in both business and leisure travel. Our lodging properties may continue to be affected by such events, including our hotel occupancy levels and average daily rates, and, as a result, our revenues may decrease or not increase to levels we expect.

Since we do not intend to operate our lodging properties, our revenues depend on the ability of our Property Manager and our Sub-Property Manager to compete successfully with other hotels. Some of our competitors may have substantially greater marketing and financial resources than we do. If our Property Manager or Sub-Property Manager are unable to compete successfully or if our competitors’ marketing strategies are effective, our results of operations, financial condition, ability to service debt and ability to make distributions to our stockholders may be adversely affected.

In addition, the seasonality of the hotel industry can be expected to cause quarterly fluctuations in our revenues and also may be adversely affected by factors outside our control, such as extreme or unexpectedly mild weather conditions or natural disasters, terrorist attacks or alerts, outbreaks of contagious diseases, airline strikes, economic factors and other considerations affecting travel. To the extent that cash flows from operations are insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may attempt to borrow in order to make distributions to our stockholders or be required to reduce other expenditures or distributions to stockholders.

Our profitability may be adversely affected by unstable market and business conditions and insufficient demand for lodging due to reduced business and leisure travel.

Our hotels will be subject to all the risks common to the hotel industry and subject to market conditions that affect all hotel properties. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include:

•	increases in supply of hotel rooms that exceed increases in demand;
•	increases in energy costs and other travel expenses that reduce business and leisure travel;

•	reduced business and leisure travel due to continued geo-political uncertainty, including terrorism;
•	adverse effects of declines in general and local economic activity;
•	adverse effects of a downturn in the hotel industry; and
•	risks generally associated with the ownership of hotels and real estate, as discussed below.

We do not have control over the market and business conditions that affect the value of our lodging properties, and adverse changes with respect to such conditions could have an adverse effect on our results of operations, financial condition and cash flows. Hotel properties are subject to varying degrees of risk generally common to the ownership of hotels, many of which are beyond our control, including the following:

•	increased competition from other existing hotels in our markets;
•	new hotels entering our markets, which may adversely affect the occupancy levels and average daily rates of our lodging properties;
•	declines in business and leisure travel;
•	increases in energy costs, increased threat of terrorism, terrorist events, airline strikes or other factors that may affect travel patterns and reduce the number of business and leisure travelers;
•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;
•	changes in, and the related costs of compliance with, governmental laws and regulations, fiscal policies and zoning ordinances; and
•	adverse effects of international, national, regional and local economic and market conditions.

Adverse changes in any or all of these factors could have an adverse effect on our results of operations, financial condition and cash flows, thereby adversely impacting our ability to service debt and to make distributions to our stockholders.

As a REIT, we cannot directly operate our lodging properties, which could adversely affect our results of operations, financial condition and our cash flows, which could impact our ability to service debt and make distributions to our stockholders.

We cannot and will not directly operate our lodging properties and, as a result, our results of operations, financial position, ability to service debt and our ability to make distributions to stockholders are dependent on the ability of our Property Manager and Sub-Property Manager, and any third-party sub-property manager that may be retained, to operate our hotel properties successfully. In order for us to satisfy certain REIT qualification rules, we cannot directly operate any lodging properties we may acquire or actively participate in the decisions affecting their daily operations. Instead, through a TRS, we must enter into management agreements with a third-party management company, which may include our Sub-Property Manager, or we must lease our lodging properties to third-party tenants on a triple net lease basis. We cannot and will not control any such third-party management company or tenants who operate and are responsible for maintenance and other day to day management of our lodging properties, including, but not limited to, the implementation of significant operating decisions. Thus, even if we believe our lodging properties are being operated inefficiently or in a manner that does not result in satisfactory operating results, we may not be able to require the third-party management company or the tenants to change their method of operation of our lodging properties. Our results of operations, financial position, cash flows and our ability to service debt and to make distributions to stockholders are, therefore, dependent on the ability of our Sub-Property Manager and other third-party sub-property managers to operate our lodging properties successfully. Any negative publicity or other adverse developments that affect that operator and/or its affiliated brands generally may adversely affect our results of operations, financial condition, and consequently cash flows, thereby impacting our ability to service debt, and to make distributions to our stockholders. There can be no assurance that an affiliate of ours will continue to manage any lodging properties we acquire.

We will rely on our Sub-Property Manager, and any third-party sub-property manager that may be retained, to establish and maintain adequate internal controls over financial reporting at our lodging properties. In doing so, our Sub-Property Manager, and any third-party sub-property manager that may be retained, should have policies and procedures in place that allow it to effectively monitor and report to us the operating results of our lodging properties which ultimately are included in our consolidated financial statements. Because the operations of our lodging properties ultimately become a component of our consolidated financial statements, we evaluate the effectiveness of the internal controls over financial reporting at all our properties, including our lodging properties, in connection with the certifications we provide in our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, pursuant to the Sarbanes-Oxley Act of 2002. If such controls are not effective, the accuracy of the results of our operations that we report could be affected. Accordingly, our ability to conclude that, as a company, our internal controls are effective is significantly dependent upon the effectiveness of internal controls that our Sub-Property Manager, and any third-party sub-property manager that may be retained, will implement at our lodging properties. It is possible that we could have a significant deficiency or material weakness as a result of the ineffectiveness of the internal controls at one or more of our lodging properties.

If we replace our Sub-Property Manager or terminate a third-party sub-property manager that we hire in the future, we may be required by the terms of the relevant management agreement or lease to pay substantial termination fees, and we may experience significant disruptions at the affected lodging properties. We may not be able to make arrangements with a third-party management company with substantial prior lodging experience in the future. If we experience such disruptions, it may adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and to make distributions to our stockholders.

Our use of the TRS structure will increase our expenses.

A TRS structure will subject us to the risk of increased lodging operating expenses. The performance of our TRS will be based on the operations of our lodging properties. Our operating risks will include not only changes in hotel revenues and changes to our TRS’ ability to pay the rent due to us under the leases, but also increased hotel operating expenses, including, but not limited to, the following cost elements:

•	wage and benefit costs;
•	repair and maintenance expenses;
•	energy costs;
•	property taxes;
•	insurance costs; and
•	other operating expenses.

Any increases in one or more these operating expenses could have a significant adverse impact on our results of operations, cash flows and financial position.

Failure to maintain franchise licenses could decrease our revenues.

The inability to maintain franchise licenses could decrease our revenues. Maintenance of franchise licenses for our lodging properties is subject to maintaining our franchisor’s operating standards and other terms and conditions. Franchisors periodically inspect lodging properties to ensure that such lodging properties are maintained in accordance with their standards. Failure to maintain our lodging properties in accordance with these standards or comply with other terms and conditions of the applicable franchise agreement could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination fee. As a condition to the maintenance of a franchise license, our franchisor could also require us to make capital expenditures, even if we do not believe the capital improvements are necessary, desirable or likely to result in an acceptable return on our investment. We may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If our franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the lodging property without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the lodging property because of the loss associated with the brand recognition and/or the marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more lodging properties could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

There are risks associated with employing hotel employees.

We will generally be subject to risks associated with the employment of hotel employees. Any lodging properties we acquire will be leased to one or more TRSs, which will enter into property management and leasing agreements with our Property Manager, which will, in turn, enter into sub-property management agreements with our Sub-Property Manager or a third-party sub-property manager to operate the properties that we do not lease to a third party under a net lease. Hotel operating revenues and expenses for these properties will be included in our consolidated results of operations. As a result, although we do not directly employ or manage the labor force at our lodging properties, we are subject to many of the costs and risks generally associated with the hotel labor force. Our Sub-Property Manager or a third-party sub-property manager will be responsible for hiring and maintaining the labor force at each of our lodging properties and for establishing and maintaining the appropriate processes and controls over such activities. From time to time, the operations of our lodging properties may be disrupted through strikes, public demonstrations or other labor actions and related publicity. We may also incur increased legal costs and indirect labor costs as a result of the aforementioned disruptions, or contract disputes or other events. A third-party sub-property manager may be targeted by union actions or adversely impacted by the disruption caused by organizing activities. Significant adverse disruptions caused by union activities or increased costs affiliated with such activities could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

The expanding use of Internet travel websites by customers can adversely affect our profitability.

The increasing use of Internet travel intermediaries by consumers may experience fluctuations in operating performance during the year and otherwise adversely affect our profitability and cash flows. Our Sub-Property Manager and any third-party sub-property manager will rely upon Internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com, Hotels.com and Priceline.com to generate demand for our lodging properties. As Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from our Sub-Property Manager or any third-party sub-property manager. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. Consumers may eventually develop brand loyalties to their reservations system rather than to our Sub-Property Manager or any third-party sub-property manager or our brands, which could have an adverse effect on our business because we will rely heavily on brand identification. If the amount of sales made through Internet intermediaries increases significantly and our Sub-Property Manager or a third-party sub-property manager fails to appropriately price room inventory in a manner that maximizes the opportunity for enhanced profit margins, room revenues may flatten or decrease and our profitability may be adversely affected.

Risks Associated with Debt Financing

We have broad authority to incur debt, and high levels of debt could hinder our ability to make distributions and could decrease the value of our stockholders’ investment.

We expect that in most instances, we will acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire additional real properties. We may borrow if we need funds to satisfy the REIT tax qualification requirement that we generally distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with

GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We also may borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT for U.S. federal income tax purposes.

Our Advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors. There is no limitation on the amount we may borrow against any single improved property. Under our charter, our borrowings may not exceed 300% of our total “net assets” (as defined in our charter) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is our intention to limit our borrowings to not more than 60% of the aggregate fair market value of our assets (calculated after the close of our IPO and once we have invested substantially all the proceeds of our IPO), unless excess borrowing is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for such excess borrowing. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. We expect that during the period of our IPO we will seek independent director approval of borrowings in excess of these limitations since we will then be in the process of raising our equity capital to acquire our portfolio. As a result, we expect that our debt levels will be higher until we have invested most of our capital. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of our stockholders’ investment. For U.S. federal income tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In such event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected which could result in our losing our REIT status and would result in a decrease in the value of our stockholders’ investment.

The current state of debt markets could have a material adverse impact on our earnings and financial condition.

The domestic and international commercial real estate debt markets are currently experiencing a tightening of underwriting standards by lenders and credit rating agencies. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution. If these disruptions in the debt markets persist, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets. This could negatively impact the value of our assets after the time we acquire them.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace our Advisor. These or other limitations may adversely affect our flexibility and our ability to achieve our investment and operating objectives.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

We expect that we will incur indebtedness in the future. To the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to our stockholders. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on these investments.

We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.

We may finance our assets over the long-term through a variety of means, including repurchase agreements, credit facilities, issuance of commercial mortgage-backed securities, collateralized debt obligations and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders and funds available for operations as well as for future business opportunities.

Our derivative financial instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on our stockholders’ investments.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets, but no hedging strategy can protect us completely. We cannot assure our stockholders that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% gross income test or 95% gross income test.

Interest-only and adjustable rate indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to our stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. Any of these results would have a significant, negative impact on our stockholders’ investments.

Finally, if the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

Risks Related to Real Estate-Related Investments

Our investments in mortgage, mezzanine, bridge and other loans, as well as our investments in mortgage-backed securities, collateralized debt obligations and other debt, may be affected by unfavorable real estate market conditions, which could decrease the value of those assets and the return on our stockholders’ investment.

If we make or invest in mortgage, mezzanine or other real estate-related loans, we will be at risk of defaults by the borrowers on those loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. Our investments in mortgage-backed securities, collateralized debt obligations and other real estate-related debt will be similarly affected by real estate market conditions.

If we make or invest in mortgage, mezzanine, bridge or other real estate-related loans, our loans will be subject to interest rate fluctuations that will affect our returns as compared to market interest rates; accordingly, the value of our stockholders’ investment would be subject to fluctuations in interest rates.

If we make or invest in fixed-rate, long-term loans and interest rates rise, the loans could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid because we may not be able to make new loans at the higher interest rate. If we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. For these reasons, if we invest in mortgage, mezzanine, bridge or other real estate-related loans, our returns on those loans and the value of our stockholders’ investment will be subject to fluctuations in interest rates.

We have not established investment criteria limiting geographical concentration of our mortgage investments or requiring a minimum credit quality of borrowers.

We have not established any limit upon the geographic concentration of properties securing mortgage loans acquired or originated by us, or the credit quality of borrowers of uninsured mortgage assets acquired or originated by us. As a result, properties securing our mortgage loans may be overly concentrated in certain geographic areas and the underlying borrowers of our uninsured mortgage assets may have low credit quality. We may experience losses due to geographic concentration or low credit quality.

Mortgage investments that are not United States government insured and non-investment-grade mortgage assets involve risk of loss.

We may originate and acquire uninsured and non-investment-grade mortgage loans and mortgage assets, including mezzanine loans, as part of our investment strategy. While holding these interests, we will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. Also, the costs of financing the mortgage loans could exceed the return on the mortgage loans. In the event of any default under mortgage loans held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. To the extent we suffer such losses with respect to our investments in mortgage loans, the value of our stockholders’ investments may be adversely affected.

We may invest in non-recourse loans, which will limit our recovery to the value of the mortgaged property.

Our mortgage loan assets may be non-recourse loans. With respect to our non-recourse mortgage loan assets, in the event of a borrower default, the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan, may be less than the amount owed under the mortgage loan. As to those mortgage loan assets that provide for recourse against the borrower and its assets generally, we cannot assure our stockholders that the recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

Interest rate fluctuations will affect the value of our mortgage assets, net income and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control. Interest rate fluctuations can adversely affect our income in many ways and present a variety of risks, including the risk of variances in the yield curve, a mismatch between asset yields and borrowing rates, and changing prepayment rates.

Variances in the yield curve may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Short-term interest rates are ordinarily lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Prepayment rates on our mortgage loans may adversely affect our yields.

The value of our mortgage loan assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. For investments that we acquire but do not originate, we may be unable to secure protection from prepayment in the form of prepayment lock out periods or prepayment penalties. In periods of declining mortgage interest rates, prepayments on mortgages generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgages generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios, we may fail to fully recoup our cost of acquisition of certain investments.

No assurances can be given that we can make an accurate assessment of the yield to be produced by an investment. Many factors beyond our control are likely to influence the yield on the investments, including, but not limited to, competitive conditions in the local real estate market, local and general economic conditions and the quality of management of the underlying property. Our inability to accurately assess investment yields may result in our purchasing assets that do not perform as well as expected, which may adversely affect the value of our stockholders’ investments.

Volatility of values of mortgaged properties may adversely affect our mortgage loans.

Real estate property values and net operating income derived from real estate properties are subject to volatility and may be affected adversely by a number of factors, including the risk factors described in our IPO relating to general economic conditions and owning real estate investments. In the event its net operating income decreases, a borrower may have difficulty paying our mortgage loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our mortgage loans, which could also cause us to suffer losses.

Mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

We may make and acquire mezzanine loans. These types of mortgage loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property due to a variety of factors, including the loan being entirely unsecured or, if secured, becoming unsecured as a result of foreclosure by the senior lender. We may not recover some or all of our investment in these loans. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans resulting in less equity in the property and increasing the risk of loss of principal.

Our investments in subordinated loans and subordinated mortgage-backed securities may be subject to losses.

We may acquire or originate subordinated loans and invest in subordinated mortgage-backed securities. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of inter-creditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

We may invest in collateralized mortgage-backed securities(“CMBS”), which may increase our exposure to credit and interest rate risk.

We may invest in CMBS, which may increase our exposure to credit and interest rate risk. We have not adopted, and do not expect to adopt, any formal policies or procedures designed to manage risks associated with our investments in CMBS. In this context, credit risk is the risk that borrowers will default on the mortgages underlying the CMBS. While we may invest in CMBS guaranteed by U.S. government agencies, such as the Government National Mortgage Association, or U.S. government sponsored enterprises, such as the Federal National Mortgage Association, or the Federal Home Loan Mortgage Corporation, there is no guarantee that such will be available or continue to be guaranteed by the U.S. government. Interest rate risk occurs as prevailing market interest rates change relative to the current yield on the CMBS. For example, when interest rates fall, borrowers are more likely to prepay their existing mortgages to take advantage of the lower cost of financing. As prepayments occur, principal is returned to the holders of the CMBS sooner than expected, thereby lowering the effective yield on the investment. On the other hand, when interest rates rise, borrowers are more likely to maintain their existing mortgages. As a result, prepayments decrease, thereby extending the average maturity of the mortgages underlying the CMBS. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to pay distributions to our stockholders will be adversely affected.

Any real estate debt security that we originate or purchase is subject to the risks of delinquency and foreclosure.

We may originate and purchase real estate debt securities, which are subject to risks of delinquency and foreclosure and risks of loss. Typically, we will not have recourse to the personal assets of our borrowers. The ability of a borrower to repay a real estate debt security secured by an income-producing property depends primarily upon the successful operation of the property, rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the real estate debt security may be impaired. A property’s net operating income can be affected by, among other things:

•	increased costs, added costs imposed by franchisors for improvements or operating changes required, from time to time, under the franchise agreements;
•	property management decisions;
•	property location and condition;
•	competition from comparable types of properties;
•	changes in specific industry segments;
•	declines in regional or local real estate values, or occupancy rates; and
•	increases in interest rates, real estate tax rates and other operating expenses.

Any hedging strategies we utilize may not be successful in mitigating our risks.

We may enter into hedging transactions to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets. To the extent that we use derivative financial instruments in connection with these risks, we will be exposed to credit, basis and legal enforceability risks. Derivative financial instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to our stockholders will be adversely affected.

U.S. Federal Income Tax Risks

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and potentially state and local tax, and would adversely affect our operations and the market price of our common stock.

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2014 and intend to operate in a manner that would allow us to continue to qualify as a REIT. However, we may terminate our REIT qualification, if our board of directors determines that not qualifying as a REIT is in our best interests, or inadvertently. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. The REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Furthermore, any opinion of our counsel, including tax counsel, as to our eligibility to qualify or remain qualified as a REIT is not binding on the Internal Revenue Service (the “IRS”) and is not a guarantee that we will qualify, or continue to qualify, as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS, such recharacterization would jeopardize our ability to satisfy all requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to our stockholders.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if we were to fail an income test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect) we would be subject to tax on income that does not meet the income test requirements. We also may decide to retain net capital gains we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also will be subject to corporate tax on any undistributed REIT taxable income. We also will be subject to corporate tax on any undistributed REIT taxable income. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our Operating Partnership or at the level of the other companies through which we indirectly own our assets, such as our TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to our stockholders.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT, it is possible that we might not always be able to do so.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on our stockholders’ investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or indirectly through any subsidiary entity, including our Operating Partnership, but generally excluding TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. During such time as we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction, or (c) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. No assurance can be given that any particular property we own, directly or through any subsidiary entity, including our Operating Partnership, but generally excluding TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Our TRSs are subject to corporate-level taxes and our dealings with our TRSs may be subject to 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. We must operate our “qualified lodging facilities” through one or more TRSs that leases such properties from us. We may use our TRSs generally for other activities as well, such as to hold properties for sale in the ordinary course of a trade or business or to hold assets or conduct activities that we cannot conduct directly as a REIT. A TRS will be subject to applicable U.S. federal, state, local and foreign income tax on its taxable income. In addition, TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules, which are applicable to us as a REIT, also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

If our leases to our TRSs are not respected as true leases for U.S. federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as ``rents from real property.” In order for such rent to qualify as “rents from real property” for purposes of the REIT gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we would fail to qualify as a REIT.

If our Operating Partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

If the IRS were to successfully challenge the status of our Operating Partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our Operating Partnership could make to us. This would result in our failing to qualify as a REIT, and becoming subject to corporate level tax on our income. This substantially would reduce our cash available to pay distributions and the yield on our stockholders’ investment. In addition, if any of the partnerships or limited liability companies through which our Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to our Operating Partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

If our “qualified lodging facilities” are not properly leased to a TRS or the managers of such “qualified lodging facilities” do not qualify as “eligible independent contractors,” we could fail to qualify as a REIT.

In general, we cannot operate any lodging facilities and can only indirectly participate in the operation of “qualified lodging facilities” on an after-tax basis through leases of such properties to our TRSs. A “qualified lodging facility” is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis at which or in connection with which wagering activities are not conducted. Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. A TRS that leases lodging facilities from us will not be treated as a “related party tenant” with respect to our lodging facilities that are managed by an independent management company, so long as the independent management company qualifies as an “eligible independent contractor.”

Each of the management companies that enters into a management contract with our TRSs must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our TRSs to be qualifying income for purposes of the REIT gross income tests. An “eligible independent contractor” is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for any person not related, as defined in the Code, to us or the TRS. Among other requirements, in order to qualify as an independent contractor a manager must not own, directly or applying attribution provisions of the Code, more than 35% of our outstanding shares of stock (by value), and no person or group of persons can own more than 35% of our outstanding shares and 35% of the ownership interests of the manager (taking into account only owners of more than 5% of our shares and, with respect to ownership interest in such managers that are publicly traded, only holders of more than 5% of such ownership interests). The ownership attribution rules that apply for purposes of the 35% thresholds are complex. There can be no assurance that the levels of ownership of our stock by our managers and their owners will not be exceeded.

Our investments in certain debt instruments may cause us to recognize income for U.S. federal income tax purposes even though no cash payments have been received on the debt instruments, and certain modifications of such debt by us could cause the modified debt to not qualify as a good REIT asset, thereby jeopardizing our REIT qualification.

Our taxable income may substantially exceed our net income as determined based on GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may acquire assets, including debt securities requiring us to accrue original issue discount (“OID”), or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets. In addition, if a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms, (c) distribute amounts that would otherwise be used for future acquisitions or used to repay debt, or (d) make a taxable distribution of our shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.

Moreover, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt taxable exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value and would cause us to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt.

The failure of a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

In general, in order for a loan to be treated as a qualifying real estate asset producing qualifying income for purposes of the REIT asset and income tests, the loan must be secured by real property. We may acquire mezzanine loans that are not directly secured by real property but instead secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan that is not secured by real estate would, if it meets each of the requirements contained in the Revenue Procedure, be treated by the IRS as a qualifying real estate asset. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law and in many cases it may not be possible for us to meet all the requirements of the safe harbor. We cannot provide assurance that any mezzanine loan in which we invest would be treated as a qualifying asset producing qualifying income for REIT qualification purposes. If any such loan fails either the REIT income or asset tests, we may be disqualified as a REIT.

We may choose to make distributions in our own stock, in which case our stockholders may be required to pay U.S. federal income taxes in excess of the cash dividends they receive.

In connection with our qualification as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 80% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay U.S. federal income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been met.

The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income, which may reduce their anticipated return from an investment in us.

Distributions that we make to our taxable stockholders out of current and accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may (a) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (b) be designated by us as qualified dividend income generally to the extent they are attributable to dividends we receive from our TRSs, or (c) constitute a return of capital generally to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Our stockholders may have tax liability on distributions that they elect to reinvest in common stock, but they would not receive the cash from such distributions to pay such tax liability.

If our stockholders participate in our DRIP, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless a stockholder is a tax-exempt entity, it may have to use funds from other sources to pay its tax liability on the value of the shares of common stock received.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for this reduced rate. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. Tax rates could be changed in future legislation.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, our status as a REIT could be adversely affected.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their stockholders could give rise to the inadvertent payment of a preferential dividend (e.g., the pricing methodology for stock purchased under a distribution reinvestment plan inadvertently causing a greater than 5% discount on the price of such stock purchased).

Initially, the per share price for our common stock pursuant to our DRIP will be $23.75, which is 95% of the primary offering price of $25.00 (which includes the maximum selling commissions and Dealer Manager fee). After the NAV pricing date, the per share price for our common stock pursuant to our DRIP will be equal to the per share NAV on the date that the distribution is payable, which, for U.S. federal income tax purposes, is intended to reflect the fair market value per share and does not include selling commissions or the Dealer Manager fee. If the IRS were to take a position contrary to our position that the per share NAV reflect the fair market value per share, it is possible that we may be treated as offering our stock under our DRIP at a discount greater than 5% of its fair market value resulting in the payment of a preferential dividend.

There is no de minimis exception with respect to preferential dividends. Therefore, if the IRS were to take the position that we inadvertently paid a preferential dividend, we may be deemed either to (a) have distributed less than 100% of our REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of our REIT taxable income and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Complying with REIT requirements may force us to forgo or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to U.S. federal income tax and reduce distributions to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. While we intend to elect and qualify to be taxed as a REIT, we may not elect to be treated as a REIT or may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure our stockholders that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. Our stockholders are urged to consult with their tax advisor with respect to the impact of recent legislation on their investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. Our stockholders also should note that our counsel’s tax opinion is based upon existing law, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), capital gain distributions attributable to sales or exchanges of “U.S. real property interests” (“USRPIs”), generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain distribution will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (b) the non-U.S. stockholder does not own more than 5% of the class of our stock at any time during the one-year period ending on the date the distribution is received. We do not anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI under FIRPTA. Our common stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure our stockholders, that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock at any time during the five-year period ending on the date of the sale. However, it is not anticipated that our common stock will be “regularly traded” on an established market. We encourage our stockholders to consult their tax advisor to determine the tax consequences applicable to them if they are a non-U.S. stockholder.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (a) we are a “pension-held REIT,” (b) a tax-exempt stockholder has incurred (or is deemed to have incurred) debt to purchase or hold our common stock, or (c) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

Item 1B. Unresolved Staff Comments.

None.

Item 2. Properties.

Our Hotels

The company did not own any properties as of December 31, 2013. On March 21, 2014, the Company closed on the acquisition of the Hotels for an aggregate contract purchase price of $106.5 million, exclusive of closing costs. The Hotels consist of three wholly-owned hospitality assets; the Baltimore Courtyard Inner Harbor Hotel (the “Baltimore Courtyard”), the Courtyard Providence Downtown Hotel (the “Providence Courtyard”), the Stratford Homewood Suites, the Georgia Tech Hotel & Conference Center (the “Georgia Tech Hotel”) which is subject to an operating lease, and equity interests in joint ventures that own two hotels; the Westin Virginia Beach and the Hilton Garden Inn Blacksburg (collectively the “Barceló Portfolio”).

The following table sets forth certain information for each of the Hotels the Company acquired on March 21, 2014:

Property	Location	Number of Rooms	Purchase Price	Ownership Percentage of Hotel		Purchase Price per Room (In thousands)
Baltimore Courtyard	Baltimore, MD	205	$41,000,000	100%		$200.00
Providence Courtyard	Providence, RI	216	$35,500,000	100%		$164.35
Stratford Homewood Suites	Stratford, CT	135	$16,500,000	100%		$122.22
Georgia Tech Hotel	Atlanta, GA	252	$8,500,000	100	%(3)	$33.73	(1)
Westin Virginia Beach	Virginia Beach, VA	236	$3,464,819	30.53%		$14.68	(2)
Hilton Garden Inn Blacksburg	Blacksburg, VA	137	$1,535,181	24.00%		$11.21	(2)
			$106,500,000

(1)	Represents the purchase price per room for the leasehold interest in the property
(2)	Represents the purchase price per room for the equity interest in the joint venture
(3)	Represents the percentage ownership for the leasehold interest in the property

Debt

The company did not have any debt as of December 31, 2013. On March 21, 2014, the Company, through indirect wholly owned subsidiaries of our OP, obtained a loan from German American Capital Corporation in the amount of $45.5 million secured by mortgages on the Baltimore Courtyard and the Providence Courtyard.

The following table sets forth the debt obligations secured by the Baltimore Courtyard and Providence Courtyard as of March 21, 2014:

Property	Principal Balance	Debt per Room	Interest Rate	Maturity Date
Baltimore Courtyard & Providence Courtyard	$45,500,000	$108,076	Fixed at 4.30%	April 2019

Item 3. Legal Proceedings.

We are not a party to any material pending legal proceedings.

Item 4. Mine Safety Disclosures.

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Our shares of common stock are not traded on a national securities exchange. There currently is no public market for our shares and there may never be one. Even if a stockholder is able to find a buyer for his or her shares, the stockholder may not sell his or her shares unless the buyer meets applicable suitability and minimum purchase standards and the sale does not violate state securities laws. Our charter also prohibits the ownership of more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock by a single investor, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase shares from stockholders. Pursuant to our offering, we are selling shares of our common stock to the public at a price of $25.00 per share and at $23.75 per share pursuant to our DRIP.

In order for FINRA members and their associated persons to participate in the offering and sale of shares of common stock pursuant to our offering, we are required pursuant to FINRA Rule 2310(b)(5) to disclose in each annual report distributed to stockholders a per share estimated value of the shares, the method by which it was developed and the date of the data used to develop the estimated value. In addition, we prepare annual statements of estimated share values to assist fiduciaries of retirement plans subject to the annual reporting requirements of the Employee Retirement Income Security Act of 1974 in the preparation of their reports relating to an investment in our shares. During our offering, the value of the shares is deemed to be the offering price of $25.00 per share (without regard to purchase price discounts for certain categories of purchasers), as adjusted for any special distribution of net sales proceeds. There is no public trading market for the shares at this time, and there can be no assurance that stockholders would receive $25.00 per share if such a market did exist and they sold their shares or that they will be able to receive such amount for their shares in the future. Nor does this deemed value reflect the distributions that stockholders would be entitled to receive if our properties were sold and the sale proceeds were distributed upon liquidation of our Company. Such a distribution upon liquidation may be less than $25.00 per share primarily due to the fact that the funds initially available for investment in properties were reduced from the gross offering proceeds in order to pay selling commissions and dealer manager fees, organization and offering expenses, and acquisitions and advisory fees.

Holders

As of March 15, 2014, we had 99,948 shares of common stock outstanding held by a total of 6 stockholders.

Distributions

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the tax year ended December 31, 2014. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax as long as it distributes all of its REIT taxable income to its stockholders. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company’s hotels will be leased to a TRS which is owned by our OP. A TRS is subject to federal, state and local income taxes.

On February 3, 2014, our board of directors declared a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00465753425 per day. The distributions will accrue commencing the earlier of April 1, 2014 or 15 days following our initial property acquisition. The distributions will be payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month. There can be no assurance that such distribution will be paid to stockholders. As of December 31, 2013, we do not own any operating properties and have no historical operating cash flows. Additionally, our organizational documents permit us to pay distributions from unlimited amounts of any source and we may use sources other than operating cash flows to fund distributions, including proceeds from our offering, which may reduce the amount of capital we ultimately invest in properties or other permitted investments and negatively impact the value of our stockholders’ investment.

We, our board of directors and Advisor share a similar philosophy with respect to paying our distribution. The distribution should principally be derived from cash flows generated from real estate operations. In order to improve our operating cash flows and our ability to pay dividends from operating cash flows, our Advisor may waive certain fees. The Advisor may elect to waive its fees, and will determine if a portion or all of such fees will be waived in subsequent periods on a quarter-to-quarter basis. The fees that are waived are not deferrals and accordingly, will not be paid by us. Because the Advisor may waive certain fees that we may owe, cash flow from operations that would have been paid to the Advisor will be available to pay distributions to our stockholders. In certain instances, to improve our working capital, the Advisor may elect to absorb a portion of our costs that would otherwise have been paid by us. During the period from July 25, 2013 (the date of inception) through December 31, 2013, the Advisor did not absorb any property operating or general and administrative expenses. Additionally, the Advisor, at its election, may contribute capital to enhance our cash position for distribution purposes. Any contributed capital amounts are not reimbursable to our Advisor. Further, any capital contributions are made without any corresponding issuance of common or preferred shares of beneficial interest.

Cash used to pay our distributions may be generated mainly from funds received from property operating results, refinancings, the sale of our preferred and common stock and contributions from our Advisor. As additional capital is raised and we build our portfolio of investments, we expect that we will use funds received from operating activities to pay a greater proportion of our distributions and will be able to reduce, and in the future eliminate, the use of funds from the sale of preferred and common stock to pay distributions. As the cash flows from operations become more significant, our Advisor may discontinue its practice of forgiving fees and providing contributions and may charge the full fee owed to it in accordance with our agreements with our Advisor. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions to be paid or suspend distribution payments at any time, therefore distribution payments are not assured.

Share-based Compensation

The Company has an employee and director incentive restricted share plan (the “RSP”), which provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees); employees of the Advisor and its affiliates; employees of entities that provide services to the Company; directors of the Advisor or of entities that provide services to the Company; or certain consultants to the Advisor and its affiliates. The total number of shares of common stock granted under the RSP shall not exceed 5% of the Company’s authorized shares of common stock pursuant to the offering and in any event will not exceed 4.0 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock shall be subject to the same restrictions as the underlying restricted shares. The fair value of the restricted shares will be expensed over the vesting period of five years.

The RSP also provides for the automatic grant of 1,333 restricted shares of common stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

There have been no restricted shares granted as of December 31, 2013.

Recent Sale of Unregistered Equity Securities

We did not sell any equity securities that were not registered under the Securities Act during the period ended December 31, 2013. During the period from July 25, 2013 (date of inception) to December 31, 2013, we sold 8,888 shares of our common stock to our Special Limited Partner under Rule 506 of Regulation D of the Securities Act at a price of $22.50 per share for aggregate gross proceeds of $0.2 million, which was used to fund third-party offering costs.

Use of Proceeds from Sales of Registered Securities

On January 7, 2014, our Registration Statement covering a public offering of up to 80.0 million shares of common stock for up to $25.00 per share, for an aggregate offering price of up to $2.0 billion, was declared effective under the Securities Act. Shares will be offered in our public offering initially at a price of $25.00 per share. Shares will be offered under our DRIP initially at a price of $22.50 per share. Pursuant to the terms of our offering, we must receive proceeds of $2.0 million in connection with the sale of our common stock to break escrow. As of December 31, 2013, we had not reached such threshold and accordingly had not broken escrow. We will use the net proceeds from our ongoing IPO to purchase or fund real estate investments, including acquisition fees and closing costs.

At December 31, 2013, we had incurred organization and offering costs in the amounts set forth below (in thousands):

(In thousands)	Period from July 25, 2013 to December 31, 2013
Selling commissions and dealer manager fees	$—
Other offering costs	1,505
Total offering costs	$1,505

Other organization and offering costs include non-recurring legal and due diligence fees related to the initial process of acquiring an effective Registration Statement. As of December 31, 2013, there have been no selling commissions or dealer manager fees incurred, as we have yet to break escrow and commence active operations. The Dealer Manager may reallow all of the selling commissions and a portion of the dealer manager fees to participating broker-dealers. As of December 31, 2013, there have been no organization and offering costs incurred from the Advisor and Dealer Manager. As of December 31, 2013, total organization and offering costs exceeded offering proceeds from the sale of common stock by $1.3 million, due to the on-going nature of our offering process and because expenses were paid before the offering commenced.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

Our common stock is currently not listed on a national securities exchange and we will not seek to list our stock until the time our independent directors believe that the listing of our stock would be in the best interest of the Company. In order to provide stockholders with the benefit of some interim liquidity, our board of directors has adopted our SRP, which enables our stockholders to sell their shares back to us, subject to the significant conditions and limitations in our SRP. Our sponsor, our advisor, our property manager, our sub-property manager, our directors and their affiliates are prohibited from receiving a fee on any share repurchases. The terms of our SRP are more flexible in cases involving the death or disability of a stockholder.

Repurchases of shares of our common stock, when requested, are at our sole discretion and generally will be made quarterly until our advisor begins calculating NAV. Prior to the NAV pricing date, we will limit the number of shares repurchased during any calendar year to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. In addition, funds available for our SRP may not be sufficient to accommodate all requests. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests. Funding for our SRP will be derived from proceeds we maintain from the sale of shares under the DRIP and other operating funds, if any, as our board of directors, in its sole discretion, may reserve for this purpose.

Unless the shares of our common stock are being repurchased in connection with a stockholder’s death or disability, the purchase price for shares repurchased under our SRP will be as set forth below until our advisor begins calculating NAV. We do not currently anticipate obtaining appraisals for our investments (other than investments in transactions with our sponsor, our advisor, our property manager, our sub-property manager, our directors or their respective affiliates) prior to the NAV pricing date and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. Commencing with the NAV pricing date, each of our properties will be appraised annually and our advisor will be responsible for calculating our quarterly NAV at the end of the day on which we file our quarterly financial report. Our board of directors will review the NAV calculation quarterly. Once we begin calculating NAV, to the extent we repurchase shares pursuant to our SRP, such repurchases will be at the applicable per share NAV at the time of such repurchase.

Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in our SRP. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in our SRP. Prior to the time our advisor begins calculating NAV, we will repurchase shares on the last business day of each quarter (and in all events on a date other than a dividend payment date). Prior to the time our advisor begins calculating NAV, the price per share that we will pay to repurchase shares of our common stock, in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock, will be as follows:

•	for stockholders who have continuously held their shares of our common stock for at least one year, the price will be the lower of $23.13 and 92.5% of the amount paid for each such share;
•	for stockholders who have continuously held their shares of our common stock for at least two years, the price will be the lower of $23.75 and 95.0% of the amount paid for each such share;
•	for stockholders who have continuously held their shares of our common stock for at least three years, the price will be the lower of $24.38 and 97.5% of the amount paid for each such share; and
•	for stockholders who have held their shares of our common stock for at least four years, the price will be the lower of $25.00 and 100.0% of the amount that our stockholders paid for each share.

Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement that otherwise will apply to redemption requests made prior to the NAV pricing date. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $25.00 or the then-current NAV of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

After the NAV pricing date, stockholders may make daily requests that we repurchase all or a portion (but generally at least 25% of a stockholder’s shares) of their shares pursuant to our SRP. At such time, we will limit shares repurchased during any calendar year to 5% of the weighted average number of shares outstanding during the prior calendar year. In addition, our stockholders will only be able to have their shares repurchased to the extent that we have sufficient liquid assets. Most of our assets will consist of properties which cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have sufficient liquid resources to satisfy all repurchase requests. Following the NAV pricing date, in order to provide liquidity for repurchases, we intend to maintain 5% of our NAV in excess of $1.0 billion in cash, cash equivalents and other short-term investments and certain types of real estate related assets that can be liquidated more readily than properties, or collectively, liquid assets. However, our stockholders should not expect that we will maintain liquid assets at or above these levels. To the extent that we maintain borrowing capacity under a line of credit, such available amount will be included in calculating our liquid assets.

Whether our advisor has begun NAV calculations or not, our SRP immediately will terminate if our shares are listed on any national securities exchange. In addition, our board of directors may amend, suspend (in whole or in part) or terminate our SRP at any time upon 30 days’ notice. Further, our board of directors reserves the right, in its sole discretion, to reject any requests for repurchases.

As of December 31, 2013, no shares were eligible to be redeemed.

Item 6. Selected Financial Data.

The following selected financial data as of December 31, 2013, and the years ended December 31, 2013 and 2012, should be read in conjunction with the accompanying combined financial statements of the Barceló Portfolio and related notes thereto and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. The selected financial data for the consolidated financial statements of the Company is not presented as we had not broken escrow, purchased our first properties or commenced operations as of December 31, 2013.

Balance sheet data (In thousands)	December 31,
	2013	2012
Total real estate investments, at cost	$147,531	$144,843
Total assets	135,242	136,009
Mortgage notes payable	41,449	38,400
Total liabilities	46,746	43,879
Total equity	88,496	92,130

	Years Ended December 31,
Operating data (In thousands)	2013	2012
Total revenues	$39,797	$39,785
Operating expenses:
Rooms	6,340	6,092
Food and beverage	4,461	4,500
Management fees – related party	1,471	1,419
Other property-level operating costs	15,590	15,437
Depreciation and amortization	5,105	5,170
Loss on disposal of property and equipment	74	—
Lease expense	4,321	4,312
Total operating expenses	37,362	36,930
Income from operations	2,435	2,855
Other income (expenses):
Interest expense	(2,265)	(2,884)
Loss on change in fair value of interest rate swaps	—	(400)
Equity in losses of unconsolidated affiliates	(65)	(442)
Other income	—	1
Total other expenses	(2,330)	(3,725)
Net income (loss) and comprehensive income (loss)	$105	$(870)
Other data:
Cash flows provided by operations	5,818	5,875
Cash flows used in investing activities	$(2,273)	$(795)
Cash flows provided used in financing activities	(677)	(3,314)

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements of the Company and the combined financial statements of the Barceló Portfolio. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. Please see “Forward-Looking Statements” elsewhere in this report for a description of these risks and uncertainties.

Overview

We were incorporated on July 25, 2013, as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014. On January 7, 2014 we commenced our IPO on a “reasonable best efforts” basis of up to 80.0 million shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11 (File No. 333-190698), as amended, filed with the U.S. Securities and Exchange Commission under the Securities Act. The Registration Statement also covered up to 21.1 million shares of our common stock available pursuant to a distribution reinvestment plan under which our common stockholders may elect to have their distributions reinvested in additional shares of our common stock at a price initially equal to $23.75 per share, which was 95% of the offering price in our IPO.

We were formed to primarily acquire a diversified portfolio of income producing real estate properties, focusing predominantly on lodging properties in the midscale limited service, extended stay, select-service, upscale select-service and upper-upscale full-service segments within the hospitality sector. We will have no limitation as to the brand of franchise or license with which our hotels will be associated. All such properties may be acquired and operated by us alone or jointly with another party. We may also originate or acquire first mortgage loans secured by real estate. As of December 31, 2013, we have not acquired any real estate investments.

Substantially all of our business is conducted through American Realty Capital Hospitality Operating Partnership, L.P. The Company is the sole general partner and holds substantially all of the units of limited partner interests in our OP. We have no employees. We have retained our Advisor to manage our affairs on a day-to-day basis. Our Advisor is wholly owned by American Realty Capital Hospitality Special Limited Partner, LLC, a Delaware limited liability company, which is the Special Limited Partner of our OP. We have retained American Realty Capital Hospitality Properties, LLC to serve as the Company’s property manager. The Advisor and Property Manager are wholly owned entities of, and the Dealer Manager is under common ownership with, our sponsor, American Realty Capital IX, LLC, as a result of which, they are related parties and each has received or may receive compensation and fees for services related to our IPO and for the investment and management of our assets. Such entities have received or may receive fees during the offering, acquisition, operational and liquidation stages.

As of December 31, 2013, we had not broken escrow, purchased our first properties or commenced operations. On March 21, 2014, the Company closed on the acquisition of the Barceló Portfolio, as described in Item 2 “Properties.”

Significant Accounting Estimates and Critical Accounting Policies

Set forth below is a summary of the significant accounting estimates and critical accounting policies that management believes are important to the preparation of our financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by our management. As a result, these estimates are subject to a degree of uncertainty. These significant accounting estimates and critical accounting policies include:

Real Estate Investments

Investments in real estate will be recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance will be expensed as incurred. Depreciation will be computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

The Company will be required to make subjective assessments as to the useful lives of the Company’s properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investments in real estate. These assessments will have a direct impact on the Company’s net income because if the Company were to shorten the expected useful lives of the Company’s investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

The Company will be required to present the consolidated operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the consolidated statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the consolidated balance sheet.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company will review the asset for impairment. This review will be based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The estimates will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss will be the adjustment to fair value less estimated cost to dispose of the asset. These assessments will have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

The Company will allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings and fixtures. The Company will utilize various estimates, processes and information to determine the property value. Estimates of value will be made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures will be based on cost segregation studies performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets and liabilities, as applicable, are typically related to contracts, including ground lease agreements and hotel management agreements, which will be recorded at fair value.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Deferred Costs

Deferred costs may consist of deferred financing costs and deferred offering costs. Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred offering costs represent professional fees, fees paid to various regulatory agencies and other costs incurred in connection with registering to sell shares of the Company’s common stock. Offering costs (other than selling commissions and dealer manager fees) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. Offering costs will be reclassified from deferred costs to stockholders’ equity when the Company commences its Offering and will include all expenses incurred by the Company in connection with its Offering as of such date.

Revenue Recognition

Hotel revenue will be recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the tax year ended December 31, 2014. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax as long as it distributes all of its REIT taxable income to its stockholders and complies with various other organizational and operational requirements applicable to it as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company’s hotels will leased to by a TRS which is owned by the OP. A TRS is subject to federal, state and local income taxes.

Reportable Segments

The Company has determined that it will have one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate will generate room revenue and other income through the operation of the properties, which will comprise 100% of total consolidated revenues. Management will evaluate the operating performance of the Company’s investments in real estate on an individual property level.

Revenue Performance Metrics

We measure hotel revenue performance by evaluating revenue metrics such as:

•	Occupancy percentage (“Occ”)
•	Average Daily Rate (“ADR”)
•	Revenue Per Available Room (“RevPAR”)

Occ, ADR and RevPAR are commonly used, non-GAAP, measures within the hotel industry to evaluate hotel performance. RevPAR is defined as the product of the ADR and Occ (and also as the quotient of room revenue and available rooms). RevPAR does not include food and beverage or other revenues generated by the hotels. We evaluate individual hotel RevPAR performance on an absolute basis with comparisons to budget, to prior periods and to the competitive set in the market, as well as on a company-wide and regional basis.

Results of Operations

The results of operations for the consolidated financial statements of the Company is not discussed below, as we had not broken escrow, purchased our first properties or commenced operations as of December 31, 2013, thus the following results of operations will be for the Barceló Portfolio.

Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

Total room revenues for the Barceló Portfolio was $30.5 million for the year ended December 31, 2013, compared to total room revenues of $29.7 million for the year ended December 31, 2012. Since room revenue makes up approximately three-quarters of the Barceló Portfolio’s revenues, the Barceló Portfolio’s revenue results are highly dependent on maintaining and improving Occ and ADR, which will then impact RevPAR. RevPAR for the Barceló Portfolio increased 2.2% year-over-year for the year ended December 31, 2013 and 5.2% for the year ended December 31, 2012. The RevPAR growth rates reflect the percentage change from the prior year’s results.

Occ, ADR and RevPAR results are presented in the following tables to reflect certain operating information for the Barceló Portfolio.

	Year Ended
Total Barceló Portfolio	December 31, 2013	December 31, 2012
Number of rooms	1,181	1,181
Occ	71.3%	73.1%
ADR	$137.94	$131.61
RevPAR	$98.33	$96.18
RevPAR growth rate	2.2%	5.2%

	Year ended
Consolidated Assets	December 31, 2013	December 31, 2012
Number of rooms	556	556
Occ	74.6%	74.6%
ADR	$145.62	$137.23
RevPAR	$108.56	$102.40
RevPAR growth rate	6.0%	2.9%

	Year ended
Unconsolidated Joint Ventures	December 31, 2013	December 31, 2012
Number of rooms	373	373
Occ	69.5%	72.5%
ADR	$125.81	$120.05
RevPAR	$87.39	$87.06
RevPAR growth rate	0.4%	8.8%

	Year ended
Leasehold Interest	December 31, 2013	December 31, 2012
Number of rooms	252	252
Occ	66.8%	70.5%
ADR	$137.70	$136.11
RevPAR	$91.94	$95.96
RevPAR growth rate	(4.2)%	6.1%

In 2013, several of the hotels in the Barceló Portfolio completed renovations that negatively impacted the operating performance during the renovation period. Nonetheless, the RevPAR growth rates in 2013 and 2012 have been driven by growth in the hotels’ average daily rate.

Other non-room operating revenues for the Barceló Portfolio include food and beverage (15.7% and 17.2% of total revenues in 2013 and 2012, respectively) and other ancillary revenues such as conference center, market, parking, telephone and cancellation fees (7.6% and 8.2% of total revenues in 2013 and 2012, respectively).

The Barceló Portfolio’s hotel operating expenses consist primarily of labor expenses incurred in the day-to-day operation of our hotels. The Barceló Portfolio’s hotels have a variety of fixed expenses, such as essential hotel staff, real estate taxes and insurance, and these expenses do not change materially even if the revenues at the hotels fluctuate. The Barceló Portfolio’s primary hotel operating expenses are described below:

•	Rooms expense: These costs include labor (housekeeping and rooms operation), reservation systems, room supplies, linen and laundry services. Occupancy is the major driver of rooms expense, due to the cost of cleaning the rooms, with additional expenses that vary with the level of service and amenities provided.

•	Food and beverage expense: These expenses primarily include labor and the cost of food and beverage. Occupancy and the type of customer staying at the hotel (for example, catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.
•	Management fees — related party: Base management fees paid by the owners of the Barceló Portfolio are computed as a percentage of gross revenue. Incentive management fees generally are paid by the owners of the Barceló Portfolio when operating profit or other performance metrics exceed certain threshold levels.
•	Other property-level operating costs: These expenses include labor and other costs associated with other ancillary revenue, such as conference center, parking, market and other guest services, as well as labor and other costs associated with administrative and general, sales and marketing, brand related fees, repairs, maintenance and utility costs. In addition, these expenses include real and personal property taxes and insurance, which are relatively inflexible and do not necessarily change based on changes in revenue or performance at the hotels.

Hotel operating expenses for the Barceló Portfolio increased slightly in 2013 due to incidental costs as a result of the renovations to the properties.

Cash Flows for the Year Ended December 31, 2013

During the year ended December 31, 2013, net cash provided by operating activities was $5.8 million. Cash flows provided by operating activities during the year ended December 31, 2013 was mainly due to a net profit of $0.1 million adjusted for $5.1 million of depreciation, $0.2 million of amortization of deferred financing costs and a $0.5 million decrease in other assets. These cash flows provided by operating activities were offset by a decrease of $0.2 million in accounts payable and accrued expenses.

The net cash used in investing activities during the year ended December 31, 2013 of $2.3 million related to furniture, fixture and equipment (“FF&E”) improvements made to the properties of $3.4 million which was partially paid by restricted cash that was set aside for these improvements.

Net cash used in financing activities of $0.7 million during the year ended December 31, 2013 related to $3.9 million of distributions to members and $0.4 million of payments for mortgage note payable offset by proceeds from mortgage notes payable of $3.4 million and $0.2 million of contributions from members.

Cash Flows for the Year Ended December 31, 2012

During the year ended December 31, 2012, net cash provided by operating activities was $5.9 million. Cash flows provided by operating activities during the year ended December 31, 2013 was mainly due to a net loss of $0.9 million offset by $5.2 million of depreciation, $0.5 million of amortization of deferred financing costs, $0.4 million of equity losses from unconsolidated affiliates, $0.4 million change in fair value of interest rate swaps and an increase of $0.4 million in accounts payable and accrued expenses.

The net cash used in investing activities during the year ended December 31, 2012 of $0.8 million related to FF&E improvements made to the properties.

Net cash used in financing activities of $3.3 million during the year ended December 31, 2012 was mainly due to $38.5 million of distributions to members and $16.4 million of payments for mortgage note payable offset by proceeds from mortgage notes payable of $6.0 million and $45.8 million of contributions from members.

Liquidity and Capital Resources

We are offering and selling to the public in our primary offering up to 80,000,000 shares of our common stock at up to $25.00 per share (subject to certain volume discounts). We also are offering up to 21,052,631 shares of common stock under our DRIP, initially at $23.75 per share, which is 95% of the primary offering price. Beginning with the filing of the second Quarterly Report on Form 10-Q (or Annual Report on Form 10-K should such filing constitute the second quarterly financial filing) following the earlier of our acquisition of at least $2.0 billion in total portfolio assets or January 7, 2016 (which is two years from the effective date of our offering), we will calculate NAV and will offer shares in our primary offering and under our DRIP at per share NAV (plus applicable selling commissions and dealer manager fees for shares sold in our primary offering), subject to certain limitations. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and the DRIP.

As of the date of this Form 10-K, we have not yet commenced active operations. Subscription proceeds will be released to us from escrow after the minimum offering is raised and will be applied to investment in properties and the payment or reimbursement of selling commissions and other fees and expenses related to our IPO. We will experience a relative increase in liquidity as we receive additional subscriptions for shares and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or the payment of distributions.

Further, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other asset other than the six hotel properties identified under Item 2 “Properties.”

The number of properties and other assets that we will acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties and other assets. Until required for the acquisition or operation of assets or used for distributions, we will keep the net proceeds of our offering in short-term, low risk, highly liquid, interest-bearing investments.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us or commercially reasonable.

Our principal demands for cash will be for acquisition costs, including the purchase price of any properties, loans and securities we acquire, improvement costs, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. We incurred $1.5 million of organization and offering costs from July 25, 2013 (the date of inception) through December 31, 2013. Through the date of this filing, our advisor has advanced $0.6 million to us which we have used to pay third party organization and offering costs. As described in the notes to the financial statements contained within this Annual Report on Form 10-K, we will reimburse our Advisor for such advances and future offering costs it or any of its affiliates may incur on our behalf but only to the extent that the reimbursement would not exceed 2.0% of gross offering proceeds over the life of the offering or cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. Generally, we will fund our acquisitions from the net proceeds of our IPO. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash or in OP Units.

We expect to use debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined in our charter) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if such excess is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is currently our intention to limit our aggregate borrowings to 60% of the aggregate fair market value of our assets (calculated after the close of our IPO and once we have invested substantially all the proceeds of our offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy the requirements under our charter. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain hotel brands and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, our policy will be to pay distributions from cash flow from operations. However, if we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, advances from our advisor, our advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the offering proceeds. Moreover, our board of directors may change this policy, in its sole discretion, at any time.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any additional sources of financing and there is no assurance that such sources of financings will be available on favorable terms or at all.

Acquisitions

Our Advisor evaluates potential acquisitions of real estate and real estate related assets and engages in negotiations with sellers and borrowers on our behalf. Investors should be aware that after a purchase contract is executed that contains specific terms, the property will not be purchased until the successful completion of due diligence and fully negotiated binding agreements. During this period, we may decide to temporarily invest any unused proceeds from common stock offerings in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which the company believes to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to the company’s net income or loss as determined under GAAP.

The company defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. The company’s FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or expected by customers for operational purposes in order to maintain the value disclosed. The company believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, the company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including operating revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net operating revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated undiscounted future cash flows and the relatively limited term of the company’s operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, the Company believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of the Company’s performance to investors and to management, and when compared year over year, reflects the impact on the Company’s operations from trends in occupancy rates, ADR, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and modified funds from operations (“MFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating the operating performance of the Company. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect the Company’s overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. The Company’s board of directors, in consultation with the Company’s management, may determine that it is in the best interests of the Company to begin the process of considering alternatives with respect to a liquidity event (i.e., listing of its common stock on a national exchange, a merger or sale of the Company or another similar transaction) at such time during our offering stage as our board of directors can reasonably determine that all of the securities in our offering will be sold within a reasonable time period (i.e. three to six months). Thus, the Company will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (the “IPA”) has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which the Company believes to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to the Company’s net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate with a limited life and targeted exit strategy, as currently intended. The Company believes that, because MFFO excludes costs that the Company considers more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect the Company’s operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of the Company’s operating performance after the period in which the Company is acquiring its properties and once the Company’s portfolio is in place. By providing MFFO, the Company believes it is presenting useful information that assists investors and analysts to better assess the sustainability of the Company’s operating performance after the Company’s offering has been completed and the Company’s properties have been acquired. The Company also believes that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, the Company believes MFFO is useful in comparing the sustainability of the Company’s operating performance after the Company’s offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of the Company’s operating performance after the offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on the Company’s operating performance during the periods in which properties are acquired.

The Company defines MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

The Company’s MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, the company excludes acquisition related expenses, fair value adjustments of derivative financial instruments and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by the Company, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact the Company’s operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of the Company’s operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics as the Company. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, the Company views fair value adjustments of derivatives as items which are unrealized and may not ultimately be realized. The Company views both gains and losses from dispositions of assets and fair value adjustments of derivatives as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance and calculating MFFO. While the Company is responsible for managing interest rate, hedge and foreign exchange risk, it does retain an outside consultant to review all its hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of the Company’s operations, the Company believes it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of on-going operations. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of the Company’s business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our offering, and therefore such fees and expenses may need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

The Company’s management uses MFFO and the adjustments used to calculate it in order to evaluate the Company’s performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if the Company does not continue to operate in this manner. The Company believes that its use of MFFO and the adjustments used to calculate it allow the Company to present its performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisitions costs are funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as room and occupancy rates, may not be directly related or attributable to the Company’s current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, the Company believes MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of the Company’s performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of the Company’s performance. MFFO has limitations as a performance measure in an offering such as our offering (unless and until we calculate NAV prior to the close of our offering) where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that the company uses to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and the Company would have to adjust its calculation and characterization of FFO or MFFO.

We did not have FFO or MFFO for the period from July 25, 2013 (date of inception) to December 31, 2013 as we had not broken escrow, purchased our first properties or commenced operations.

Distributions

On February 3, 2014, our board of directors declared a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00465753425 per day. The distributions will accrue commencing the earlier of April 1, 2014 or 15 days following our initial property acquisition. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

During the period ended December 31, 2013, no distributions were paid to common stockholders.

Contractual Obligations

The Barceló Portfolio has the following contractual obligations as of December 31, 2013:

Debt Obligations:

The following is a summary of the Barceló Portfolio’s contractual debt obligations as of December 31, 2013:

	Total	2014	2015 – 2017	2018	Thereafter
Principal payments due on mortgage notes payable	$41,449	$549	$40,900	$—	$—
Interest payments due on mortgage notes payable	8,428	2,109	6,319	—	—
Total	$49,877	$2,658	$47,219	$—	$—

Lease Obligations:

The following table reflects the minimum base rental cash payments due from us over the next five years and thereafter for our lease arrangements:

	Total	2014	2015 – 2017	2018	Thereafter
Lease payments due on Georgia Tech Hotel lease	86,533	4,400	13,200	4,400	64,533

Election as a REIT

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2014. In order to qualify as a REIT, we must annually distribute to our stockholders all of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders. The Company’s hotels will be leased to a TRS which is owned by the OP. A TRS is subject to federal, state and local income taxes. If we fail to remain qualified for taxation purposes as a REIT in any subsequent year after electing REIT status and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify as a REIT. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT beginning with our taxable year ending December 31, 2014 and we intend to continue to operate so as to remain qualified as a REIT thereafter.

Inflation

We may be adversely impacted by increases in operating costs due to inflation that may not be offset by increased room rates.

Related Party Transactions and Agreements

We have entered into agreements with affiliates of our Sponsor, whereby we may pay certain fees or reimbursements to our Advisor, its affiliates and entities under common ownership with our Advisor in connection with acquisition and financing activities, sales and maintenance of common stock under our offering, transfer agency services, asset and property management services and reimbursement of operating and offering related costs. See Note 4 — Related Party Transactions and Arrangements to our consolidated financial statements included in this Annual Report on Form 10-K f or a discussion of the various related party transactions, agreements and fees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

As of the date of this Annual Report on Form 10-K, we have not yet commenced active operations. The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our long-term debt, which consists of secured financings, bears interest at fixed rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We would not hold or issue these derivative contracts for trading or speculative purposes. We may also be exposed to foreign currency fluctuations as a result of any investments in hotels located in Canada and Mexico.

Item 8. Financial Statements and Supplementary Data.

See our Consolidated Financial Statements beginning on page F-3 of this Annual Report on Form 10-K.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

Disclosure Controls and Procedures

In accordance with Rules 13a-15(b) and 15d-15(b) of the Exchange Act, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as of the end of the period covered by this Annual Report on Form 10-K. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded, as of the end of such period, that our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in our reports that we file or submit under the Exchange Act.

Internal Control Over Financial Reporting

Management’s Annual Reporting on Internal Controls over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Exchange Act.

In connection with the preparation of our Form 10-K, our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2013. In making that assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (1992).

Based on its assessment, our management concluded that, as of December 31, 2013, our internal control over financial reporting was effective.

The rules of the SEC do not require, and this annual report does not include, an attestation report of our independent registered public accounting firm regarding internal control over financial reporting.

Changes in Internal Control Over Financial Reporting

During the fourth quarter of fiscal year ended December 31, 2013, there were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

None.

PART III

Item 10. Directors, Executive Officers and Corporate Governance.

We have adopted a Code of Ethics that applies to all of our executive officers and directors, including but not limited to, our principal executive officer and principal financial officer. A copy of our Code of Ethics may be obtained, free of charge, by sending a written request to our executive office at 405 Park Avenue, 15th Floor, New York, NY 10022, Attention: Chief Financial Officer.

The information required by this Item is incorporated by reference to our definitive proxy statement to be filed with the SEC with respect to our 2014 annual meeting of stockholders.

Item 11. Executive Compensation.

The information required by this Item is incorporated by reference to our definitive proxy statement to be filed with the SEC with respect to our 2014 annual meeting of stockholders.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information required by this Item is incorporated by reference to our definitive proxy statement to be filed with the SEC with respect to our 2014 annual meeting of stockholders.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

The information required by this Item is incorporated by reference to our definitive proxy statement to be filed with the SEC with respect to our 2014 annual meeting of stockholders.

Item 14. Principal Accounting Fees and Services.

The information required by this Item is incorporated by reference to our definitive proxy statement to be filed with the SEC with respect to our 2014 annual meeting of stockholders.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(a) Financial Statement Schedules

See the Index to Consolidated Financial Statements at page F-1 of this report.

The following financial statement schedule is included herein at page F-37 of this report:

Schedule III — Real Estate and Accumulated Depreciation

(b) Exhibits

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (and are numbered in accordance with Item 601 of Regulation S-K):

Exhibit No.	Description
1.1	Exclusive Dealer Manager Agreement, dated as of January 7, 2014, among the Company, American Realty Capital Hospitality Advisors, LLC and Realty Capital Securities, LLC
3.1(3)	Articles of Amendment and Restatement of American Realty Capital Hospitality Trust, Inc.
3.2(1)	Bylaws of American Realty Capital Hospitality Trust, Inc.
4.1	Agreement of Limited Partnership of American Realty Capital Hospitality Operating Partnership, L.P., dated as of January 7, 2014
10.1	Amended and Restated Escrow Agreement among the Company, UMB Bank, N.A. and Realty Capital Securities, LLC.
10.2	Advisory Agreement dated as of January 7, 2014, by and among the Company, American Realty Capital Hospitality Operating Partnership, L.P. and American Realty Capital Hospitality Advisors, LLC.
10.3(3)	Form of the Company’s Restricted Share Plan
10.4(3)	Form of Restricted Share Award Agreement Pursuant to the Employee and Director Incentive Restricted Share Plan of the Company.
10.5(2)	Form Operating Lease Agreement between the Company and the Company’s TRSs.
10.6	Agreement of Purchase and Sale, dated January 30, 2014, by and between Barceló Crestline Corporation and ARC Hospitality TRS Holding, LLC
10.7	Agreement of Purchase and Sale, dated January 30, 2014, by and between HFP Hotel Owner II, LLC, CSB Stratford, LLC, CC Technology Square, LLC, ARC Hospitality Baltimore LLC, ARC Hospitality Providence LLC, ARC Hospitality Stratford LLC and ARC Hospitality TRS GA Tech LLC.
10.8	First Amendment to Agreement of Purchase and Sale, dated March 11, 2014, by and between Barceló Crestline Corporation and ARC Hospitality TRS Holding, LLC
10.9	First Amendment to Agreement of Purchase and Sale, dated March 11, 2014, by and between HFP Hotel Owner II, LLC, CSB Stratford, LLC, CC Technology Square, LLC, ARC Hospitality Baltimore LLC, ARC Hospitality Providence LLC, ARC Hospitality Stratford LLC and ARC Hospitality TRS GA Tech LLC

Exhibit No.	Description
10.10	Second Amendment to Agreement of Purchase and Sale, dated March 21, 2014, by and between HFP Hotel Owner II, LLC, CSB Stratford, LLC, CC Technology Square, LLC, ARC Hospitality Baltimore LLC, ARC Hospitality Providence LLC, ARC Hospitality Stratford LLC and ARC Hospitality TRS GA Tech LLC
10.11	Promissory Note, dated March 21, 2014, given by American Realty Capital Hospitality Operating Partnership L.P. in favor of Crestline Hotels & Resorts, LLC
10.12	Promissory Note, dated March 21, 2014, given by American Realty Capital Hospitality Operating Partnership L.P. in favor of Barceló Crestline Corporation
10.13	Promissory Note, dated March 21, 2014, given by American Realty Capital Hospitality Operating Partnership L.P. in favor of Barceló Crestline Corporation
10.14	Management Agreement, dated January 27, 2014, by and between ARC Hospitality TRS Baltimore, LLC and American Realty Capital Hospitality Properties, LLC
10.15	Sub-Management Agreement, dated January 27, 2014, by and between American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC
10.16	Lease Agreement, dated as of March 13, 2014, by and between ARC Hospitality Baltimore, LLC and ARC Hospitality TRS Baltimore, LLC
10.17	Management Agreement, dated January 27, 2014, by and between ARC Hospitality TRS Providence, LLC and American Realty Capital Hospitality Properties, LLC
10.18	Sub-Management Agreement, dated January 27, 2014, by and between American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC
10.19	Lease Agreement, dated as of March 13, 2014, by and between ARC Hospitality Providence, LLC and ARC Hospitality TRS Providence, LLC
10.20	Management Agreement, dated January 27, 2014, by and between ARC Hospitality TRS GA Tech, LLC and American Realty Capital Hospitality Properties, LLC
10.21	Sub-Management Agreement, dated January 27, 2014, by and between American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC
10.22	Lease Agreement, dated as of March 13, 2014, by and between ARC Hospitality GA Tech, LLC and ARC Hospitality TRS GA Tech, LLC
10.23	Management Agreement, dated January 27, 2014, by and between ARC Hospitality TRS Stratford, LLC and American Realty Capital Hospitality Properties, LLC
10.24	Sub-Management Agreement, dated January 27, 2014, by and between American Realty Capital Hospitality Properties, LLC and Crestline Hotels & Resorts, LLC
10.25	Lease Agreement, dated as of March 13, 2014, by and between ARC Hospitality Stratford, LLC and ARC Hospitality TRS Stratford, LLC
10.26	Franchise Agreement, dated as of March 21, 2014, between Homewood Suites Franchise LLC, as franchisor, and ARC Hospitality TRS Stratford, LLC, as franchisee
10.27	Courtyard by Marriott Hotel Relicensing Agreement, dated as of March 21, 2014, between Marriott International, Inc., as franchisor, and ARC Hospitality TRS Providence, LLC, as franchisee
10.28	Courtyard by Marriott Hotel Relicensing Agreement, dated as of March 21, 2014, between Marriott International, Inc., as franchisor, and ARC Hospitality TRS Baltimore, LLC, as franchisee

Exhibit No.	Description
14.1	Code of Ethics of the Company
16.1(4)	Letter dated February 3, 2014 from Grant Thornton to the U.S. Securities and Exchange Commission
21.1	List of Subsidiaries
24.1(1)	Power of Attorney
31.1	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

1.	Filed as an exhibit to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11/A with the SEC on October 4, 2013.
2.	Filed as an exhibit to Pre-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-11/A with the SEC on November 14, 2013.
3.	Filed as an exhibit to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11/A with the SEC on December 9, 2013.
4.	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 4, 2014.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized this 7th day of April, 2014.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

By	/s/ William M. Kahane William M. Kahane DIRECTOR, CHIEF EXECUTIVE OFFICER AND PRESIDENT

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Annual Report on Form 10-K has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ William M. Kahane William M. Kahane	Director, Chief Executive Officer and President (Principal Executive Officer)	April 7, 2014
/s/ Jonathan P. Mehlman Jonathan P. Mehlman	Executive Vice President and Chief Investment Officer	April 7, 2014
/s/ Amy B. Boyle Amy B. Boyle	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 7, 2014
/s/ Nicholas S. Schorsch Nicholas S. Schorsch	Chairman of the Board of Directors	April 7, 2014
/s/ Stanley R. Perla Stanley R. Perla	Independent Director	April 7, 2014
/s/ Abby M. Wenzel Abby M. Wenzel	Independent Director	April 7, 2014
/s/ P. Sue Perrotty P. Sue Perrotty	Independent Director	April 7, 2014

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
American Realty Capital Hospitality Trust, Inc.:

We have audited the accompanying consolidated balance sheet of American Realty Capital Hospitality Trust, Inc. and subsidiary (a development stage enterprise) as of December 31, 2013, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the period from July 25, 2013 (date of inception) to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Realty Capital Hospitality Trust, Inc. and subsidiary (a development stage enterprise) as of December 31, 2013, and the results of their operations and their cash flows for the period from July 25, 2013 (date of inception) to December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, Virginia
April 7, 2014

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

CONSOLIDATED BALANCE SHEET

December 31, 2013
ASSETS
Deferred costs	1,505,391
Total assets	$1,505,391
LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	667,429
Due to affiliate	643,733
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, none outstanding	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 8,888 issued and outstanding	89
Additional paid-in capital	199,911
Accumulated deficit during the development stage	(5,771)
Total stockholder’s equity	194,229
Total liabilities and stockholder’s equity	$1,505,391

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from July 25, 2013 (date of inception) to December 31, 2013
Revenues	$—
Expenses
General and administrative	5,771
Total expenses	5,771
Net loss and comprehensive loss	$(5,771)

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

	Common stock		Additional Paid-in Capital	Accumulated Deficit During the Development Stage	Total
	Number of Shares	Par Value
Balance, July 25, 2013	—	$—	$—	$—	$—
Issuance of common stock	8,888	89	199,911	—	200,000
Net loss and comprehensive loss	—	—	—	(5,771)	(5,771)
Balance, December 31, 2013	8,888	$89	$199,911	$(5,771)	$194,229

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from July 25, 2013 (date of inception) to December 31, 2013
Cash flows from operating activities:
Net loss	$(5,771)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Accounts payable and accrued expenses	4,500
Net cash used in operating activities	(1,271)
Cash flows from financing activities:
Proceeds from issuance of common stock	200,000
Affiliate financing advancement	643,733
Payments of offering costs	(842,462)
Net cash provided by financing activities	1,271
Net change in cash	—
Cash, beginning of period	—
Cash, end of period	$—
Supplemental disclosure of non-cash financing activity
Deferred offering costs in accrued expenses	$662,929

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Proposed Business Operations

American Realty Capital Hospitality Trust, Inc. (the “Company”) was incorporated on July 25, 2013 as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014. The Company was formed to primarily acquire a diversified portfolio of income producing real estate properties, focusing predominately on lodging properties in the midscale limited service, extended state, select service, upscale select service, and upper upscale full service segments within the hospitality sector. The Company will have no limitation as to the brand of franchise or license with which the Company’s hotels will be associated (see Note 4). All such properties may be acquired by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate. As of December 31, 2013, the Company has not acquired any real estate investments.

The Company sold 8,888 shares of common stock to American Realty Capital Hospitality Special Limited Partner, LLC (the “Special Limited Partner”), an entity wholly owned by American Reality Capital IX, LLC (the “Sponsor”) on August 6, 2013, at $22.50 per share for $0.2 million. Substantially all of the Company’s business will be conducted through American Realty Capital Hospitality Operating Partnership, L.P. (the “OP”), a Delaware limited partnership. The Company is the sole general partner and holds substantially all of the units of limited partner interests in the OP (“OP Units”). Additionally, the Special Limited Partner expects to contribute $2,020 to the OP in exchange for 90 OP Units, which will represent a nominal percentage of the aggregate OP ownership. The holders of OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of common stock of the Company in accordance with the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinancing of OP’s assets.

The Company intends to offer for sale a maximum of $2.0 billion of common stock, $0.01 par value per share, at a price of $25.00 per share (including the maximum allowed to be charged for commissions and fees), on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Offering also covers up to approximately 21.0 million shares of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.

Until the NAV pricing date (described below), the per share price in the Offering will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and shares issued under the DRIP will be $23.75 per share, which is 95.0% of the primary offering price. Beginning with the filing of the Company’s second Quarterly Report on Form 10-Q (or the Company’s Annual Report on Form 10-K should such filing constitute the second quarterly financial filing) with the SEC, pursuant to the Securities Exchange Act of 1934, as amended, following the earlier to occur of (i) the Company’s acquisition of $2.0 billion in total portfolio assets and (ii) two years from the effective date of the Offering (collectively, the “NAV pricing date”), the per share purchase price in the Company’s primary offering and pursuant to the Company’s DRIP will vary quarterly and will be equal to the net asset value (“NAV”) as determined by American Realty Capital Hospitality Advisors, LLC (the “Advisor”) divided by the number of shares outstanding as of the end of business on the first day of each fiscal quarter after giving effect to any share purchases or repurchases effected in the prior quarter, or per share NAV. Additionally, applicable commissions and fees will be added to the per share purchase price for shares offered in the primary offering but not the DRIP. The Company reserves the right to reallocate the shares in our Offering between the primary offering and the DRIP.

The Company has no paid employees. The Company has retained the Advisor to manage certain aspects of its affairs on a day-to-day basis. American Realty Capital Hospitality Properties, LLC (the “Property Manager”) serves as the Company’s property manager and the Property Manager will retain Crestline Hotels

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Proposed Business Operations  – (continued)

& Resorts, LLC (the “Sub Property Manager”) to provide services, including locating investments, negotiating financing and operating certain of the Company’s lodging properties. Realty Capital Securities, LLC (the “Deal Manager”), an entity under common ownership with the Sponsor, serves as the dealer manager of the offering. The Advisor, Special Limited Partner, Property Manager, Sub Property Manager and Dealer Manager are related parties and will receive fees, distributions and other compensation for services related to the Offering and the investment and management of the Company’s assets. The Advisor, Special Limited Partner, Property

Manager, Sub Property Manager and Dealer Manager will receive fees, distributions and other compensation during the offering, acquisition, operational and liquidation stages.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Development Stage Company

The Company complies with the reporting requirements of development stage enterprises. Pursuant to the terms of the Offering, the Company must receive proceeds of $2.0 million in connection with the sale of common stock in order to break escrow and commence operations. As of December 31, 2013, the Company had not reached such threshold, purchased any properties or earned any income (See Note 7 — Subsequent Events). Accordingly, earnings per share has not been computed as it is deemed not meaningful.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and the OP. All inter-company accounts and transactions will be eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management will consider factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. When the Company commences active real estate operations, management may make significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, real estate taxes and derivative financial instruments and hedging activities, as applicable.

Organizational Costs

Organizational costs include accounting, legal and regulatory fees incurred related to the formation of the Company. Organizational costs are expensed as incurred.

Real Estate Investments

Investments in real estate will be recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance will be expensed as incurred. Depreciation will be computed using the straight-line method over the estimated useful lives of up to 40 years

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

The Company will be required to make subjective assessments as to the useful lives of the Company’s properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company’s investments in real estate. These assessments will have a direct impact on the Company’s net income because if the Company were to shorten the expected useful lives of the Company’s investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

The Company will be required to present the consolidated operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the consolidated statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the consolidated balance sheet.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company will review the asset for impairment. This review will be based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. The estimates will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss will be the adjustment to fair value less estimated cost to dispose of the asset. These assessments will have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

The Company will allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings and fixtures. The Company will utilize various estimates, processes and information to determine the property value. Estimates of value will be made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures will be based on cost segregation studies performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets and liabilities, as applicable, are typically related to contracts, including ground lease agreements and hotel management agreements, which will be recorded at fair value.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company’s pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Cash

Cash includes cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company up to an insurance limit. At December 31, 2013, the Company had overdrawn its operating account by $332. This amount is included in accounts payable and accrued expenses.

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Restricted Cash

Restricted cash, if any, may primarily consist of reserves related to maintenance, capital improvements, and debt service reserves.

Deferred Costs

Deferred costs may consist of deferred financing costs and deferred offering costs. Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred offering costs represent professional fees, fees paid to various regulatory agencies and other costs incurred in connection with registering to sell shares of the Company’s common stock. Offering costs (other than selling commissions and dealer manager fees) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. As of December 31, 2013, such costs totaled $1.5 million. Offering costs will be reclassified from deferred costs to stockholders’ equity when the Company commences its Offering, and will include all expenses incurred by the Company in connection with its Offering as of such date. These costs include but are not limited to (i) legal, accounting, printing, mailing and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for a portion of the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities. The Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor is obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in its offering exceed 2.0% of gross offering proceeds. As a result, these costs are only a liability of the Company to the extent aggregate selling commissions, the dealer manager fees and other organization and offering costs do not exceed 12.0% of the gross proceeds determined at the end of offering (See Note 4 — Related Party Transactions and Arrangements).

Share Repurchase Program

The Company will have a Share Repurchase Program (“SRP”) that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair the Company’s capital or operations.

Except in connection with a stockholder’s death, disability, bankruptcy or other involuntary exigent circumstance, prior to the time that the Company’s shares are listed on a national securities exchange and until the Company begins to calculate its NAV, the repurchase price per share will depend on the length of time investors have held such shares as follows: after one year from the purchase date — the lower of $23.13 or 92.5% of the amount they actually paid for each share; after two years from the purchase date — the lower of $23.75 or 95.0% of the amount they actually paid for each share; after three years from the purchase date —  the lower of $24.38 or 97.5% of the amount they actually paid for each share; and after four years from the purchase date — the lower of $25.00 or 100% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations).

Once the Company begins to calculate its NAV, the price per share that the Company will pay to repurchase the Company’s shares of common stock on the last day of each quarter, will be the Company’s per share NAV of common stock for the quarter, calculated after the close of business on each day the Company

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

makes its quarterly financial filing. Subject to limited exceptions, stockholders whose shares of the Company’s common stock are repurchased within the first four months from the date of purchase will be subject to a short-term trading fee of 2.0% of the aggregate per share NAV of the shares of common stock repurchased.

The board of directors may reject a request for repurchase, at any time. Purchases under the SRP by the Company will be limited in any calendar year to 5.0% of the weighted average number of shares outstanding during the prior calendar year. In addition, funds available for our SRP are limited and may not be sufficient to accommodate all requests. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.

When a stockholder requests a repurchase and the repurchase is approved, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares purchased under the SRP will have the status of authorized but unissued shares. At December 31, 2013, no shares had been repurchased.

Distribution Reinvestment Plan

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the primary Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend or suspend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. There were no shares issued under the DRIP as of December 31, 2013.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company will record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. The Company has not entered into any derivative instruments as of December 31, 2013.

Revenue Recognition

Hotel revenue will be recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Share-Based Compensation

The Company expects to have a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note 6 — Share-Based Compensation).

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the tax year ended December 31, 2014. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax as long as it distributes all of its REIT taxable income to its stockholders and complies with various other organizational and operational requirements applicable to it as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company’s hotels will be leased to a TRS which is owned by the OP. A TRS is subject to federal, state and local income taxes.

Per Share Data

The Company will calculate basic income per share by dividing net income for the period by weighted-average shares of its common stock outstanding for a respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. For the period from July 25, 2013 (date of inception) to December 31, 2013, the calculation of net income per share is not presented because it is not a meaningful measure of the Company’s performance as the Company has not commenced operations.

Reportable Segments

The Company has determined that it will have one reportable segment, with activities related to investing in real estate. The Company’s investments in real estate will generate room revenue and other income through the operation of the properties, which will comprise 100% of total consolidated revenues. Management will evaluate the operating performance of the Company’s investments in real estate on an individual property level.

Recently Issued Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued guidance regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance was effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments allow an entity to initially assess initially qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity is no longer required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments were effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance was effective for annual and interim periods beginning after December 15, 2012. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued new accounting guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Note 3 — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company does not own any properties and as of December 31, 2013, has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note 4 — Related Party Transactions and Arrangements

As of December 31, 2013, the Special Limited Partner owned 8,888 shares of the Company’s outstanding common stock. The Advisor and its affiliates may incur and pay costs and fees on behalf of the Company. The Company had a payable to affiliates related to funding offering costs paid by the Company of $0.6 million as of December 31, 2013.

Fees Paid in Connection with the Offering

The Dealer Manager will receive fees and compensation in connection with the sale of the Company’s common stock in the Offering. The Dealer Manager will receive a selling commission of up to 7.0% of the per share purchase price of the Company’s offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, it’s expected that the Dealer Manager will receive up to 3.0% of the gross proceeds from the sale of shares, before reallowance to participating broker-dealers, as a dealer-manager fee. The Dealer Manager may reallow its dealer-manager fee to such participating broker-dealers. A participating broker dealer may elect to receive a fee equal to 7.5% of the gross proceeds from the sale of

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions and Arrangements  – (continued)

shares (not including selling commissions and dealer manager fees) by such participating broker dealer, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale. If this option is elected, it’s expected that the dealer manager fee will be reduced to 2.5% of gross proceeds (not including selling commissions and dealer manager fees). No such fees have been incurred from the Dealer Manager during the period from July 25, 2013 (date of inception) to December 31, 2013.

The Advisor and its affiliates may receive compensation and reimbursement for services relating to the Offering. All offering costs incurred by the Company or its affiliated entities on behalf of the Company are charged to additional paid-in capital on the accompanying consolidated balance sheet upon commencement of operations. As a development stage company, any such costs incurred are charged to deferred costs. During the period from July 25, 2013 (date of inception) to December 31, 2013, the Company has not incurred any offering costs reimbursements from the Advisor and Dealer Manager. The Company is responsible for offering and related costs from the ongoing offering, excluding commissions and dealer manager fees, up to a maximum of 2.0% of gross proceeds from its ongoing offering of common stock, measured at the end of the Offering. Offering costs in excess of the 2.0% cap as of the end of the Offering are the Advisor’s responsibility. As of December 31, 2013, offering and related costs exceeded 2.0% of gross proceeds received from the Offering by $1.5 million due to the on-going nature of the offering process and that the Offering has not yet commenced.

Fees Paid in Connection With the Operations of the Company

The Advisor will receive an acquisition fee of 1.5% of the contract purchase price of each acquired property and 1.5% of the amount advanced for a loan or other investment. The Advisor may also be reimbursed for expenses incurred in the process of acquiring properties, in addition to third party costs the Company may pay directly to, or reimburse the Advisor for. Additionally, the Company may reimburse the Advisor for legal expenses it or its affiliates directly incur in the process of acquiring properties in an amount not to exceed 0.1% of the contract purchase price of the Company’s assets acquired. Once the proceeds from the Offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees (as described below) shall not exceed 1.9% of the contract purchase price and the amount advanced for a loan or other investment for all the assets acquired. In no event will the total of all acquisition fees, acquisition expenses and any financing coordination fees (as described below) payable with respect to a particular investment exceed 4.5% of the contract purchase price or 4.5% of the amount advanced for a loan or other investment. No acquisition fees were incurred or forgiven during the period from July 25, 2013 (date of inception) to December 31, 2013.

If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing, subject to certain limitations. No financing coordination fees were incurred during the period from July 25, 2013 (date of inception) to December 31, 2013.

For its asset management services, the Company expects to issue (subject to periodic approval by the board of directors) to the Advisor performance-based restricted partnership units of the OP (“Class B Units”) on a quarterly basis in an amount equal to the excess of the cost of the Company’s assets multiplied by 0.1875% or the lower of the cost of assets and the applicable quarterly NAV multiplied by 0.1875%, once the Company begins calculating NAV, divided by the value of one share of common stock as of the last day of such calendar quarter, which is equal initially to $22.50 (the Offering price minus selling commissions and dealer manager fees) and, at such time as the Company calculates NAV, to per share NAV. The Advisor will be entitled to receive distributions on the vested and unvested Class B Units it receives in connection with its

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions and Arrangements  – (continued)

asset management subordinated participation at the same rate as distributions received on the Company’s common stock; such distributions will be in addition to the incentive fees the Advisor and its affiliates may receive from the Company, including, without limitation, the annual subordinated performance fee and the subordinated participation in net sales proceeds, the subordinated incentive listing distribution or the subordinated distribution upon termination of the advisory agreement, as applicable. The restricted Class B Units shall not be convertible into unrestricted Class B Units until such time as the adjusted market value of the OP’s assets plus applicable distributions equals the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return to investors and only at such time as the capital account associated with a restricted Class B Unit equals the capital account of an unrestricted Class B Unit. No such asset management services were performed by the Advisor during the period from July 25, 2013 (date of inception) to December 31, 2013, and no Class B Units were issued.

The Company will pay a property management fee of approximately 4.0% of the monthly gross receipts from the properties managed by the Company’s Sub-Property Manager or a third-party sub-property manager, as applicable and as negotiated with each such sub-property manager. The Company will also reimburse the Sub-Property Manager or a third-party sub-property manager for property level expenses, as well as fees and expenses of such sub-property manager. However, the Company will not reimburse such sub-property managers for general overhead costs or for the wages and salaries and other employee-related expenses of employees of such sub-property managers, other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the Company’s properties. No property management fees were incurred during the period from July 25, 2013 (date of inception) to December 31, 2013.

The Company will reimburse the Advisor’s costs of providing administrative services, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will reimburse the Advisor for personnel costs in connection with other services during the operational stage; however, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees, acquisition expenses or real estate commissions. No reimbursement expenses were incurred from the Advisor during the period from July 25, 2013 (date of inception) to December 31, 2013.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may elect to waive certain fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company’s working capital, the Advisor may elect to absorb a portion of the Company’s general and administrative costs. No expenses were absorbed by the Advisor during the period from July 25, 2013 (date of inception) to December 31, 2013.

The Advisor at its election may also contribute capital to enhance the Company’s cash position for working capital and distribution purposes. Any contributed capital amounts are not reimbursable to the Advisor. Further, any capital contributions are made without any corresponding issuance of common or preferred shares. There were no contributions from the Advisor during the period from July 25, 2013 (date of inception) to December 31, 2013.

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions and Arrangements  – (continued)

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

The Company may pay the Advisor an annual subordinated performance fee calculated on the basis of the Company’s total return to stockholders, payable annually in arrears, such that for any year in which the Company’s total return on stockholders’ capital exceeds 6.0% per annum, the Advisor will be entitled to 15.0% of the excess total return but not to exceed 10.0% of the aggregate total return for such year. This fee will be payable only upon the sale of assets, other disposition or refinancing of such assets, which results in the return on stockholders’ capital exceeding 6.0% per annum. No subordinated performance fees were incurred during the period from July 25, 2013 (date of inception) to December 31, 2013.

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and 50.0% of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6.0% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. No such fees were incurred during the period from July 25, 2013 (date of inception) to December 31, 2013.

If the Company is not simultaneously listed on an exchange, the Company intends to pay the Special Limited Partner a subordinated participation in the net sales proceeds of the sale of real estate assets of 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of a 6.0% cumulative, pre-tax non-compounded annual return on the capital contributed by investors. The Company cannot assure that it will provide this 6.0% return but the Special Limited Partner will not be entitled to the subordinated participation in net sale proceeds unless the Company’s investors have received a 6.0% cumulative non-compounded return on their capital contributions. No such fees were incurred during the period from July 25, 2013 (date of inception) to December 31, 2013.

If the common stock of the Company is listed on a national exchange, the Company expects to pay the Special Limited Partner a subordinated incentive listing distribution of 15.0% of the amount by which the Company’s market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax non-compounded annual return to investors. The Company cannot assure that it will provide this 6.0% return but the Special Limited Partner will not be entitled to the subordinated incentive listing fee unless investors have received a 6.0% cumulative, pre-tax non-compounded return on their capital contributions. No such distributions were incurred during the period from July 25, 2013 (date of inception) to December 31, 2013. Neither the Special Limited Partner nor any of its affiliates can earn both the subordination participation in the net proceeds and the subordinated listing distribution.

Upon termination or non-renewal of the advisory agreement with the Advisor, with or without cause, the Special Limited Partner, through its controlling interest in the Advisor, will be entitled to receive distributions from the OP equal to 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% cumulative, pre-tax, non-compounded annual return to investors. The Special Limited Partner may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 6 — Share-Based Payments

Restricted Share Plan

The Company has adopted an employee and director incentive restricted share plan (the “RSP”), which provides for the automatic grant of 1,333 restricted shares of common stock to each of the independent directors, without any further action by the Company’s board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholder’s meeting. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20.0% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company’s directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The total number of shares of common stock granted under the RSP shall not exceed 5.0% of the Company’s outstanding shares of common stock on a fully diluted basis at any time and in any event will not exceed 4.0 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient’s employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock shall be subject to the same restrictions as the underlying restricted shares. The fair value of the shares will be expensed over the vesting period of five years. There were no restricted shares granted for the period from July 25, 2013 (date of inception) to December 31, 2013 and therefore, no restricted stock expense has been recorded in the Company’s consolidated financial statements.

Other Share-Based Payments

The Company may issue common stock in lieu of cash to pay fees earned by the Company’s directors. There are no restrictions on the shares issued since these payments in lieu of cash relate to fees earned for services performed. There were no such shares of common stock issued in lieu of cash during the period from July 25, 2013 (date of inception) to December 31, 2013.

The accompanying notes are an integral part of this statement.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.
(A Maryland Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Annual Report on Form 10-K, and determined that there have not been any events that have occurred that would require adjustments to disclosures in the consolidated financial statements except for the following transactions:

On February 3, 2014, the Company received and accepted total subscriptions equal to $2.0 million of common stock and as a result, broke escrow.

On February 3, 2014, our board of directors declared a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00465753425 per day. The distributions will accrue commencing the earlier of April 1, 2014 or 15 days following our initial property acquisition. The distributions will be payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month.

On March 21, 2014, the Company closed on the acquisition of six fee simple, leasehold and joint venture interests (the “Hotels”) for an aggregate contract purchase price of $106.5 million, exclusive of closing costs, $3.0 million of which is not due until March 21, 2015 and $0.5 million of which is not due until March 21, 2016. The Hotels consist of three wholly-owned hospitality assets, the Baltimore Courtyard Inner Harbor Hotel (the “Baltimore Courtyard”), the Courtyard Providence Downtown Hotel (the “Providence Courtyard”), the Stratford Homewood Suites, the Georgia Tech Hotel & Conference Center which is subject to an operating lease, and equity interests in joint ventures that own two hotels, the Westin Virginia Beach and the Hilton Garden Inn Blacksburg.

On March 21, 2014, the Company, through indirect wholly owned subsidiaries of its OP, obtained a loan from German American Capital Corporation in the amount of $45.5 million, secured by mortgages on the Baltimore Courtyard and the Providence Courtyard. The loan provides for monthly interest payments only, with all principal outstanding being due on the maturity date, April 6, 2019. The loan bears interest at a stated fixed rate of 4.30% per annum.

On March 21, 2014, the Company, through its OP, executed a promissory note (the “Fee and Leasehold Assets Note”) in favor of Barceló Crestline Corporation (“BCC”), the owner of 40% of the membership interests of the Sub-Property Manager, in the amount of approximately $58.2 million. The Fee and Leasehold Assets Note bears interest at a fixed rate of 6.8% per annum. The entire principal balance is fully due and payable within 10 business days after the date that the Company raises $150.0 million in its initial public offering.

On March 21, 2014, the Company, through its OP, executed another promissory note (the “JV Note”) in favor of BCC in the amount of $5.0 million. The JV Note bears interest at a fixed rate of 6.8% per annum. The entire principal balance is fully due and payable within 10 business days after the date that the Company raises $150.0 million in its initial public offering.

On March 21, 2014, the Company, through its OP, executed another promissory note (the “Crestline Note”) in favor of the Sub-Property Manager in the amount of approximately $1.78 million. The Crestline Note bears interest at a fixed rate of 4.5% per annum. The entire principal balance is fully due and payable on March 21, 2019.

The accompanying notes are an integral part of this statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
American Realty Capital Hospitality Trust, Inc.:

We have audited the accompanying combined balance sheet of the Barceló Portfolio (Predecessor) (the “Company”) as of December 31, 2013, and the related combined statements of operations, members’ equity, and cash flows for the year then ended. In connection with our audit of the combined financial statements, we also have audited the financial statement schedule of real estate and accumulated depreciation. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Barceló Portfolio (Predecessor) as of December 31, 2013, and the results of their operations and their cash flows for the year ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia
April 7, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of American Realty Capital Hospitality Trust, Inc.

We have audited the accompanying combined balance sheet of the Barceló Portfolio (the “Company”) as of December 31, 2012, and the related combined statements of operations, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Barceló Portfolio as of December 31, 2012, and the results of their operations and their cash flows for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the combined financial statements of the Company include allocation of certain corporate overhead costs. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
November 14, 2013

BARCELÓ PORTFOLIO (Predecessor)

COMBINED BALANCE SHEETS
(In thousands)

	December 31, 2013	December 31, 2012
ASSETS
Real estate assets, at cost:
Land	$15,878	$15,878
Buildings and improvements	118,356	116,217
Furniture, fixtures, and equipment	13,297	12,748
Total real estate investments, at cost	147,531	144,843
Less: accumulated depreciation	(31,390)	(26,959)
Total real estate assets, net	116,141	117,884
Cash and cash equivalents	10,520	7,652
Restricted cash	1,522	2,685
Investments in unconsolidated affiliates	4,381	4,490
Prepaid expenses and other assets	1,830	2,285
Deferred financing costs, net	848	1,013
Total assets	$135,242	$136,009
LIABILITIES & MEMBERS’ EQUITY
Mortgage notes payable	$41,449	$38,400
Accounts payable and accrued expenses	5,297	5,479
Total liabilities	46,746	43,879
Members’ equity	88,496	92,130
Total liabilities and members’ equity	$135,242	$136,009

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

COMBINED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2013	2012
Revenues:
Rooms	$30,489	$29,689
Food and beverage	6,267	6,834
Other	3,041	3,262
Total revenues	39,797	39,785
Operating expenses
Rooms	6,340	6,092
Food and beverage	4,461	4,500
Management fees – related party	1,471	1,419
Other property-level operating costs	15,590	15,437
Depreciation	5,105	5,170
Loss on disposal of property and equipment	74	—
Rent	4,321	4,312
Total operating expenses	37,362	36,930
Income from operations	2,435	2,855
Other income (expense)
Interest expense	(2,265)	(2,884)
Loss on change in fair value of interest rate swaps	—	(400)
Equity in losses of unconsolidated affiliates	(65)	(442)
Other income	—	1
Net income (loss) and comprehensive income (loss)	$105	$(870)

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

COMBINED STATEMENTS OF MEMBERS’ EQUITY
(In thousands)

Balance, January 1, 2012	$79,271
Net contributions from members	52,269
Net distributions to members	(38,540)
Net loss and comprehensive loss	(870)
Balance, December 31, 2012	92,130
Contributions from members	227
Distributions to members	(3,966)
Net income and comprehensive income	105
Balance, December 31, 2013	$88,496

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

COMBINED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$105	$(870)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,105	5,169
Amortization of deferred financing costs	196	469
Loss on disposal of property and equipment	74	1
Equity in losses of unconsolidated affiliates	65	442
Loss on change in fair value of interest rate swaps	—	400
Changes in assets and liabilities
Prepaid expenses and other assets	455	(181)
Accounts payable and accrued expenses	(182)	445
Net cash provided by operating activities	5,818	5,875
Cash flows from investing activities:
Purchases of property and equipment	(3,436)	(822)
Decrease in restricted cash	1,163	27
Net cash used in investing activities	(2,273)	(795)
Cash flows from financing activities:
Contributions from members	227	45,811
Distributions to members	(3,922)	(38,541)
Payments of mortgage notes payable	(391)	(16,376)
Proceeds from mortgage notes payable	3,440	6,011
Deferred financing costs	(31)	(219)
Net cash used in financing activities	(677)	(3,314)
Net increase in cash and cash equivalents	2,868	1,766
Cash and cash equivalents, beginning	7,652	5,886
Cash and cash equivalents, end	$10,520	$7,652
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$1,548	$3,711
Cash paid to affiliate for loan guarantee fees	$—	$776
Non-cash investing and financing activities:
Transfer of swap liability to member	$—	$4,223
Additional investment in unconsolidated affiliate	$—	$2,235
Deferred financing costs funded through loan closing	$—	$797
Restricted cash funded through loan closing	$—	$726
Charges paid at loan settlement, excluding deferred financing costs & interest	$—	$689
Distribution to member by unconsolidated affiliate	$44	$—

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. Description of Business

The Barceló Portfolio (the “Company”) represents hospitality assets and operations owned by Barceló Crestline Corporation and its consolidated subsidiaries (“BCC”) which historically have been maintained in various legal entities. The accompanying combined financial statements include BCC’s controlling and non-controlling interests in:

•	The Baltimore Courtyard Inner Harbor Hotel (the “Baltimore Courtyard”) located in Baltimore, Maryland, a wholly-owned property;
•	The Courtyard Providence Downtown Hotel (the “Providence Courtyard”) located in Providence, Rhode Island, a wholly-owned property;
•	The Stratford Homewood Suites located in Stratford, Connecticut, a wholly-owned property;
•	Georgia Tech Hotel & Conference Center (the “Georgia Tech Hotel”) located in Atlanta, Georgia, a leased hotel and conference center;
•	The Westin Virginia Beach, located in Virginia Beach, Virginia, an equity investment; and
•	The Hilton Garden Inn Blacksburg located in Blacksburg, Virginia, an equity investment.

American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality”) is a newly organized Maryland corporation, sponsored by a wholly owned subsidiary of AR Capital, LLC. ARC Hospitality was incorporated on July 25, 2013 and intends to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes (“REIT”) beginning with the taxable year ended December 31, 2014. ARC Hospitality intends to offer for sale a maximum of $2.0 billion of common stock, $0.01 par value per share, at a price of $25.00 per share, on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and expects to use substantially all of the net proceeds of its offering to acquire, own and seek to enhance the value of interests primarily in lodging properties which are located throughout the United States, Canada and Mexico.

The Company’s wholly-owned properties, leased property and properties owned by its equity investments are managed by Crestline Hotels & Resorts, Inc. (CHR), previously a subsidiary of BCC. On August 31, 2013, AR Capital, LLC acquired 60% of the membership interests in CHR. Prior to the close of such membership interest purchase, CHR was converted into a Delaware limited liability company known as Crestline Hotels & Resorts, LLC.

Historically, financial statements have not been prepared for the Company as a discrete stand-alone entity during the periods covered by the accompanying combined financial statements. The accompanying combined financial statements have been derived from the historical accounting records of BCC and reflect the assets, liabilities, revenue and expenses directly attributable to the Company, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in equity, and cash flows of the Company on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate. There were no such allocations applied to the financial statements for year ended December 31, 2013. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in equity and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying combined financial statements of the Company have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements. Such estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Restricted Cash

Restricted cash consists of amounts required under loan covenants and franchise agreements for future capital improvements to owned assets.

Revenues

The Company’s revenues are derived from lodging, food and beverage, as well as related guest services provided by the hotels. Revenue is recognized when the amounts are earned and can reasonably be estimated, which is generally as services are provided to hotel guests. These revenues are recorded net of taxes collected from customers and remitted to government authorities and are recognized as the related services are delivered.

Property and Equipment

Property and equipment is recorded at cost. Replacements and improvements that extend the useful life of property and equipment are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to ten years for furniture, fixtures and equipment and thirty-nine-and-a-half years for buildings. Land is recorded at cost, and is not depreciated or amortized.

Impairment of Long-Lived Assets and Investments in Unconsolidated Entities

The Company accounts for the valuation of long-lived assets under ASC 360, Property, Plant & Equipment, which requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived assets is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the assets. When events or changes of circumstances indicate that an asset’s carrying value may not be recoverable, the Company tests for impairment by reference to the applicable asset’s estimated future cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. For the years ended December 31, 2013 and 2012, no impairment losses were recorded.

A loss in the value of an investment that is determined to be other than temporary is recognized in the period in which the loss occurs. No such impairment losses were recorded for the years ended December 31, 2013 and 2012.

Variable Interest Entities

ASC 810, Consolidation contains the guidance surrounding the definition of variable interest entities (“VIEs”), the definition of variable interests and the consolidation rules surrounding VIEs. In general, VIEs are entities in which equity investors lack the characteristics of a controlling financial interest or do not have

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The Company has variable interests in VIEs through its investments in entities which own the Westin Virginia Beach and the Hilton Garden Inn Blacksburg.

Once it is determined that the Company holds a variable interest in an entity, GAAP requires that the Company perform a qualitative analysis to determine (i) which entity has the power to direct the matters that most significantly impact the VIE’s financial performance; and (ii) if the Company has the obligation to absorb the losses of the VIE that could potentially be significant to the VIE or the right to receive the benefits of the VIE that could potentially be significant to the VIE. The entity that has both of these characteristics is deemed to be the primary beneficiary and is required to consolidate the VIE.

Derivative Instruments

ASC 815, Derivatives and Hedging requires entities to recognize all derivatives as either assets or liabilities in the combined balance sheets and measure those instruments at fair value. The guidance also requires that changes in the derivative’s fair value be recognized in earnings unless specific hedge-accounting criteria are met.

Guarantees

The Company evaluates the fair value of each guarantee in accordance with ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). The fair value of a guarantee is the estimated amount at which the liability could be settled in a current transaction between willing unrelated parties. At December 31, 2013 and 2012, BCC was a guarantor on mortgage notes payable held by the entities which own the Westin Virginia Beach and the Hilton Garden Inn Blacksburg. As of and for the years ended December 31, 2013 and 2012, the fair value of the Company’s potential obligations for performance under this guarantee was not significant to the combined financial statements, and therefore no liability is reflected herein.

Concentrations of Credit Risk

The Company’s assets that are exposed to credit risk consist primarily of cash and restricted cash. Cash and restricted cash are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has not experienced any losses related to these balances. All non-interest-bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there was no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage reverted to $0.25 million per depositor at each financial institution, resulting in the Company having significant cash balances exceeding federally insured limits.

Inventories

Inventories of food and beverage are valued using the first-in, first-out (FIFO) method.

Advertising Costs

The Company expenses advertising costs as incurred. These costs were $0.4 million for each of the years ended December 31, 2013 and 2012.

Allowance for Doubtful Accounts

Receivables consist principally of trade receivables from customers, are generally unsecured and are due within 30 to 90 days and are included as a component of prepaid expenses and other assets in the accompanying combined balance sheets. The Company records provision for uncollectible accounts using the allowance method. Expected credit losses associated with trade receivables are recorded as an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based upon historic patterns of credit

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

losses for aged receivables as well as specific provisions for certain identifiable, potentially uncollectible balances. When internal collection efforts on accounts have been exhausted, the accounts are written off and the associated allowance for doubtful accounts is reduced. Trade receivable balances, net of the allowance for doubtful accounts, are included in prepaid expenses and other assets in the accompanying combined financial statements, and are as follows:

	December 31, 2013	December 31, 2012
	(In thousands)	(In thousands)
Trade receivables	$788	$517
Allowance for doubtful accounts	(26)	(20)
Trade receivables, net of allowance	$762	$497

Income Taxes

The Company is included in the consolidated tax returns of BCC’s parent in various jurisdictions. In the accompanying combined financial statements, the Company has accounted for income taxes as if the Company was a separate stand-alone company. The operations of the Company were conducted through various entities structured as a limited liability company, and therefore are treated as pass-through entities for federal and state tax purposes and as a result incurs no entity level taxes. There were no uncertain tax positions as of December 31, 2013 and 2012.

Recently Adopted Authoritative Guidance

In December 2011, the FASB issued guidance regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance was effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments allow an entity to initially assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity is no longer required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments were effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance is effective for annual and interim periods beginning after December 15, 2012. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows

Recent Accounting Guidance Not Yet Adopted

In February 2013, the FASB issued new accounting guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

periods within those fiscal years, beginning on or after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In March 2013, the FASB issued new accounting guidance clarifying the accounting for the release of cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3. Variable Interest Entities and Investments in Unconsolidated Affiliates

The combined financial statements include investments in (i) an entity that owns The Westin Virginia Beach and (ii) an entity that owns The Hilton Garden Inn Blacksburg.

At December 31, 2013 and 2012, the Company has a 24.00% equity interest in BSE/AH Blacksburg Hotel, LLC, an entity established to own the assets of and operate a select-service hotel in Blacksburg, Virginia. In addition, BCC was a party to a payment guaranty dated April 17, 2008. This guarantee was provided in connection with a loan made by an unaffiliated lender to BSE/AH Blacksburg Hotel, LLC. The outstanding balance of the loan was $10.7 million and $11.3 million as of December 31, 2013 and 2012, respectively.

At December 31, 2013 and 2012, the Company has a 30.53% equity interest in TCA Block 7, LLC, an entity established to own the assets of and operate a full service hotel in Virginia Beach, Virginia. In addition, BCC was a party to a payment guaranty and a guaranty of non-recourse carve-out obligations. These guarantees were provided in connection with a loan made by an unaffiliated lender to TCA Block 7, LLC. The outstanding balance of the loan was $26.6 million and $27.0 million as of December 31, 2013 and 2012, respectively.

Westin Virginia Beach guarantee: Under the Guaranty of Recourse Obligations, BCC is jointly and severally liable, along with one other party, to the lender for repayment of the loan upon occurrence of events triggering non-recourse carve-out liability. And under the payment guaranty, BCC is jointly and severally liable, along with two other parties, for loan payment of any loan deficiencies, up to $7.0 million. On January 5, 2012, the aforementioned debt was restructured and as a result (due to a $7.0 million paydown of the loan in connection with the restructuring), the lender agreed to a subsequent release of the payment guaranty; the Guaranty of Recourse Obligations (non-recourse carve-out) remains in effect. Pursuant to the Permanent Loan Cross Indemnity, each of the joint venture partners was (and remains) obligated to pay its pro rata share of any losses incurred by the parties to both of the aforementioned guarantees, except to the extent that any such loss is caused by one of those parties, in which case that party is responsible for 100% of the losses. Therefore, so long as each of the other parties remains solvent, BCC should never be liable for anything more than it pro rata share of losses, or 100% of the losses it caused. The guarantees remain in place until the liabilities have been paid, as is now the case with respect to the payment guaranty, or until the loan is repaid.

Hilton Garden Inn Blacksburg guarantee: Under the First Amended and Restated Guaranty of Payment, BCC is jointly liable to the lender, along with four other parties, for payment of any loan deficiencies. The guarantee remains in effect until the loan is repaid. Under the Construction Loan Indemnity, each of the joint venture owners of the hotel agrees, from and after the substantial completion of the hotel (which has occurred), to be responsible for its pro rata share of any liabilities under the guarantee described above, and to

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3. Variable Interest Entities and Investments in Unconsolidated Affiliates  – (continued)

be 100% responsible for any liabilities caused by it. Thus, so long as each of the other parties remains solvent, BCC should never be liable for anything more than it pro rata share of losses, or 100% of the losses it caused.

The Company considers these entities to be VIEs. The Company has concluded it is not the primary beneficiary with the power to direct activities that most significantly impact economic performance of the entity, and accordingly, has not consolidated the entities. The Company has accounted for them under the equity method of accounting and included them in investments in unconsolidated affiliates in the accompanying combined balance sheets.

The Company’s investments in unconsolidated affiliates at December 31, 2013 and 2012 consist of the following:

	Ownership Interest	Investment in Partnership		Income (loss)
Partnership		December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
		(In thousands)	(In thousands)	(In thousands)	(In thousands)
TCA Block 7, LLC	30.5323%	$3,488	$3,676	$(144)	$(472)
BSE/AH Blacksburg Hotel, LLC	24.0000%	893	814	79	30
		$4,381	$4,490	$(65)	$(442)

In 2013, BCC recorded a non-cash capital distribution of $0.04 million from TCA Block 7, LLC.

In 2012, BCC contributed $2.2 million to TCA Block 7, LLC, which is reflected as a non-cash capital contribution in these combined financial statements.

The maximum exposure to loss as a result of the Company’s involvement with these VIEs at December 31, 2013 and 2012 is as follows:

	Partnership Loan Balance		Investment in Partnership		Partnership Maximum Exposure to Loss(1)
Partnership	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(In thousands)	(In thousands)	(In thousands)	(In thousands)	(In thousands)	(In thousands)
TCA Block 7, LLC	$26,576	$27,047	$3,488	$3,676	$30,064	$30,723
BSE/AH Blacksburg Hotel, LLC	10,663	11,263	893	814	11,556	12,077
	$37,239	$38,310	$4,381	$4,490	$41,620	$42,800

(1)	Represents the Company’s maximum exposure to loss should the loss be caused by the Company.

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3. Variable Interest Entities and Investments in Unconsolidated Affiliates  – (continued)

Below is the condensed statements of operations for TCA Block 7, LLC for the years ended December 31, 2013 and 2012:

TCA BLOCK 7, LLC
CONDENSED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands)

	2013	2012
Hotel revenue	$11,232	$11,249
Hotel departmental expenses	(7,718)	(7,674)
Depreciation and amortization	(894)	(2,184)
Insurances, taxes, fees and owners’ expense	(1,392)	(1,214)
Operating income/(loss)	1,228	177
Interest income	2	4
Interest expense	(1,429)	(1,455)
Net loss	$(199)	$(1,274)
Company’s share of net loss	$(61)	$(389)
Additional amortization expense(1)	(83)	(83)
Company’s loss from investment	$(144)	$(472)

(1)	Amortization of the purchase price of the Company’s original interest in TCA Block 7, LLC, less the Company’s share of the partnership’s accumulated deficit, which resulted in a basis difference of $3.4 million.

Below is the condensed statements of operations for BSE/AH Blacksburg Hotel, LLC for the years ended December 31, 2013 and 2012:

BSE/AH BLACKSBURG HOTEL, LLC
CONDENSED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2013 AND 2012
(in thousands)

	2013	2012
Hotel revenue	$4,440	$4,190
Hotel departmental expenses	(2,568)	(2,508)
Depreciation and amortization	(708)	(690)
Insurances, taxes, fees and owners’ expense	(370)	(343)
Operating income	794	649
Interest expense	(465)	(522)
Net income	$329	$127
Company’s share of net income	$79	$30

4. Leases

In October 2001, the Company, through CC Technology Square LLC, (the “Lessee”) entered into an operating lease agreement to lease the Georgia Tech Hotel and Conference Center, which opened in August 2003. The lease term has an initial term of 30 years from the opening date, with a 10-year extension option. The lease requires Lessee to pay rent equal to (i) a fixed minimum rent plus (ii) an additional rent based upon a specified percentage of revenues to the extent they exceed a specified threshold. BCC guarantees Lessee’s payment of base rent under the lease up to a maximum of $8.2 million over the life of the lease

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

4. Leases  – (continued)

agreement. Once the guaranty cap is reached, the guaranty terminates and BCC has no further liability under the guaranty. The Lessee is responsible for paying all of the hotel operating expenses including all personnel costs, impositions, utility charges, insurance premiums, and payments for funding furniture, fixtures and equipment reserves. Rent expense for the Georgia Tech Hotel and Conference Center for the years ended December 31, 2013 and 2012 was $4.3 million each year.

The future minimum rental commitments for the Georgia Tech Hotel and Conference Center are as follows:

Years ending December 31,	Minimum Rental Commitments
(In thousands)
2014	$4,400
2015	4,400
2016	4,400
2017	4,400
2018	4,400
Thereafter	64,533
$86,533

5. Mortgage Notes Payable

The Company’s mortgage notes payable as of December 31, 2013 and 2012 consist of the following:

	Outstanding Mortgage Notes Payable
Encumbered Property	December 31, 2013	December 31, 2012	Interest Rate	Payment	Maturity
	(In thousands)	(In thousands)
Baltimore Courtyard & Providence Courtyard(1)	$41,449	$38,400	4.55% plus the greater of (i) three-month LIBOR or (ii) a LIBOR floor of 0.50%(2)	Principal and Interest	January 2016(3)

(1)	Cross-collateralized and guaranteed by the Company
(2)	5.05% at December 31, 2013 and December 31, 2012
(3)	Extendable for two 12-month terms subject to criteria outlined in the loan agreement

Interest expense related to mortgage notes payable was $2.1 million and $2.4 million for the years ended December 31, 2013 and 2012, respectively. Total interest expense included loan guarantee fees of $0.3 million for the year ended December 31, 2012. There were no such fees in 2013.

During 2013, there were additional borrowings totaling $3.4 million under the Company’s mortgage notes payable agreement with General Electric Capital Corporation for the purpose of funding hotel renovations at both the Baltimore Courtyard and the Providence Courtyard. The renovations were completed in 2013.

Principal payments under the mortgage note payable for 2014, 2015 and 2016 are $0.5 million, $0.5 million and $40.4 million, respectively.

Upon loan refinancing in December 2012, costs of $1.0 million associated with the new debt were capitalized, the amortization of which began in December 2012. Accumulated amortization for deferred loan costs was $0.2 million as of December 31, 2013.

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

6. Interest Rate Swap Agreements

The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts if interest rates rise above the cap strike rate on the contract.

Under the terms of the two loan agreements entered into in 2008 and repaid in full during the year ended December 31, 2012, BCC was required to establish interest rate protection. BCC entered into two interest rate swap contracts with each of the financial institutions on February 27, 2009, to be effective on January 12, 2010. Under the two loan agreements, interest was based on a variable interest rate equal to three-month LIBOR plus a spread of 1.25%; under the interest rate swap agreements, LIBOR was fixed at 2.95%, resulting in an effective rate of 4.20%.

The original notional value of each swap was $75 million, or one half of the related loan origination amount of $151 million. The fair value of the interest rate swaps, the resulting change in their fair value and payments under their arrangements have been allocated in the combined financial statements based on the amount of debt allocated to the Baltimore Courtyard and Providence Courtyard hotels. Within these combined financial statements, the swaps are not considered to be effective hedges of the underlying debt and therefore the change in fair value of these instruments has been recorded in the Statement of Operations.

The Company transferred 67.5% of the notional amount of the interest rate swap liability to BCC’s parent for an agreed upon amount of $1.3 million in October 2012. In December 2012, in connection with the refinancing of the mortgage notes payable, the Company transferred the remaining 32.5% of the interest rate swap notional amount to BCC’s parent for an agreed upon amount of $2.9 million. The transfers were accounted for as non-cash contributions from BCC’s parent.

7. Accounts Payable and Accrued Expenses

The following is a summary of the components of accounts payable and accrued expenses:

	December 31, 2013	December 31, 2012
	(In thousands)	(In thousands)
Accounts payable and accrued expenses	$2,745	$2,623
Accrued salaries and related liabilities	819	1,144
Georgia Tech Hotel lease obligation	1,733	1,712
	$5,297	$5,479

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

8. Members’ Equity

Transactions with BCC have been considered to be capital contributions or distributions accordingly.

During 2012, the liability associated with the Company’s interest rate swaps of $4.2 million was transferred to the members and has been treated as a non-cash contribution on the associated statement of cash flows for the year ended December 31, 2012.

In 2012, BCC contributed $2.2 million to TCA Block 7, LLC, which was treated as a capital contribution.

9. Fair Value Measurements

In accordance with ASC 820, certain assets and liabilities are recorded at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants in an orderly transaction on the measurement date. The market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability is known as the principal market. When no principal market exists, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received or minimizes the amount that would be paid. Fair value is based on assumptions market participants would make in pricing the asset or liability. Generally, fair value is based on observable quoted market prices or derived from observable market data when such market prices or data are available. When such prices or inputs are not available, the reporting entity should use valuation models.

The Company’s financial instruments recorded at fair value on a recurring basis are categorized based on the priority of the inputs used to measure fair value. The inputs used in measuring fair value are categorized into three levels, as follows:

•	Level 1 — Inputs that are based upon quoted prices for identical instruments traded in active markets. The Company’s Level 1 instruments primarily include investments.
•	Level 2 — Inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar investments in markets that are not active, or models based on valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the investment.
•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

9. Fair Value Measurements  – (continued)

The Company is required to disclose the fair value of financial instruments which it is practicable to estimate. The fair value of cash, accounts receivable and accounts payable and accrued expenses approximate their carrying amounts due to the relatively short maturity of these items. The following table shows the carrying values and the fair values of material non-current liabilities that qualify as financial instruments, determined in accordance with the authoritative guidance for disclosures about fair value of financial instruments:

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)	(In thousands)	(In thousands)	(In thousands)
Mortgage notes payable	$41,449	$38,921	$38,400	$38,400

The fair value of the notes payable was determined using the discounted cash flow method and applying current market rates and is classified as level 3 under the fair value hierarchy.

10. Related Party Transactions

The following is a summary of related party transactions:

	Year Ended December 31, 2013	Year Ended December 31, 2012
	(In thousands)	(In thousands)
Management fee expense	$1,471	$1,419
Reimbursable expenses	974	1,156
Loan guarantee fees expense	—	345
Total related party expense	$2,445	$2,920

	December 31, 2013	December 31, 2012
	(In thousands)	(In thousands)
Management fee payable	$119	$81
Reimbursable payable	39	52
Total related party payable	$158	$133

The Company has entered into property management contracts with CHR to manage the Company’s wholly-owned properties, the Company’s leased hotel and conference center and the two hotels that the Company has an equity interests in through joint ventures. Management fees generally equal approximately 3.0% to 4.0% of the monthly gross receipts from the properties managed by CHR. The Company reimburses the costs and expenses incurred by CHR on the Company’s behalf, including legal, travel and other out-of pocket expenses that are directly related to the management of specific properties.

Loan guarantee fees are payable to the parent company of BCC.

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

NOTES TO THE COMBINED FINANCIAL STATEMENTS

11. Quarterly Results (unaudited)

The following is a summary of quarterly results of operations for the years ended December 31, 2013 and 2012:

	Quarters Ended
(In thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Total revenues	$8,776	$10,988	$10,413	$9,620
Net Profit/(Loss)	$(971)	$978	$468	$(370)

	Quarters Ended
(In thousands)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Total revenues	$9,371	$10,725	$10,227	$9,462
Net Profit/(Loss)	$(685)	$849	$(191)	$(843)

12. Subsequent Events

The Company has evaluated subsequent events through March 31, 2014, the date that the combined financial statements were available to be issued and determined that there have not been any events that have occurred that would require adjustments to disclosures in the combined financial statements except fo r the following transactions

On March 21, 2014, ARC Hospitality, closed on the acquisition of the Barceló Portfolio for an aggregate contract purchase price of $106.5 million, exclusive of closing costs. The acquisition consists of three wholly-owned hospitality assets; the Baltimore Courtyard, the Providence Courtyard, the Stratford Homewood Suites, the Georgia Tech Hotel which is subject to an operating lease, and equity interests in joint ventures that own two hotels; the Westin Virginia Beach and the Hilton Garden Inn Blacksburg. In connection with the acquisition, the Company’s mortgage notes payable were repaid in full.

The accompanying notes are an integral part of these combined financial statements.

BARCELÓ PORTFOLIO (Predecessor)

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
AS OF DECEMBER 31, 2013
(In thousands)

Property	Location	Encumbrances		Initial Cost			Cost Capitalized Subsequent to Acquisitions	Gross Amount Carried at End of Period(2)				Accumulated Depreciation 12/ 31/2012(3)	Date of Construction or Acquisition
				Land	Building	FF&E		Land and Improvements	Building and Improvements	FF&E	Total 12/31/13
Baltimore Courtyard	Baltimore, MD	$—	(1)	$7,050	$52,200	$4,100	$2,810	$7,050	$54,424	$4,686	$66,160	$12,431	2007
Providence Courtyard	Providence, RI	—	(1)	6,546	44,439	4,320	5,215	6,546	47,445	6,529	60,521	14,297	2007
Stratford Homewood Suites	Stratford, CT	—		2,223	9,314	243	9,071	2,282	16,487	2,082	20,850	4,662	2007
Encumbrances allocated based on note below		41,449
Total		$41,449		$15,819	$105,953	$8,663	$17,096	$15,878	$118,356	$13,297	$147,531	$31,390

(1)	These properties collateralize a $41.5 million mortgage note payable of which $41.5 million was outstanding as of December 31, 2013.
(2)	The aggregate cost of land, building and improvements, and FF&E for U.S. federal income tax purposes as of December 31, 2013 is $125.8 million.
(3)	Depreciation is computed using the straight-line method over the estimated useful lives of up to thirty-nine-and-a-half years for buildings and three to ten years for furniture, fixtures and equipment.

BARCELÓ PORTFOLIO (Predecessor)

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
(In thousands)

A summary of activity for real estate and accumulated depreciation is as follows:

	Year Ended December 31,
	2013	2012
REAL ESTATE:
Balance at beginning of year	$144,843	$144,024
Additions	3,436	822
Disposition of property	(748)	(3)
Balance at end of year	$147,531	$144,843
ACCUMULATED DEPRECIATION:
Balance at beginning of year	$26,959	$21,791
Depreciation expense	5,105	5,169
Disposition of property	(674)	(1)
Balance at end of year	$31,390	$26,959